As filed with the Securities and Exchange Commission on August 15, 2019

Registration No. 333-228446

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-effective

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SILVERGATE CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6022	33-0227337
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4250 Executive Square

Suite 300

La Jolla, CA 92037

(858) 362-6300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Alan J. Lane

President and Chief Executive Officer

Silvergate Capital Corporation

4250 Executive Square

Suite 300

La Jolla, CA 92037

(858) 362-6300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Kevin M. Houlihan, Esq. William H. Levay, Esq. Holland & Knight LLP 800 17th Street, Suite 1100 Washington, D.C. 20006 (202) 955-3000	Michael Kaplan, Esq. Derek Dostal, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Security to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Class A Common Stock, $0.01 par value per share	$50,000,000	$6,060

(1)

Includes shares of Class A Common Stock to be sold by the selling shareholders and shares of Class A Common Stock that may be purchased by the underwriters pursuant to their option to purchase additional shares in the offering.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933. This amount represents the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the Registrant.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 15, 2019

PROSPECTUS

             Shares

SILVERGATE CAPITAL CORPORATION

Class A Common Stock

This prospectus relates to the initial public offering of Silvergate Capital Corporation. We are offering              shares of our Class A Common Stock, or common stock. The selling shareholders identified in this prospectus are offering an additional              shares of our common stock. We will not receive any proceeds from sales of shares of our common stock by the selling shareholders.

Prior to this offering, there has been no established public market for our common stock. We currently estimate that the initial public offering price of our common stock will be between $            and $            per share. We have applied to list our common stock on the New York Stock Exchange under the symbol “SI.”

We are an “emerging growth company” as defined under the federal securities laws, and may take advantage of reduced public company reporting and relief from certain other requirements otherwise generally applicable to public companies. See “Implications of Being an Emerging Growth Company.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 19.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us (before expenses)	$	$
Proceeds to the selling shareholders (before expenses)	$	$

(1)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for additional information.

We and the selling shareholders have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an additional              shares of common stock from us and              shares of common stock from the selling shareholders at the public offering price less underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any other regulatory authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The shares of our common stock that you purchase in this offering are not deposits, savings accounts or other obligations of our bank or nonbank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriters expect to deliver shares of common stock to purchasers on or about                     , 2019, subject to customary closing conditions.

Joint Book-Running Managers

Barclays	Keefe, Bruyette & Woods
A Stifel Company

Prospectus dated                     , 2019

Our Model
- Technology-Driven Platform
- Leading Compliance Framework
- Visionary Approach

Our Solutions and Services
- Silvergate Exchange Network
- Cash Management Solutions
- Deposit Account Services

Our Customers
- Digital Currency Exchanges
- Institutional Investors
- Other Digital Currency Businesses

Key Highlights*

655	79.9%	18bps	$1.5bn	$1.2bn	50.9%
Digital Currency Customers	Of Deposits Are Noninterest Bearing	Cost of Deposits	Noninterest Bearing Deposits	3-Year Deposit Growth	3-Year Net Income Growth**

*As of 2Q 2019
**1H 2019 Net Income adjusted for the one-time gain on sale from the 2019 branch sale

The Formation of Our Digital Currency Initiative

2013	2014	2015	2016	2017	2018	1H 2019
Intellectual Curiosity	Safety and Soundness	Due Diligence + BSA	Technology	Deepening Relationships	Segment Diversification	Continuous Innovation
Research	Regulatory Strategy	Program Development	Product Innovation	Scaling the Platform	Customer Acquisition	Mission Alignment
	8 customers	21 customers	58 customers	244 customers	542 customers	655 customers
	$6 million in deposits	$29 million in deposits	$46 million in deposits	$1.3 billion in deposits	$1.5 billion in deposits	$1.5 billion in deposits

silvergate

Silvergate Exchange Network

The Challenges Our Customers Faced Before Joining the Silvergate Exchange Network

Liquidity
Potentially require additional funds to maintain sufficient capital across exchanges

Banking Friction
Limited to transacting within traditional banking hours

Counterparty Risk
Slower settlement speed creates credit risk

silvergate

Solutions We Provide

Technology Driven Innovation

Innovation
Market-leading infrastructure solution

Value
Increasingly valuable when paired with proprietary, cloud-based API

Speed of Value Transfer

Real-Time
Virtually real-time USD transfer, moving fiat across exchanges

Efficiency
24 hours a day, 7 days a week, 365 days a year, efficiently move USD between accounts on different exchange platforms

Speed
Transaction execution speed enhanced, which meaningfully mitigates exposure to digital currency pricing fluctuations

The Silvergate Exchange Network Executes in Real Time What Legacy Solutions Do in Several Hours to Several Days

ABOUT THIS PROSPECTUS

In this prospectus, unless we state otherwise or the context otherwise requires, references to “we,” “our,” “us,” “the Company” and “Silvergate” refer to Silvergate Capital Corporation and its wholly owned subsidiary, Silvergate Bank, which we sometimes refer to as “Silvergate Bank,” “the Bank” or “our Bank,” and references to “common stock” or “Class A Common Stock” refer to our Class A voting common stock. References to “Class B Common Stock” refer to our Class B non-voting common stock. For explanations of certain other terms used in this prospectus, please read “Glossary” beginning on page A-1.

This prospectus describes the specific details regarding this offering and the terms and conditions of our common stock being offered hereby and the risks of investing in our common stock. For additional information, please see the section entitled “Where You Can Find More Information.”

The information contained in this prospectus, or any free writing prospectus prepared by or on behalf of us or to which we have referred you, is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our assets, business, cash flows, condition (financial or otherwise), liquidity, prospects or results of operations may have changed since that date.

You should not interpret the contents of this prospectus, or any free writing prospectus prepared by or on behalf of us or to which we have referred you, to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

We, the selling shareholders and the underwriters have not authorized anyone to provide any information to you other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We, the selling shareholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions. We, the selling shareholders and the underwriters are not making an offer of these securities in any jurisdiction where such offer is not permitted.

“Silvergate Bank” and its logos and other trademarks referred to and included in this prospectus belong to us. Solely for convenience, we refer to our trademarks in this prospectus without the ® or the ™ or symbols, but such references are not intended to indicate that we will not fully assert under applicable law our trademark rights. Other service marks, trademarks and trade names referred to in this prospectus, if any, are the property of their respective owners, although for presentational convenience we may not use the ® or the ™ symbols to identify such trademarks.

Market and Industry Data

This prospectus includes government, industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys, government agencies and other information available to us, which information may be specific to particular markets or geographic locations. Statements as to our market position are based on market data currently available to us. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe these sources are reliable, we have not independently verified the information. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. For example, while we believe we are the leading provider of innovative financial infrastructure solutions and services to participants in the digital currency industry, that belief has not been independently verified. That belief is based on management’s knowledge of the industry and is informed by independent sources. In addition, we exclude digital currency exchanges as providers of financial infrastructure solutions in making this statement. We believe our internal research is reliable, even though such research has not been verified by any independent sources. In this regard, we note that we estimated the addressable market for U.S. dollar deposits related to digital currencies by aggregating a number of industry estimates as of the most recent date available, including (i) the estimated amount of corporate and venture funding and other investments into the digital currency industry from December 31, 2013 through June 30, 2018, (ii) the estimated value of assets held by various digital currency funds as of April 1, 2019, which includes traditional financial products that are exposed to the digital currency industry such as exchange traded notes, trusts and futures and (iii) the estimated value of certain other retail and institutional assets held through digital currency exchanges as of June 30, 2018. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in total annual gross revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, we are:

•

permitted to present only two years of audited financial statements, in addition to any required interim financial statements, and only two years of related discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•

exempt from the requirement to obtain an attestation from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•	permitted to provide less extensive disclosure about our executive compensation arrangements; and

•	not required to hold non-binding shareholder advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of some or all of these provisions for up to five years or such earlier time as we cease to qualify as an emerging growth company, which will occur if we have more than $1.07 billion in total annual gross revenue, if we issue more than $1.0 billion of non-convertible debt in a three-year period, or if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30, in which case we would no longer be an emerging growth company as of the following December 31. We have taken advantage of certain reduced reporting obligations in this prospectus. Accordingly, the information contained herein or provided in the future may be different than the information you receive from other public companies in which you hold stock.

In addition to reduced disclosure and the other relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. However, we have elected not to take advantage of this extended transition period, which means that the financial statements included in this prospectus, as well as any financial statements that we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. Our election not to take advantage of the extended transition period is irrevocable.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision, including the information under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and the historical consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

Who We Are

Overview

Silvergate Capital Corporation is the holding company for our wholly-owned subsidiary, Silvergate Bank, which we believe is the leading provider of innovative financial infrastructure solutions and services to participants in the nascent and expanding digital currency industry. Instrumental to our leadership position and growth strategy is the Silvergate Exchange Network, or SEN, our proprietary, virtually instantaneous payment network for participants in the digital currency industry which serves as a platform for the development of additional products and services. The SEN has a powerful network effect that makes it more valuable as participants and utilization increase, leading to 374% growth in SEN transaction volumes in the first six months of 2019 compared to the first six months of 2018. The SEN has enabled us to focus on significantly growing our noninterest bearing deposit product for digital currency industry participants, which has provided the majority of our funding over the last two years. This unique source of funding is a distinctive advantage over most traditional financial institutions and allows us to generate revenue from a conservative portfolio of investments in cash, short term securities and certain types of loans that we believe generate attractive risk-adjusted returns. In addition, use of the SEN has resulted in an increase in noninterest income that we believe will become a valuable source of additional future revenue as we develop and deploy fee-based solutions in connection with our digital currency initiative. We are also evaluating additional products or product enhancements specifically targeted at providing further financial infrastructure solutions to our customers and strengthening SEN network effects.

Our History

Historically, Silvergate Bank provided financial services including commercial banking, business lending, commercial and residential real estate lending and mortgage warehouse lending, all funded primarily by interest bearing deposits and borrowings. In 2013, we began pursuing digital currency customers and since that time, we believe we have effectively leveraged our traditional commercial bank platform and our development of the SEN to become the leader in the industry.

We intend to continue focusing on our digital currency initiative as the core of our future strategy and direction. Our leadership position in the digital currency industry as a result of the SEN has enabled us to establish a significant balance of noninterest bearing deposits from our growing digital currency customer base. Over the last six years, we have transitioned from a traditional asset based bank model focused on loan generation to a deposit and solutions based model focused on increasing noninterest bearing deposits and noninterest income. This emphasis on noninterest bearing deposits and noninterest income, primarily associated with our digital currency initiative, will likely result in a continued shift in our asset composition with a greater percentage consisting of liquid assets such as interest earning deposits in other banks and investment securities, and a corresponding decrease in the percentage of loans.

In furtherance of this strategy, in March 2019, the Company and the Bank completed the sale of the Bank’s retail branch located in San Marcos, California and business loan portfolio to HomeStreet Bank. This transaction generated a pre-tax gain on sale of $5.5 million and reduced total loans by $115.4 million and total deposits by $74.5 million. Further, on June 28, 2019, the Company consolidated its La Mesa Business Banking Center into its La Jolla headquarters branch office, resulting in the Company having only one branch location. We took these actions in order to further our focus on developing and delivering highly scalable and operationally efficient solutions for our digital currency customers.

Digital Currency Initiative

We leverage the SEN and our management team’s expertise in the digital currency industry to develop, implement and maintain critical financial infrastructure solutions and services for many of the largest U.S. digital currency exchanges and global investors, as well as other digital currency infrastructure providers that utilize the Company as a foundational layer for their products. The SEN is a central element of the operations of our digital currency related customers, which enables us to grow with our existing customers and to attract new customers who can benefit from our innovative solutions and services. We believe that our management team’s vision and our advanced approach to compliance complement the SEN and empower us to extend our leadership position in the industry by developing additional infrastructure solutions and services that will facilitate growth in our business.

We began exploring the digital currency industry in 2013 based on market dynamics which we believed were highly attractive:

•	Significant and Growing Industry: Digital currency presented a revolutionary model for executing financial transactions with substantial potential for growth.

•

Infrastructure Needs: In order to become widely adopted, digital currency would need to rely on many traditional elements of financial services, including those services that support funds transfers, customer account controls and other security measures.

•

Regulatory Complexity as a Barrier to Entry: Providing infrastructure solutions and services to the digital currency industry would require specialized compliance capabilities and a management team with a deep understanding of both the digital currency and the financial services industries.

These insights have been proven correct and we believe they remain true today. In fact, we believe that the market opportunity for digital currencies, the need for infrastructure solutions and services and the regulatory complexity have all expanded significantly since 2013. Our ability to address these market dynamics over the past six years has provided us with a first-mover advantage within the digital currency industry that is the cornerstone of our leadership position today.

The digital currency market has grown dramatically since 2013, with the aggregate value of the five largest digital currencies increasing from approximately $10 billion at December 31, 2013 to approximately $218.6 billion as of July 24, 2019. We believe that the total addressable market for digital currency-related financial services infrastructure solutions and services is significant and that this market will grow as the market for digital currencies grows. We also believe that existing solutions do not adequately address the infrastructure needs of industry participants, and that services enabling industry participants to efficiently and reliably transfer and hold U.S. dollar deposits are critical to the industry’s growth. We estimate that the addressable market for fiat currency deposits related to digital currencies alone is approximately $30 to $40 billion based on various industry sources as described under “Market and Industry Data.”

Silvergate Exchange Network

We designed the SEN as a network of digital currency exchanges and digital currency investors that enables the efficient movement of U.S. dollars between SEN participants 24 hours a day, 7 days a week, 365 days a year. In this respect, the SEN is a first-of-its-kind digital currency infrastructure solution. The SEN was developed and tested in 2017 with a limited number of Bank customers. The SEN was made available to all of the Bank’s digital currency related customers in early 2018, other than digital currency customers that only use their accounts for general operating account purposes. As of June 30, 2019, approximately 77% of our eligible digital currency related customers are enrolled in the SEN.

The core function of the SEN is to allow participants to make transfers of U.S. dollars from their SEN account at the Bank to the Bank account of another SEN participant with which a counterparty relationship has been established, and to view funds transfers received from their SEN counterparties. Counterparty relationships between parties effecting digital currency transactions are established on the SEN to facilitate U.S. dollar transfers associated with those transactions. The Bank provides digital currency investors that are prospective Silvergate clients with the identity of select participating digital currency exchanges and mutually agreed counterparties are identified as such during the Bank’s SEN enrollment process.

SEN transfers occur on a virtually instantaneous basis as compared to electronic funds transfers being sent outside of the Bank, such as wire transfers and ACH transactions, which can take from several hours to several days to complete. Our proprietary, cloud-based application programming interface, or API, combined with our online banking tools, allows customers to efficiently control their fiat currency, transact through the SEN and automate their interactions with our technology platform. Customers value this around-the-clock access to U.S. dollar transactions and further benefit from the SEN’s powerful network effects—as more users join the SEN, its value to existing digital currency exchanges and investor users increases dramatically. These compelling technology tools and the corresponding network effect have enabled us to attract many of the digital currency industry’s largest and most reputable market participants as customers. This growth has driven $12.7 billion of SEN transfers across the network in the first two quarters of 2019, an increase of 374% over the comparable period of 2018. We intend to continue developing scalable infrastructure technology solutions on top of the SEN to address the significant financial services opportunities that we believe exist in the digital currency market. By leveraging the network effects of the SEN in this way, we believe both that customer adoption of future products could be significant and that new customer acquisition costs will decrease.

Compliance

Our digital currency industry solutions and services are currently offered through our subsidiary, Silvergate Bank, a California-chartered commercial bank that is a member of the Federal Reserve System. Our solutions and services are built on our deep-rooted commitment and proprietary approach to regulatory compliance. When we began pursuing digital currency customers in 2013, many digital currency industry participants found it difficult to identify a reliable financial services partner due to the significant financial and human resources required to navigate the complex and underdeveloped regulatory regimes applicable to these digital currency customers. To address market demand, we took a deliberate approach to developing compliance policies, procedures and controls designed to specifically address the digital currency industry and to hiring capable personnel required to implement those controls, policies and procedures. Over the past six years we have further developed our proprietary compliance capabilities—which include ongoing monitoring of customer activities and evaluating a market participant’s ability to actively monitor the flow of funds of their own customers. We believe these capabilities are a distinct competitive advantage for us, and provide a meaningful barrier to entry against our potential competitors, as there is not currently a well-established and easily navigable regulatory roadmap for competitors to serve digital currency industry customers. For this reason, our long-term investment in developing and enhancing our highly specialized compliance capabilities will remain a strategic priority for us.

Financial Results

The success of our digital currency initiative has enabled Silvergate Bank to rapidly grow and maintain noninterest bearing deposits from digital currency customers. Silvergate Bank deploys deposits from its digital currency customers, as well as deposits from its branch in La Jolla, California, into interest earning deposits in other banks and investment securities, as well as into certain lending opportunities that provide attractive risk-adjusted returns. The Bank deploys deposits into lending opportunities across four categories: commercial real estate lending, mortgage warehouse lending, correspondent lending and commercial business lending. Silvergate Bank also generates an increasing amount of fee revenue from its digital currency customers related to transaction volume across its platform, foreign currency transactions, and fee income related to off-balance sheet deposits, along with fees from the mortgage warehouse division. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Six Months Ended June 30, 2019 compared to the Six Months Ended June 30, 2018—Noninterest Income” and “—Year Ended December 31, 2018 compared to the Year Ended December 31, 2017—Noninterest Income.”

Because of our focus on the digital currency industry in recent years and the unique value-add solutions and services we provide, we have achieved improvements in our deposit base and significant growth in key operating metrics:

	At June 30,		% Increase /(Decrease)
	2019	2018
	(Dollars in thousands)
Digital Currency Customers (#)	655	423	54.8%
Noninterest Bearing Deposits	$1,549,886	$1,274,466	21.6%

	For the Six Months Ended June 30,		% Increase /(Decrease)
	2019	2018
	(Dollars in thousands)
SEN Transactions (#)	19,351	1,439	1,244.8%
Cost of Deposits(1)	0.18%	0.12%	50.0%
Cost of Funds(1)	0.30%	0.19%	57.9%
Net Interest Income	$36,884	$30,790	19.8%
Noninterest Income(2)	$10,025	$3,388	195.9%
Net Income(2)	$14,592	$8,034	81.6%

(1)

Cost of deposits and cost of funds increased for the six months ended June 30, 2019 due to the cost of a hedging strategy. For the six months ended June 30, 2019, the hedging strategy increased the cost of deposits by 11 basis points due to the funding of the strategy with brokered certificates of deposit, or CDs. For the six months ended June 30, 2019, the hedging strategy increased the cost of funds by 10 basis points due to the brokered CDs and by an additional 5 basis points due to the utilization of short-term repurchase agreements. For a further discussion of our hedging strategy, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Securities.”

(2)

In March 2019, the Bank completed the sale of its San Marcos branch and business loan portfolio which generated a pre-tax gain of $5.5 million and after tax gain of $3.9 million that, respectively, significantly positively impacted noninterest income and net income for the first six months of 2019.

Industry Background

Adoption and commercialization of digital currencies have significantly expanded since the creation of bitcoin in 2009. Digital currencies are recognized as an asset class with the prospect to act as a store of value, a currency with the ability to facilitate financial transactions, and a worldwide medium of exchange, performing each function in ways that differ meaningfully from traditional fiat currencies.

Investor interest has grown substantially as the potential uses and advantages of digital currencies have become better understood. Although the digital currency market consists of many individual digital currencies, it is currently concentrated among the five largest digital currencies by market capitalization. As of July 24, 2019, the market value of the five largest digital currencies was $218.6 billion, equal to approximately 0.64% of the global money supply.

We believe that institutional acceptance of the digital currency asset class will continue to grow as capital flows into institutional investment vehicles and other digital currency-based business ventures. Currently, there are over 700 cryptocurrency investment funds with aggregate estimated assets under management of over $14.3 billion. Over $8.3 billion has been invested in digital currency-related projects, excluding initial coin offering funding, since December 31, 2013. Approximately $1.3 billion in venture funding was raised in the digital currency and blockchain market in the 12 months ended June 30, 2018, which is the most recent date such information is available.

In response to the rapid growth in the industry and challenges faced by investors, we began developing technology solutions, including the SEN. While innovations, such as the SEN, have enabled increasing numbers of institutional investors to begin investing in digital currencies, many of the world’s largest investors remain unable to invest in the asset class due to the continuing limitations of existing infrastructure. We believe that additional industry innovation will address these infrastructure challenges, enabling increased and accelerated growth in the industry. Services such as digital currency borrowing facilities do not currently exist in a meaningful way, creating significant opportunities for us to facilitate growth in the industry and to extend our leadership position into other elements of digital currency infrastructure.

Digital Currency Customers

We have developed a diverse set of 655 established and emerging digital currency industry customers as of June 30, 2019. Our customer base has grown rapidly, as many customers proactively approach us due to our reputation as the leading provider of innovative financial infrastructure solutions and services to participants in the digital currency industry, which includes our unique technology solutions. As of June 30, 2019, we had 228 prospective digital currency customers in various stages of our customer onboarding process, which includes extensive regulatory compliance diligence and integrating of the customer’s technology stack for those new digital currency customers interested in using our API.

Our customers include some of the largest U.S. exchanges and global investors in the digital currency industry. These market participants generally hold either or both of two distinct types of funds: (i) those funds that market participants use for digital currency investment activities, which we refer to as investor funds, and (ii) those funds that market participants use for business operations, which we refer to as operating funds.

Our customer ecosystem also includes software developers, digital currency miners, custodians and general industry participants that need our solutions and services. These customers comprised 27.2% of our digital currency customers as of June 30, 2019 and we believe this group presents future growth opportunities as the digital currency industry landscape continues to develop.

We constantly strive to grow our customer ecosystem. By expanding and deepening our customer relationships, we intend to reinforce and enhance our leadership position in the industry and to increase the value of the SEN to all participants. Our relationships with the leaders of the digital currency industry are particularly important because these participants continue to inform us of the industry’s needs and enable us to continue advancing our product development to provide relevant solutions and services for the industry’s most pressing challenges and greatest opportunities.

Deepening our customer relationships through integration of our solutions with our customers’ processes and operating systems creates enhanced value and stronger, long-term relationships with them. We believe the SEN has become a key tool for many of our digital currency customers who need, and have come to rely on, the SEN for virtually real-time movement of their funds. Furthermore, digital currency exchanges that integrate our

API into their technology infrastructure can attribute incoming client funds, at scale, without human involvement and in virtually real-time, typically within a matter of seconds. This solution enhances our value proposition, creating even closer relationships with our customers.

To maintain our position in the industry, we must remain highly selective in our customer onboarding process to ensure the integrity of the platform. Many customers choose us at least in part because of our long-term commitment to the industry and their belief in our platform’s longevity. Customers respect our onboarding and ongoing compliance processes, as they understand that all our digital currency customers must submit to initial and continued due diligence by us.

The following chart sets forth summary information regarding the types of market participants who are our primary customers (data as of June 30, 2019):

	Digital Currency Exchanges	Institutional Investors	Other Customers

Overview	Exchanges through which digital currencies are bought and sold; includes over-the-counter, or OTC, trading desks	Hedge funds, venture capital funds, private equity funds, family offices and traditional asset managers, which are investing in digital currencies as an asset class	Companies developing new protocols, platforms and applications; mining operations; and providers of other services

Typical Uses	• SEN to facilitate fiat transfers(1) • API to attribute fiat transfers(2) • Cash management • Deposit accounts to hold investor funds and operating funds	• SEN to transfer fiat to digital currency exchanges and traditional bank accounts(1) • Cash management • Deposit accounts to hold investor funds	• SEN to facilitate fiat transfers(1) • Cash management • Deposit accounts to hold operating funds

Noteworthy metrics	Silvergate’s customers include the 5 largest U.S. domiciled digital currency exchanges(3)	Silvergate’s customers have transferred on average approximately $10 billion in fiat quarterly since January 1, 2018(4)	Silvergate’s customers have raised over $1 billion through private placements

Number of Customers	51	426	178

$ SEN Transactions (1H 2019)	$5.6 billion	$6.9 billion	$0.2 billion

# SEN Transactions (1H 2019)	6,118	13,029	204

Total Deposits	$653.5 million	$567.8 million	$241.9 million

Select Customers

(1)	SEN transfers are funds transfers within the Bank’s deposit system from one SEN participant to another SEN participant.

(2)

This refers to the attribution of funds received by a SEN API user within its own platform on a programmatic basis without manual human interaction, based on the user’s integration of Silvergate’s API into the user’s own systems.

(3)	Based on data reflecting U.S. dollar 30 day trading volume as of June 30, 2019 from coinmarketcap.com.
(4)

Consists of $8.3 billion of U.S. dollar transfers on the SEN for the year ended December 31, 2018 and $28.1 billion of non-SEN transfers of U.S. dollars, primarily consisting of wire transfers, during the year ended December 31, 2018. For the six months ended June 30, 2019, U.S. dollar transfers on the SEN were $12.7 billion and non-SEN transfers were $11.2 billion.

Technology-Driven Solutions for Our Digital Currency Customers

We launched our digital currency initiative in response to unmet demand for U.S. dollar deposit accounts from many market participants. Our digital currency initiative solutions and services also address various infrastructure shortfalls for market participants, including liquidity and counterparty risk management as explained in more detail below. Currently, our digital currency initiative solutions and services are focused on the SEN, cash management solutions and other deposit account services:

Silvergate Exchange Network (SEN)—We believe that the SEN is an innovative, market leading solution and a key point of differentiation that increases in capability and value by generating a network effect as additional users join the platform. Since launching the SEN in early 2018, as of June 30, 2019, we already had approximately 77% of our eligible digital currency related customers are enrolled in the SEN. The SEN only transfers fiat U.S. dollars, is only available to commercial customers and is not enabled for customers who are individual investors. The SEN reduces industry friction and creates a compelling value proposition for market participants, whether they participate as a digital currency exchange, an investor or otherwise. SEN participants can efficiently move U.S. dollars 24 hours a day, 7 days a week, 365 days a year between their Bank accounts and other SEN participants’ Bank accounts, via our API or online banking system. Multiple steps are required to create, authorize and approve a SEN transfer, depending on the channel in which the SEN transfer is created (online banking system vs. API). Both channels follow a three step process by which the sender is authorized as a SEN participant, the receiver is validated as a SEN participant, and the transfer amount is confirmed to be available in the originating account. SEN transfers settle virtually instantly if all three conditions are met.

The ability to execute these types of transactions in virtually real-time is particularly valuable for digital currency investors and exchanges because digital currency trading occurs constantly on a global scale, with no fixed market hours. Consequently, the SEN enhances transaction execution speed, which meaningfully mitigates exposure to digital currency pricing fluctuations. In addition, SEN participants may spend a significant amount of time and resources developing customized applications that interface directly with our API in a manner that most effectively facilitates SEN participants’ business models. We believe that these dynamics not only strengthen our customer relationships, but also serve as an organic, viral marketing tool. Additional market participants are driven to the SEN as our customers urge their counterparties in digital currency transactions to join the SEN to facilitate efficient, predictable and timely transaction execution.

The following example highlights the benefits that the SEN provides to its participants with respect to liquidity and counterparty risk. A digital currency institutional investor maintains a deposit account with Silvergate Bank. The institutional investor wishes to move U.S. dollars from participating Exchange A to participating Exchange B. The institutional investor can execute the transaction in virtually real-time, outside of traditional banking hours via the SEN, if the institutional investor, Exchange A and Exchange B each maintain a deposit account at Silvergate Bank.

In contrast, if the institutional investor seeks to move funds from Exchange A to Exchange B without the SEN, the transaction would likely need to occur during traditional banking hours and could take several days to clear. This delay in transaction execution could limit the institutional investor’s ability to take advantage of digital currency market movements or require the institutional investor to keep additional funds at each exchange to take advantage of other transaction opportunities, resulting in reduced capital efficiency, reduced liquidity and/or increased counterparty risk.

The graphic below illustrates the various components of a transaction effected through the SEN as compared to a similar transaction effected through a traditional execution pathway. As reflected, transactions on the SEN process in virtually real time as opposed to legacy transactions that may take from several hours to several days. Legacy transactions are subject to a number of variables that impact timing such as the daily cut-off time for the Federal Reserve wire system as well as incomplete or inaccurate information or wire destinations (country or recipient) that may require further action to confirm or clear.

Cash Management Solutions—Our cash management solutions enable our customers to send, receive and manage payments in a timely, efficient and scalable manner using the SEN, wire transfers and ACH transactions. To receive the full benefits of our cash management solutions, customers invest significant time and resources using their own development resources to build customized gateways that integrate our API and other solutions into their technology infrastructure. The Bank offers a full suite of corporate cash management solutions from deposit, reporting and reconciliation (remote deposit capture, online banking, mobile banking, file / reporting automation, API, check reconciliation), liquidity management (positive pay, ACH positive pay, off balance sheet deposit sweeps), and payment solutions (domestic and foreign wire transfers and ACH origination and receipt transactions). The Bank has a dedicated team that works with its customers to expand its technology offerings in these areas and to solve problems for its customers.

Deposit Account Services—We are one of only a small group of institutions that currently open deposit accounts and provide ongoing services in a manner that is designed to be regulatory compliant for digital currency market participants. Our proprietary compliance procedures, developed over six years of serving the digital currency industry, are designed to enable us to prudently and efficiently establish deposit accounts for market participants. These deposit accounts do not consist of any digital currencies but may consist of investor funds or operating funds. Our deposit accounts offer a wide variety of features and security to market participants, including access to our cash management solutions, and other relevant business banking services.

The Company comprehensively investigates prospective customers according to the level it deems necessary and appropriate, based on whether the customer is an “administrator,” an “exchanger” or a “user” of virtual currencies, which terms are defined in March 2013 guidance by the U.S. Treasury Department, or the Treasury Department (with recent interpretive guidance issued in May 2019). Under applicable regulations, administrators and exchangers are required to register with the Treasury Department’s Financial Crimes Enforcement Network, or FinCEN, as a money service business and may also be subject to licensing as money transmitters under applicable state laws. The Company’s due diligence and onboarding processes include, at a minimum, detailed reviews of each customer’s ownership, management team, business activities and the geographies in which they operate. For customers such as exchanges which pose a higher degree of risk or have a higher degree of regulatory obligations, the Company’s processes are more extensive and incorporate reputational reviews, reviews of applicable licensing requirements, plans, and status, and reviews of customer policies and procedures regarding the BSA, consumer compliance, information security, Dodd-Frank Act prohibitions against unfair, deceptive or abusive acts or practices, as well as reviews of transaction monitoring systems and audit results. The differences in these processes results in a variation in the time necessary to complete the onboarding process, which can range from a matter of days to several weeks.

All regulatory compliance-related responsibilities involving onboarded customers are addressed in the Company’s core banking system or through various additional manual diligence and compliance review processes. No funds transfer transactions to accounts outside of the Bank occur on the SEN, which is simply the means by which internal account transfer transaction instructions are passed to the Bank’s core banking system through which they are executed. Since all SEN participants are required to be deposit customers of the Bank, the Bank satisfies its know your customer, or KYC, obligations at the time of the customer’s account opening. Transaction instructions are passed to the core banking system via the SEN, are executed on the core banking system, and are subsequently monitored through the Bank’s automated BSA systems.

Our Competitive Advantages in the Digital Currency Industry

We believe our first-mover advantage serving the digital currency industry has led to numerous strategic advantages, many of which are significant barriers to entry for potential competitors. We expect that these advantages will enable us to maintain our leadership position in the industry:

Digital Currency-Focused Strategy—We believe we are the leading provider of innovative financial infrastructure solutions and services for the digital currency industry. We are one of the only financial services providers in the United States catering to our target customer base. These market participants have been underserved by the legacy financial services community due to a lack of vision and regulatory complexity associated with the digital currency industry, which we have been able to overcome because of the in-depth industry knowledge and strategic foresight of our management team and our robust risk management and regulatory compliance framework. Our commitment to, and relationship with, participants in the digital currency industry is highlighted by the fact that digital currency related investors own approximately 13.1% of the issued and outstanding common stock of the Company, as of June 30, 2019, before giving effect to this offering. The focus and mission of our talented team is to address this unique market opportunity.

Customer Base—Our first-mover advantage and expertise in the industry has allowed us to attract 655 digital currency customers, many of whom are the digital currency industry’s most notable participants. These respected and recognizable customers bolster our reputation and enhance our ability to attract new customers. Our customer network also enables us to receive feedback on challenges that the industry currently faces and anticipates facing in the future. Through active dialogue with our customers, we stay at the forefront of industry trends, identify opportunities early and create solutions to address challenges. As an example, the SEN was developed as a result of conversations with our early customers about pain points in the industry. We currently penetrate a small percentage of the market opportunity, and we foresee significant growth if we can execute on our relationship-building strategy with market participants.

SEN Network Effects—We believe the SEN is unique in the industry and its power grows with each new SEN participant, thereby attracting more customers and creating higher levels of customer retention and transaction activity. The Bank provides digital currency investors with the identities of participating exchanges that have authorized the Bank to identify them to new or prospective SEN participants. Customer attraction to the SEN can come from our explaining its advantages to a prospective participant or from encouragement from a customer’s digital currency exchange counterparty for the customer to enroll in the SEN to expedite funds transfers. Customer demand for the SEN is driven by its availability, ease of use, and instant settlement functionality. SEN benefits are quickly understood from the customer’s perspective and provide value to both sides of a SEN transfer. The SEN’s functionality saves time and reduces costs and risks to its users, as we described above.

API Integration—Our proprietary, internally-developed, cloud-based transactional API enables our customers to build direct access to the SEN and their deposit accounts into their technology infrastructure. We are one of only a small group of regulated financial institutions that has developed and deployed a transactional API, which is a more advanced tool than widely deployed informational APIs which merely enable the sharing of information. Customers who use our API commit significant time and valuable resources to integrate our API into their systems because of the increased functionality provided by our API connection. Once fully integrated, our API provides significant value for our customers via its direct interface to our core system. For example, our exchange customers using the API attribute client and counterparty funds programmatically and in virtually real time—a distinct advantage over traditional cash management systems which require human intervention to attribute such funds. Even if competitors were to develop competing solutions to our API and SEN, our customers would need to commit significant time, money and other resources to replace our solutions or adopt additional solutions.

While the Bank does not integrate into customer systems, the Bank provides tools for sophisticated customers to securely access and interact with their accounts’ functions over the Bank’s API. The movement toward application programming interfaces, or open banking, is an initiative that many U.S. banks have embraced. An application programming interface allows customers to automate manual processes, scale operations, or innovate on new product offerings by giving programmatic access to their account history, the ability to send payments, or the automated reconciliation of their accounts. It is the customer’s efforts to leverage these tools that may require significant time and resources on the customer’s part, depending on what the customer is trying to do. For instance, some of the Bank’s customers integrate the API with their systems within a day while other customers have created complex programs built on the API that were built over a period of months. Each customer’s use case and implementation is slightly different, but all are facilitated by the same basic APIs, documentation, developer portal, and Silvergate integration team. The SEN’s ability to permit a customer to make an internal transfer from their own account to another Silvergate customer’s account is one of the functionalities available through and supported by the Bank’s API.

Robust Risk Management and Compliance Framework—We have invested heavily in our risk management and compliance infrastructure. We have attracted a talented, dedicated compliance team with substantial experience in regulated financial institutions, including developing, implementing and monitoring systems to detect and prevent financial crimes. Our risk management and compliance team has developed a strong risk management and compliance framework that leverages technology for onboarding and monitoring market participants. See “Supervision and Regulation.”

Culture of Innovation—We have a culture of innovation that is driven by our CEO, Alan Lane, whose career in the financial services and technology industries spans over 38 years. In 2013, Mr. Lane began focusing our management team’s attention on the potential long-term impact of digital currencies. Under Mr. Lane’s leadership, we have developed a broad team of digital currency, technology and financial services professionals. This team helps leverage our experience and significant customer base to enable us to identify and respond to opportunities to innovate and add value to our current and future customers. Our team collaborated in the design and implementation of the SEN and coordinated and oversaw the development and deployment of our API to enable us to seamlessly address the needs of our digital currency customers. We expect our culture of product innovation will enable us to continue identifying, building and deploying new customer solutions, both within our digital currency initiative and other potential future initiatives that may be related to new innovations in the financial services industry.

Digital Currency Solutions and Services Drive Our Business Model

Our digital currency initiative has contributed significantly to an increase in our noninterest bearing deposits, which has driven the Bank’s funding costs to among the lowest in the U.S. banking industry. This has allowed us to generate attractive returns on lower risk assets through increased investments in interest earning deposits in other banks and securities, as well as funding limited loan growth. Our business model is described more fully below:

Prudently Leveraging Lower-Cost Core Deposit Base—Our lower-cost core deposit base is a key element of our financial success. We have increased our noninterest bearing deposits as a percentage of total deposits from 12.4% as of December 31, 2013 to 79.9% as of June 30, 2019, an increase that is largely attributable to our digital currency initiative. Our cost of total deposits was 0.18% and our cost of funds was 0.30% for the six months ended June 30, 2019 as compared to 0.78% and 1.00%, respectively, for the year ended December 31, 2013. This funding base allows us to manage our interest earning assets conservatively and we have transitioned from primarily deploying our funding into loans to deploying funds into assets such as interest earning deposits in other banks and securities that generate attractive risk-adjusted returns. For example, loans held-for-investment, net have decreased as a percentage of our total assets from 56.0% at December 31, 2013 to 30.5% at June 30, 2019 while the aggregate amount of interest earning deposits in other banks and securities available-for-sale have increased from 9.4% of total assets to 56.2% over the same time period.

(1)	Represents noninterest bearing deposits as a percentage of total deposits as of June 30, 2019.
(2)

Data represents median noninterest bearing deposits and average year to date cost of deposits for banks in the United States with total assets between $1.0 billion and $10.0 billion as of the most recent quarter reported.

We deploy our deposits into assets that generate attractive risk-adjusted returns. Our interest earning deposits in other banks and our securities portfolio have grown substantially as our noninterest bearing deposits attributable to our digital currency initiative have expanded.

We segment our deposits based on their potential volatility, which drives our choices regarding the assets we fund with such deposits. Deposits attributable to digital currency exchange customer funds and investor funds are assigned the highest potential volatility. These deposits amounted to $1.1 billion as of June 30, 2019, and we invest these funds primarily in interest earning deposits in other banks and adjustable rate securities available-for-sale.

As of June 30, 2019, our interest earning deposits in other banks totaled $339.3 million. Our average yield on these deposits was 2.37% for the six months ended June 30, 2019.

As of June 30, 2019, our portfolio of securities available-for-sale totaled $920.5 million, an increase of 157.7% from December 31, 2018. This portfolio is primarily composed of adjustable rate mortgage-backed securities, collateralized mortgage obligations and pools of government sponsored student loans. We view our available-for-sale securities as a conservatively managed portfolio which offers a source of additional interest income and provides liquidity management flexibility.

We have more flexibility in deciding how to deploy our deposits attributable to digital currency customer operating funds, which totaled $341.7 million as of June 30, 2019.

Conservative Lending and Niche Asset Growth—We also selectively deploy our funding into specialty lending businesses, including mortgage warehouse lending, commercial real estate lending, correspondent lending, and asset based lending. We have developed underwriting expertise across these asset classes and believe that these loans offer attractive risk-adjusted returns.

We use a portion of our deposits attributable to digital currency exchange and investor funds as the funding source for our mortgage warehouse lending activities. We are comfortable with this strategy because of the short-term nature of our mortgage warehouse assets and because we can access funding at the Federal Home Loan Bank should we experience heightened volatility in the deposit balances related to these digital currency exchange and investor funds.

We use a portion of our deposits attributable to operating funds to make loans across our other lending businesses. A significant portion of our portfolio consists of loans on residential real estate and both owner-occupied and non-owner-occupied commercial real estate. The properties securing these loans are located primarily throughout our markets and, with respect to commercial real estate loans, are generally diverse in terms of type.

As of June 30, 2019 we had net loans (including loans held-for-sale) of $920.2 million compared to $513.3 million as of December 31, 2013. Our yield on loans was 5.60% for the six months ended June 30, 2019 as compared to 4.84% for the year ended December 31, 2013. We believe there may be attractive opportunities to provide digital currency borrowing facilities to deepen our high quality customer relationships and further enhance our interest income.

Noninterest Income—For the six months ended June 30, 2019, we had noninterest income of $10.0 million compared to $3.4 million for the six months ended June 30, 2018. Our noninterest income for the 2019 period included a pre-tax gain on sale of $5.5 million for the Bank’s San Marcos branch and business loan portfolio, which was completed in March 2019. Our noninterest income excluding the gain on sale for the six months ended June 30, 2019 was $4.5 million. Our ratio of noninterest income to average assets excluding the gain was 0.46%. Our noninterest income is primarily driven by service fees related to our digital currency customers, mortgage warehouse fee income and other fees. We anticipate an increase in our noninterest income as our customers grow and their needs develop further, and as we continue to develop and deploy fee-based solutions in connection with our digital currency initiative.

Our Growth Strategy

We intend to extend our leadership position in the digital currency industry by combining our management team’s industry vision with our strategic focus, market position, and technology platform to grow our existing business lines and develop additional market-leading product offerings. Our strategies to achieve these goals include:

Monetization of the SEN as Platform Matures—The competitive advantage of operating on the SEN is crucial for exchanges and investors participating in the digital currency industry. We believe the SEN can grow to a critical mass of adoption and utilization across the digital currency industry via expansion of our customer base and an increase in the functionality of the SEN that may come as a result of our own internal technology development, strategic relationships, or potential acquisitions. As we continue to enhance the SEN and its customer ecosystem, we believe the value of the network will continue to increase, providing us with the opportunity to earn fees commensurate with the significant value we are providing to our customers.

Broaden Our Digital Currency-Related Customer Base—Our customer growth has primarily been driven by market participants proactively approaching us and by high-quality referrals from existing customers who value our sophisticated and flexible approach to addressing their industry-specific challenges. As of June 30, 2019, we had 655 digital currency customers and 228 prospective customers in various stages of our onboarding process. As we further build out our technology and brand awareness, we expect to more deeply penetrate the universe of existing digital currency-related businesses in need of banking services. By further extending the breadth of our services, we believe we will generate an increasing number of high-quality referrals.

Focus on High-Growth Customers—Our customers have experienced significant growth as the digital currency industry has rapidly expanded. We expect these customers to continue growing, generating additional deposit potential for us and new opportunities for innovation to address customer needs.

Develop New Solutions and Services for Our Customers—We are developing additional products and services to address the digital currency industry’s largest opportunities. We believe we are well positioned to capitalize on these opportunities because of our technology platform and competitive advantages. Our product roadmap includes:

•

Credit Products—We have identified significant demand from our customers and prospective customers for borrowing for the purposes of buying digital currency. This type of credit is a ubiquitous and financially attractive product in many established markets that is largely absent from the nascent and evolving digital currency industry. For example, unlike in the traditional equity markets, digital currency investors must have funds custodied on the exchange in order to trade on exchange. We believe the SEN could provide the foundational infrastructure for this product in the digital currency industry, creating deeper relationships with our clients and an attractive source of revenue growth.

In the contemplated structure, the borrower would provide digital currency or U.S. dollars as collateral in an amount significantly greater than the line of credit. The Bank would initially set a conservative aggregate lending amount to refine the product, and will develop a risk framework to minimize risk and further develop lending models over time.

The SEN would work synergistically with one or more of our exchange clients to implement this solution. For example, an exchange client could hold the digital currency collateral, we could use the SEN to initially fund the loan from our balance sheet, and in the event of a collateral deficiency, we could immediately sell the digital currency collateral through our exchange client and use the SEN to bring the resulting funds back to our balance sheet.

This solution provides greater capital efficiency for institutional investor clients that wish to transact without needing to move liquidity on and off different exchanges. Additionally, this will drive increased volumes through the SEN and reinforce Silvergate’s central role in our client’s operations. Offering lines of credit would also improve liquidity within the order book of our exchange clients, enabling additional trading on their platforms, potentially reducing pricing arbitrage across exchanges and improving the stability of digital currencies.

We estimate that demand for this product is significant, and we believe that we can utilize the Bank’s robust credit underwriting and approval process in order to evaluate existing institutional investor deposit clients as borrowers and be appropriately compensated for the risk, earning attractive risk adjusted returns. The Bank anticipates that it will offer this credit product to select institutional clients in the latter part of 2019.

•

Digital Asset Services—We have identified significant demand for the Bank to be involved in the custody and transfer of digital assets between customers. We continue to believe that the digital currency market lacks sufficient regulated custodians to securely store digital currency to meet the demand of many institutional investors . We believe we are well-positioned to capture market share in this emerging space given our existing investor relationships, our leading brand and reputation, and our ownership of a federally regulated bank. We estimate that there are digital asset services currently being sought with respect to several billions of dollars worth of digital currency-related assets, and that there are limited potential providers of these services because traditional banks, trust companies and broker-dealers lack the infrastructure and expertise to custody, settle and transfer digital currency. Our growth strategy contemplates the establishment of a qualified custodian entity as a Company subsidiary to address this market opportunity. This entity would seek to become a New York State licensed limited liability trust company through which digital currency activities would be conducted. The State of New York was strategically chosen due to its established track record of granting trust charters for digital currency related companies. An application for this new entity has been submitted and is under review. Establishment of a custodian to securely store digital currency could enhance our ability to offer borrowing facilities for our digital currency customers in the future (see “—Credit Products” above). The Bank does not currently have custody or provide settlement or transfer services of any digital currency assets.

•

Stablecoin Transaction Flows and Collateral—We believe that the continuing adoption of stablecoins, as well as our deep relationships with many of the leading developers of stablecoins, presents a large opportunity for our business in several ways. Stablecoins that are backed by U.S. dollars in a one-to-one ratio to their digital representations and that are offered by regulated institutions who agree to third-party audits. At scale, many believe fiat-backed stablecoins will be the catalyst for widespread adoption of digital currencies as a medium of exchange, allowing consumers to purchase goods and services using digital currency without the friction that exists today within the global banking environment and the volatility that exists in the digital currency markets. Additionally, institutional investors are looking for more efficient ways to move capital between global exchanges that are not currently part of the SEN. The Company does not have any direct involvement with stablecoin pricing, transactions or exchanges.

We participate in this market segment in several ways. We work with all of the U.S. regulated U.S. dollar backed stablecoin issuers, each of which uses the SEN in the issuance and redemption of their respective stablecoin tokens. In addition, we hold U.S. dollar deposits that back multiple stablecoins. In many cases, investors are moving fiat currency onto exchanges in order to buy stablecoins using the SEN, increasing the utility of the network and ultimately expanding the opportunity to earn fees commensurate with the value of our service. In the aggregate, we believe our stablecoin related activities represent growth opportunities that could further increase our deposits and revenue.

•

Expand Our International Customer Base—Due to the global nature of the digital currency industry and rapid adoption of digital currencies as an asset class, we believe we will have the opportunity to extend the reach of our franchise into international markets. As part of this opportunity, we expect to offer products and services to those markets, as well as to our U.S. customers wishing to access those markets, that will drive additional growth and strategic value in our business. For example, we work with correspondent banking partners, including a leading global investment bank to provide competitive foreign exchange alternatives to our clients.

•

Other Potential Fintech Opportunities—We carefully monitor events and emerging trends in the markets in which we operate to identify opportunities to further leverage our management team’s experience and technology-driven approach to developing additional fintech-related business opportunities to grow our deposits, earn additional fee income and generate attractive risk adjusted returns. These potential initiatives may include developing additional applications of our API architecture. We believe the API is an attractive platform to support business activities that involve frequent transfer transactions between parties, including, among others, escrow, property/cash exchanges, non-profit non-governmental organizations, marketplace firms such as marketplace lenders and other participants in the sharing economy, and dollar aggregators that facilitate micro investing and crowdfunding activities. In the pursuit of developing new solutions and services for our customers, we may from time to time evaluate potential acquisitions which enable the Company to generate revenues from proprietary technology which delivers best-in-class infrastructure to the digital currency industry.

Capitalize on our Unique Market Insights—Because of our management team’s vision and our status as a sought-after partner within the digital currency industry, we see potential opportunities that many legacy financial services providers as well as digital currency market participants may not be able to see in the near-term. We believe that this unique position within the market will enable us to continue developing next generation financial infrastructure solutions and services and extend our first-mover advantage. Capitalizing on these opportunities has the potential to significantly accelerate our growth beyond the drivers visible to most market participants today and help us grow our position as a leading provider of innovative financial services infrastructure solutions and services to the digital currency industry.

Summary Risk Factors

Our business is subject to many substantial risks and uncertainties you should consider before deciding to invest in our common stock. These risks are discussed more fully in the section entitled “Risk Factors.” Some of these risks include the following:

•

risks related to our digital currency initiative, including risks that that the digital currency industry may not gain widespread adoption, that legal and regulatory uncertainty regarding the regulation of digital currencies and digital currency activities may inhibit the growth of the digital currency industry, that our low-cost funding strategy may not be sustainable, that our deposits may be adversely affected by price volatility and that our further development and/or implementation of our solutions and services may not successful;

•

risks related to cybersecurity and technology, including risks that our systems may fail or be breached, that we may not have sufficient resources to keep pace with rapid technological change in the financial services industry, that our technology may malfunction and that the third-party service providers we use may experience systems failures;

•

risks related to our traditional banking business, including risks that a sustained downturn of the economy in the United States or in California may adversely impact our business, that our competitors may lower their loan rates or underwriting standards, that our risk management practices or allowance for loan losses may not be sufficient and that fluctuations in interest rates and the monetary policies and regulations of the Board of Governors of the Federal Reserve System, or the Federal Reserve, may negatively impact our business; and

•

risks related to regulation, including risks that legislative and regulatory actions may increase our costs and negatively impact our business, that the capital requirements that the Bank and the Company are subject to may limit our activities and that our compliance with anti-money laundering laws may not be adequate to detect or prevent money laundering activities and could subject us to fines or regulatory actions.

Corporate Information

Our principal executive offices are located at 4250 Executive Square, Suite 300, La Jolla, CA 92037, and our telephone number at that address is (858) 362-6300. Our website address is www.silvergatebank.com. The information on, or accessible through, our website or any other website cited in this prospectus is not part of, or incorporated by reference into, this prospectus and should not be relied upon in determining whether to make an investment decision.

The Offering

Class A Common Stock offered by us	shares.

Class A Common Stock offered by the selling shareholders	shares.

Underwriters’ option to purchase additional shares	We and the selling shareholders have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an additional shares from us and shares from the selling shareholders at the public offering price less underwriting discounts and commissions.

Shares of Class A Common Stock to be outstanding after this offering	shares of Class A Common Stock (or shares if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock).

Shares of Class B Common Stock to be outstanding after this offering	shares of Class B Common Stock.

Voting rights	Each holder of our Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of our preferred stock. Our Class B Common Stock is non-voting while held by the initial holder with certain limited exceptions. Each share of Class B Common Stock will automatically convert into a share of Class A Common Stock upon certain sales or transfers by the initial holder including to an unaffiliated third-party and in a widely dispersed public offering. See “Description of Capital Stock.”

Use of proceeds	Assuming an initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from the sale of our Class A Common Stock in this offering will be $ million (or $ million if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock), after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds to us from this offering to fund organic growth and for general corporate purposes, which could include repayment of long-term debt, future acquisitions and other growth initiatives. We will not receive any proceeds from the sale of shares of our Class A Common Stock by the selling shareholders. See “Use of Proceeds.”

Dividend policy	Holders of our Class A and Class B Common Stock are only entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for dividends. We have not paid any cash dividends on our capital stock since inception, and we currently have no plans to pay dividends for the foreseeable future. Our ability to pay dividends to our shareholders in the future will depend on regulatory restrictions, our liquidity and capital requirements, our earnings and financial condition, the general economic climate, contractual restrictions, our ability to service any equity or debt obligations senior to our Class A and Class B Common Stock and other factors deemed relevant by our board of directors. For additional information, see “Dividend Policy.”

Directed share program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares of our common stock offered in this offering for sale to certain of our directors, executive officers, employees and other related persons. We will offer these reserved shares of common stock to the extent permitted under applicable laws and regulations in the United States through a directed share program. Reserved shares of common stock purchased by our directors and executive officers will be subject to the lock-up provisions described in “Underwriting—Lock-Up Agreements.” We do not know if these persons will choose to purchase all or any portion of the reserved shares of common stock but the number of shares of our common stock available for sale to the public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares of our common stock that are not so purchased will be offered by the underwriters to the public on the same terms as the other shares of our common stock offered by this prospectus. See “Underwriting—Directed Share Program.”

New York Stock Exchange Listing	We have applied to list our Class A Common Stock on the New York Stock Exchange under the trading symbol “SI.”

Risk factors	Investing in our Class A Common Stock involves risks. See “Risk Factors” for a discussion of certain factors that you should carefully consider before deciding to invest in shares of our Class A Common Stock.

Except as otherwise indicated, references in this prospectus to the number of shares of Class A and Class B Common Stock outstanding after this offering are based upon 16,647,040 shares of Class A Common Stock and 1,189,548 shares of Class B Common Stock issued and outstanding as of June 30, 2019, respectively. Unless expressly indicated or the context otherwise requires, all information in this prospectus:

•	assumes no exercise by the underwriters of their option to purchase up to an additional shares of Class A Common Stock;

•	assumes that the shares of Class A Common Stock sold in this offering are sold at $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus;

•

does not attribute to any director, executive officer or principal shareholder any purchases of shares of our common stock in this offering, including through the directed share program described in “Underwriting—Directed Share Program;” and

•	excludes 765,116 shares of Class A Common Stock issuable upon exercise of stock options outstanding at June 30, 2019 at a weighted average exercise price of $5.54 per share.

RISK FACTORS

Investing in our common stock involves a significant degree of risk. You should carefully consider the following risk factors, in addition to the other information contained elsewhere in this prospectus, including our consolidated financial statements and related notes, before deciding to invest in our common stock. Any of the following risks, as well as risks that we do not know of or that we currently deem immaterial, could have a material adverse effect on our business, financial condition, results of operations and future prospects. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to the Digital Currency Industry

The characteristics of digital currency have been, and may in the future continue to be, exploited to facilitate illegal activity such as fraud, money laundering, tax evasion and ransomware scams; if any of our customers do so or are alleged to have done so, it could adversely affect us.

Digital currencies and the digital currency industry are relatively new and, in many cases, lightly regulated or largely unregulated. Some types of digital currency have characteristics, such as the speed with which digital currency transactions can be conducted, the ability to conduct transactions without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions. the irreversible nature of certain digital currency transactions and encryption technology that anonymizes these transactions, that make digital currency particularly susceptible to use in illegal activity such as fraud, money laundering, tax evasion and ransomware scams. Two prominent examples of marketplaces that accepted digital currency payments for illegal activities include Silk Road, an online marketplace on the dark web that, among other things, facilitated the sale of illegal drugs and forged legal documents using digital currencies and AlphaBay, another darknet market that utilized digital currencies to hide the locations of its servers and identities of its users. Both of these marketplaces were investigated and closed by U.S. law enforcement authorities. U.S. regulators, including the Securities and Exchange Commission, or the SEC, Commodity Futures Trading Commission, or the CFTC, and Federal Trade Commission, or the FTC, as well as non-U.S. regulators, have taken legal action against persons alleged to be engaged in Ponzi schemes and other fraudulent schemes involving digital currencies. In addition, the Federal Bureau of Investigation has noted the increasing use of digital currency in various ransomware scams.

While we believe that our risk management and compliance framework, which includes thorough reviews we conduct as part of our due diligence process (either in connection with onboarding new customers or monitoring existing customers), is reasonably designed to detect any such illicit activities conducted by our potential or existing customers (or, in the case of digital currency exchanges, their customers), we cannot ensure that we will be able to detect any such illegal activity in all instances. Because the speed, irreversibility and anonymity of certain digital currency transactions make them more difficult to track, fraudulent transactions may be more likely to occur. We or our banking counterparties may be specifically targeted by individuals seeking to conduct fraudulent transfers, and it may be difficult or impossible for us to detect and avoid such transactions in certain circumstances. If one of our customers (or in the case of digital currency exchanges, their customers) were to engage in or be accused of engaging in illegal activities using digital currency, we could be subject to various fines and sanctions, including limitations on our activities, which could also cause reputational damage and adversely affect our business, financial condition and results of operations. For more information regarding the regulatory agencies and regulations to which we are subject, see “—Risks Related to Regulation”. Lastly, we may experience a reduction in our deposits if such an incident were to impact one of our customers, even if there was no wrongdoing on our part.

Risks Related to Our Digital Currency Initiative

The majority of the Bank’s deposits are from businesses involved in the digital currency industry. As a result, we rely heavily on the success of the digital currency industry, the development and acceptance of which is subject to a variety of factors that are difficult to evaluate.

We have grown rapidly over the last year because of our initiative to provide traditional banking and other services to customers in the digital currency industry. We have created a unique, technology-led infrastructure platform, including the SEN and cash management solutions, to facilitate cash transactions for the Bank’s digital currency deposit customers. This platform has driven growth of a customer base that includes some of the largest and fastest growing companies within the digital currency industry, consisting primarily of digital currency exchanges, institutional investors and other industry participants. See “Prospectus Summary—Digital Currency Customers.” As of June 30, 2019, the Bank’s 10 largest depositors accounted for $771.2 million in deposits, or approximately 39.8% of the Bank’s total deposits, nine of whom are customers in the digital currency industry.

The businesses in which these customers engage involve digital currencies such as bitcoin, other technologies underlying digital currencies such as blockchain, and services associated with digital currencies and blockchain. The digital currency industry includes a diverse set of businesses that use digital currencies for different purposes and provide services to others who use digital currencies. This is a new and rapidly evolving industry, and the viability and future growth of the industry and adoption of digital currencies and the underlying technology is subject to a high degree of uncertainty, including based upon the adoption of the technology, regulation of the industry, and price volatility, among other factors. Because the sector is relatively new, your investment may be exposed to additional risks which are not yet known or quantifiable.

Bitcoin, the first widely used digital currency, and many other digital currencies were designed to function as a form of money. However, digital currencies have only recently become selectively accepted as a means of payment for goods and services and then only by some retail and commercial businesses. Use of digital currency by consumers as a form of payment is limited. Some digital currencies were built for uses other than as a substitute for fiat money. For example, the Ethereum network is intended to permit the development and use of smart contracts, which are programs that execute on a blockchain. The digital asset known as Ether was designed to facilitate transactions involving smart contracts on the Ethereum network. Many of these digital currencies are listed on digital currency exchanges and are traded and purchased as investments by a variety of market participants.

Other factors affecting the further development of the digital currency industry and our business include, but are not limited to:

•	the adoption and use of digital currencies, including adoption and use as a substitute for fiat currency or for other uses, which may be adversely impacted by continued price volatility;

•

government and quasi-government regulation of digital currencies, their use, and intermediaries and other businesses involved in digital currencies, noting in particular that the SEC has taken action against several cryptocurrency operators and has raised questions whether certain digital currency exchanges must be registered with the SEC to continue operating;

•	the use of digital currencies, or the perception of such use, to facilitate illegal activity such as fraud, money laundering, tax evasion and ransomware scams by our customers;

•	restrictions on or regulation of access to and operation of the digital currency exchanges or other platforms that facilitate trading in digital currencies;

•	heightened risks to digital currency businesses, such as digital currency exchanges, of hacking, malware attacks, and other cyber-security risks, which can lead to significant losses;

•	developments in digital currency trading markets, including decreasing price volatility of digital currencies, resulting in narrowing spreads for digital currency trading and diminishing arbitrage opportunities across digital currency exchanges, or increased price volatility, which could negatively impact our customers and therefore our deposits, either of which in turn may reduce the benefits of the SEN and negatively impact our business;

•	changes in consumer demographics and public taste and preferences;

•	the maintenance and development of the software protocol of the digital currency networks;

•	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

•	the use of the networks supporting digital currencies for developing smart contracts and distributed applications;

•	general economic conditions and the regulatory environment relating to digital currencies; and

•	increased regulatory oversight of digital currencies and the costs associated with such regulatory oversight.

If any of these factors, or other factors, slows development of the digital currency industry, it could adversely affect our digital currency initiative and therefore have a material adverse effect on our business, financial condition and results of operation. For example, a decline in the digital currency industry that leads to a decline in deposit balances by our digital currency customers would negatively affect our sources of funding. In such circumstances, we may be forced to rely more heavily on other, potentially more expensive and less stable funding sources. Consequently, a decline in the growth of the digital currency industry could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to implement aspects of our growth strategy, which may impact our position as the leading provider of innovative financial infrastructure solutions and services to participants in the digital currency industry and adversely affect our ability to maintain our recent growth and earnings trends.

We have grown rapidly over the last year, primarily through organic growth related to our digital currency initiative. We may not be able to execute on aspects of our growth strategy, which may impair our ability to sustain this rate of growth or prevent us from growing at all. More specifically, we may not be able to generate sufficient amounts of new loans and deposits within acceptable risk and expense tolerances or obtain the personnel or funding necessary for additional growth, which may therefore preclude us from developing products and services relating to stablecoin transaction flows and collateral, custodian services, international expansion of our customer base and other potential fintech opportunities, as described under “Business —Who We Are —Our Growth Strategy”. The process of developing new or improved solutions or services for digital currency industry participants is expensive, complex and involves uncertainties.

The success of new or improved solutions and services depends on several factors, including costs, timely completion, regulatory approvals, the introduction, reliability and stability of our solutions and services, differentiation of new or improved solutions and market acceptance. There can be no assurance that we will be successful in developing and marketing our digital currency initiative in a timely manner or at all, or that our new or improved solutions and services will adequately address market demands. Market acceptance and adoption of solutions and services within our digital currency initiative will depend on, among other things, the solutions and services demonstrating a real advantage over existing products and services, the success of our sales and marketing teams in creating awareness of our solutions and services, competitive pricing of such solutions and services, customer recognition of the value of our technology and the general willingness of potential customers to try new technologies. In particular, if we are unable to achieve sufficient market adoption of the SEN, our growth strategy may be adversely affected.

Various factors, such as general economic conditions, conditions in the digital currency industry and competition with other financial institutions and infrastructure service providers, may impede or preclude the growth of our operations. Our business and the growth of our operations are dependent on, among other things, the continued success and growth of the SEN. If conditions in digital currency markets change such that certain trading strategies currently employed by our institutional investor customers become less profitable, the benefits of the SEN and the API may be diminished, resulting in a decrease in our deposit balance and adversely impacting our growth strategy. In addition, if a competitor or another third party were to launch an alternative to the SEN (such as the Federal Reserve’s recently announced plan to develop a virtually real-time payment system for banks, which is expected to be available as early as 2023), we could lose noninterest bearing deposits and our business, financial condition, results of operations and growth strategy could be adversely impacted. Further, we may be unable to attract and retain experienced employees, which could adversely affect our growth.

The success of our strategy also depends on our ability to manage our growth effectively, which depends on many factors, including our ability to adapt our regulatory, compliance, credit, operational, technology and governance infrastructure to accommodate expanded operations, particularly as these relate to the digital currency industry. If we are successful in continuing our growth, we cannot assure you that further growth would offer the same levels of potential profitability, or that we would be successful in controlling costs and maintaining asset quality in the face of that growth. Accordingly, an inability to maintain growth, or an inability to effectively manage growth, could have a material adverse effect on our business, financial condition and results of operations. The further development and acceptance of digital currencies and blockchain technology are subject to a variety of factors that are difficult to evaluate, as discussed above. The slowing or stopping of the development or acceptance of digital currency networks and blockchain technology may adversely affect our ability to continue to grow and capitalize on our digital currency strategy.

The Bank has several large depositor relationships that are concentrated in the digital currency industry generally and among digital currency exchanges in particular, the loss of any of which could force us to fund our business through more expensive and less stable sources.

As of June 30, 2019, the Bank’s 10 largest depositors accounted for $771.2 million in deposits, or approximately 39.8% of the Bank’s total deposits. Deposits from digital currency exchanges represent approximately 33.7% of the Bank’s overall deposits and are held by approximately 51 exchanges. Digital currency exchanges have discretion over which financial institution holds deposits on behalf of its customers. As a result, the Bank is exposed to high customer concentration with our exchange customers. A decision by the customers of an exchange to exit the exchange or a decision by an exchange to withdraw deposits or move deposits to our competitors could result in substantial changes in our deposit base. Exchanges present additional risks because they have been frequent targets and victims of fraud and cyber attacks and the failure or exit of one or more exchanges as customers could have a material adverse effect on our business, financial condition and results of operations.

In addition, withdrawals of deposits by any one of our largest depositors could force us to rely more heavily on borrowings and other sources of funding for our business and withdrawal demands, adversely affecting our net interest margin and results of operations. The Bank may also be forced, because of deposit withdrawals, to rely more heavily on other, potentially more expensive and less stable funding sources. Consequently, the occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

Our digital currency initiative has contributed significantly to an increase in our noninterest bearing deposits, which has driven the Bank’s funding costs to levels that may not be sustainable.

Our digital currency initiative has contributed significantly to an increase in our noninterest bearing deposits, and has allowed us to generate attractive returns on lower risk assets through increased investments in interest earning deposits in other banks and securities, as well as funding limited loan growth. We have increased our noninterest bearing deposits as a percentage of total deposits from 12.4% as of December 31, 2013 to 79.9% as of June 30, 2019, an increase that is largely attributable to our digital currency initiative. Our future growth may be adversely impacted if we are unable to retain and grow this strong, low-cost deposit base. There may be competitive pressures to pay higher interest rates on deposits to our digital currency customers, which could increase funding costs and compress net interest margins. Further, even if we are able to grow and maintain our noninterest bearing deposit base, our deposit balances may decrease if our digital currency customers are offered more attractive returns from our competitors. If our digital currency customers move funds out of deposits, we could lose a low cost source of funds, increasing our funding costs, reducing our net interest income and net interest margin, which could have a material adverse effect on our business, financial condition and results of operations.

The prices of digital currencies are extremely volatile. Fluctuations in the price of various digital currencies may cause uncertainty in the market and could negatively impact trading volumes of digital currencies and therefore the extent to which participants in the digital currency industry demand our services and solutions, which would adversely affect our business, financial condition and results of operations.

The value of digital currencies is based in part on market adoption and future expectations, which may or may not be realized. As a result, the prices of digital currencies are highly speculative. The prices of digital currencies have been subject to dramatic fluctuations to date. Several factors may affect price, including, but not limited to:

•

Global digital currency supply, including various alternative currencies which exist, and global digital currency demand, which can be influenced by the growth or decline of retail merchants’ and commercial businesses’ acceptance of digital currencies as payment for goods and services, the security of online digital currency exchanges and digital wallets that hold digital currencies, the perception that the use and holding of digital currencies is safe and secure and regulatory restrictions on their use;

•

Changes in the software, software requirements or hardware requirements underlying a blockchain network. For example, a fork occurs when there is a change to a digital currency’s underlying protocol, which creates new rules for the system. Forks in the future are likely to occur and there is no assurance that such a fork would not result in a sustained decline in the market price of digital currencies;

•	Changes in the rights, obligations, incentives, or rewards for the various participants in a blockchain network;

•	The maintenance and development of the software protocol of digital currencies;

•	Digital currency exchanges deposit and withdrawal policies and practices, liquidity on such exchanges and interruptions in service from or failures of such exchanges;

•	Regulatory measures, if any, that affect the use and value of crypto-assets;

•	Competition for and among various digital currencies that exist and market preferences and expectations with respect to adoption of individual currencies;

•	Actual or perceived manipulation of the markets for digital currencies;

•	Actual or perceived threats that digital currencies and related activities such as mining have adverse effects on the environment or are tied to illegal activities; and

•	Expectations with respect to the rate of inflation in the economy, monetary policies of governments, trade restrictions and currency devaluations and revaluations.

The digital currency market is volatile, and changes in the prices and/or trading volume of digital currencies may adversely impact our growth strategy and our business. In particular, the impact that changes in prices and/or trading volume of digital currencies have on our deposit balance from customers in the digital currency industry is unpredictable, as any reduction in deposits attributable to such changes may be amplified or mitigated by other developments, such as the onboarding of new customers, loss of existing customers and changes in our customers’ operational and trading strategies. We have experienced deposit fluctuations over the last 18 months, which have been correlated with or contrary to the price and/or trading volume of digital currencies at various times. There can be no assurance that a decrease in the value of digital currencies would not adversely impact the amount of such deposits in the future. In addition, volatility in the values of digital currencies caused by the factors described above or other factors may impact the demand for our services and therefore have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Cybersecurity and Technology

System failure or cybersecurity breaches of our network security could subject us to increased operating costs as well as litigation and other potential losses.

Our computer systems and network infrastructure, including the SEN and API, could be vulnerable to hardware and cybersecurity issues. Our operations are dependent upon our ability to protect our computer equipment against damage from fire, power loss, telecommunications failure or a similar catastrophic event. We could also experience a breach by intentional or negligent conduct on the part of employees or other internal sources. Any damage or failure that causes an interruption in our operations could have a material adverse effect on our financial condition and results of operations.

Our operations are also dependent upon our ability to protect our computer systems and network infrastructure, including the SEN, the API, and our other online banking systems, against damage from physical break-ins, cybersecurity breaches and other disruptive problems caused by the internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability, damage our reputation and inhibit the use of our internet banking services by current and potential customers. We could also become the target of various cyberattacks as a result of our focus on the digital currency industry. We regularly add additional security measures to our computer systems and network infrastructure to mitigate the possibility of cybersecurity breaches, including firewalls and penetration testing. However, it is difficult or impossible to defend against every risk being posed by changing technologies as well as acts of cyber-crime. Increasing sophistication of cyber criminals and terrorists make keeping up with new threats difficult and could result in a system breach. Controls employed by our information technology department and cloud vendors could prove inadequate. A breach of our security that results in unauthorized access to our data could expose us to a disruption or challenges relating to our daily operations, as well as to data loss, litigation, damages, fines and penalties, significant increases in compliance costs and reputational damage, any of which could have a material adverse effect on our business, financial condition and results of operations.

We may not have the resources to keep pace with rapid technological changes in the industry or implement new technology effectively.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to serving customers better, the effective use of technology increases efficiency and enables financial institutions to reduce costs. As a result, to stay current with the industry, our business model may need to evolve as well. Our future success will depend, at least in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations as we continue to grow and expand our products and service offerings. We may experience operational challenges as we implement these new technology enhancements or products, which could impair our ability to realize the anticipated benefits from such new technology or require us to incur significant costs to remedy any such challenges in a timely manner. From time to time, we may modify aspects of our business model relating to our product mix and service offerings. We cannot offer any assurance that these or any other modifications will be successful.

The technology relied upon by the Company, including the SEN, the API and our other on-line banking systems, may not function properly, which may have a material impact on the Company’s operations and financial conditions. There may be no alternatives available if such technology does not work as anticipated. The importance of the SEN, the API and our other on-line banking systems to the Company’s operations means that any problems in its functionality would have a material adverse effect on the Company’s operations. This technology may malfunction because of internal problems or because of cyberattacks or external security breaches. Any such technological problems would have a material adverse impact on the Company’s business model and growth strategy.

Many of our larger competitors have substantially greater resources to invest in technological improvements. Third parties upon which we rely for our technology needs may not be able to develop, on a cost-effective basis, systems that will enable us to keep pace with such developments. As a result, our larger competitors may be able to offer additional or superior products compared to those that we will be able to provide, which would put us at a competitive disadvantage. We may lose customers seeking new technology-driven products and services to the extent we are unable to provide such products and services. The ability to keep pace with technological change is important and the failure to do so could adversely affect our business, financial condition and results of operations.

Our operations could be interrupted if our third-party service providers experience operational or other systems difficulties, terminate their services or fail to comply with banking regulations.

We outsource some of our operational activities and accordingly depend on relationships with many third-party service providers. Specifically, we rely on third parties for certain services, including, but not limited to, core systems support, informational website hosting, internet services, online account opening and other processing services. Our business depends on the successful and uninterrupted functioning of our information technology and telecommunications systems and third-party service providers. The failure of these systems, a cybersecurity breach involving any of our third-party service providers or the termination or change in terms of a third-party software license or service agreement on which any of these systems is based could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. Replacing vendors or addressing other issues with our third-party service providers could entail significant delay, expense and disruption of service.

As a result, if these third-party service providers experience difficulties, are subject to cybersecurity breaches, or terminate their services, and we are unable to replace them with other service providers, particularly on a timely basis, our operations could be interrupted. If an interruption were to continue for a significant period, our business, financial condition and results of operations could be adversely affected. Even if we can replace third-party service providers, it may be at a higher cost to us, which could adversely affect our business, financial condition and results of operations.

In addition, the Bank’s primary federal regulator, the Federal Reserve, has issued guidance outlining the expectations for third-party service provider oversight and monitoring by financial institutions. The federal banking agencies, including the Federal Reserve, have also issued enforcement actions against financial institutions for failure in oversight of third-party providers and violations of federal banking law by such providers when performing services for financial institutions. Accordingly, our operations could be interrupted if any of our third-party service providers experience difficulties, are subject to cybersecurity breaches, terminate their services or fail to comply with banking regulations, which could adversely affect our business, financial condition and results of operations. In addition, our failure to adequately oversee the actions of our third-party service providers could result in regulatory actions against the Bank, which could adversely affect our business, financial condition and results of operations.

Risks Related to Our Traditional Banking Business

As a business operating in the financial services industry, our business and operations may be adversely affected in numerous and complex ways by weak economic conditions.

Our business and operations, which primarily consist of lending money to clients in the form of loans, borrowing money from clients in the form of deposits and investing in interest earning deposits in other banks and securities, are sensitive to general business and economic conditions in the United States. We solicit deposits throughout the United States and, while our primary lending market is the state of California, we purchase and originate loans throughout the United States. If the U.S. economy weakens, our growth and profitability from our lending, deposit and investment operations could be constrained. Uncertainty about the federal fiscal policymaking process, the medium- and long-term fiscal outlook of the federal government and future tax rates is a concern for businesses, consumers and investors in the United States. While there has been an improvement in the U.S. economy since the 2008 financial crisis as evidenced by a rebound in the housing market, lower unemployment and higher equity capital markets, economic growth has been uneven and opinions vary on the strength and direction of the economy. Uncertainties also have arisen regarding the potential for a reversal or renegotiation of international trade agreements, the effects of the legislation commonly known as Tax Cuts and Jobs Act of 2017, or the Tax Act, and the impact such actions and other policies the current administration may have on economic and market conditions.

Weak economic conditions are characterized by numerous factors, including deflation, fluctuations in debt and equity capital markets, a lack of liquidity and depressed prices in the secondary market for mortgage loans, increased delinquencies on mortgage, consumer and commercial loans, residential and commercial real estate price declines and lower levels of home sales and commercial activity. The current economic environment is characterized by lower interest rates than historically have been the case, which impacts our ability to generate attractive earnings through our loan and investment portfolios. These factors can individually or in the aggregate be detrimental to our business, and the interplay between these factors can be complex and unpredictable. Adverse economic conditions could have a material adverse effect on our business, financial condition and results of operations.

Our commercial banking clients and their operations are concentrated in Southern California and we are more sensitive than our more geographically diversified competitors to adverse changes in the local economy.

Unlike many of our larger competitors that maintain significant operations located outside our market area, a substantial portion of our commercial business clients are located and doing business in Southern California. Therefore, our success depends substantially upon the general economic conditions in this area, which we cannot predict with certainty. As a result, our operations and profitability may be more adversely affected by a local economic downturn in Southern California than those of larger, more geographically diverse competitors. A downturn in the local economy generally could make it more difficult for our borrowers to repay their loans and may lead to loan losses that are not offset by operations in other markets. For these reasons, any regional or local economic downturn that affects Southern California, or existing or prospective borrowers in Southern California, could have a material adverse effect on our business, financial condition and results of operations. To a significantly lesser extent, our Bank provides financing to clients who live or have companies or properties located outside our core Southern California markets, such as Arizona and Florida. In such cases, we would face similar local market risks in those communities for these clients.

We face strong competition from financial services companies and other companies that offer banking services.

We operate in the highly competitive financial services industry and face significant competition for customers from financial institutions located both within and beyond our principal markets. We compete with commercial banks, savings banks, credit unions, nonbank financial services companies and other financial institutions operating both within our market areas and nationally, and in respect of our digital currency initiative we also compete with other entities in the digital currency industry, including a limited number of other banks providing services to the digital currency industry and digital currency exchanges. In addition, as customer preferences and expectations continue to evolve, technology has lowered barriers to entry and made it possible for banks to expand their geographic reach by providing services over the internet and for nonbanks to offer products and services traditionally provided by banks, such as automatic payment systems. The banking industry is experiencing rapid changes in technology and, as a result, our future success will depend in part on our ability to address our customers’ needs by using technology. Customer loyalty can be influenced by a competitor’s new products, especially offerings that could provide cost savings or a higher return to the customer. Increased lending activity of competing banks following the 2008–2009 economic downturn has also led to increased competitive pressures on loan rates and terms for high quality credits. We may not be able to compete successfully with other financial institutions in our markets, and we may have to pay higher interest rates to attract deposits, accept lower yields to attract loans and pay higher wages for new employees, resulting in lower net interest margins and reduced profitability.

Many of our non-bank competitors are not subject to the same extensive regulations that govern our activities and may have greater flexibility in competing for business. The financial services industry could become even more competitive because of legislative, regulatory and technological changes and continued consolidation. In addition, some of our current commercial banking customers may seek alternative banking sources as they develop needs for credit facilities larger than we may be able to accommodate.

Our inability to compete successfully in the markets in which we operate could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to measure and limit our credit risk adequately, which could lead to unexpected losses.

The business of lending is inherently risky, including risks that the principal of or interest on any loan will not be repaid in a timely manner or at all or that the value of any collateral supporting the loan will be insufficient to cover our outstanding exposure. These risks may be affected by the financial condition of the borrower, the strength of the borrower’s business sector and local, regional and national market and economic conditions. Many of our loans are made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers. Our risk management practices, such as monitoring the concentration of our loans within specific industries, and our credit approval practices may not adequately reduce credit risk. Further, our credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting customers and the quality of the loan portfolio. A failure to measure and limit the credit risk associated with our loan portfolio effectively could lead to unexpected losses and have a material adverse effect on our business, financial condition and results of operations.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

We maintain an allowance for loan losses that represents management’s judgment of probable losses and risks inherent in our loan portfolio. As of June 30, 2019, our allowance for loan losses totaled $7.0 million, which represents approximately 1.02% of our total gross loans held-for-investment. The level of the allowance reflects management’s continuing evaluation of general economic conditions, diversification and seasoning of the loan portfolio, historic loss experience, identified credit problems, delinquency levels and adequacy of collateral. The determination of the appropriate level of our allowance for loan losses is inherently highly subjective and requires management to make significant estimates of and assumptions regarding current credit risks, all of which may undergo material changes. Inaccurate management assumptions, deterioration of economic conditions affecting borrowers, new information regarding existing loans, identification or deterioration of additional problem loans, acquisition of problem loans and other factors (including third-party review and analysis), both within and outside of our control, may require us to increase our allowance for loan losses. In addition, our regulators, as an integral part of their periodic examination, review our methodology for calculating, and the adequacy of, our allowance for loan losses and may direct us to make additions to the allowance based on their judgments about information available to them at the time of their examination. Further, if actual charge-offs in future periods exceed the amounts allocated to our allowance for loan losses, we may need additional provisions for loan losses to restore the adequacy of our allowance for loan losses. Finally, the measure of our allowance for loan losses depends on the adoption and interpretation of accounting standards. The Financial Accounting Standards Board, or FASB, has recently issued a new credit impairment model, the Current Expected Credit Loss, or CECL, model, which will become applicable to us on January 1, 2020. In July 2019, FASB voted to delay the effective date for smaller reporting companies, such as the Company, until fiscal years beginning after December 15, 2022, pending final approval. The CECL model will require financial institutions to estimate and develop a provision for credit losses over the lifetime of the loan at origination, as opposed to reserving for probable incurred losses up to the balance sheet date. Under the CECL model, our estimate of credit losses over the life of the loan would be reflected in the statement of operations in the period of origination or acquisition of the loan, with changes in expected credit losses due to further credit deterioration or improvement reflected in the periods in which the expectation changes. Accordingly, the CECL model could require financial institutions like the Bank to increase their allowances for loan losses. Moreover, the CECL model may create more volatility in our level of allowance for loan losses. If we are required to materially increase our level of allowance for loan losses for any reason, such increase could adversely affect our business, financial condition and results of operations.

Our commercial real estate loan portfolio exposes us to credit risks that may be greater than the risks related to other types of loans.

As of June 30, 2019, approximately $331.0 million, or 48.1%, of our total gross loans held-for-investment were commercial real estate loans (including owner-occupied commercial real estate loans). Further, as of June 30, 2019, our commercial real estate loans (excluding owner-occupied commercial real estate loans) totaled 149.4% of our total risk-based capital. These loans typically involve repayment that depends upon income generated, or expected to be generated, by the property securing the loan in amounts sufficient to cover operating expenses and debt service. The availability of such income for repayment may be adversely affected by changes in the economy or local market conditions. These loans expose a lender to the risk of liquidating the collateral securing these loans in times when there may be significant fluctuation of commercial real estate values. Additionally, commercial real estate loans generally involve relatively large balances to single borrowers or related groups of borrowers. Unexpected deterioration in the credit quality of our commercial real estate loan portfolio could require us to increase our allowance for loan losses, which would reduce our profitability and could have a material adverse effect on our business, financial condition and results of operations.

Because a significant portion of our loan portfolio held-for-investment is comprised of real estate loans, negative changes in the economy affecting real estate values and liquidity could impair the value of collateral securing our real estate loans and result in loan and other losses.

As of June 30, 2019, approximately $619.8 million, or 90.0%, of our total gross loans held-for-investment were loans with real estate as a primary or secondary component of collateral. The market value of real estate can fluctuate significantly in a short period of time. As a result, adverse developments affecting real estate values and the liquidity of real estate in our primary markets could increase the credit risk associated with our loan portfolio, and could result in losses that adversely affect our credit quality, financial condition and results of operations. Negative changes in the economy affecting real estate values and liquidity in our market areas could significantly impair the value of property pledged as collateral on loans and affect our ability to sell the collateral upon foreclosure without a loss or additional losses. Collateral may have to be sold for less than the outstanding balance of the loan, which could result in losses on such loans. Such declines and losses would have a material adverse effect on our business, financial condition and results of operations. If real estate values decline, it is also more likely that we would be required to increase our allowance for loan losses, which could adversely affect our business, financial condition and results of operations.

Appraisals and other valuation techniques we use in evaluating and monitoring loans secured by real property, other real estate owned and repossessed personal property may not accurately describe the net value of the asset.

In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made and, as real estate values may change significantly in relatively short periods of time (especially in periods of heightened economic uncertainty), this estimate may not accurately describe the net value of the real property collateral after the loan is made. As a result, we may not be able to realize the full amount of any remaining indebtedness when we foreclose on and sell the relevant property. In addition, we rely on appraisals and other valuation techniques to establish the value of our other real estate owned, or OREO, and personal property that we acquire through foreclosure proceedings and to determine certain loan impairments. If any of these valuations are inaccurate, our combined and consolidated financial statements may not reflect the correct value of our OREO, and our allowance for loan losses may not reflect accurate loan impairments. This could have a material adverse effect on our business, financial condition or results of operations.

In the case of defaults on loans secured by real estate, we may be forced to foreclose on the collateral, subjecting us to the costs and potential risks associated with the ownership of the real property, or consumer protection initiatives or changes in state or federal law that may substantially raise the cost of foreclosure or prevent us from foreclosing at all.

Since we originate loans secured by real estate, we may have to foreclose on the collateral property to protect our investment and may thereafter own and operate such property for some period, in which case we would be exposed to the risks inherent in the ownership of real estate. As of June 30, 2019, we held approximately $112,000 in OREO that is currently marketed for sale. The amount that we, as a mortgagee, may realize after a default depends on factors outside of our control, including, but not limited to, general or local economic conditions, environmental cleanup liabilities, assessments, interest rates, real estate tax rates, operating expenses of the mortgaged properties, our ability to obtain and maintain adequate occupancy of the properties, zoning laws, governmental and regulatory rules, and natural disasters. Our inability to manage the amount of costs or size of the risks associated with the ownership of real estate, or write-downs in the value of other real estate owned, could have a material adverse effect on our business, financial condition and results of operations.

Additionally, consumer protection initiatives or changes in state or federal law may substantially increase the time and expense associated with the foreclosure process or prevent us from foreclosing at all. Some states in recent years have either considered or adopted foreclosure reform laws that make it substantially more difficult and expensive for lenders to foreclose on properties in default. If new state or federal laws or regulations are ultimately enacted that significantly raise the cost of foreclosure or raise outright barriers, such laws could have a material adverse effect on our business, financial condition and results of operation.

We are subject to claims and litigation pertaining to intellectual property.

Banking and other financial services companies, such as our Company, rely on technology companies to provide information technology products and services necessary to support their day-to-day operations. Technology companies frequently pursue litigation based on allegations of patent infringement or other violations of intellectual property rights. In addition, patent holding companies seek to monetize patents they have purchased or otherwise obtained. Competitors of our vendors, or other individuals or companies, may from time to time claim to hold intellectual property sold to us by our vendors. Such claims may increase in the future as the financial services sector becomes more reliant on information technology vendors. The plaintiffs in these actions frequently seek injunctions and substantial damages.

Regardless of the scope or validity of such patents or other intellectual property rights, or the merits of any claims by potential or actual litigants, we may have to engage in protracted litigation. Such litigation is often expensive, time-consuming, disruptive to our operations and distracting to management. If we are found to infringe one or more patents or other intellectual property rights, we may be required to pay substantial damages or royalties to a third party. In certain cases, we may consider entering into licensing agreements for disputed intellectual property, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur. These licenses may also significantly increase our operating expenses. If legal matters related to intellectual property claims were resolved against us or settled, we could be required to make payments in amounts that could have a material adverse effect on our business, financial condition and results of operations.

Third parties may assert intellectual property claims relating to the holding and transfer of digital assets and their source code. Regardless of the merit of any intellectual property or other legal action, any threatened action that reduces confidence in long-term viability or the ability of end-users to hold and transfer the currency may adversely affect an investment in digital currencies. Additionally, a meritorious intellectual property claim could prevent investors and other end-users from accessing, holding or transferring their digital currency, which could force the liquidation of holdings of such digital currency (if liquidation is possible). As a result, intellectual property claims against large digital currency participants could adversely affect the business and operations of digital currency exchanges as well as our own.

We may not be able to protect our intellectual property rights, and may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful.

Competitors may violate our intellectual property rights. To counter infringement or unauthorized use, litigation may be necessary to enforce or defend our intellectual property rights, to protect our trade secrets and/or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others. Such litigation can be expensive and time consuming, which could divert management resources and harm our business and financial results. Potential competitors may have the ability to dedicate greater resources to litigate intellectual property rights than we can. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property.

We may be subject to environmental liabilities relating to the real properties we own and the foreclosure on real estate assets securing loans in our loan portfolio.

In conducting our business, we may foreclose on and take title to real estate or otherwise be deemed to be in control of property that serves as collateral on loans we make. As a result, we could be subject to environmental liabilities with respect to those properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties relating to environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property.

The cost of removal or abatement may substantially exceed the value of the affected properties or the loans secured by those properties, we may not have adequate remedies against the prior owners or other responsible parties and we may not be able to resell the affected properties either before or after completion of any such removal or abatement procedures. If material environmental problems are discovered before foreclosure, we generally will not foreclose on the related collateral or will transfer ownership of the loan to a subsidiary. It should be noted, however, that the transfer of the property or loans to a subsidiary may not protect us from environmental liability. Furthermore, despite these actions on our part, the value of the property as collateral will generally be substantially reduced or we may elect not to foreclose on the property and, as a result, we may suffer a loss upon collection of the loan. Any significant environmental liabilities could have a material adverse effect on our business, financial condition and results of operations.

Our mortgage warehouse division may not continue to provide us with significant noninterest income and interest income.

A portion of our lending involves the funding of single family residential mortgage loans originated by third party mortgage bankers. Mortgage warehouse fee income has fluctuated with mortgage warehouse activity and such income amounted to $0.7 million, $1.5 million and $1.7 million for the six months ended June 30, 2019 and the years ended December 31, 2018 and 2017, respectively. The residential mortgage business is highly competitive and highly susceptible to changes in market interest rates, consumer confidence levels, employment statistics, the capacity and willingness of secondary market purchasers to acquire and hold or securitize loans, and other factors beyond our control. Additionally, in many respects, the traditional mortgage origination business is relationship-based, and dependent on mortgage banker relationships. The loss one or more mortgage banker relationships could have the effect of reducing the level or rate of growth of our mortgage warehouse activity. Because of these factors, we cannot be certain that we will be able to maintain or increase the volume or percentage of revenue or net income produced by the mortgage warehouse business.

Our mortgage warehouse lending business may expose us to increased lending and other risks.

Risks associated with our mortgage warehouse loans include risks relating to the mortgage bankers to which we provide funding, including the risk of intentional misrepresentation or fraud; changes in the market value of mortgage loans originated by the mortgage banker, the sale of which is the expected source of repayment of the warehouse funding we provide, due to changes in interest rates during the time in warehouse; and originations of mortgage loans that are unsalable or impaired, which could lead to decreased collateral value and the failure of a prospective purchaser of the mortgage loan to ultimately purchase the loan from the mortgage banker. Any one or a combination of these events may adversely affect our loan portfolio and may result in increased delinquencies, loan losses and increased future provision levels, which, in turn, could adversely affect our business, financial condition and results of operations.

Our concentration of large loans to a limited number of borrowers may increase our credit risk.

As of June 30, 2019, our 10 largest borrowing relationships accounted for approximately 32.9% of our total gross loans held-for-investment. Along with other risks inherent in these loans, such as the deterioration of the underlying businesses or property securing these loans, this high concentration of borrowers presents a risk to our lending operations. If any one of these borrowers becomes unable to repay its loan obligations because of economic or market conditions, or personal circumstances, such as divorce or death, our nonaccrual loans and our allowance for loan and lease losses could increase significantly, which could have a material adverse effect on our assets, business, financial condition and results of operations.

A lack of liquidity could impair our ability to fund operations and adversely impact our business, financial condition and results of operations.

Liquidity is essential to our business. We rely on our ability to generate deposits and effectively manage the repayment and maturity schedules of our loans and investment securities, respectively, to ensure that we have adequate liquidity to fund our operations. An inability to raise funds through deposits, borrowings, sales of our investment securities, sales of loans or other sources could have a substantial negative effect on our liquidity and our ability to continue our growth strategy.

Our most important source of funds is deposits. As of June 30, 2019, approximately $1.5 billion, or 79.9%, of our total deposits were noninterest bearing demand accounts. These deposits are subject to potentially dramatic fluctuations due to certain factors that may be outside of our control, such as a loss of confidence by customers in us or the banking sector generally, customer perceptions of our financial health and general reputation, any of which could result in significant outflows of deposits within short periods of time increasing our funding costs and reducing our net interest income and net income. Substantially all of these noninterest bearing demand accounts are deposits from our customers in the digital currency industry.

Additional liquidity is provided by our ability to borrow from the Federal Home Loan Bank of San Francisco, or the FHLB, and the Federal Reserve Bank of San Francisco, or the FRB. We also may borrow funds from third-party lenders, such as other financial institutions. Our access to funding sources in amounts adequate to finance or capitalize our activities, or on terms that are acceptable to us, could be impaired by factors that affect us directly or the financial services industry or economy in general, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry. Our access to funding sources could also be affected by one or more adverse regulatory actions against us.

Any decline in available funding could adversely impact our ability to originate loans, invest in securities, meet our expenses or fulfill obligations such as repaying our borrowings or meeting deposit withdrawal demands, any of which could, in turn, have a material adverse effect on our business, financial condition and results of operations.

By engaging in derivative transactions, we are exposed to additional credit and market risk.

By engaging in derivative transactions, we are exposed to counterparty credit and market risk. If the counterparty fails to perform, credit risk exists to the extent of the fair value gain in the derivative. Market risk exists to the extent that interest rates change in ways that are significantly different from what was modeled when we entered into the derivative transaction. The existence of credit and market risk associated with our derivative instruments could adversely affect our revenue and, therefore, could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on the use of data and modeling in our management’s decision-making, and faulty data or modeling approaches could negatively impact our decision-making ability or possibly subject us to regulatory scrutiny in the future.

The use of statistical and quantitative models and other quantitative analyses is necessary for bank decision-making, and the employment of such analyses is becoming increasingly widespread in our operations.

Liquidity stress testing, interest rate sensitivity analysis and the identification of possible violations of anti-money laundering regulations are all examples of areas in which we are dependent on models and the data that underlies them. The use of statistical and quantitative models is also becoming more prevalent in regulatory compliance. While we are not currently subject to annual Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, stress testing and the Comprehensive Capital Analysis and Review submissions, we believe that model-derived testing may become more extensively implemented by regulators in the future.

We anticipate data-based modeling will penetrate further into bank decision-making, particularly risk management efforts, as the capacities developed to meet rigorous stress testing requirements are able to be employed more widely and in differing applications. While we believe these quantitative techniques and approaches improve our decision-making, they also create the possibility that faulty data or flawed quantitative approaches could negatively impact our decision-making ability or, if we become subject to regulatory stress-testing in the future, adverse regulatory scrutiny. Secondarily, because of the complexity inherent in these approaches, misunderstanding or misuse of their outputs could similarly result in suboptimal decision-making.

We are subject to interest rate risk as fluctuations in interest rates may adversely affect our earnings.

Most of our banking assets and liabilities are monetary in nature and subject to risk from changes in interest rates. Like most financial institutions, our earnings are significantly dependent on our net interest income, the principal component of our earnings, which is the difference between interest earned by us from our interest earning assets, such as loans and investment securities, and interest paid by us on our interest bearing liabilities, such as deposits and borrowings. We expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest bearing liabilities will be more sensitive to changes in market interest rates than our interest earning assets, or vice versa. In either case, if market interest rates should move contrary to our position, this gap will negatively impact our earnings. The impact on earnings is more adverse when the slope of the yield curve flattens; that is, when short-term interest rates increase more than long-term interest rates or when long-term interest rates decrease more than short-term interest rates. Many factors impact interest rates, including governmental monetary policies, inflation, recession, changes in unemployment, the money supply, international economic weakness and disorder and instability in domestic and foreign financial markets. In addition, the Federal Reserve has stated its intention to end its quantitative easing program and has begun to reduce the size of its balance sheet by selling securities, which might also affect interest rates. As of June 30, 2019, approximately 68.6% of our interest earning assets and approximately 35.7% of our interest bearing liabilities had a variable interest rate.

Interest rate increases often result in larger payment requirements for our borrowers, which increases the potential for default and could result in a decrease in the demand for loans. At the same time, the marketability of the property securing a loan may be adversely affected by any reduced demand resulting from higher interest rates. In a declining interest rate environment, there may be an increase in prepayments on loans as borrowers refinance their loans at lower rates. In addition, in a low interest rate environment, loan customers often pursue long-term fixed rate borrowings, which could adversely affect our earnings and net interest margin if rates later increase. Changes in interest rates also can affect the value of loans, securities and other assets. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on loans may lead to an increase in nonperforming assets and a reduction of income recognized, which could have a material adverse effect on our results of operations and cash flows. Further, when we place a loan on nonaccrual status, we reverse any accrued but unpaid interest receivable, which decreases interest income. At the same time, we continue to incur costs to fund the loan, which is reflected as interest expense, without any interest income to offset the associated funding expense. Thus, an increase in the amount of nonperforming assets could have a material adverse impact on net interest income. If short-term interest rates remain at their historically low levels for a prolonged period and assuming longer-term interest rates fall further, we could experience net interest margin compression as our interest earning assets would continue to reprice downward while our interest bearing liability rates could fail to decline in tandem. Such an occurrence would reduce our net interest income and could have a material adverse effect on our business, financial condition and results of operations.

The potential cessation of LIBOR and the uncertainty over possible replacements for LIBOR may adversely affect our business.

On July 27, 2017, the Chief Executive of the United Kingdom Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. The potential cessation of LIBOR quotes in 2021 and the uncertainty over possible replacement rates for LIBOR creates substantial risks to the banking industry, including us.

On April 3, 2018, the Federal Reserve Bank of New York commenced publication of three reference rates based on overnight U.S. Treasury repurchase agreement transactions, including the Secured Overnight Financing Rate, which has been recommended as an alternative to U.S. dollar LIBOR by the Alternative Reference Rates Committee. Further, the Bank of England is publishing a reformed Sterling Overnight Index Average, comprised of a broader set of overnight Sterling money market transactions, which has been selected by the Working Group on Sterling Risk-Free Reference Rates as the alternative rate to Sterling LIBOR. Central bank-sponsored committees in other jurisdictions, including Europe, Japan and Switzerland, have, or are expected to, select alternative reference rates denominated in other currencies. However, at this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the cost of transitioning to or the effect of any such alternatives on the value of LIBOR-based securities or the outstanding loans with interest rates based on LIBOR that we have made to borrowers, including certain of the Company’s floating rate subordinated debentures, derivatives, other securities or financial arrangements given LIBOR’s role in determining market interest rates globally. If a published LIBOR rate is unavailable after 2021, the interest rates on our subordinated debentures, which are currently based on the LIBOR rate, will be determined as set forth in the accompanying offering documents, and the value of such securities may be adversely affected. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR could also cause confusion that could disrupt the capital and credit markets more broadly. Currently, the manner and impact of this transition and related developments, as well as the effect of an alternative reference rate on our future and legacy funding costs, loan and investment securities portfolios, asset-liability management and business, is uncertain.

Any future failure to maintain effective internal control over financial reporting could impair the reliability of our financial statements, which in turn could harm our business, impair investor confidence in the accuracy and completeness of our financial reports and our access to the capital markets and cause the price of our common stock to decline and subject us to regulatory penalties.

If we fail to maintain effective internal control over financial reporting, we may not be able to report our financial results accurately and in a timely manner, in which case our business may be harmed, investors may lose confidence in the accuracy and completeness of our financial reports, we could be subject to regulatory penalties and the price of our common stock may decline.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting and for evaluating and reporting on that system of internal control. Our internal control over financial reporting consists of a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, or GAAP. As a public company, we will be required to comply with the Sarbanes-Oxley Act and other rules that govern public companies. We will be required to certify our compliance with Section 404 of the Sarbanes-Oxley Act beginning with our second annual report on Form 10-K, which will require us to furnish annually a report by management on the effectiveness of our internal control over financial reporting. In addition, our independent registered public accounting firm may be required to report on the effectiveness of our internal control over financial reporting beginning as of that second annual report on Form 10-K.

The accuracy of our financial statements and related disclosures could be affected if the judgments, assumptions or estimates used in our critical accounting policies are inaccurate.

The preparation of financial statements and related disclosures in conformity with GAAP requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Our critical accounting policies, which are included in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, describe those significant accounting policies and methods used in the preparation of our consolidated financial statements that we consider critical because they require judgments, assumptions and estimates that materially affect our consolidated financial statements and related disclosures. As a result, if future events or regulatory views concerning such analysis differ significantly from the judgments, assumptions and estimates in our critical accounting policies, those events or assumptions could have a material impact on our consolidated financial statements and related disclosures, in each case resulting in our need to revise or restate prior period financial statements, cause damage to our reputation and the price of our common stock and adversely affect our business, financial condition and results of operations.

There could be material changes to our financial statements and disclosures if there are changes in accounting standards or regulatory interpretations of existing standards

From time to time the FASB or the SEC may change the financial accounting and reporting standards that govern the preparation of our financial statements. Such changes may result in us being subject to new or changing accounting and reporting standards. In addition, the bodies that interpret the accounting standards (such as banking regulators or outside auditors) may change their interpretations or positions on how new or existing standards should be applied. These changes may be beyond our control, can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retrospectively, or apply an existing standard differently and retrospectively, in each case resulting in our needing to revise or restate prior period financial statements, which could materially change our financial statements and related disclosures, cause damage to our reputation and the price of our common stock, and adversely affect our business, financial condition and results of operations.

We could recognize losses on investment securities held in our securities portfolio, particularly if interest rates increase or economic and market conditions deteriorate.

We invest a percentage of our total assets (41.1% as of June 30, 2019) in investment securities with the primary objectives of providing a source of liquidity, providing an appropriate return on funds invested, managing interest rate risk and meeting pledging requirements. As of June 30, 2019, the fair value of our available-for-sale investment securities portfolio was $920.5 million, which included gross unrealized losses of $4.2 million and gross unrealized gains of $9.9 million. Factors beyond our control can significantly and adversely influence the fair value of securities in our portfolio. For example, fixed-rate securities are generally subject to decreases in market value when interest rates rise. Additional factors include, but are not limited to, rating agency downgrades of the securities, defaults by the issuer or individual borrowers with respect to the underlying securities and instability in the credit markets. Any of the foregoing factors could cause other-than-temporary impairment in future periods and result in realized losses. The process for determining whether impairment is other-than-temporary usually requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting interest rates, the financial condition of issuers of the securities and the performance of the underlying collateral, we may recognize realized and/or unrealized losses in future periods, which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to certain operational risks, including, but not limited to, customer, employee or third-party fraud and data processing system failures and errors.

Employee errors and employee or customer misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.

We maintain a system of internal controls to mitigate operational risks, including data processing system failures and errors and customer or employee fraud, as well as insurance coverage designed to protect us from material losses associated with these risks, including losses resulting from any associated business interruption. If our internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could adversely affect our business, financial condition and results of operations.

In addition, we rely heavily upon information supplied by third parties, including the information contained in credit applications, property appraisals, title information and employment and income documentation, in deciding which loans we will originate, as well as the terms of those loans. If any of the information upon which we rely is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than expected, or we may fund a loan that we would not have funded or on terms that do not comply with our general underwriting standards. Whether a misrepresentation is made by the applicant or another third party, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsellable or subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate, and it is often difficult to recover any of the resulting monetary losses we may suffer, which could adversely affect our business, financial condition and results of operations.

We rely heavily on our executive management team and other key employees, and we could be adversely affected by the unexpected loss of their services.

We are led by an experienced core management team with substantial experience in the markets that we serve, and our operating strategy focuses on providing products and services through long-term relationship managers and ensuring that our largest clients have relationships with our senior management team. Accordingly, our success depends in large part on the performance of these key personnel, as well as on our ability to attract, motivate and retain highly qualified senior and middle management. Competition for employees is intense and the process of locating key personnel with the combination of skills and attributes required to execute our business plan may be lengthy. If any of our executive officers, other key personnel or directors leaves us or our Bank, our financial condition and results of operations may suffer because of his or her skills, knowledge of our market, years of industry experience and the difficulty of promptly finding qualified personnel to replace him or her.

Negative public opinion regarding the Company or failure to maintain our reputation in the communities we serve could adversely affect our business and prevent us from growing our business.

As a community bank and service provider to the digital currency industry, our Bank’s reputation within the communities we serve is critical to our success. We believe we have built strong personal and professional relationships with our customers and are active members of the communities we serve. As such, we strive to enhance our reputation by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve and delivering superior service to our customers. If our reputation is negatively affected by the actions of our employees or otherwise, including because of a successful cyberattack against us or other unauthorized release or loss of customer information, we may be less successful in attracting new talent and customers or may lose existing customers, and our business, financial condition and results of operations could be adversely affected. In addition, if the reputation of the digital currency industry as a whole is harmed, including due to events such as cybersecurity breaches, scams perpetrated by bad actors or other unforeseen developments as a result of the evolving regulatory landscape of the digital currency industry, our reputation may be negatively affected due to our connection with the digital currency industry, which could adversely affect our business, financial condition and results of operations. Our exposure to and interactions with the digital currency industry put us at a higher risk of media attention and scrutiny. Further, negative public opinion can expose us to litigation and regulatory action and delay and impede our efforts to implement our expansion strategy, which could further adversely affect our business, financial condition and results of operations.

We may not be able to raise the additional capital needed, in absolute terms or on terms acceptable to us, to fund our growth in the future if we continue to grow at our current pace.

After giving effect to this offering, we believe that we will have sufficient capital to meet our capital needs for our immediate growth plans. However, we will continue to need capital to support our longer-term growth plans. If capital is not available on favorable terms when we need it, we will have to either issue common stock or other securities on less than desirable terms or reduce our rate of growth until market conditions become more favorable. Either of such events could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Regulation

There is substantial legal and regulatory uncertainty regarding the regulation of digital currencies and digital currency activities. This uncertainty or adverse regulatory changes may inhibit the growth of the digital currency industry, including our customers, and therefore have a material adverse effect on the digital currency initiative.

The U.S. Congress, U.S. state legislatures, and a number of U.S. federal and state regulators and law enforcement agencies, including FinCEN, U.S. federal banking regulators, SEC, CFTC, the Financial Industry Regulatory Authority, or FINRA, the Consumer Financial Protection Bureau, or CFPB, the Department of Justice, the Department of Homeland Security, the Federal Trade Commission, the Federal Bureau of Investigation, the Internal Revenue Service, or the IRS, and state banking regulators, state financial services regulators, and states attorney generals, have been examining the operations of digital currency networks, exchanges, and digital currency businesses, with particular focus on the extent to which digital currencies can be used for illegal activities, including but not limited to laundering the proceeds of illegal activities, funding criminal or terrorist enterprises, engaging in fraudulent activities (see “—Risks Related to the Digital Currency Industry”), as well as whether and the extent to which digital currency businesses should be subject to existing or new regulation, including those applicable to banks, securities intermediaries, derivatives intermediaries, or money transmitters.

For example, FinCEN requires firms engaged in the business of administration, exchange, or transmission of a virtual currency to register with FinCEN under its money services business licensing regime. The New York DFS has established a licensing regime for businesses involved in virtual currency business activity in or involving New York, commonly known as BitLicense regime. The SEC and CFTC have each issued formal and informal guidance on the applicability of securities and derivatives regulations to digital currencies and digital currency activities. The SEC has suggested that, depending on the circumstances, an initial coin offering, or ICO, may constitute securities offerings subject to the provisions of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and that some ICOs in the past have been illegal, which could, in turn, result in regulatory actions or other scrutiny against our customers or us. The SEC has also stated that venues that permit trading of tokens that are deemed securities are required to either register as national securities exchanges under Section 6 of the Exchange Act or obtain an exemption. If any of our digital currency customers are subject to regulatory actions relating to illegal securities offerings or are required to register as a national securities exchange under the Exchange Act, we may experience a substantial loss of deposits and our business may be materially adversely affected.

Many state and federal agencies have also issued consumer advisories regarding the risks posed to users and investors in digital currencies. U.S. federal and state legislatures, regulators and law enforcement agencies continue to develop views and approaches to a wide variety of digital currencies and activities involved in digital currencies and it is likely that, as the legal and regulatory landscape develops, additional regulatory requirements could apply to digital currency businesses, including our digital currency customers and us. U.S. state and federal, and foreign regulators and legislatures have taken legal actions against digital currency businesses or adopted restrictions in response to adverse publicity arising from hacks, consumer harm, criminal activity, or other activities related to digital currencies. Ongoing and future regulatory actions may alter, perhaps to a materially adverse extent, the nature of the digital currency industry or the ability of our customers to continue to operate. This may significantly impede the viability or growth of our existing funding sources based on deposits from digital currency business as well as our digital currency initiative. In addition, we may become subject to additional regulatory scrutiny as a result of certain aspects of our growth strategy, including our plans to develop custodian services and to expand our international customer base.

Digital currencies and digital currency related activities also currently face an uncertain regulatory landscape in many foreign jurisdictions such as the European Union, China, the United Kingdom, Australia, Japan, Russia, Israel, Poland, India, Hong Kong, Canada and Singapore. Various foreign jurisdictions may adopt laws regulations or directives that affect digital currencies. Such laws, regulations or directives may conflict with those of the United States and may negatively impact the acceptance of digital currencies by users, merchants and service providers outside the United States and may therefore impede the growth or sustainability of the digital currency industry in these jurisdictions as well as in the United States and elsewhere, or otherwise negatively affect the digital currency industry or our customers, which may adversely affect our digital currency initiative and could therefore result in a material adverse effect on our business, financial condition, results of operations and growth prospects.

Legislative and regulatory actions taken now or in the future may increase our costs and impact our business, governance structure, financial condition or results of operations.

Economic conditions that contributed to the financial crisis in 2008, particularly in the financial markets, resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry. The Dodd-Frank Act, which was enacted in 2010 as a response to the financial crisis, significantly changed the regulation of financial institutions and the financial services industry. The Dodd-Frank Act and the regulations thereunder have affected both large and small financial institutions. The Dodd-Frank Act, among other things, imposed new capital requirements on bank holding companies; changed the base for FDIC insurance assessments to a bank’s average consolidated total assets minus average tangible equity, rather than upon its deposit base; raised the standard deposit insurance limit to $250,000; and expanded the FDIC’s authority to raise insurance premiums. The Dodd-Frank Act established the CFPB as an independent entity within the Federal Reserve, which has broad rulemaking authority over consumer financial products and services, including deposit products, residential mortgages, home-equity loans and credit cards, and contains provisions on mortgage-related matters, such as steering incentives, determinations as to a borrower’s ability to repay and prepayment penalties. Compliance with the Dodd-Frank Act and its implementing regulations has and may continue to result in additional operating and compliance costs that could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

On May 24, 2018, President Trump signed into law the “Economic Growth, Regulatory Relief and Consumer Protection Act,” or the Regulatory Relief Act, which amends parts of the Dodd-Frank Act, as well as other laws that involve regulation of the financial industry. While the Regulatory Relief Act keeps in place fundamental aspects of the Dodd-Frank Act’s regulatory framework, it does make regulatory changes that are favorable to depository institutions with assets under $10 billion, such as the Bank, and to bank holding companies, or BHCs, with total consolidated assets of less than $10 billion, such as the Company, and also makes changes to consumer mortgage and credit reporting regulations and to the authorities of the agencies that regulate the financial industry. These and other changes are more fully discussed under “Supervision and Regulation—The Regulatory Relief Act.” Certain provisions of the Regulatory Relief Act favorable to the Company and the Bank require the federal banking agencies to either promulgate regulations or amend existing regulations, and it may take some time for these agencies to implement the necessary regulations or amendments.

Federal and state regulatory agencies frequently adopt changes to their regulations or change the way existing regulations are applied. Regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of our business activities, require more oversight or change certain of our business practices, including the ability to offer new products, obtain financing, attract deposits, make loans and achieve satisfactory interest spreads and could expose us to additional costs, including increased compliance costs. These changes also may require us to invest significant management attention and resources to make any necessary changes to operations to comply and could have a material adverse effect on our business, financial condition and results of operations.

Changes in tax laws and regulations, or changes in the interpretation of existing tax laws and regulations, may have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We operate in an environment that imposes income taxes on our operations at both the federal and state levels to varying degrees. We engage in certain strategies to minimize the impact of these taxes. Consequently, any change in tax laws or regulations, or new interpretation of existing laws or regulations, could significantly alter the effectiveness of these strategies.

In December 2017, the Tax Act was signed into law. The act includes numerous changes to existing U.S. federal income tax law, including a reduction in the federal corporate income tax rate from 35% to 21%, which took effect January 1, 2018. The reduction in the federal corporate income tax rate resulted in an impairment of our net deferred tax asset based on our reevaluation of the future tax benefit of these deferrals using the lower tax rate. We recorded this impairment as an additional tax provision of $1.2 million in the fourth quarter of 2017.

Because of the Dodd-Frank Act and related rulemaking, the Bank and the Company are subject to more stringent capital requirements.

In July 2013, the U.S. federal banking authorities approved the implementation of regulatory capital reforms of the Basel Committee on Banking Supervision, which is referred to as Basel III, and issued rules effecting certain changes required by the Dodd-Frank Act. Basel III is applicable to all U.S. banks that are subject to minimum capital requirements as well as to bank and saving and loan holding companies other than those subject to the Federal Reserve’s Small Bank Holding Company Policy Statement. The Small Bank Holding Company Policy Statement currently applies to certain holding companies with consolidated assets of less than $3.0 billion that do not have a material amount of SEC-registered debt or equity securities outstanding. While the Company is exempt from the consolidated capital requirements at June 30, 2019, it will not be eligible for the Small Bank Holding Company Policy Statement upon the issuance of the equity securities that are the subject of this registration statement.

Relative to the capital requirements that predated it, Basel III increased most of the required minimum regulatory capital ratios and introduced a new common equity Tier 1 capital ratio and the concept of a capital conservation buffer. Basel III also narrowed the definition of capital by establishing additional criteria that capital instruments must meet to be considered additional Tier 1 and Tier 2 capital. The Basel III capital rules became effective as applied to the Bank on January 1, 2015 and to the Company on January 1, 2018 prior to the amendment to the Small Bank Holding Company Statement discussed above. See “Supervision and Regulation—Capital Adequacy Guidelines.”

Certain ratios calculated under the Basel III rules are sensitive to changes in total deposits, including the minimum leverage ratio that is discussed further under “Supervision and Regulation—Capital Adequacy Guidelines.” Due to the potential volatility of deposits related to our Digital Currency Initiative, we may be at increased risk of a sudden adverse change in these ratios.

The failure to meet applicable regulatory capital requirements could result in one or more of our regulators placing limitations or conditions on our activities, including our growth initiatives, or restricting the commencement of new activities, and could affect customer and investor confidence, our costs of funds and FDIC insurance costs, our ability to pay dividends on our common stock, our ability to make acquisitions, and our business, results of operations and financial condition.

Federal banking agencies periodically conduct examinations of our business, including our compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject based on such examinations could adversely affect us.

As part of the bank regulatory process, the Federal Reserve and the California Department of Business Oversight, Division of Financial Institutions, or the DBO, periodically conduct examinations of our business, including compliance with laws and regulations. If, based on an examination, one of these federal banking agencies were to determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, asset sensitivity, risk management or other aspects of any of our operations have become unsatisfactory, or that the Company, the Bank or their respective management were in violation of any law or regulation, it may take such remedial actions as it deems appropriate. These actions include the power to enjoin unsafe or unsound practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital levels, to restrict our growth, to assess civil monetary penalties against us, the Bank or their respective officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate the Bank’s deposit insurance. If we become subject to such regulatory actions, our business, financial condition, results of operations and reputation could be adversely affected.

Our regulators may limit current or planned activities related to the digital currency industry.

The digital currency industry is relatively new and is subject to significant risks. The digital currency initiative involves customers and activities with which regulators, including our primary banking regulators the Federal Reserve and DBO, may be less familiar and which they may consider higher risk than those involving more established industries. While we have consulted, and will continue to consult with, our regulators regarding our activities involving digital currency industry customers and the digital currency initiative, in the future a regulator may determine to limit or restrict one or more of these activities. Such actions could have a material adverse effect on our business, financial condition, or results of operations.

Financial institutions, such as the Bank, face risks of noncompliance and enforcement actions related to the Bank Secrecy Act and other anti-money laundering statutes and regulations (in particular, as such statutes and regulations relate to the digital currency industry).

The Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, FinCEN and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. To administer the Bank Secrecy Act, FinCEN is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and the IRS. There is also increased scrutiny of compliance with the sanctions programs and rules administered and enforced by the Treasury Department’s Office of Foreign Assets Control.

Our compliance with the anti-money laundering laws is in part dependent on our ability to adequately screen and monitor our customers for their compliance with these laws. Customers associated with our digital currency initiative may represent an increased compliance risk given the prevalence of money laundering activities using digital currencies. We have developed enhanced procedures to screen and monitor these customers, which include, but are not limited to, system monitoring rules tailored to digital currency activities, a system of “red flags” specific to various customer types and activities, the development of and investment in proprietary technology tools to supplement our third-party transaction monitoring system, customer risk scoring with risk factors specific to the digital-currency industry, and the use of various blockchain monitoring tools. We believe these enhanced procedures adequately screen and monitor our customers associated with the digital currency initiative for their compliance with anti-money laundering laws; however, given the rapid developments in digital currency markets and technologies, there can be no assurance that these enhanced procedures will be adequate to detect or prevent money laundering activity. If regulators determine that our enhanced procedures are insufficient to address the financial crimes risks posed by digital currencies, the digital currency initiative may be adversely affected, which could have a material adverse effect on our business, financial condition and results of operations.

To comply with regulations, guidelines and examination procedures in this area, we have dedicated significant resources to our anti-money laundering program. If our policies, procedures and systems are deemed deficient, we could be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the inability to obtain regulatory approvals to proceed with certain aspects of our business plans, including acquisitions and de novo branching.

We are subject to anticorruption laws, including the U.S. Foreign Corrupt Practices Act, or FCPA, and we may be subject to other anti-corruption laws, as well as anti-money laundering and sanctions laws and other laws governing our operations, to the extent our business expands to non-U.S. jurisdictions. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect our business, financial condition and results of operations.

We continue to pursue deposit sourcing opportunities outside of the United States. We are currently subject to anti-corruption laws, including the FCPA. The FCPA and other applicable anti-corruption laws generally prohibit us, our employees and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain other business advantages. We may also participate in collaborations and relationships with third parties whose actions could potentially subject us to liability under the FCPA or other jurisdictions’ anti-corruption laws. There is no assurance that we will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the FCPA. If we are not in compliance with the FCPA or other anti-corruption laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition and results of operations. Similarly, any investigation of any potential violations of the FCPA or other anti-corruption laws by authorities in the United States or other jurisdictions where we conduct business could also have an adverse impact on our reputation, business, financial condition and results of operations.

We are subject to numerous laws and regulations, designed to protect consumers, including the Community Reinvestment Act and fair lending laws, and failure to comply with these laws or regulations could lead to a wide variety of sanctions.

The Community Reinvestment Act, or CRA, directs all insured depository institutions to help meet the credit needs of the local communities in which they are located, including low- and moderate-income neighborhoods. Each institution is examined periodically by its primary federal regulator, which assesses the institution’s performance. The Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The CFPB, the U.S. Department of Justice and other federal agencies are responsible for enforcing these laws and regulations. The CFPB was created under the Dodd-Frank Act to centralize responsibility for consumer financial protection with broad rulemaking authority to administer and carry out the purposes and objectives of federal consumer financial laws with respect to all financial institutions that offer financial products and services to consumers. The CFPB is also authorized to prescribe rules applicable to any covered person or service provider, identifying and prohibiting acts or practices that are “unfair, deceptive, or abusive” in any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product, or service. The ongoing broad rulemaking powers of the CFPB have potential to have a significant impact on the operations of financial institutions offering consumer financial products or services. The CFPB has indicated that it may propose new rules on overdrafts and other consumer financial products or services, which could have a material adverse effect on our business, financial condition and results of operations if any such rules limit our ability to provide such financial products or services.

A successful regulatory challenge to an institution’s performance under the CRA, fair lending or consumer lending laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Private parties may also challenge an institution’s performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on our business, financial condition and results of operations.

Increases in FDIC insurance premiums could adversely affect our earnings and results of operations.

The deposits of our Bank are insured by the FDIC up to legal limits and, accordingly, subject it to the payment of FDIC deposit insurance assessments as determined according to the calculation described in

“Supervision and Regulation—Deposit Insurance.” To maintain a strong funding position and restore the reserve ratios of the DIF following the financial crisis, the FDIC increased deposit insurance assessment rates and charged special assessments to all FDIC-insured financial institutions. Further increases in assessment rates or special assessments may occur in the future, especially if there are significant additional financial institution failures. Any future special assessments, increases in assessment rates or required prepayments in FDIC insurance premiums could reduce our profitability or limit our ability to pursue certain business opportunities, which could have a material adverse effect on our business, financial condition and results of operations.

The Federal Reserve may require us to commit capital resources to support the Bank at a time when our resources are limited, which may require us to borrow funds or raise capital on unfavorable terms.

The Federal Reserve requires a BHC to act as a source of financial and managerial strength to its subsidiary banks and to commit resources to support its subsidiary banks. Under the “source of strength” doctrine that was codified by the Dodd-Frank Act, the Federal Reserve may require a BHC to make capital injections into a troubled subsidiary bank at times when the BHC may not be inclined to do so and may charge the BHC with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. Accordingly, we could be required to provide financial assistance to the Bank if it experiences financial distress.

A capital injection may be required at a time when our resources are limited, and we may be required to borrow the funds or raise capital to make the required capital injection. Any loan by a BHC to its subsidiary bank is subordinate in right of repayment to payments to depositors and certain other creditors of such subsidiary bank. In the event of a BHC’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of any note obligations. Thus, any borrowing by a BHC for making a capital injection to a subsidiary bank often becomes more difficult and expensive relative to other corporate borrowings. Borrowing funds or raising capital on unfavorable terms for such a capital injection may have a material adverse effect on our business, financial condition and results of operations.

We are exposed to a various types of credit risk due to interconnectivity in the financial services industry and could be adversely affected by the insolvency of other financial institutions.

Financial services institutions are interrelated based on trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by a counterparty or client. In addition, our credit risk may be exacerbated when our collateral cannot be foreclosed upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due. Any such losses could adversely affect our business, financial condition and results of operations.

Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to influence the U.S. money supply and credit conditions. Among the traditional methods that have been used to achieve this objective are open market operations in U.S. government securities, changes in the discount rate for bank borrowings, expanded access to funds for non-banks and changes in reserve requirements against bank deposits. More recently, the Federal Reserve has, as a response to the financial crisis, significantly increased the size of its balance sheet by buying securities and has paid interest on excess reserves held by banks at the Federal Reserve. Both the traditional and more recent methods are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, interest rates on loans and securities, and rates paid for deposits.

The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The monetary policies of the Federal Reserve are influenced by various factors, including inflation, unemployment, and short-term and long-term changes in the international trade balance and in the fiscal policies of the U.S. government. Following a prolonged period in which the federal funds rate was stable or decreasing, the Federal Reserve has begun to increase this benchmark rate. In addition, the Federal Reserve Board has stated its intention to end its quantitative easing program and has begun to reduce the size of its balance sheet by selling securities. Future monetary policies, including whether the Federal Reserve will continue to increase the federal funds rate and whether or at what pace it will continue to reduce the size of its balance sheet, cannot be predicted, and although we cannot determine the effects of such policies on us now, such policies could adversely affect our business, financial condition and results of operations.

Risks Related to an Investment in Our Common Stock

There is currently no established public market for our common stock. An active, liquid market for our common stock may not develop or be sustained upon completion of this offering, which may impair your ability to sell your shares.

Our common stock is not currently traded on an established public trading market. We have applied to list our common stock on the New York Stock Exchange, but an active, liquid trading market for our common stock may not develop or be sustained following this offering. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace and independent decisions of willing buyers and sellers of our common stock, over which we have no control. Without an active, liquid trading market for our common stock, shareholders may not be able to sell their shares at the volume, prices and times desired. Moreover, the lack of an established market could materially and adversely affect the value of our common stock. The market price of our common stock could decline significantly due to actual or anticipated issuances or sales of our common stock in the future.

The market price of our common stock may be subject to substantial fluctuations, which may make it difficult for you to sell your shares at the volume, prices and times desired.

The market price of our common stock may be highly volatile, which may make it difficult for you to resell your shares at the volume, prices and times desired. There are many factors that may affect the market price and trading volume of our common stock, including, without limitation, the risks discussed elsewhere in this “Risk Factors” section and:

•	actual or anticipated fluctuations in our operating results, financial condition or asset quality;

•	changes in general economic or business conditions;

•	changes in digital currency industry conditions;

•	the effects of, and changes in, trade, monetary and fiscal policies, including the interest rate policies of the Federal Reserve;

•

publication of research reports about us, our competitors or the financial services industry generally, or changes in, or failure to meet, securities analysts’ estimates of our financial and operating performance, or lack of research reports by industry analysts or ceasing of coverage;

•	operating and stock price performance of companies that investors deem comparable to us;

•	additional or anticipated sales of our common stock or other securities by us or our existing shareholders;

•	additions or departures of key personnel;

•	perceptions in the marketplace regarding our competitors or us;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving our competitors or us;

•	other economic, competitive, governmental, regulatory or technological factors affecting our operations, pricing, products and services; and

•	other news, announcements or disclosures (whether by us or others) related to us, our competitors, our core markets or the financial services industry.

The stock market and the market for financial institution stocks has experienced substantial fluctuations in recent years, which in many cases have been unrelated to the operating performance and prospects of particular companies. In addition, significant fluctuations in the trading volume in our common stock may cause significant price variations to occur. Increased market volatility may materially and adversely affect the market price of our common stock, which could make it difficult to sell your shares at the volume, prices and times desired.

The market price of our common stock could decline significantly due to actual or anticipated issuances or sales of our common stock in the future.

Actual or anticipated issuances or sales of substantial amounts of our common stock following this offering could cause the market price of our common stock to decline significantly and make it more difficult for us to sell equity or equity-related securities in the future at a time and on terms that we deem appropriate. The issuance of any shares of our common stock in the future also would, and equity-related securities could, dilute the percentage ownership interest held by shareholders prior to such issuance. Our Articles of Incorporation, as amended, or Articles, authorize us to issue up to 125,000,000 shares of our Class A Common Stock,              of which will be outstanding following the completion of this offering (or              shares if the underwriters exercise in full their option to purchase additional shares) and 25,000,000 shares of Class B Common Stock,              of which will be outstanding following the completion of this offering. All              of the shares of common stock sold in this offering (or              shares if the underwriters exercise in full their option to purchase additional shares) will be freely tradable, except that any shares purchased by our “affiliates” (as that term is defined in Rule 144 under the Securities Act) may be resold only in compliance with the limitations described under “Shares Eligible for Future Sale.” The remaining outstanding shares of our common stock will be deemed to be “restricted securities” as that term is defined in Rule 144, and may be resold in the United States only if they are registered for resale under the Securities Act or an exemption, such as Rule 144, is available. We also intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of              shares of common stock issued or reserved for issuance under our equity incentive plans.

We may issue these shares without any action or approval by our shareholders and issued shares (including upon exercise of outstanding options) will be available for sale into the public market, subject to the restrictions described above, if applicable, for affiliate holders.

Further, in connection with this offering, we, our executive officers and directors, the selling shareholders and each of our other equity and option holders who beneficially own at least         % of our outstanding common stock on a fully diluted basis have generally agreed not to sell or otherwise transfer our or their shares of common stock for a period of 180 days after the completion of this offering. These lock-up agreements are subject to certain limited exceptions. For additional information, see “Underwriting—Lock-Up Agreements.” The underwriters do not have any present intention or arrangement to release any shares of our common stock subject to lock-up agreements prior to the expiration of the 180-day lock-up period. In addition, after this offering, approximately             shares of our common stock will not be subject to lock-up agreements. The resale of such shares could cause the market price of our stock to drop significantly, and concerns that those sales may occur could cause the trading price of our common stock to decrease or to be lower than it should be.

In addition, we may issue shares of our Class A and/or Class B Common Stock or other securities from time to time as consideration for future acquisitions and investments and pursuant to compensation and incentive plans. If any such acquisition or investment is significant, the number of shares of our Class A and Class B Common Stock, or the number or aggregate principal amount, of other securities that we may issue may be substantial. After expiration of the lock-up period described above, we may also grant registration rights covering those shares of our Class A and Class B Common Stock or other securities in connection with any such acquisitions and investments.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition or under a compensation or incentive plan), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through future sales of our securities.

While our growth strategy is focused on the digital currency industry, investors should not expect that the value of our common stock to be correlated with the value of digital currencies. Investing in our common stock is not a proxy for gaining exposure to digital currencies.

While our growth strategy is focused on the digital currency industry and the majority of the Bank’s deposits are from digital currency-related activities, investors should not expect that investing in our common stock is a proxy for gaining exposure to digital currencies. The impact of fluctuations in prices and/or trading volume of digital currencies on our deposit balance from customers in the digital currency industry and, by extension, our profitability, is unpredictable, and the price of our common stock may not be correlated to the prices of digital currencies.

Though not a proxy for gaining exposure to digital currencies, market participants may view our common stock as such, which could in turn attract investors seeking to buy or sell short our common stock in order to gain such exposure, therefore increasing the price volatility of our common stock. There may also be a heightened level of speculation in our common stock as a result of our exposure to the digital currency industry. For more information regarding the volatility of digital currencies, see “—Risks Related to Our Digital Currency Initiative—The prices of digital currencies are extremely volatile. Fluctuations in the price of various digital currencies may cause uncertainty in the market and could negatively impact trading volumes of digital currencies and therefore the extent to which participants in the digital currency industry demand our services and solutions, which would adversely affect our business, financial condition and results of operations.”

The obligations associated with being a public company will require significant resources and management attention, which will increase our costs of operations and may divert focus from our business operations.

As a public company, we will face increased legal, accounting, administrative and other costs and expenses that we have not incurred as a private company, particularly after we no longer qualify as an emerging growth company. After the completion of this offering, we will be subject to the reporting requirements of the Exchange Act which requires that we file annual, quarterly and current reports with respect to our business and financial condition and proxy and other information statements, and the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Public Company Accounting Oversight Board, or the PCAOB, and the New York Stock Exchange, each of which imposes additional reporting and other obligations on public companies. As a public company, compliance with these reporting requirements and other SEC and the New York Stock Exchange rules will make certain operating activities more time-consuming, and we will also incur significant new legal, accounting, insurance and other expenses. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our operating strategy, which could prevent us from successfully implementing our strategic initiatives and improving our results of operations. We have made, and will continue to make, changes to our internal control over, and procedures relating to, financial reporting and accounting systems to meet our reporting obligations as a public company. However, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses and such increases will reduce our profitability.

Investors in this offering will experience immediate dilution.

The initial public offering price is expected to be higher than the tangible book value per share of our common stock immediately following this offering. Therefore, if you purchase shares in this offering, you will experience immediate dilution in tangible book value per share in relation to the price that you paid for your shares. We expect the dilution because of this offering to be $             per share, based on an assumed initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and our as adjusted tangible book value of $             per share as of June 30, 2019. Accordingly, if we were liquidated at our as adjusted tangible book value, you would not receive the full amount of your investment. See “Dilution.”

Securities analysts may not initiate or continue coverage on us.

The trading market for our common stock will depend, in part, on the research and reports that securities analysts publish about us, our business and our industry. We do not have any control over these securities analysts, and they may choose not to cover us. If one or more of these securities analysts cease to cover us or fail to publish regular reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our common stock to decline. If we are covered by securities analysts and are the subject of an unfavorable report, the price of our common stock may decline.

Our management and board of directors have significant control over our business.

As of June 30, 2019, our directors, our named executive officers and their respective family members and affiliated entities beneficially owned an aggregate of 5,082,041 shares, or approximately 30.5% of our issued and outstanding Class A Common Stock. Following the completion of this offering, our directors, our named executive officers and their respective family members and affiliated entities will beneficially own approximately     % of our outstanding Class A Common Stock (or     % if the underwriters exercise in full their option to purchase additional shares), excluding any shares that any such persons may purchase through the directed share program described in “Underwriting—Directed Share Program.” Consequently, our management and board of directors may be able to significantly affect the outcome of the election of directors and the potential outcome of other matters submitted to a vote of our shareholders, such as mergers, the sale of substantially all our assets and other extraordinary corporate matters. The interests of these insiders could conflict with the interests of our other shareholders, including you.

We have broad discretion in the use of the net proceeds to us from this offering, and our use of these proceeds may not yield a favorable return on your investment.

We intend to use the net proceeds to us from this offering to fund organic growth and for general corporate purposes, which could include repayment of our long-term debt, future acquisitions and other growth initiatives. We have not specifically allocated the amount of net proceeds to us that will be used for these purposes and our management will have broad discretion over how these proceeds are used and could spend these proceeds in ways with which you may not agree. In addition, we may not use the net proceeds to us from this offering effectively or in a manner that increases our market value or enhances our profitability. We have not established a timetable for the effective deployment of the net proceeds to us, and we cannot predict how long it will take to deploy these proceeds. Investing the net proceeds to us in securities until we can deploy these proceeds will provide lower yields than we generally earn on loans, which may have a material adverse effect on our profitability. Although we may, from time to time in the ordinary course of business, evaluate potential acquisition opportunities that we believe provide attractive risk-adjusted returns, we do not have any immediate plans, arrangements or understandings relating to any acquisitions, nor are we engaged in negotiations with any potential acquisition targets.

The holders of our existing debt obligations, as well as debt obligations that may be outstanding in the future, will have priority over our common stock with respect to payment in the event of liquidation, dissolution or winding up and with respect to the payment of interest.

In the event of any liquidation, dissolution or winding up of the Company, our common stock would rank below all claims of debt holders against us. As of June 30, 2019, we had outstanding $15.8 million in aggregate principal amount of subordinated debentures issued to statutory trusts that, in turn, issued $15.5 million of trust preferred securities. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by us. In addition, at June 30, 2019, the Company had a term loan from a commercial bank with an outstanding principal balance of $4.3 million. Our debt obligations are senior to our shares of common stock. As a result, we must make payments on our debt obligations before any dividends can be paid on our common stock. In the event of our bankruptcy, dissolution or liquidation, the holders of our debt obligations must be satisfied before any distributions can be made to the holders of our common stock. To the extent that we issue additional debt obligations, the additional debt obligations will be of equal rank with, or senior to, our existing debt obligations and senior to our shares of common stock.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our Articles authorize us to issue up to 10,000,000 shares of one or more series of preferred stock. Our board of directors will have the authority to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium over the market price, and materially adversely affect the market price and the voting and other rights of the holders of our common stock.

We are an emerging growth company, and the reduced regulatory and reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company we may take advantage of reduced regulatory and reporting requirements that are otherwise generally applicable to public companies. These include, without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced financial reporting requirements, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding shareholder advisory votes on executive compensation or golden parachute payments. The JOBS Act also permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. However, we have irrevocably opted out of this provision, and we will comply with new or revised accounting standards to the same extent that compliance is required for non-emerging growth companies.

We may take advantage of some or all of these provisions for up to five years or such earlier time as we cease to qualify as an emerging growth company, which will occur if we have more than $1.07 billion in total annual gross revenue, if we issue more than $1.0 billion of non-convertible debt in a three-year period, or if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31.

Investors may find our common stock less attractive because we intend to rely on certain of these exemptions, which may result in a less active trading market and increased volatility in our stock price.

We are dependent upon the Bank for cash flow, and the Bank’s ability to make cash distributions is restricted.

Our primary asset is Silvergate Bank. We depend upon the Bank for cash distributions (through dividends on the Bank’s common stock) that we use to pay our operating expenses and satisfy our obligations (including our junior subordinated debentures). Federal and state statutes, regulations and policies restrict the Bank’s ability to make cash distributions to us. Further, the Federal Reserve and the DBO can restrict the Bank’s payment of dividends by supervisory action. If the Bank is unable to pay dividends to us, we may not be able to satisfy our obligations or, if applicable, pay dividends on our common stock. See “Supervision and Regulation—Dividends.”

Our future ability to pay dividends is subject to restrictions.

Holders of our common stock are only entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for dividends. We have not paid any cash dividends on our Class A and Class B Common Stock since inception and we currently have no plans to pay cash dividends in the foreseeable future. Any declaration and payment of dividends on our Class A and Class B Common Stock in the future will depend on regulatory restrictions, our earnings and financial condition, our liquidity and capital requirements, the general economic climate, contractual restrictions, our ability to service any equity or debt obligations senior to our Class A and Class B Common Stock and other factors deemed relevant by our board of directors. Furthermore, consistent with our strategic plans, growth initiatives, capital availability, projected liquidity needs and other factors, we have made, and will continue to make, capital management decisions and policies that could adversely affect the amount of dividends, if any, paid to our common shareholders. See “Dividend Policy.”

The Federal Reserve has indicated that bank holding companies should carefully review their dividend policy in relation to the organization’s overall asset quality, current and prospective earnings and level, composition and quality of capital. The guidance provides that we inform and consult with the Federal Reserve prior to declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in an adverse change to our capital structure, including interest on the senior promissory note, the subordinated debt obligations, the subordinated debentures underlying our trust preferred securities and our other debt obligations. If regularly scheduled payments on our outstanding junior subordinated debentures, held by our unconsolidated subsidiary trusts, are not made or are deferred, or dividends on any preferred stock we may issue are not paid, we will be prohibited from paying dividends on our Class A and Class B Common Stock.

Provisions in our governing documents and Maryland law may have an anti-takeover effect, and there are substitutional regulatory limitations on changes of control of bank holding companies.

Our corporate organizational documents and provisions of federal and state law to which we are subject contain certain provisions that could have an anti-takeover effect and may delay, make more difficult or prevent an attempted acquisition that you may favor or an attempted replacement of our board of directors or management.

Our Articles and our Bylaws may have an anti-takeover effect and may delay, discourage or prevent an attempted acquisition or change of control or a replacement of our board of directors or management. Our governing documents and Maryland law include provisions that:

•	empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are to be set by our board of directors;

•	divide our board of directors into three classes serving staggered three-year terms;

•	provide that directors may be removed from office (i) without cause but only upon an 80% vote of shareholders and (ii) for cause but only upon a majority shareholder vote;

•	eliminate cumulative voting in elections of directors;

•	permit our board of directors to alter, amend or repeal our Bylaws or to adopt new bylaws;

•	permit our board of directors to increase or decrease the number of authorized shares of our Class A and Class B Common Stock and preferred stock;

•	require the request of holders of at least 20% of the outstanding shares of our capital stock entitled to vote at a meeting to call a special shareholders’ meeting;

•

require shareholders that wish to bring business before annual or special meetings of shareholders, or to nominate candidates for election as directors at our annual meeting of shareholders, to provide timely notice of their intent in writing; and

•

enable our board of directors to increase, between annual meetings, the number of persons serving as directors and to fill the vacancies created by such increase by a majority vote of the directors present at a meeting of directors.

In addition, certain provisions of Maryland law may delay, discourage or prevent an attempted acquisition or change in control. Furthermore, banking laws impose notice, approval, and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution or its holding company. These laws include the Bank Holding Company Act of 1956, as amended, or the BHC Act, and the Change in Bank Control Act, or the CBCA. These laws could delay or prevent an acquisition.

An investment in our common stock is not an insured deposit and is subject to risk of loss.

Any shares of our common stock you purchase in this offering will not be savings accounts, deposits or other obligations of any of the Bank or any of our other subsidiaries and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, and you must be able to afford the loss of your entire investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. The inclusion of these forward-looking statements should not be regarded as a representation by us, the selling shareholders, the underwriters or any other person that such expectations, estimates and projections will be achieved. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:

•

the success of the digital currency industry, the development and acceptance of which is subject to a high degree of uncertainty, as well as the continued evolution of the regulation of this industry and uncertainty of adoption of digital currencies;

•	the success of the digital currency initiative and our ability to implement aspects of our growth strategy;

•	the concentration of our depositor relationships in the digital currency industry generally and among digital currency exchanges in particular;

•	our ability to grow or sustain our low-cost funding strategy related to the digital currency initiative;

•	system failure or cybersecurity breaches of our network security;

•	our ability to keep pace with rapid technological changes in the industry or implement new technology effectively;

•	our reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services;

•

economic conditions (including interest rate environment, government economic and monetary policies, the strength of global financial markets and inflation and deflation) that impact the financial services industry and/or our business;

•	increased competition in the financial services industry, particularly from regional and national institutions;

•

credit risks, including risks related to the significance of commercial real estate loans in our portfolio, our ability to manage our credit risk effectively and the potential deterioration of the business and economic conditions in our primary market areas;

•	risks associated with our residential mortgage warehouse business;

•	results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our allowance for loan losses or to write-down assets;

•	changes in the value of collateral securing our loans;

•	our ability to protect our intellectual property and the risks we face with respect to claims and litigation initiated against us;

•

interest rate risk associated with our business, including sensitivity of our interest earning assets and interest bearing liabilities to interest rates, and the impact to our earnings from changes in interest rates;

•	our dependence on our management team and changes in management composition;

•	the effectiveness of our internal control over financial reporting and our ability to remediate any future material weakness in our internal control over financial reporting;

•	the sufficiency of our capital, including sources of capital and the extent to which we may be required to raise additional capital to meet our goals;

•	potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in our computer systems relating to our development and use of new technology platforms;

•	the adequacy of our risk management framework;

•	our involvement from time to time in legal proceedings, examinations and remedial actions by regulators;

•	changes in the laws, rules, regulations, interpretations or policies relating to financial institution, accounting, tax, trade, monetary and fiscal matters;

•	the financial soundness of other financial institutions;

•	further government intervention in the U.S. financial system;

•	natural disasters and adverse weather, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, and other matters beyond our control; and

•	other factors that are discussed in the section entitled “Risk Factors.”

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus, including those discussed in the section entitled “Risk Factors.” If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from our forward looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this prospectus, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence. In addition, we cannot assess the impact of each risk and uncertainty on our business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

Assuming an initial public offering price of $              per share, which is the midpoint of the price range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from the sale of our common stock in this offering will be $              million (or $              million if the underwriters exercise in full their option to purchase additional shares), after deducting the underwriting discount and estimated offering expenses payable by us. Each $1.00 increase or decrease in the assumed initial public offering price would increase or decrease (as applicable) the net proceeds to us from this offering by approximately $              million (or approximately $              million if the underwriters elect to exercise in full their option to purchase additional shares), in each case, assuming the number of shares we sell, as set forth on the cover page of this prospectus, remains the same, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds to us from this offering to fund organic growth and for general corporate purposes, which could include repayment of long-term debt, future acquisitions and other growth initiatives. We do not have any current plans, arrangements or understandings to make any material acquisitions. Our management will retain broad discretion to allocate the net proceeds of this offering. The precise amounts and timing of our use of the proceeds will depend upon market conditions, among other factors. Proceeds held by us will be invested in short-term investments until needed for the uses described above.

We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders.

DIVIDEND POLICY

Holders of our Class A and Class B Common Stock are only entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for dividends. We have not paid any cash dividends on our Class A and Class B Common Stock since inception, and we currently have no plans to pay dividends for the foreseeable future. As a Maryland corporation, we are only permitted to pay dividends out of net earnings.

Because we are a bank holding company and do not engage directly in business activities of a material nature, our ability to pay dividends to our shareholders depends, in large part, upon our receipt of dividends from the Bank, which is also subject to numerous limitations on the payment of dividends under California banking laws, regulations and policies. See “Supervision and Regulation—Dividends.”

Our ability to pay dividends to our shareholders in the future will depend on regulatory restrictions, our liquidity and capital requirements, our earnings and financial condition, the general economic climate, contractual restrictions, our ability to service any equity or debt obligations senior to our Class A and Class B Common Stock and other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table shows our capitalization, including regulatory capital ratios for the Company on a consolidated basis as of June 30, 2019:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the issuance and sale by us of                  shares of common stock in this offering and our receipt of the net proceeds therefrom (assuming the underwriters do not exercise their option to purchase additional shares) at an assumed initial public offering price of $                per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us.

You should read the following table in conjunction with the sections titled “Selected Historical Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2019
	Actual	As adjusted(1)
	(In thousands, except per share data)
Cash and cash equivalents	$341,361	$

Long-term debt:
Notes payable	$4,286	$
Subordinated debentures, net	15,809

Total long-term debt	20,095

Shareholders’ equity:
Preferred stock, $0.01 par value per share, 10,000 shares authorized, no shares issued or outstanding at June 30, 2019 and as adjusted	—
Class A common stock, $0.01 par value per share, 125,000 shares authorized, 16,647 shares outstanding at June 30, 2019 and shares outstanding as adjusted	166
Class B non-voting common stock, $0.01 par value per share, 25,000 shares authorized, 1,190 shares outstanding at June 30, 2019 and shares outstanding as adjusted	12
Additional paid-in capital	125,599
Retained earnings	82,056
Accumulated other comprehensive income	6,915

Total shareholders’ equity	214,748

Total capitalization	$234,843	$

Company capital ratios:
Tier 1 leverage to average assets	11.11%
Common equity tier 1 capital to risk-weighted assets	23.96%
Tier 1 capital to risk-weighted assets	25.75%
Total capital to risk-weighted assets	26.57%
Total shareholders’ equity to total assets	9.58%

Per Share:
Book value per share	$12.04	$

(1)

A $1.00 increase (decrease) in the assumed initial public offering price of $                 per share would increase (decrease) our as adjusted total shareholders’ equity and total capitalization by approximately $                 million, assuming no change to the number of shares of common stock being offered hereby as set forth on the cover page of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent the initial public offering price per share of our common stock exceeds the as adjusted tangible book value per share of our common stock immediately following this offering. As of June 30, 2019, the tangible book value of our common stock was approximately $                million, or $                per share of common stock based on                  shares of our common stock issued and outstanding. Tangible book value per share represents total shareholders’ equity, less intangible assets, divided by total shares of common stock outstanding. At June 30, 2019, we did not have any intangible assets and, as a result, there was no difference between our book value per share and tangible book value per share at such date.

After giving effect to the sale of                  shares of our common stock in this offering (assuming the underwriters do not exercise their option to purchase additional shares) at an assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and deducting the underwriting discount and estimated offering expenses payable by us, the as adjusted tangible book value of our common stock at June 30, 2019 would have been approximately $            million, or $            per share. Therefore, under those assumptions, this offering will result in an immediate increase of $            in the tangible book value per share of our common stock of existing shareholders and an immediate dilution of $            in the tangible book value per share of our common stock to investors purchasing shares of common stock in this offering, or approximately     % of the assumed initial public offering price of $            per share.

The following table illustrates the calculation of the amount of dilution per share that a new investor in our common stock in this offering will incur given the assumptions above:

Assumed initial public offering price	$
Tangible book value per share of common stock at June 30, 2019
Increase in tangible book value per share of common stock attributable to new investors

As adjusted tangible book value per share of common stock after this offering

Dilution per share of common stock to new investors in this offering	$

If the underwriters exercise in full their option to purchase additional shares, our as adjusted tangible book value per share of common stock after giving effect to this offering would be approximately $        , and the dilution in as adjusted tangible book value per share of common stock to new investors in this offering would be approximately $        .

A $1.00 increase (decrease) in the assumed initial public offering price of $        per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our tangible book value by $        million, or $        per share, and the dilution to new investors would increase (decrease) by $        per share, assuming no change to the number of shares of common stock being offered hereby as set forth on the cover page of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us.

The following table illustrates the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing shareholders and new investors purchasing shares of our common stock in this offering based on an assumed initial public offering price of $          per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and before deducting the underwriting discount and estimated offering expenses payable by us as of June 30, 2019 on an as adjusted basis.

	Shares Purchased			Total Consideration (Dollars in thousands)			Average Price
	Number	Percent		Amount	Percent		Per Share
Shareholders as of June 30, 2019			%	$		%	$
New investors in this offering

Total			%	$		%	$

Assuming no shares of common stock are sold to existing shareholders in this offering, sales of shares of our common stock by the selling shareholders in this offering will reduce the number of shares of common stock held by existing shareholders to                 , or approximately     % of the total shares of our Class A and Class B Common Stock outstanding after this offering, and will increase the number of shares held by new investors to                 , or approximately     % of the total shares of our Class A and Class B Common Stock outstanding after this offering.

If the underwriters exercise in full their option to purchase additional shares, the percentage of shares of our common stock held by existing shareholders will decrease to approximately     % of the total number of shares of our Class A and Class B Common Stock outstanding after this offering, and the number of shares held by new investors will increase to                 , or approximately     % of the total shares of our Class A and Class B Common Stock outstanding after this offering.

The table and the two immediately preceding paragraphs above exclude 765,116 shares of our common stock issuable upon the exercise of stock options outstanding at June 30, 2019 at a weighted average exercise price of $5.54 per share.

To the extent that any of the foregoing are exercised, investors participating in the offering will experience further dilution.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

You should read the following selected historical consolidated financial and other data in conjunction with our consolidated financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Capitalization” included elsewhere in this prospectus. The following tables set forth selected historical consolidated financial and other data (i) as of and for the six months ended June 30, 2019 and 2018 and (ii) as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014. Selected financial data as of and for the years ended December 31, 2018 and 2017 have been derived from our audited financial statements included elsewhere in this prospectus. We have derived the selected financial data as of and for the years ended December 31, 2016, 2015 and 2014 from our audited financial statements not included in this prospectus. Selected financial data as of and for the six months ended June 30, 2019 and for the six months ended June 30, 2018 have been derived from our unaudited financial statements included elsewhere in this prospectus and have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal or recurring adjustments) necessary to present fairly in all material respects our financial position and results of operations for such periods in accordance with GAAP. We have derived selected balance sheet data as of June 30, 2018 from our unaudited balance sheet not included in this prospectus but, in the opinion of our management, contains all adjustments (consisting of only normal or recurring adjustments) necessary to present fairly in all material respects our financial position and results of operations for such period in accordance with GAAP. Our historical results are not necessarily indicative of any future period. The performance ratios and asset quality and capital ratios are unaudited and derived from our audited financial statements and other financial information as of and for the periods presented. Average balances have been calculated using daily averages. The selected historical consolidated financial and other data presented below contains certain financial measures that are not presented in accordance with accounting principles generally accepted in the United States and have not been audited. See “—GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures.”

	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(In thousands, except per share data)
Statement of Operations Data:
Total interest income	$39,535	$32,444	$72,752	$48,306	$41,541	$36,728	$28,538
Total interest expense	2,651	1,654	3,129	6,355	7,729	5,947	5,522

Net interest income before provision for loan losses	36,884	30,790	69,623	41,951	33,812	30,781	23,016
Provision for (reversal of) loan losses	419	148	(1,527)	262	1,136	1,906	1,067

Net interest income after provision for loan losses	36,465	30,642	71,150	41,689	32,676	28,875	21,949
Total noninterest income	10,025	3,388	7,563	3,448	3,308	4,797	5,629
Total noninterest expense	26,207	22,929	48,314	30,706	24,214	21,525	20,124

Income before income taxes	20,283	11,101	30,399	14,431	11,770	12,147	7,454
Income tax expense(1)	5,691	3,067	8,066	6,788	4,735	4,737	2,909

Net income(2)	14,592	8,034	22,333	7,643	7,035	7,410	4,545
Dividends on preferred stock	—	—	—	—	13	159	159

Net income available to common shareholders	$14,592	$8,034	$22,333	$7,643	$7,022	$7,251	$4,386

Selected Performance Ratios(3):
Return on average assets (ROAA)(2)	1.48%	0.86%	1.11%	0.66%	0.76%	0.82%	0.61%
Return on average equity (ROAE)(2)	14.64%	11.06%	13.47%	10.80%	10.45%	10.63%	7.18%
Return on average common equity (ROACE)(2)	14.64%	11.06%	13.47%	10.80%	10.55%	11.93%	8.18%
Net interest margin(4)	3.78%	3.33%	3.49%	3.68%	3.68%	3.52%	3.25%
Noninterest income / average assets(2)	1.02%	0.36%	0.38%	0.30%	0.36%	0.54%	0.78%
Noninterest expense / average assets	2.65%	2.46%	2.41%	2.67%	2.60%	2.44%	2.80%
Efficiency ratio(5)	55.87%	67.09%	62.59%	67.64%	65.23%	60.50%	70.25%
Loan yield(6)	5.60%	5.38%	5.52%	5.20%	4.92%	4.44%	4.31%

	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(In thousands, except per share data)
Per Share Data:
Common stock shares issued and outstanding at end of period	17,837	17,806	17,818	9,224	9,224	9,728	9,712
Basic weighted average shares outstanding	17,837	15,252	16,543	9,224	9,705	9,762	9,544
Diluted weighted average shares outstanding	18,267	15,769	17,023	9,618	10,039	10,067	9,775
Basic earnings per share	$0.82	$0.53	$1.35	$0.83	$0.72	$0.74	$0.46
Diluted earnings per share	$0.80	$0.51	$1.31	$0.79	$0.70	$0.72	$0.45
Book value per share	$12.04	$9.92	$10.73	$8.00	$7.13	$7.24	$5.76

	June 30,		December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Dollars in thousands)
Statement of Financial Condition Data:
Interest earning deposits in other banks	$ 339,325	$545,757	$670,243	$793,717	$31,055	$45,182	$37,188
Securities	920,544	256,926	357,251	191,921	89,455	47,226	44,839
Loans held-for-investment, net	684,410	681,702	592,781	689,303	669,136	637,510	623,435
Loans held-for-sale	235,834	209,110	350,636	190,392	166,986	169,190	107,068
Total assets	2,242,034	1,724,273	2,004,318	1,891,948	981,068	951,854	868,952
Total deposits	1,938,650	1,518,153	1,783,005	1,775,146	767,862	633,533	544,244
FHLB advances	—	—	—	15,000	115,000	199,000	210,000
Total liabilities	2,027,286	1,547,564	1,813,072	1,818,148	915,261	881,461	805,469
Total shareholders’ equity	214,748	176,709	191,246	73,800	65,807	70,393	63,483

Nonperforming Assets:
Nonperforming loans	$7,518	$10,410	$8,303	$4,510	$5,126	$4,020	$4,800
Troubled debt restructurings	$1,896	$568	$514	$592	$944	$2,356	$2,105
Other real estate owned, net	$112	$24	$31	$2,308	$562	$1,292	$—
Nonperforming assets	$7,630	$10,434	$8,334	$6,818	$5,688	$5,312	$4,800

Asset Quality Ratios:
Nonperforming assets / assets	0.34%	0.61%	0.42%	0.36%	0.58%	0.56%	0.55%
Nonperforming loans / loans(7)	1.09%	1.51%	1.39%	0.65%	0.76%	0.63%	0.77%
Nonperforming assets / loans(7) + other real estate owned	1.11%	1.52%	1.40%	0.98%	0.84%	0.82%	0.77%
Net charge-offs (recoveries) to average loans(7)	0.01%	0.00%	(0.01)%	0.02%	0.00%	(0.01)%	0.01%
Allowance for loan losses to total loans(7)	1.02%	1.21%	1.13%	1.17%	1.19%	1.07%	0.80%
Allowance for loan losses to nonperforming loans	93.76%	79.98%	80.97%	181.04%	156.93%	171.64%	103.25%

	June 30,		December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Dollars in thousands)
Bank Capital Ratios:
Tier 1 leverage ratio	10.62%	8.81%	8.51%	6.33%	9.03%	9.40%	9.45%
Common equity tier 1 capital	24.66%	20.18%	23.68%	13.11%	13.06%	12.96%	N/A
Tier 1 risk-based capital	24.66%	20.18%	23.68%	13.11%	13.06%	12.96%	13.83%
Total risk-based capital ratio	25.49%	21.25%	24.50%	14.29%	14.31%	14.04%	14.75%
Common equity to total assets	9.85%	9.27%	9.77%	4.89%	8.71%	8.80%	8.74%

(1)

The year ended December 31, 2017 included a $1.2 million increase in income tax expense related to the revaluation of our deferred tax assets resulting from the reduction in the corporate income tax rate as a result of the Tax Act.

(2)

Excluding the gain attributed to the branch sale, net income would have been $10.7 million and ROAA, ROAE, ROACE, noninterest income / average assets and efficiency ratio would have been 1.08%, 10.69%, 10.69%, 0.46% and 63.30%, respectively, for the six months ended June 30, 2019.

(3)	June 30, 2019 and 2018 data has been annualized except for efficiency ratio.
(4)	Net interest margin is a ratio calculated as net interest income divided by average interest earning assets for the same period.
(5)

Efficiency ratio is calculated by dividing noninterest expenses by net interest income plus noninterest income. The significant reduction in this ratio for the six months ended June 30, 2019 was primarily due to the gain on the sale of the Bank’s San Marcos branch and business loan portfolio.

(6)	Includes nonaccrual loans and loans 90 days and more past due.
(7)	Loans exclude loans held-for-sale at each of the dates presented.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Our accounting and reporting policies conform to GAAP and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional financial measures discussed in this prospectus as being “non-GAAP financial measures.” We identify certain financial measures as non-GAAP financial measures if that financial measure excludes or includes amounts that are not included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our statements of operations, financial condition or cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios that are calculated using exclusively financial measures presented in accordance with GAAP.

This prospectus includes certain non-GAAP financial measures for the six months ended June 30, 2019 in order to present our results of operations for that period on a basis consistent with our historical operations. On November 15, 2018, the Company and the Bank entered into a purchase and assumption agreement with HomeStreet Bank to sell the Bank’s retail branch located in San Marcos, California and business loan portfolio to HomeStreet Bank. This transaction, which was completed in March 2019, generated a pre-tax gain on sale of $5.5 million.

We believe that these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP. However, non-GAAP financial measures have a number of limitations, are not necessarily comparable to GAAP measures and should not be considered in isolation or viewed as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate non-GAAP financial measures may differ from that of other companies reporting non-GAAP measures with similar names. You should understand how such other companies calculate their financial measures that may be similar or have names that are similar to the non-GAAP financial measures discussed herein when comparing such non-GAAP financial measures. Our management uses the non-GAAP financial measures set forth below in its analysis of our performance.

Six Months Ended June 30, 2019
(Dollars in thousands)
Net income
Net income, as reported	$14,592
Adjustments:
Gain on sale of branch, net	(5,509)
Tax effect(1)	1,574

Adjusted net income	$10,657

Return on average assets (ROAA)(2)
Adjusted net income	$10,657
Average assets	1,991,171

Return on average assets (ROAA), as reported	1.48%
Adjusted return on average assets	1.08%

Return on average equity (ROAE)(2)
Adjusted net income	$10,657
Average equity	200,996

Return on average equity (ROAE), as reported	14.64%
Adjusted return on average equity	10.69%

Return on average common equity (ROACE)(2)
Adjusted net income	$10,657
Average common equity	200,996

Return on average common equity (ROACE), as reported	14.64%
Adjusted return on average common equity	10.69%

Noninterest income / average assets(2)
Noninterest income	$10,025
Adjustments:
Gain on sale of branch, net	(5,509)

Adjusted noninterest income	4,516
Average assets	1,991,171

Noninterest income / average assets, as reported	1.02%
Adjusted noninterest income / average assets	0.46%

Efficiency ratio
Noninterest expense	$26,207
Net interest income	36,884
Noninterest income	10,025

Total net interest income and noninterest income	46,909
Adjustments:
Gain on sale of branch, net	(5,509)

Adjusted total net interest income and noninterest income	41,400
Efficiency ratio, as reported	55.87%
Adjusted efficiency ratio	63.30%

(1)	Amount represents the total income tax effect of the adjustment, which is calculated based on the applicable marginal tax rate of 28.58%.
(2)	Data has been annualized.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and related notes thereto and other financial information included elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. Factors that could cause such differences are discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” We assume no obligation to update any of these forward-looking statements except to the extent required by law.

The following discussion pertains to our historical results, on a consolidated basis. However, because we conduct all our material business operations through our wholly owned subsidiary, Silvergate Bank, the discussion and analysis relates to activities primarily conducted at the subsidiary level.

All dollar amounts in the tables in this section are in thousands of dollars, except per share data or where otherwise specifically noted.

Overview

The Company is a Maryland corporation that is the parent company of Silvergate Bank. The Company’s assets consist primarily of its investment in the Bank and its primary activities are conducted through the Bank. The Company became a registered bank holding company that is subject to supervision by the Federal Reserve. The Bank is subject to supervision by the DBO and, as a Federal Reserve member bank since 2012, the Federal Reserve. The Bank’s deposits are insured up to legal limits by the FDIC.

The Bank provides financial services that include commercial banking, commercial and residential real estate lending, mortgage warehouse lending and asset based lending. Our client base is diverse and consists of business and individual clients in California and other states and includes digital currency-related customers in the United States and internationally. Following the Bank’s conversion to a commercial bank we began introducing an expanded array of relationship-oriented business products and services, which in the past five years has been augmented by our digital currency initiative. While our commercial real estate lending activities are concentrated in California, we have a broader, nationwide focus on deposit and cash management services for digital currency-related businesses, as well as mortgage warehouse and correspondent residential lending. Our goal is to establish profitable long-term banking relationships.

Two major developments affecting our financial condition and results of operations since December 31, 2016 have been the substantial growth in our deposits and the change in their mix and the recent significant increase in our capital position, as described below.

From December 31, 2016 to June 30, 2019, our total deposits grew from $767.9 million to $1.9 billion, a 152.5% increase. More importantly, over the same period our noninterest bearing deposits grew from $166.5 million to $1.5 billion, representing more than a nine-fold increase. At June 30, 2019, noninterest bearing deposits represented 79.9% of our total deposits, compared to 21.7% of total deposits at December 31, 2016. These changes in total deposits and noninterest bearing deposits are predominantly a result of our digital currency initiative that originated in 2013, with deposits related to this initiative growing from $45.8 million (90.4% noninterest bearing) at December 31, 2016, to $1.5 billion (97.3% noninterest bearing) at June 30, 2019. This growth in primarily noninterest bearing deposits enabled us to meaningfully increase our interest earning assets and decrease our borrowings and higher cost time deposits, all of which contributed to a significant increase in net interest income and net income.

On February 23, 2018, we completed the largest capital raise in our history, a private placement which raised $107.9 million of common equity, net of transaction expenses, $60.0 million of which was contributed as equity capital to our Bank subsidiary during the first quarter of 2018. Immediately after the sale of common stock, the Company purchased $11.4 million of common stock from an existing shareholder, resulting in a net increase in shareholders’ equity of $96.5 million. Our equity capital growth during the first quarter of 2018 supported increases in all Company and Bank capital ratios at December 31, 2018, as compared to December 31, 2017, most notably Tier I leverage ratio increased from 6.15% to 9.00% for the Company and from 6.33% to 8.51% for the Bank, and total risk-based capital ratio increased from 13.88% to 25.77% for the Company and from 14.29% to 24.50% for the Bank.

Principal Factors Affecting Our Results of Operations

Net Income. Net income is calculated by taking interest and noninterest income and subtracting our costs to do business, such as interest, salaries, taxes and other operational expenses. We evaluate our net income based on measures that include net interest margin, return on average assets and return on average equity.

Net Interest Income. Net interest income represents interest income, less interest expense. We generate interest income from interest, dividends and fees received on interest earning assets, including loans, interest earning deposits in other banks and investment securities we own. We incur interest expense from interest paid on interest bearing liabilities, including interest bearing deposits, borrowings and other forms of indebtedness. Net interest income typically is the most significant contributor to our net income. To evaluate net interest income, we measure and monitor: (i) yields on our loans, interest earning deposits in other banks and other interest earning assets; (ii) the costs of our deposits and other funding sources; (iii) our net interest spread; and (iv) our net interest margin. Net interest spread is the difference between rates earned on interest earning assets and rates paid on interest bearing liabilities. Net interest margin is a ratio calculated as net interest income divided by average interest earning assets for the same period. Because noninterest bearing sources of funds, such as noninterest bearing deposits and shareholders’ equity, also fund interest earning assets, net interest margin includes the benefit of these noninterest bearing sources.

Since we maintain high levels of liquidity for our customers who operate in the digital currency industry, the extent to which we can generate net interest income on our deposits is limited by the fact that a significant proportion of our deposits are related to our digital currency initiative. See “Prospectus Summary—Overview.” Our diminished ability to generate interest income on our deposits in turn impacts our net interest margin. This impact is largely mitigated because currently deposits related to our digital currency initiative are generally noninterest bearing.

The success of our digital currency initiative has enabled the Bank to rapidly grow deposits from digital currency customers. The Bank deploys its customer deposits into interest earning deposits in other banks and securities, as well as into specialized lending opportunities that provide attractive risk-adjusted returns.

Changes in market interest rates and interest we earn on interest earning assets or pay on interest bearing liabilities, as well as the volume and types of our interest earning assets, interest bearing and noninterest bearing liabilities and shareholders’ equity, usually have the largest impact on periodic changes in our net interest spread, net interest margin and net interest income. We measure net interest income before and after our provision for loan losses.

Provision for Loan Losses. Provision for loan losses is the amount of expense that, based on our management’s judgment, is required to maintain our allowance for loan losses at an adequate level to absorb probable losses inherent in our loan portfolio at the applicable balance sheet date and that, in our management’s judgment, is appropriate under relevant accounting guidance. Determination of the allowance for loan losses is complex and involves a high degree of judgment and subjectivity. For a description of the factors considered by our management in determining the allowance for loan losses see “—Financial Condition—Allowance for Loan Losses.”

Noninterest Income. Noninterest income consists of, among other things: (i) mortgage warehouse fee income; (ii) service fees related to off-balance sheet deposits; (iii) deposit related fees; (iv) gain on sale of loans; and (v) other noninterest income. Service fees related to off-balance sheet deposits are fees earned for off-balance sheet deposit placements, primarily for our digital currency customers. The placements are facilitated under agreements we have entered into with customers and nationally recognized third party service providers that, in accordance with customer instructions, allow us to sweep customer funds into deposit accounts at other insured depository institutions. In connection with such sweeps and placements, the Bank earns noninterest income based on the difference between the gross interest earned on such deposit placements and the net interest the Bank agreed to pay on such swept funds. Deposit related fees include analyzed checking fees, account maintenance fees, insufficient funds fees, overdraft fees, stop payment fees, domestic and foreign exchange and wire transfer fees and card processing fee income.

Noninterest income has increased as the Bank has expanded deposit services to include cash sweep and analysis services to support customer demand. The Bank has also increased noninterest income related to foreign and domestic wire transactions which is a result of our digital currency initiative.

Noninterest Expense. Noninterest expense includes, among other things: (i) salaries and employee benefits; (ii) occupancy and equipment expense; (iii) communications and data processing fees (iv) professional services fees; (v) federal deposit insurance; (vi) correspondent bank charges; and (vii) other general and administrative expenses.

Salaries and employee benefits include compensation, employee benefits and tax expenses for our personnel. Occupancy and equipment expense includes depreciation expense, lease expense on our leased properties and other occupancy-related expenses. Equipment expense includes expenses related to our furniture, fixtures, equipment and software. Data processing fees include expenses paid to our third-party data processing system provider and other data service providers. Communications expense includes costs for telephone and internet. Professional fees include legal, accounting, consulting and other outsourcing arrangements. Federal deposit insurance expense relates to FDIC assessments based on the level of our deposits. Correspondent bank charges include wire transfer fees, transaction fees and service charges related to transactions settled with correspondent relationships. Other general and administrative expenses include expenses associated with travel, meals, advertising, promotions, sponsorships, training, supplies and postage. Noninterest expenses generally increase as we grow our business.

Noninterest expenses have increased as we have grown organically and as we have expanded and modernized our operational infrastructure and implemented our plan to build an efficient, technology-driven banking operation with significant capacity for growth. Significant increases in full-time equivalent employees have occurred in our operational and compliance division to support the continued deposit growth due to our digital currency initiative. In addition, we have expanded our information technology and security division to support enhancements in our technology infrastructure. Our professional services fees have increased as a result of our initiative to ensure we are operating efficiently and effectively while leveraging new and existing technology.

Factors Affecting Comparability of Financial Results

Following the completion of this offering, we expect to incur additional costs associated with operating as a public company. We expect that these costs will include additional personnel, legal, consulting, regulatory, insurance, accounting, investor relations and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules adopted by the SEC, the Federal Reserve and national securities exchanges, requires public companies to implement specified corporate governance practices that are currently inapplicable to us as a private company. These additional rules and regulations will increase our legal, regulatory and financial compliance costs and will make some activities more time-consuming and costly.

Financial Condition

The primary factors we use to evaluate and manage our financial condition include asset quality, capital and liquidity.

Asset Quality. We manage the diversification and quality of our assets based on factors that include the level, distribution, severity and trend of problem, classified, delinquent, nonaccrual, nonperforming and restructured assets, the adequacy of our allowance for loan losses, the diversification and quality of our loan and investment portfolios, the extent of counterparty risks, credit risk concentrations and other factors.

Capital. Financial institution regulators have established guidelines for minimum capital ratios for banks and bank holding companies. During the first quarter of 2015, the Bank adopted the new Basel III regulatory capital framework as approved by federal banking agencies. The adoption of this new framework modified the calculation of the various capital ratios of the Bank, added a new ratio, common equity Tier 1, and revised the adequately and well capitalized thresholds of the Bank. In addition, Basel III established a new capital conservation buffer of 2.5% of risk-weighted assets, which was phased-in over a four-year period beginning January 1, 2016. The Bank’s capital ratios at June 30, 2019 exceeded all current well capitalized regulatory requirements.

We manage capital based upon factors that include: (i) the level and quality of capital and our overall financial condition; (ii) the trend and volume of problem assets; (iii) the adequacy of reserves; (iv) the level and quality of earnings; (v) the risk exposures in our balance sheet; (vi) the levels of Tier 1 and total capital; (vii) the Tier 1 risk-based capital ratio, the total risk-based capital ratio, the Tier 1 leverage ratio, and the common equity Tier 1 capital ratio; (viii) the state of local and national economic conditions; and (ix) other factors including our asset growth rate, as well as certain liquidity ratios.

Liquidity. We manage liquidity based on factors that include the amount of core deposits as a percentage of total deposits, the level of diversification of our funding sources, the allocation and amount of our deposits among deposit types, the short-term funding sources used to fund assets, the amount of non-deposit funding used to fund assets, the availability of unused funding sources, off-balance sheet obligations, the availability of assets to be readily converted into cash without undue loss, the amount of cash, interest earning deposits in other banks and liquid securities we hold, the re-pricing characteristics and maturities of our assets when compared to the re-pricing characteristics of our liabilities and other factors.

We maintain high levels of liquidity for our customers who operate in the digital currency industry, as these deposits are subject to potentially dramatic fluctuations due to certain factors that may be outside of our control. See “Risk Factors—Risks Related to Our Traditional Banking Business—A lack of liquidity could impair our ability to fund operations and adversely impact our business, financial condition and results of operations.” As a result, the Bank deploys its customer deposits into interest earning deposits in other banks and securities, as well as into specialized lending opportunities.

Results of Operations

Six Months Ended June 30, 2019 compared to the Six Months Ended June 30, 2018

Net Income

The following table sets forth the principal components of net income for the periods indicated.

	Six Months Ended June 30,
	2019	2018	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(Dollars in thousands)
Interest income	$39,535	$32,444	$7,091	21.9%
Interest expense	2,651	1,654	997	60.3%

Net interest income	36,884	30,790	6,094	19.8%
Provision for loan losses	419	148	271	183.1%

Net interest income after provision	36,465	30,642	5,823	19.0%
Noninterest income	10,025	3,388	6,637	195.9%
Noninterest expense	26,207	22,929	3,278	14.3%

Net income before income taxes	20,283	11,101	9,182	82.7%
Income tax expense	5,691	3,067	2,624	85.6%

Net income	$14,592	$8,034	$6,558	81.6%

Net income for the six months ended June 30, 2019 was $14.6 million, an increase of $6.6 million or 81.6% from net income of $8.0 million for the six months ended June 30, 2018. The increase was primarily due to an increase of $6.1 million or 19.8% in net interest income and a $6.6 million increase in noninterest income, partially offset by a $3.3 million or 14.3% increase in noninterest expense and a $2.6 million increase in income tax expense, all as described below.

Net Interest Income and Net Interest Margin Analysis

We analyze our ability to maximize income generated from interest earning assets and control the interest expenses of our liabilities, measured as net interest income, through our net interest margin and net interest spread. Net interest income is the difference between the interest and fees earned on interest earning assets, such as loans, interest earning deposits in other banks and securities, and the interest expense incurred on interest bearing liabilities, such as deposits and borrowings, which are used to fund those assets. Net interest margin is a ratio calculated as net interest income divided by average interest earning assets for the same period. Net interest spread is the difference between average interest rates earned on interest earning assets and average interest rates paid on interest bearing liabilities.

Changes in market interest rates and the interest rates we earn on interest earning assets or pay on interest bearing liabilities, as well as in the volume and types of interest earning assets, interest bearing and noninterest bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic changes in net interest income, net interest margin and net interest spread. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in our loan portfolio are affected by, among other factors, economic and competitive conditions in the Southern California region, developments affecting the real estate, technology, hospitality, tourism and financial services sectors within our target markets and throughout the Southern California region, the volume and availability of residential loan pools and non-qualified residential loans and mortgage banker relationships. Our ability to respond to changes in these factors by using effective asset-liability management techniques is critical to maintaining the stability of our net interest income and net interest margin as our primary sources of earnings.

The following tables show the average outstanding balance of each principal category of our assets, liabilities and shareholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and cost are calculated by dividing income or expense by the average daily balances of the associated assets or liabilities for the same period.

AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS

	Six Months Ended June 30,
	2019			2018
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest earning assets:
Interest earning deposits in other banks	$582,410	$6,855	2.37%	$770,131	$6,465	1.69%
Securities	480,483	7,534	3.16%	239,367	3,075	2.59%
Loans(1)(2)	892,856	24,795	5.60%	848,138	22,631	5.38%
Other	10,630	351	6.66%	8,412	273	6.54%

Total interest earning assets	1,966,379	39,535	4.05%	1,866,048	32,444	3.51%

Noninterest earning assets	24,792			12,807

Total assets	$1,991,171			$1,878,855

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$235,968	$1,535	1.31%	$287,267	$986	0.69%
FHLB advances and other borrowings	38,901	585	3.03%	9,176	236	5.19%
Subordinated debentures	15,805	531	6.78%	15,791	432	5.52%

Total interest bearing liabilities	290,674	2,651	1.84%	312,234	1,654	1.07%

Noninterest bearing liabilities:
Noninterest bearing deposits	1,488,465			1,414,372
Other liabilities	11,036			5,744
Shareholders’ equity	200,996			146,505

Total liabilities and shareholders’ equity	$1,991,171			$1,878,855

Net interest spread(3)			2.21%			2.44%

Net interest income		$36,884			$30,790

Net interest margin(4)			3.78%			3.33%

(1)	Loans include nonaccrual loans and loans held-for-sale, net of deferred fees and before allowance for loan losses.
(2)	Interest income includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.
(4)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.

Information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest earning assets and interest bearing liabilities and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been proportionately allocated to both volume and rate.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

	For the Six Months Ended June 30, 2019 Compared to 2018
	Change Due To		Interest Variance
	Volume	Rate
	(Dollars in thousands)
Interest Income:
Interest earning deposits in other banks	$(1,815)	$2,205	$390
Securities	3,658	801	4,459
Loans	1,221	943	2,164
Other	73	5	78

Total interest income	$3,137	$3,954	$7,091

Interest Expense:
Interest bearing deposits	$(202)	$751	$549
FHLB advances and other borrowings	483	(134)	349
Subordinated debentures	—	99	99

Total interest expense	281	716	997

Net interest income	$2,856	$3,238	$6,094

Net interest income increased $6.1 million to $36.9 million for the six months ended June 30, 2019 compared to $30.8 million for the six months ended June 30, 2018, due to an increase of $7.1 million in interest income partially offset by an increase of $1.0 million in interest expense. Average total interest earning assets increased $100.3 million from $1.9 billion for the six months ended June 30, 2018 to $2.0 billion for the six months ended June 30, 2019. This increase was due to the inflow of noninterest bearing deposits related to our digital currency initiative which were invested in interest earning deposits and securities. The average balance of securities increased from $239.4 million for the six months ended June 30, 2018 to $480.5 million for the six months ended June 30, 2019 while the average balance of interest bearing deposits in other banks decreased from $770.1 million to $582.4 million over the same time period. The movement in these asset classes was primarily due to the implementation of the Bank’s hedging strategy during the first six months of 2019. For a further discussion of our hedging strategy, see “—Financial Condition—Securities.” The average annualized yield on total interest earning assets increased from 3.51% for the six months ended June 30, 2018 to 4.05% for the six months ended June 30, 2019 due primarily to the federal funds rate increasing from the prior period.

Average interest bearing liabilities decreased $21.6 million or 6.9% for the six months ended June 30, 2019 as compared to the same period in 2018 due primarily to a decrease in interest bearing deposits between periods, partially offset by an increase in other borrowings. The average balance of noninterest bearing deposits increased slightly to $1.5 billion for the six months ended June 30, 2019 compared to $1.4 billion the six months ended June 30, 2018. As of June 30, 2019, noninterest bearing deposits amounted to $1.5 billion or 79.9% of total deposits.

The average annualized rate on total interest bearing liabilities increased to 1.84% for the six months ended June 30, 2019 compared to 1.07% for the same period in 2018 primarily due to an increase in the average annualized rate on interest bearing deposits consistent with the increases in the federal funds rate.

For the six months ended June 30, 2019, the net interest spread was 2.21% and the net interest margin was 3.78% compared to 2.44% and 3.33%, respectively, for the comparable period in 2018. The decrease in the net interest spread in the six months ended June 30, 2019 was due to the increases in the federal funds rate and the more rapid escalation of the average rate on total interest bearing liabilities relative to the average yield on total interest earning assets. In addition, net interest margin increased due to higher yields on interest earning bank deposits, securities and loans due primarily to the increase in the federal funds rate as discussed above.

Provision for Loan Losses

The provision for loan losses is a charge to income to bring our allowance for loan losses to a level deemed appropriate by management. For a description of the factors considered by our management in determining the allowance for loan losses see “—Financial Condition—Allowance for Loan Losses” and “—Critical Accounting Policies—Allowance for Loan Losses.”

We recorded a provision for loan losses of $0.4 million and $0.1 million for the six months ended June 30, 2019 and 2018, respectively. The allowance for loan losses to total gross loans held-for-investment was 1.02% at June 30, 2019 compared to 1.21% at June 30, 2018. The increase in loan loss provision for the six months ended June 30, 2019 was primarily driven by an increase in loan balances.

Noninterest Income

The following table presents, for the periods indicated, the major categories of noninterest income:

NONINTEREST INCOME

	Six Months Ended June 30,
	2019	2018	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(Dollars in thousands)
Noninterest income:
Mortgage warehouse fee income	$712	$759	$(47)	(6.2)%
Service fees related to off-balance sheet deposits	1,171	1,110	61	5.5%
Deposit related fees	2,158	967	1,191	123.2%
Gain on sale of loans	345	283	62	111.9%
Gain on sale of branch, net	5,509	—	5,509	*N/M
Other income	130	269	(139)	(51.7)%

Total noninterest income	$10,025	$3,388	$6,637	195.9%

*	N/M—Not meaningful

Noninterest income for the six months ended June 30, 2019 was $10.0 million, an increase of $6.6 million or 195.9% compared to noninterest income of $3.4 million for the six months ended June 30, 2018. This increase was primarily due to a $5.5 million gain on sale of branch, a $1.2 million increase in deposit related fees and a $0.1 million increase in service fees related to off-balance sheet deposits. To further our strategy, the Bank completed the sale of its San Marcos branch and business loan portfolio to another bank in March 2019. This transaction generated a pre-tax gain on sale of $5.5 million, reduced total loans by $115.4 million and total deposits by $74.5 million, and resulted in twelve former employees being hired by the acquiring bank. The $1.2 million increase in deposit related fees was primarily due to increases in foreign exchange and wire transfer fees and analyzed checking fees associated with our digital currency initiative. In the fourth quarter of 2018 we began working with correspondent banking partners, including a leading global investment bank, to provide competitive foreign exchange alternatives to our clients. We recognized the initial benefits of our efforts in the six months ended June 30, 2019, as deposit related fees from this initiative increased by $0.6 million, compared to the six months ended June 30, 2018. During the six months ended June 30, 2019, the Bank sold $25.6 million of non-qualified single family residential loans and a $2.2 million commercial real estate loan for a total gain of $0.3 million.

Noninterest Expense

The following table presents, for the periods indicated, the major categories of noninterest expense:

NONINTEREST EXPENSE

	Six Months Ended June 30,
	2019	2018	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$16,847	$14,076	$2,771	19.7%
Occupancy and equipment	1,885	1,509	376	24.9%
Communications and data processing	2,160	1,446	714	49.4%
Professional services	2,518	2,411	107	4.4%
Federal deposit insurance	343	864	(521)	(60.3)%
Correspondent bank charges	580	674	(94)	(13.9)%
Other loan expense	243	141	102	72.3%
Other real estate owned expense	5	52	(47)	71.6%
Other general and administrative	1,626	1,756	(130)	(7.4)%

Total noninterest expense	$26,207	$22,929	$3,278	14.3%

Noninterest expense increased $3.3 million or 14.3% for the six months ended June 30, 2019 compared to the six months ended June 30, 2018 primarily due to increases in salaries and employee benefits and communications and data processing expense. To a lesser extent, the increase in noninterest expense for the six months ended June 30, 2019 was due to increases in occupancy and equipment and professional services, partially offset by a decrease in federal deposit insurance fees, correspondent bank charges and other general and administrative expenses.

Noninterest expense increased from the six months ended June 30, 2018 due to continued expansion of our technology-driven banking platform with significant capacity to support potential future growth. The increase of $2.8 million or 19.7% in salaries and employee benefits was due primarily to an increase in average full-time equivalent employees. The Bank’s full-time equivalent employees grew from 197 at June 30, 2018 to 205 at June 30, 2019 with significant increases in the Bank’s average full-time equivalent employees in project management, compliance, operations, and accounting divisions to support the growth of the organization, partially offset by a reduction in personnel as a result of the sale of the Bank’s San Marcos branch and business loan operations. Occupancy and equipment increased $0.4 million or 24.9% primarily due to an increase in leased space for the corporate headquarters to support our growth in headcount. Communications and data processing increased $0.7 million or 49.4% primarily due to updating our IT infrastructure and expansion projects to support our digital currency initiative. The increase of $0.1 million or 4.4% in professional services fees was primarily related to consulting, legal and recruiting services. Consulting fees increased during the period as a result of numerous Bank initiatives designed to support infrastructure growth, including technology improvements and enhanced internal control processes.

In an effort to support deposit growth and increases in related transaction volumes, the Company continues to invest in scalable technology, and recently committed to expand its banking platform with a cloud-based API-enabled payment hub to complement our API-enabled SEN. The new payment infrastructure will support Fedwire payment processing for all internal channels including electronic and mobile banking, API banking, and internal applications such as the Bank’s mortgage warehouse lending system. While the initial focus of this implementation is to improve the scalability of high value payments, such as Fedwire and the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”), we expect that the platform will also reduce per-unit wire costs at increased volumes, and is capable of supporting additional payment options that the Bank may choose to implement in the future. As part of the initial deployment, the payments hub will also be connected to the Bank’s real-time wire fraud/anomaly detection platform for the pre-screening of all inbound and outbound payments. Finally, alongside the implementation of the Bank’s payments hub, the Bank is implementing a customer-facing foreign exchange platform and plans to connect this platform directly to the SWIFT network. Implementation costs related to this initiative and our foreign exchange wire initiative were approximately $0.3 million for the six months ended June 30, 2019. Legal expenses increased due to costs related to our continued development of solutions and services for our digital currency customers to provide custodian services. Recruiting expenses increased as a direct result of the Bank’s growth in staff. The decrease of $0.5 million or 60.3% in federal deposit insurance payments was due to a reduction in the multiplier based on significant asset growth for the prior fiscal year relative to the current comparable period. Correspondent bank charges decreased $0.1 million or 13.9% primarily due to decreased wire transfer expense. Other general and administrative expense decreased $0.1 million or 7.4% primarily due to decreased marketing expense.

Income Tax Expense

The amount of income tax expense we incur is influenced by the amounts of our pre-tax income, and other nondeductible expenses. Deferred tax assets and liabilities are reflected at current income tax rates in effect for the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, such as the Tax Act, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Income tax expense was $5.7 million for the six months ended June 30, 2019 compared to $3.1 million for the six months ended June 30, 2018. The increase was primarily related to increased pre-tax income. Our effective tax rates for the six months ended June 30, 2019 and 2018 were 28.1% and 27.6%, respectively. The increase in our effective tax rate was primarily related to an increase in our state blended tax rate and non-deductible tax treatment of noninterest expenses.

Results of Operations

Year Ended December 31, 2018 compared to the Year Ended December 31, 2017

Net Income

The following table sets forth the principal components of net income for the periods indicated.

	Year Ended December 31,
	2018	2017	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(Dollars in thousands)
Interest income	$72,752	$48,306	$24,446	50.6%
Interest expense	3,129	6,355	(3,226)	(50.8)%

Net interest income	69,623	41,951	27,672	66.0%
(Reversal of) provision for loan losses	(1,527)	262	(1,789)	(682.8)%

Net interest income after provision	71,150	41,689	29,461	70.7%
Noninterest income	7,563	3,448	4,115	119.3%
Noninterest expense	48,314	30,706	17,608	57.3%

Net income before income taxes	30,399	14,431	15,968	110.7%
Income tax expense	8,066	6,788	1,278	18.8%

Net income	$22,333	$7,643	$14,690	192.2%

Net income for the year ended December 31, 2018 was $22.3 million, an increase of $14.7 million or 192.2% from net income of $7.6 million for the year ended December 31, 2017. The increase was primarily due to an increase of $27.7 million or 66.0% in net interest income, partially offset by a $17.6 million or 57.3% increase in noninterest expense, all as described below.

Net Interest Income and Net Interest Margin Analysis

We analyze our ability to maximize income generated from interest earning assets and control the interest expenses of our liabilities, measured as net interest income, through our net interest margin and net interest spread. Net interest income is the difference between the interest and fees earned on interest earning assets, such as loans, interest earning deposits in other banks and securities, and the interest expense incurred on interest bearing liabilities, such as deposits and borrowings, which are used to fund those assets. Net interest margin is a ratio calculated as net interest income divided by average interest earning assets for the same period. Net interest spread is the difference between average interest rates earned on interest earning assets and average interest rates paid on interest bearing liabilities.

Changes in market interest rates and the interest rates we earn on interest earning assets or pay on interest bearing liabilities, as well as in the volume and types of interest earning assets, interest bearing and noninterest bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic changes in net interest income, net interest margin and net interest spread. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in our loan portfolio are affected by, among other factors, economic and competitive conditions in the Southern California region, developments affecting the real estate, technology, hospitality, tourism and financial services sectors within our target markets and throughout the Southern California region, the volume and availability of residential loan pools and non-qualified residential loans and mortgage banker relationships. Our ability to respond to changes in these factors by using effective asset-liability management techniques is critical to maintaining the stability of our net interest income and net interest margin as our primary sources of earnings.

The following tables show the average outstanding balance of each principal category of our assets, liabilities and shareholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and cost are calculated by dividing income or expense by the average daily balances of the associated assets or liabilities for the same period.

AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS

	Year Ended December 31,
	2018			2017
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest earning assets:
Interest earning deposits in other banks	$851,283	$16,606	1.95%	$203,029	$2,678	1.32%
Securities	263,903	7,332	2.78%	106,730	2,274	2.13%
Loans(1)(2)	871,271	48,100	5.52%	822,748	42,806	5.20%
Other	9,284	714	7.69%	7,781	548	7.04%

Total interest earning assets	1,995,741	72,752	3.65%	1,140,288	48,306	4.24%

Noninterest earning assets	13,112			9,473

Total assets	$2,008,853			$1,149,761

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$258,583	$1,787	0.69%	$482,091	$4,361	0.90%
FHLB advances and other borrowings	7,825	427	5.46%	73,013	1,215	1.66%
Subordinated debentures	15,794	915	5.79%	15,780	779	4.94%

Total interest bearing liabilities	282,202	3,129	1.11%	570,884	6,355	1.11%

Noninterest bearing liabilities:
Noninterest bearing deposits	1,554,852			503,480
Other liabilities	5,979			4,596
Shareholders’ equity	165,820			70,801

Total liabilities and shareholders’ equity	$2,008,853			$1,149,761

Net interest spread(3)			2.54%			3.13%

Net interest income		$69,623			$41,951

Net interest margin(4)			3.49%			3.68%

(1)	Net interest margin is a ratio calculated as net interest income divided by average interest earning assets for the same period.
(2)	Interest income includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.
(4)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.

Information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest earning assets and interest bearing liabilities and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been proportionately allocated to both volume and rate.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

	For the Year Ended December 31, 2018 Compared to 2017
	Change Due To		Interest Variance
	Volume	Rate
	(Dollars in thousands)
Interest Income:
Interest earning deposits in other banks	$12,112	$1,816	$13,928
Securities	4,185	873	5,058
Loans	2,617	2,677	5,294
Other	118	48	166

Total interest income	$19,032	$5,414	$24,446

Interest Expense:
Interest bearing deposits	$(1,766)	$(808)	$(2,574)
FHLB advances and other borrowings	(1,781)	993	(788)
Subordinated debentures	2	134	136

Total interest expense	(3,545)	319	(3,226)

Net interest income	$22,577	$5,095	$27,672

Net interest income increased $27.7 million to $69.6 million for the year ended December 31, 2018 compared to $42.0 million for the year ended December 31, 2017, due to an increase of $24.4 million in interest income and a decrease of $3.2 million in interest expense. Interest earning assets and interest bearing liabilities, as well as the average rate paid on deposits were significantly impacted by the Company’s digital currency initiative and the corresponding change in the Company’s interest earning assets and interest bearing liabilities. Average total interest earning assets increased $855.5 million from $1.1 billion for the year ended December 31, 2017 to $2.0 billion for the year ended December 31, 2018. This increase was due to the inflow of noninterest bearing deposits related to our digital currency initiative which were invested primarily in interest earning deposits and securities. The average balance of interest earning deposits and securities increased from $203.0 million and $106.7 million, respectively, for the year ended December 31, 2017 to $851.3 million and $263.9 million, respectively, for the year ended December 31, 2018. The average annualized yield on total interest earning assets decreased from 4.24% for the year ended December 31, 2017 to 3.65% for the year ended December 31, 2018 as the funds from the inflow of noninterest bearing deposits were invested primarily in lower yielding and more liquid assets.

Average interest bearing liabilities decreased $288.7 million or 50.6% for the year ended December 31, 2018 as compared to 2017 primarily due to a decrease in interest bearing deposits between periods. The Company was able to replace these interest bearing deposits as a funding source due to the significant inflow of noninterest bearing deposits. The average balance of noninterest bearing deposits increased from $503.5 million for the year ended December 31, 2017 to $1.6 billion for the year ended December 31, 2018. As of December 31, 2018, noninterest bearing deposits amounted to $1.6 billion or 88.7% of total deposits.

For the year ended December 31, 2018, the net interest spread was 2.54% and the net interest margin was 3.49% compared to 3.13% and 3.68%, respectively, for the comparable period in 2017. The decreases in the year ended December 31, 2018 were due primarily to the investment of funds from noninterest bearing deposits in lower yielding assets, as described above.

Provision for Loan Losses

The provision for loan losses is a charge to income to bring our allowance for loan losses to a level deemed appropriate by management. For a description of the factors considered by our management in determining the allowance for loan losses see “—Financial Condition—Allowance for Loan Losses” and “—Critical Accounting Policies—Allowance for Loan Losses.”

We recorded a negative provision for loan losses of $1.5 million compared to a provision for loan losses $0.3 million for the year ended December 31, 2018 and 2017, respectively. The decrease of $1.8 million was primarily due to reclassifying $125.2 million in loans held-for-investment as loans held-for-sale in the fourth quarter of 2018, in connection with the Company’s November 2018 agreement to sell the Bank’s business lending division. The allowance for loan losses to total gross loans held-for-investment was 1.13% at December 31, 2018 compared to 1.17% at December 31, 2017.

Noninterest Income

The following table presents, for the periods indicated, the major categories of noninterest income:

NONINTEREST INCOME

	Year Ended December 31,
	2018	2017	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(Dollars in thousands)
Noninterest income:
Mortgage warehouse fee income	$1,505	$1,732	$(227)	(13.1)%
Service fees related to off-balance sheet deposits	2,422	223	2,199	986.1%
Deposit related fees	2,435	702	1,733	246.9%
Gain on sale of loans	711	459	252	54.9%
Other income	490	332	158	47.6%

Total noninterest income	$7,563	$3,448	$4,115	119.3%

Noninterest income for the year ended December 31, 2018 was $7.6 million, an increase of $4.1 million or 119.3% compared to noninterest income of $3.4 million for the year ended December 31, 2017. This increase was primarily due to a $2.2 million increase in service fees related to off-balance sheet deposits due to increased off-balance sheet deposit placements primarily for our digital currency customers. Our off-balance sheet deposit placements are facilitated under agreements we have entered into with customers and nationally recognized third party service providers that, in accordance with customer instructions, allow us to sweep customer funds into deposit accounts at other insured depository institutions. In connection with such sweeps and placements, the Bank earns noninterest income based on the difference between the gross interest earned on such deposit placements and the net interest the Bank pays on such swept funds. The increase was also due to a $1.7 million increase in deposit related fees such as analyzed checking fees and wire transfer fees associated with our digital currency initiative. During the year ended December 31, 2018, the Bank sold $51.2 million of non-qualified single family residential loans for a gain of $0.6 million. An additional $0.1 million gain was recognized as a result of a $1.1 million commercial real estate loan sale.

Noninterest Expense

The following table presents, for the periods indicated, the major categories of noninterest expense:

NONINTEREST EXPENSE

	Year Ended December 31,
	2018	2017	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$29,898	$20,168	$9,730	48.2%
Occupancy and equipment	3,091	2,397	694	29.0%
Communications and data processing	3,088	1,920	1,168	60.8%
Professional services	6,050	1,556	4,494	288.8%
Federal deposit insurance	1,230	683	547	80.1%
Correspondent bank charges	1,163	1,100	63	5.7%
Other loan expense	419	270	149	55.2%
Other real estate owned expense	27	22	5	22.7%
Other general and administrative	3,348	2,590	758	29.3%

Total noninterest expense	$48,314	$30,706	$17,608	57.3%

Noninterest expense increased $17.6 million or 57.3% for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily due to increases in salaries and employee benefits and professional services. To a lesser extent, the increase in noninterest expense for the year ended December 31, 2018 was due to increases in occupancy and equipment, communications and data processing, federal deposit insurance fees, correspondent bank charges and other general and administrative expenses. The increase of $9.7 million or 48.2% in salaries and employee benefits was due to increased staffing related to the growth of the Bank. The Bank’s full-time equivalent employees grew from 161 at December 31, 2017 to 211 at December 31, 2018 with significant increases in the Bank’s digital currency, compliance and administration divisions to support the growth of the organization. The increase of $4.5 million or 288.8% in professional services fees was primarily related to consulting, recruiting, and audit services. Consulting fees increased during the period as a result of numerous Bank initiatives designed to support infrastructure growth including technology improvements and enhanced internal control processes. As the Company continues to expand its technology solutions to compete in the digital currency market, these costs are expected to remain at current levels. Recruiting expenses increased as a direct result of the Bank’s growth in staff. Audit services increased as the Company prepared for complying with enhanced audit standards. Occupancy and equipment increased $0.7 million or 29.0% primarily due to expansion of the corporate headquarters to support our growth in headcount. Communications and data processing increased $1.2 million or 60.8% primarily due to updating our IT infrastructure and expansion projects to support our digital currency initiative. The increase of $0.5 million or 80.1% in federal deposit insurance payments was due to the significant increase in deposits compared to the prior period. Correspondent bank charges increased $0.1 million or 5.7% primarily due to wire transfers and bank charges. Correspondent bank charges grew as a result of increased wire expenses and other bank charges paid to our third-party processors as a direct result of the increased activity related to our digital currency customers. While the volume of transactions supporting these charges is expected to grow in conjunction with the growth of our digital currency customers, the Bank is exploring technology solutions that will ideally mitigate some of these costs. Other general and administrative expense increased $0.8 million or 29.3% primarily due to marketing, travel and other expenses as we increased staff and expanded the operations of the Bank.

Income Tax Expense

The amount of income tax expense we incur is influenced by the amounts of our pre-tax income, and other nondeductible expenses. Deferred tax assets and liabilities are reflected at current income tax rates in effect for the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, such as the Tax Act, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Income tax expense was $8.1 million for the year ended December 31, 2018 compared to $6.8 million for the year ended December 31, 2017. The increase was primarily related to increased pre-tax income and was partially offset by the decrease in our effective tax rate. Our effective tax rates for the year ended December 31, 2018 and 2017 were 26.5% and 47.0%, respectively. The decrease in the effective tax rate was primarily related to the change in the statutory federal rate enacted by the Tax Act.

Financial Condition

As of June 30, 2019, our total assets increased to $2.2 billion compared to $2.0 billion as of December 31, 2018. Shareholders’ equity increased $23.5 million, or 12.3%, to $214.7 million at June 30, 2019 compared to $191.2 million at December 31, 2018. The increase in shareholders’ equity was due primarily to net income for the six months ended June 30, 2019, which amounted to $14.6 million, and an increase in accumulated other comprehensive income of $9.0 million.

As of December 31, 2018, our total assets increased to $2.0 billion compared to $1.9 billion as of December 31, 2017. Shareholders’ equity increased $117.4 million, or 159.1%, to $191.2 million at December 31, 2018. The increase in shareholders’ equity was due to net proceeds of $107.9 million from the sale of common stock in the first quarter of 2018. Immediately after the sale of common stock, the Company purchased $11.4 million of common stock from an existing shareholder, resulting in a net increase in shareholders’ equity of $96.5 million. In addition, net income for the year ended December 31, 2018 amounted to $22.3 million, increasing retained earnings.

Deposits

Deposits are the major source of funding for the Company. We offer a variety of deposit products including interest and noninterest bearing demand accounts, money market and savings accounts and certificates of deposit, all of which we market at competitive pricing. We generate deposits from our customers on a relationship basis and through the efforts of our commercial lending officers and our business banking officers. Deposits increased to $1.9 billion at June 30, 2019 compared to $1.8 billion at December 31, 2018. This increase primarily reflects changes in deposit levels of our digital currency industry customers and an increase of $250.0 million in callable brokered certificates of deposit associated with the implementation of our hedging strategy, partially offset by a decrease due to the sale of the San Marcos branch discussed above. While deposits may fluctuate in the ordinary course of business, we continue to add new digital currency customers each quarter. Deposits remained flat at $1.8 billion at December 31, 2018 compared to December 31, 2017.

Our digital currency initiative has contributed significantly to an increase in our noninterest bearing deposits since 2013, which has driven the Bank’s funding costs to among the lowest in the U.S. banking industry. This has allowed us to generate attractive returns on lower risk assets through increased investments in interest earning deposits in other banks and securities, as well as funding limited loan growth.

We segment our deposits based on their potential volatility, which drives our choices regarding the assets we fund with such deposits. Deposits attributable to digital currency exchange and investor funds have the highest potential volatility. See “Risk Factors—Risks Related to Our Digital Currency Initiative—Our digital currency initiative has contributed significantly to an increase in our noninterest bearing deposits, which has driven the Bank’s funding costs to levels that may not be sustainable.” We invest these funds primarily in interest earning deposits in other banks and adjustable rate securities available-for-sale.

The Company has increased noninterest bearing deposits as a percentage of total deposits from 12.4% as of December 31, 2013 to 79.9% as of June 30, 2019, an increase that is largely attributable to the success of the digital currency initiative. This funding base has substantially reduced the Company’s cost of funds and allowed the Company to focus on retaining lower cost deposits. Our cost of total deposits and our cost of funds was 0.18% and 0.30%, respectively, for the six months ended June 30, 2019 as compared to 0.78% and 1.00%, respectively, for the year ended December 31, 2013.

The following table presents the average balances and average rates paid on deposits for the periods indicated:

COMPOSITION OF DEPOSITS

	Six Months Ended June 30,		Year Ended December 31,
	2019		2018		2017		2016
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
			(Dollars in thousands)
Noninterest bearing demand accounts	$1,488,465	—	$1,554,852	—	$503,480	—	$126,002	—
Interest bearing accounts:
Interest bearing demand accounts	49,711	0.14%	53,627	0.14%	27,117	0.16%	16,683	0.35%
Money market and savings accounts	98,664	0.76%	146,055	0.59%	277,615	0.67%	295,349	0.75%
Certificates of deposit:
Brokered certificates of deposit	65,034	2.97%	—	—	48,034	1.32%	90,883	1.12%
Other	22,559	1.52%	58,901	1.45%	129,325	1.39%	180,629	1.22%

Total interest bearing deposits	235,968	1.31%	258,583	0.69%	482,091	0.90%	583,544	0.94%

Total deposits	$1,724,433	0.18%	$1,813,435	0.10%	$985,571	0.44%	$709,546	0.77%

The following table presents the maturities of our certificates of deposit as of June 30, 2019:

MATURITIES OF CERTIFICATES OF DEPOSIT

	Three Months or Less	Over Three Through Six Months	Over Six Through Twelve Months	Over Twelve Months	Total
	(Dollars in thousands)
$100,000 or more	$5,919	$352	$418	$1,345	$8,034
Less than $100,000	1,770	115	389	248,452	250,726

Total	$7,689	$467	$807	$249,797	$258,760

Interest Earning Deposits in Other Banks

Interest earning deposits in other banks decreased from $670.2 million at December 31, 2018 to $339.3 million at June 30, 2019. Interest earning deposits in other banks decreased from $793.7 million at December 31, 2017 to $670.2 million at December 31, 2018. Decreases were due to lower balances with the FRB and purchases of securities particularly during the six months ended June 30, 2019 as the Bank implemented its hedging strategy, discussed below.

Securities

We use our securities portfolio to provide a source of liquidity, provide an appropriate return on funds invested, manage interest rate risk, meet collateral and regulatory capital requirements and as part of our recently implemented hedging strategy.

Management classifies investment securities as either held-to-maturity or available-for-sale based on our intentions and the Company’s ability to hold such securities until maturity. In determining such classifications, securities that management has the positive intent and the Company has the ability to hold until maturity are classified as held to maturity and carried at amortized cost. All other securities are designated as available-for-sale and carried at estimated fair value with unrealized gains and losses included in shareholders’ equity on an after-tax basis. For the years presented, substantially all securities were classified as available-for-sale.

Our securities portfolio has grown substantially due to the implementation of a hedging strategy and growth in noninterest bearing deposits attributable to our digital currency initiative that have been invested in high quality available-for-sale securities. In March 2019, the Bank implemented a hedging strategy that includes purchases of interest rate floors and commercial mortgage-backed securities, partially funded by callable brokered certificates of deposit. We entered into repurchase agreements to temporarily fund the purchase of securities while waiting for executed callable brokered certificates of deposit to settle. This hedging strategy is intended to reduce the Bank’s exposure to a decline in earnings in a declining interest rate environment with a minimal impact on current earnings. At June 30, 2019, we had purchased $400.0 million in notional amount of interest rate floors, $350.4 million in fixed-rate commercial mortgage-backed securities and $250.0 million of callable brokered certificates of deposit related to this hedging strategy. In addition, we purchased $194.6 million in adjustable rate residential mortgage-backed securities during the six months ended June 30, 2019. Our securities available-for-sale increased $563.3 million, or 157.7%, from $357.2 million at December 31, 2018 to $920.5 million at June 30, 2019. Our securities available-for-sale increased $165.4 million, or 86.2%, from $191.8 million at December 31, 2017 to $357.2 million at December 31, 2018. To supplement interest income earned on our loan portfolio, we invest in high quality mortgage-backed securities, collateralized mortgage obligations and asset backed securities.

The following tables summarize the contractual maturities and weighted-average yields of investment securities at June 30, 2019 and the amortized cost and carrying value of those securities as of the indicated dates.

SECURITIES

	One Year or Less		More Than One Year Through Five Years		More Than Five Years Through 10 Years		More Than 10 Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
June 30, 2019	(Dollars in thousands)
Securities Available-for-Sale:
Residential mortgage-backed securities:
Government agency mortgage-backed securities	$13	4.70%	$—	—%	$—	—%	$787	4.31%	$800	$830	2.91%
Government agency collateralized mortgage obligation	—	—	—	—	—	—	238,118	2.79	238,118	238,366	2.79
Private-label collateralized mortgage obligation	—	—	—	—	—	—	28,595	3.84	28,595	28,700	3.84
Commercial mortgage-backed securities:
Government agency collateralized mortgage obligation	—	—	23,662	1.83	—	—	—	—	23,662	23,499	1.83
Private-label collateralized mortgage obligation	—	—	—	—	—	—	364,298	3.13	364,298	373,467	3.13
Asset backed securities:
Government sponsored student loan pools	—	—	—	—	—	—	259,336	3.17	259,336	255,619	3.17
Securities Held-to-Maturity:
Collateralized mortgage obligations	—	—	—	—	—	—	63	2.65	63	63	2.65

Total Securities	$13	4.70%	$23,662	1.83%	$—	—%	$891,197	3.08%	$914,872	$920,544	3.04%

	June 30, 2019		December 31, 2018		December 31, 2017		December 31, 2016
	Total		Total		Total		Total
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities Available-for-Sale:
Residential mortgage-backed securities:
Government agency mortgage-backed securities	$800	$830	$932	$957	$1,075	$1,114	$1,269	$1,319
Government agency collateralized mortgage obligation	238,118	238,366	50,888	50,300	52,994	52,680	52,592	52,294
Private-label collateralized mortgage obligation	28,595	28,700	23,988	23,945	32,475	32,538	11,992	11,944
Commercial mortgage-backed securities:
Government agency collateralized mortgage obligation	23,662	23,499	23,817	22,752	24,123	23,370	24,424	23,493
Private-label collateralized mortgage obligation	364,298	373,467	—	—	—	—	—	—
Asset backed securities:
Government sponsored student loan pools	259,336	255,619	260,050	259,224	82,191	82,100	—	—
Securities Held-to-Maturity:
Collateralized mortgage obligations	63	63	73	72	119	119	405	410

Total Securities	$914,872	$920,544	$359,748	$357,250	$192,977	$191,921	$90,682	$89,460

Loan Portfolio

Our primary source of income is derived from interest earned on loans. Our loan portfolio consists of loans secured by real estate and mortgage warehouse loans, as well as commercial and industrial loans. Our loan customers primarily consist of small- to medium-sized businesses, professionals, real estate investors, small residential builders and individuals. Our owner-occupied and investment commercial real estate loans, multi-family loans and commercial and industrial loans provide us with higher risk-adjusted returns, relatively shorter maturities and more sensitivity to interest rate fluctuations, and are complemented by our relatively lower risk residential real estate loans to individuals. Our commercial real estate, multi-family real estate, construction and commercial and industrial lending activities are principally directed to our market area of Southern California. Our one-to-four family residential loans and warehouse loans are sourced throughout the United States.

The following table summarizes our loan portfolio by loan segment as of the dates indicated:

COMPOSITION OF LOAN PORTFOLIO

	June 30,		December 31,
	2019		2018		2017		2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
			(Dollars in thousands)
Real estate:
One-to-four family	$203,885	29.6%	$190,885	32.0%	$219,855	31.6%	$220,784	32.7%	$231,107	35.9	$193,561	31.1%
Multi-family	80,080	11.6	40,584	6.8	23,958	3.4	26,344	3.9	30,421	4.7	33,287	5.3
Commercial	331,034	48.1	309,655	51.9	346,227	49.8	284,547	42.1	211,303	32.9	175,932	28.3
Construction	3,137	0.5	3,847	0.6	5,171	0.7	39,529	5.9	43,761	6.8	18,514	3.0
Commercial and industrial	10,658	1.6	8,586	1.4	50,852	7.3	40,816	6.0	25,768	4.0	5,609	0.9
Consumer and other	199	0.0	150	0.	1,262	0.2	1,321	0.2	2,355	0.4	2,534	0.4
Reverse mortgage	1,686	0.2	1,742	0.3	2,524	0.4	4,534	0.7	157	0.1	109,713	17.6
Mortgage warehouse	57,923	8.4	41,586	7.0	45,718	6.6	57,525	8.5	98,035	15.2	83,703	13.4

Total gross loans held-for- investment	688,602	100.0	597,035	100.0	695,567	100.0	675,400	100.0	642,907	100.0	622,853	100.0
Deferred fees, net	2,857		2,469		1,901		1,780		1,503		5,538
Total loans held-for-investment	691,459		599,504		697,468		677,180		644,410		628,391
Allowance for loan losses	(7,049)		(6,723)		(8,165)		(8,044)		(6,900)		(4,956)

Total net loans	$684,410		$592,781		$689,303		$669,136		$637,510		$623,435

Loans held-for-sale	$235,834		$350,636		$190,392		$166,986		$169,190		$107,068

The repayment of loans is a source of additional liquidity for us. The following table details maturities and sensitivity to interest rate changes for our loan portfolio at June 30, 2019:

LOAN MATURITY AND SENSITIVITY TO CHANGES IN INTEREST RATES

	June 30, 2019
	Due in One Year or Less	Due in One to Five Years	Due After Five Years	Total
	(Dollars in thousands)
Real estate:
One-to-four family	$20	$868	$202,997	$203,885
Multi-family	1,269	29,556	49,255	80,080
Commercial	23,663	153,915	153,456	331,034
Construction	3,137	—	—	3,137
Commercial and industrial	8,380	2,278	—	10,658
Consumer and other	199	—	—	199
Reverse mortgage	—	—	1,686	1,686
Mortgage warehouse	57,923	—	—	57,923

Total gross loans held-for-investment	$94,591	$186,617	$407,394	$688,602

Amounts with fixed rates	$60,247	$148,883	$82,038	$291,168

Amounts with floating rates	$34,344	$37,734	$325,356	$397,434

Nonperforming Assets

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on nonaccrual status regardless of whether such loans are actually past due. In general, we place loans on nonaccrual status when they become 90 days past due. We also place loans on nonaccrual status if they are less than 90 days past due if the collection of principal or interest is in doubt. When interest accrual is discontinued, all unpaid accrued interest is reversed from income. Interest income is subsequently recognized only to the extent cash payments received exceed principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are, in management’s opinion, reasonably assured. Any loan which the Bank deems to be uncollectible, in whole or in part, is charged off to the extent of the anticipated loss. Loans that are past due for 180 days or more are charged off unless the loan is well secured and in the process of collection.

We believe our disciplined lending approach and focused management of nonperforming assets has resulted in sound asset quality and timely resolution of problem assets. We have several procedures in place to assist us in maintaining the overall quality of our loan portfolio. We have established underwriting guidelines to be followed by our bankers, and we also monitor our delinquency levels for any negative or adverse trends. There can be no assurance, however, that our loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

Nonperforming loans decreased to $7.5 million, or 1.09% of total loans, at June 30, 2019 compared to $8.3 million, or 1.39% of total loans, at December 31, 2018. The decrease in nonperforming loans during the six months ended June 30, 2019 was due to loan principal repayments on nonperforming commercial and industrial loans, offset partially by an increase in one-to-four family nonaccrual loans.

Nonperforming loans increased to $8.3 million, or 1.39% of total gross loans, at December 31, 2018 compared to $4.5 million, or 0.65% of total gross loans, at December 31, 2017. The increase in nonperforming loans during the year ended December 31, 2018 was primarily due to a loan relationship consisting of three commercial and industrial loans in an aggregate amount of $4.5 million; these three loans are cross defaulted and collateralized by either, or a combination of, real estate, accounts receivable, assignments of rents, and personal guarantees. The Bank and the borrowers and guarantors entered into a repayment agreement effective October 2, 2018. The Company has performed an impairment and collateral analysis on the loans associated with this relationship and does not expect to incur any losses at this time. In the fourth quarter of 2018, the commercial and industrial loans were reduced by approximately $0.9 million due to loan principal repayments.

Other real estate owned increased to $112,000 as of June 30, 2019 compared to $31,000 at December 31, 2018. Other real estate owned decreased to $31,000 as of December 31, 2018 compared to $2.3 million as of December 31, 2017, due to sales during the period.

Total nonperforming assets were $7.6 million and $8.3 million at June 30, 2019 and December 31, 2018, respectively, or 0.34% and 0.42%, respectively, of total assets. Total nonperforming assets were $8.3 million and $6.8 million at December 31, 2018 and 2017, respectively, or 0.42% and 0.36%, respectively, of total assets.

The following table presents information regarding nonperforming assets at the dates indicated:

NONPERFORMING ASSETS

	June 30,	December 31,
	2019	2018	2017	2016	2015	2014
		(Dollars in thousands)
Nonaccrual loans
Real estate:
One-to-four family	$4,123	$3,062	$2,652	$2,500	$1,911	$2,049
Commercial	405	422	—	—	1,776	1,968
Commercial and industrial	1,848	3,596	—	177	176	377
Reverse mortgage	1,142	1,223	1,858	2,250	157	406
Accruing loans 90 or more days past due	—	—	—	199	—	—

Total gross nonperforming loans	7,518	8,303	4,510	5,126	4,020	4,800
Other real estate owned, net	112	31	2,308	562	1,292	—

Total nonperforming assets	$7,630	$8,334	$6,818	$5,688	$5,312	$4,800

Restructured loans-nonaccrual	$1,222	$301	$424	$903	$1,993	$1,212
Restructured loans-accruing	674	213	168	41	363	893
Ratio of nonperforming loans to total loans(1)	1.09%	1.39%	0.65%	0.76%	0.63%	0.77%
Ratio of nonperforming assets to total assets	0.34	0.42	0.36	0.58	0.56	0.55

(1)	Total loans exclude loans held-for-sale at each of the dates presented.

Loans Grading

From a credit risk standpoint, we grade watchlist and problem loans into one of five categories: pass, special mention, substandard, doubtful or loss. The classifications of loans reflect a judgment about the risks of default and loss associated with the loan. We review the ratings on credits regularly. Ratings are adjusted regularly to reflect the degree of risk and loss that our management believes to be appropriate for each credit. Our methodology is structured so that specific reserve allocations are increased in accordance with deterioration in credit quality (and a corresponding increase in risk and loss) or decreased in accordance with improvement in credit quality (and a corresponding decrease in risk and loss). The Bank uses the following definitions for watch list risk ratings:

•

Pass. Loans in all classes that are not adversely rated, are contractually current as to principal and interest, and are otherwise in compliance with the contractual terms of the loan agreement. Management believes that there is a low likelihood of loss related to those loans that are considered pass.

•

Special Mention. A special mention loan has potential weaknesses deserving of management’s close attention. If uncorrected, such weaknesses may result in deterioration of the repayment prospects for the asset or in our credit position at some future date.

•

Substandard. A substandard loan is inadequately protected by the current financial condition and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that we will sustain some loss if deficiencies are not corrected.

•

Doubtful. A doubtful loan has all weaknesses inherent in one classified as substandard, with the added characteristic that weaknesses make collection or liquidation in full, on the basis of existing facts, conditions, and values, highly questionable and improbable.

•	Loss. Credits rated as loss are charged-off. We have no expectation of the recovery of any payments in respect of credits rated as loss.

The following table presents the loan balances by segment as well as risk rating. No assets were classified as loss during the periods presented.

LOAN CLASSIFICATION

	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
June 30, 2019
Real estate loans:
One-to-four family	$199,762	$—	$4,123	$—	$203,885
Multi-family	80,080	—	—	—	80,080
Commercial	330,629	—	405	—	331,034
Construction	3,137	—	—	—	3,137
Commercial and industrial	8,810	—	1,848	—	10,658
Consumer and other	199	—	—	—	199
Reverse mortgage	369	175	1,142	—	1,686
Mortgage warehouse	57,923	—	—	—	57,923

Total gross loans held-for-investment	$680,909	$175	$7,518	$—	$688,602

December 31, 2018
Real estate loans:
One-to-four family	$187,823	$—	$3,062	$—	$190,885
Multi-family	40,584	—	—	—	40,584
Commercial	309,233	—	422	—	309,655
Construction	3,847	—	—	—	3,847
Commercial and industrial	4,630	360	3,596	—	8,586
Consumer and other	150	—	—	—	150
Reverse mortgage	214	305	1,223	—	1,742
Mortgage warehouse	41,586	—	—	—	41,586

Total gross loans held-for-investment	$588,067	$665	$8,303	$—	$597,035

Loan Reviews and Problem Loan Management.

Our credit administration staff conducts meetings at least eight times a year to review asset quality and loan delinquencies. The Bank’s Lending and Collection Policy requires that we perform annual reviews of every loan of $250,000 or more not rated special mention or adversely classified. Individual loan reviews encompass a loan’s payment status and history, current and projected paying capacity of the borrower and/or guarantor(s), current condition and estimated value of any collateral, sufficiency of credit and collateral documentation, and compliance with Bank and regulatory lending standards. Loan reviewers assign an overall loan risk rating from one of the Bank’s loan rating categories and prepare a written report summarizing the review, with any work papers related to the review retained.

Once a loan is identified as a problem loan or a loan requiring a workout, the Bank makes an evaluation and develops a plan for handling the loan. In developing such a plan, management reviews all relevant information from the loan file and any loan review reports. We have a conversation with the borrower and update current and projected financial information (including borrower global cash flows when possible) and collateral valuation estimates. Following analysis of all available relevant information, management adopts an action plan from the following alternatives: (a) continuation of loan collection efforts on their existing terms, (b) a restructure of the loan’s terms, (c) a sale of the loan, (d) a charge off or partial charge off, (e) foreclosure on pledged collateral, or (f) acceptance of a deed in lieu of foreclosure.

Impaired Loans and TDRs. Impaired loans also include certain loans that have been modified as troubled debt restructurings, or TDRs. As of June 30, 2019, the Company held nine loans amounting to $1.9 million, which were TDRs. TDR’s increased from $0.5 million at December 31, 2018 to $1.9 million at June 30, 2019 due primarily to a $1.0 million increase in one-to-four family loans that were previously on nonaccrual status and an increase of $0.5 million for a commercial and industrial loan.

As of December 31, 2018, the Company held seven loans amounting to $0.5 million, which were TDRs, compared to nine loans amounting to $0.6 million at December 31, 2017.

A loan is identified as a TDR when a borrower is experiencing financial difficulties and, for economic or legal reasons related to these difficulties, the Company grants a concession to the borrower in the restructuring that it would not otherwise consider. The Company has granted a concession when, as a result of the restructuring, it does not expect to collect all amounts due or within the time periods originally due under the original contract, including one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a temporary forbearance with regard to the payment of principal or interest. All TDRs are reviewed for potential impairment. Generally, a nonaccrual loan that is restructured remains on nonaccrual status for a minimum period of six months to demonstrate that the borrower can perform under the restructured terms. If the borrower’s performance under the new terms is not reasonably assured, the loan remains classified as a nonaccrual loan. Loans classified as TDRs are reported as impaired loans.

Allowance for Loan Losses

We maintain an allowance for loan losses that represents management’s best estimate of the loan losses and risks inherent in our loan portfolio. The amount of the allowance for loan losses should not be interpreted as an indication that charge-offs in future periods will necessarily occur in those amounts, or at all. In determining the allowance for loan losses, we estimate losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of the allowance for loan losses is based on internally assigned risk classifications of loans, historical loan loss rates, changes in the nature of our loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and the estimated impact of current economic conditions on certain historical loan loss rates. See “Critical Accounting Policies—Allowance for Loan Losses.”

In reviewing our loan portfolio, we consider risk elements attributable to particular loan types or categories in assessing the quality of individual loans. Some of the risk elements we consider include:

•

for residential mortgage loans, the borrower’s ability to repay the loan, including a consideration of the debt-to-income ratio and employment and income stability, the loan-to-value ratio, and the age, condition and marketability of the collateral;

•

for commercial and multi-family mortgage loans, the debt service coverage ratio, operating results of the owner in the case of owner-occupied properties, the loan-to-value ratio, the age and condition of the collateral and the volatility of income, property value and future operating results typical of properties of that type;

•

for construction loans, the perceived feasibility of the project including the ability to sell improvements constructed for resale, the quality and nature of contracts for presale, if any, experience and ability of the builder, loan-to-cost ratio and loan-to-value ratio;

•

for commercial and industrial loans, the debt service coverage ratio (income from the business exceeding operating expenses compared to loan repayment requirements), the operating results of the commercial or professional enterprise, the borrower’s business, professional and financial ability and expertise, the specific risks and volatility of income and operating results typical for businesses in that category and the value, nature and marketability of collateral; and

•

for mortgage warehouse loans held-for-investment, despite our negligible loss history, we provide a loss allowance factor subject to quarterly adjustment. Mortgage warehouse loans held-for-sale are not subject to any loan loss allowance.

The following table presents a summary of changes in the allowance for loan losses for the periods and dates indicated:

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

	Six Months Ended June 30,		For the Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Dollars in thousands)
Total gross loans outstanding (end of period)	$688,602	$688,634	$597,035	$695,567	$675,400	$642,907	$622,853

Average loans outstanding	$630,843	$691,237	$687,257	$673,922	$649,234	$617,603	$491,294

Allowance for loan losses at beginning of period	$6,723	$8,165	$8,165	$8,044	$6,900	$4,956	$3,927
Charge-offs:
Real estate:
One-to-four family	93	—	6	53	—	38	44
Commercial and industrial	—	—	—	83	6	18	12
Reverse mortgage	—	—	—	—	5	—	—
Mortgage warehouse	—	—	—	76	—	—	—

Total charge-offs	93	—	6	212	11	56	56

Recoveries:
Real estate:
One-to-four family	—	—	(10)	(49)	—	(18)	(3)
Multi-family	—	—	—	—	—	(76)	(15)
Commercial and industrial	—	(12)	(80)	(6)	—	—	—
Reverse mortgage	—	(1)	(1)	(1)	(19)	—	—
Mortgage warehouse	—	—	—	(15)	—	—	—

Total recoveries	—	(13)	(91)	(71)	(19)	(94)	(18)

Net charge-offs (recoveries)	93	(13)	(85)	141	(8)	(38)	38
Provision for (reversal of) loan losses	419	148	(1,527)	262	1,136	1,906	1,067

Allowance for loan losses at period end	$7,049	$8,326	$6,723	$8,165	$8,044	$6,900	$4,956

Allowance for loan losses to period end loans	1.02%	1.21%	1.13%	1.17%	1.19%	1.07%	0.80%

Net charge-offs (recoveries) to average loans	0.01%	0.00%	(0.01)%	0.02%	0.00%	(0.01)%	0.01%

Our allowance for loan losses at June 30, 2019 and June 30, 2018 was $7.0 million and $8.3 million, respectively, or 1.02% and 1.21% of loans for each respective period-end. We had $93,000 in charge-offs and no recoveries for the six months ended June 30, 2019 compared to charge-offs of zero and $13,000 of recoveries for the six months ended June 30, 2018.

Our allowance for loan losses at December 31, 2018 and 2017 was $6.7 million and $8.2 million, respectively, or 1.13% and 1.17% of loans for each respective period-end. We had $6,000 in charge-offs for the year ended December 31, 2018 and recoveries of $0.1 million compared to charge-offs of $0.2 million and $0.1 million of recoveries for the year ended December 31, 2017.

Although we believe that we have established our allowance for loan losses in accordance with GAAP and that the allowance for loan losses was adequate to provide for known and inherent losses in the portfolio at all times shown above, future provisions for loan losses will be subject to ongoing evaluations of the risks in our loan portfolio.

The following table shows the allocation of the allowance for loan losses among loan categories and certain other information as of the dates indicated. The total allowance is available to absorb losses from any loan category.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	June 30,		December 31,
	2019		2018		2017		2016		2015		2014
	Amount	Percent (1)	Amount	Percent (1)	Amount	Percent (1)	Amount	Percent (1)	Amount	Percent (1)	Amount	Percent (1)
	(Dollars in thousands)
Real estate:
One-to-four family	$1,769	0.26%	$1,848	0.31%	$1,991	0.29%	$2,046	0.30%	$1,994	0.31%	1,451	0.23%
Multi-family	879	0.13	483	0.08	226	0.03	271	0.04	351	0.05	433	0.07
Commercial	3,761	0.55	3,854	0.65	4,711	0.68	3,624	0.54	2,486	0.39	1,675	0.27
Construction	79	0.01	98	0.02	140	0.02	1,082	0.16	1,193	0.19	511	0.08
Commercial and industrial	237	0.03	156	0.03	677	0.10	612	0.09	499	0.08	144	0.03
Consumer and other	1	0.00	1	0.00	18	0.00	18	0.00	18	0.00	16	0.00
Reverse mortgage	36	0.00	54	0.01	41	0.00	75	0.01	16	0.00	429	0.07
Mortgage warehouse	287	0.04	229	0.04	361	0.05	316	0.05	343	0.05	297	0.05

Total allowance for loan losses	$7,049	1.02%	$6,723	1.13%	$8,165	1.17%	$8,044	1.19%	$6,900	1.07%	4,956	0.80%

(1)	Loan category as a percentage of total gross loans.

Borrowings

We primarily utilize short-term borrowings to supplement deposits to fund our lending and investment activities, each of which is discussed below.

FHLB Advances. The FHLB allows us to borrow up to 35% of the Bank’s assets on a blanket floating lien status collateralized by certain securities and loans. As of June 30, 2019, approximately $733.9 million in real estate loans were pledged as collateral for our FHLB borrowings. We utilize these borrowings to meet liquidity needs and to fund certain fixed rate loans in our portfolio as needed. As of June 30, 2019, we had $509.5 million in available borrowing capacity from the FHLB. Our use of FHLB advances has been significantly reduced due to the inflow of noninterest bearing deposits. At June 30, 2019, we did not have any outstanding FHLB advances. The following table sets forth certain information on our FHLB borrowings during the periods presented:

FHLB ADVANCES

	Six Months Ended June 30,	Year Ended December 31,
	2019	2018	2017	2016
	(Dollars in thousands)
Amount outstanding at period-end	$—	$—	$15,000	$115,000
Weighted average interest rate at period-end	—%	—%	1.37%	0.54%
Maximum month-end balance during the period	$—	$15,000	$165,000	$192,000
Average balance outstanding during the period	$—	$1,274	$65,452	$111,216
Weighted average interest rate during the period	—%	1.49%	1.17%	0.60%

Federal Reserve Bank of San Francisco. The FRB has an available borrower in custody arrangement that allows us to borrow on a collateralized basis. The Company’s borrowing capacity under the Federal Reserve’s discount window program was $7.2 million as of June 30, 2019. Certain commercial loans are pledged under this arrangement. We maintain this borrowing arrangement to meet liquidity needs pursuant to our contingency funding plan. No advances were outstanding under this facility as of June 30, 2019.

Other borrowings. The Company has also issued subordinated debentures, obtained a term loan, entered into repurchase agreements and purchased federal funds. At June 30, 2019, other borrowings amounted to $73.6 million.

A trust formed by the Company issued $12.5 million of floating rate trust preferred securities in July 2001 as part of a pooled offering of such securities. The Company issued subordinated debentures to the trust in exchange for its proceeds from the offering. The debentures and related accrued interest represent substantially all the assets of the trust. The subordinated debentures bear interest at six-month LIBOR plus 375 basis points, which adjusts every six months in January and July of each year. Interest is payable semiannually. At June 30, 2019, the interest rate for the Company’s next scheduled payment was 6.56%, based on six-month LIBOR of 2.81%. On any January 25 or July 25 the Company may redeem the 2001 subordinated debentures at 100% of principal amount plus accrued interest. The 2001 subordinated debentures mature on July 25, 2031.

A second trust formed by the Company issued $3.0 million of trust preferred securities in January 2005 as part of a pooled offering of such securities. The Company issued subordinated debentures to the trust in exchange for its proceeds from the offering. The debentures and related accrued interest represent substantially all the assets of the trust. The subordinated debentures bear interest at three-month LIBOR plus 185 basis points, which adjusts every three months. Interest is payable quarterly. At June 30, 2019, the interest rate for the Company’s next scheduled payment was 4.26%, based on three-month LIBOR of 2.41%. On the 15th day of any March, June, September, or December, the Company may redeem the 2005 subordinated debentures at 100% of principal amount plus accrued interest. The 2005 subordinated debentures mature on March 15, 2035.

The Company also retained a 3% minority interest in each of these trusts which is included in subordinated debentures. The balance of the equity in the trusts is comprised of mandatorily redeemable preferred securities. The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The Company has the right to defer interest payments on the subordinated debentures from time to time for a period not to exceed five years.

On January 29, 2016, the Company obtained a term loan from a commercial bank with a single principal advance of $8.0 million due to mature on January 29, 2021. Loan interest and principal is payable quarterly commencing April 2016 and accrues interest at an annual rate equal to 2.60% plus the greater of zero percent and the one-month LIBOR rate. As of June 30, 2019, the one-month LIBOR rate was 2.40%. The proceeds were used to redeem preferred stock and can be prepaid at any time. The outstanding principal at June 30, 2019 was $4.3 million. Annual principal payments on outstanding borrowings are $1.1 million for years 2019 to 2020 and $2.6 million in 2021.

At June 30, 2019, the Company had no outstanding balance of federal funds purchased and available lines of credit of $32.0 million with other correspondent banks.

As of June 30, 2019, the Bank had repurchase agreements with brokers, accounted for as secured borrowings, totaling $53.5 million. The repurchase agreements were renewed in April 2019 and matured in July 2019. The securities pledged had a fair value of $60.1 million and a book value of $60.0 million. The transaction was part of the Bank’s hedging strategy, as discussed above, implemented in March 2019.

Liquidity and Capital Resources

Liquidity

Liquidity is defined as the Bank’s capacity to meet its cash and collateral obligations at a reasonable cost. Maintaining an adequate level of liquidity depends on the Bank’s ability to meet both expected and unexpected cash flows and collateral needs efficiently without adversely affecting either daily operations or the financial condition of the Bank. Liquidity risk is the risk that we will be unable to meet our obligations as they become due because of an inability to liquidate assets or obtain adequate funding. The Bank’s obligations, and the funding sources used to meet them, depend significantly on our business mix, balance sheet structure and the cash flow profiles of our on- and off-balance sheet obligations. In managing our cash flows, management regularly confronts situations that can give rise to increased liquidity risk. These include funding mismatches, market constraints on the ability to convert assets into cash or in accessing sources of funds (i.e., market liquidity) and contingent liquidity events. Changes in economic conditions or exposure to credit, market, operation, legal and reputational risks also could affect the Bank’s liquidity risk profile and are considered in the assessment of liquidity and asset/liability management.

We maintain high levels of liquidity for our customers who operate in the digital currency industry, as these deposits are subject to potentially dramatic fluctuations due to certain factors that may be outside of our control. See “Risk Factors—Risks Related to Our Traditional Banking Business—A lack of liquidity could impair our ability to fund operations and adversely impact our business, financial condition and results of operations.” As a result, our investment portfolio is comprised primarily of mortgage-backed securities backed by government-sponsored entities, collateralized mortgage obligations and asset-backed securities.

Management has established a comprehensive management process for identifying, measuring, monitoring and controlling liquidity risk. Because of its critical importance to the viability of the Bank, liquidity risk management is fully integrated into our risk management processes. Critical elements of our liquidity risk management include: effective corporate governance consisting of oversight by the board of directors and active involvement by management; appropriate strategies, policies, procedures, and limits used to manage and mitigate liquidity risk; comprehensive liquidity risk measurement and monitoring systems (including assessments of the current and prospective cash flows or sources and uses of funds) that are commensurate with the complexity and business activities of the Bank; active management of intraday liquidity and collateral; an appropriately diverse mix of existing and potential future funding sources; adequate levels of highly liquid marketable securities free of legal, regulatory or operational impediments, that can be used to meet liquidity needs in stressful situations; comprehensive contingency funding plans that sufficiently address potential adverse liquidity events and emergency cash flow requirements; and internal controls and internal audit processes sufficient to determine the adequacy of the institution’s liquidity risk management process.

The movement of funds on our balance sheet among different SEN deposit customers does not reduce the Bank’s deposits and thus does not present liquidity issues or require any borrowing by the Company or the Bank. In addition, to the extent that SEN participants fully withdraw funds from the Bank, no material liquidity issues or borrowing needs would be presented since the majority of SEN deposit funds are held in cash or other short duration liquid assets.

We expect funds to be available from basic banking activity sources, including the core deposit base, the repayment and maturity of loans and investment security cash flows. Other potential funding sources include borrowings from the FHLB, other lines of credit and, if necessary, brokered certificates of deposit. We did not have any borrowings outstanding with the FHLB or FRB at June 30, 2019 or December 31, 2018 and our borrowing capacity is limited only by eligible collateral. As of June 30, 2019, we had $509.5 million of available borrowing capacity from the FHLB, $7.2 million of available borrowing capacity from the FRB and available lines of credit of $32.0 million with other correspondent banks. Cash and cash equivalents at June 30, 2019 were $341.4 million. Accordingly, our liquidity resources were at sufficient levels to fund loans and meet other cash needs as necessary.

Capital Resources

Shareholders’ equity increased $23.5 million to $214.7 million at June 30, 2019 compared to $191.2 million at December 31, 2018. The increase in shareholders’ equity was due primarily to net income for the six months ended June 30, 2019, which amounted to $14.6 million and an increase in accumulated other comprehensive income of $9.0 million. The increase in accumulated other comprehensive income was primarily due to unrealized gains in the securities purchased in connection with the Bank’s hedging strategy.

Shareholders’ equity increased $117.4 million for the year ended December 31, 2018 compared to the year ended December 31, 2017. The increase in shareholders’ equity was due to net proceeds of $107.9 million from the sale of common stock in the first quarter of 2018. Immediately after the sale of common stock, the Company purchased $11.4 million of common stock from an existing shareholder, resulting in a net increase in shareholders’ equity of $96.5 million. In addition, net income resulted in an increase to retained earnings of $22.3 million.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum ratios of common equity Tier 1, Tier 1, and total capital as a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 1,250%. The Company and the Bank are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio.

In July 2013, federal bank regulatory agencies issued a final rule that revised their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with certain standards that were developed by Basel III and certain provisions of the Dodd-Frank Act. The final rule currently applies to all depository institutions and bank holding companies and savings and loan holding companies with total consolidated assets of more than $3 billion. While the Company is exempt from the consolidated capital requirements at June 30, 2019, it will not be eligible for the Small Bank Holding Company Policy Statement upon the issuance of the equity securities that are the subject of this registration statement.

As of June 30, 2019, the Company and the Bank were in compliance with all applicable regulatory capital requirements to which they were subject, and the Bank was classified as “well capitalized” for purposes of the prompt corrective action regulations. As we deploy our capital and continue to grow our operations, our regulatory capital levels may decrease depending on our level of earnings. However, we intend to monitor and control our growth to remain in compliance with all regulatory capital standards applicable to us. See “Supervision and Regulation—Capital Adequacy Guidelines” for additional discussion regarding the regulatory capital requirements applicable to the Company and the Bank.

The following table presents the regulatory capital ratios for the Company and the Bank as of the dates indicated:

	Actual		Minimum capital adequacy		To be well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2019	(Dollars in thousands)
The Company
Tier 1 leverage ratio (to average assets)	$223,333	11.11%	$80,386	4.00%	N/A	N/A
Common equity tier 1 capital ratio (to risk-weighted assets)	207,833	23.96	39,035	4.50	N/A	N/A
Tier 1 capital (to risk-weighted assets)	223,333	25.75	52,046	6.00	N/A	N/A
Total capital ratio (to risk-weighted assets)	230,479	26.57	69,395	8.00	N/A	N/A
The Bank
Tier 1 leverage ratio (to average assets)	213,088	10.62	80,223	4.00	$100,278	5.00%
Common equity tier 1 capital ratio (to risk-weighted assets)	213,088	24.66	38,886	4.50	56,169	6.50
Tier 1 capital (to risk-weighted assets)	213,088	24.66	51,849	6.00	69,131	8.00
Total capital ratio (to risk-weighted assets)	220,233	25.49	69,131	8.00	86,414	10.00

December 31, 2018
The Company
Tier 1 leverage ratio (to average assets)	$208,807	9.00%	$92,812	4.00%	N/A	N/A
Common equity tier 1 capital ratio (to risk-weighted assets)	193,307	23.10	37,650	4.50	N/A	N/A
Tier 1 capital (to risk-weighted assets)	208,807	24.96	50,200	6.00	N/A	N/A
Total capital ratio (to risk-weighted assets)	215,638	25.77	66,933	8.00	N/A	N/A
The Bank
Tier 1 leverage ratio (to average assets)	197,175	8.51	92,637	4.00	$115,796	5.00%
Common equity tier 1 capital ratio (to risk-weighted assets)	197,175	23.68	37,472	4.50	54,127	6.50
Tier 1 capital (to risk-weighted assets)	197,175	23.68	49,963	6.00	66,618	8.00
Total capital ratio (to risk-weighted assets)	204,006	24.50	66,618	8.00	83,272	10.00

Contractual Obligations

We have contractual obligations to make future payments on debt and lease agreements. While our liquidity monitoring and management consider both present and future demands for and sources of liquidity, the following table of contractual commitments focuses only on future obligations and summarizes our contractual obligations as of June 30, 2019.

CONTRACTUAL OBLIGATIONS

	Due in 1 Year or Less	Due After 1 Through 3 Years	Due After 3 Through 5 Years	Due After 5 Years	Total
As of June 30, 2019	(Dollars in thousands)
Other borrowings	$53,545	$—	$—	$—	$53,545
Notes payable	1,143	3,143	—	—	4,286
Subordinated debt	—	—	—	15,809	15,809
Operating leases	1,642	4,249	133	—	6,024
Certificates of deposit $100,000 or more	6,689	1,039	306	—	8,034
Certificates of deposit less than $100,000	2,274	274	248,178	—	250,726

Total	$65,293	$8,705	$248,617	$15,809	$338,424

Off-Balance Sheet Items

In the normal course of business, we enter into various transactions, which, in accordance with GAAP, are not included in our consolidated statements of financial condition. We enter into these transactions to meet the financing needs of our customers. These transactions include commitments to extend credit and issue letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk exceeding the amounts recognized in our consolidated statements of financial condition. Our exposure to credit loss is represented by the contractual amounts of these commitments. The same credit policies and procedures are used in making these commitments as for on-balance sheet instruments. We are not aware of any accounting loss to be incurred by funding these commitments; however, we maintain an allowance for off-balance sheet credit risk which is recorded in other liabilities on the consolidated statements of financial condition.

Our commitments associated with outstanding letters of credit and commitments to extend credit expiring by period as of the date indicated are summarized below. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements.

CREDIT EXTENSION COMMITMENTS

	June 30, 2019	December 31,
		2018	2017	2016
	(Dollars in thousands)
Unfunded lines of credit	$38,605	$71,398	$58,180	$72,171
Letters of credit	257	10	278	100

Total credit extension commitments	$38,862	$71,408	$58,458	$72,271

Unfunded lines of credit represent unused credit facilities to our current borrowers that represent no change in credit risk that exist in our portfolio. Lines of credit generally have variable interest rates. Letters of credit are conditional commitments issued by us to guarantee the performance of a customer to a third party. In the event of nonperformance by the customer in accordance with the terms of the agreement with the third party, we would be required to fund the commitment. The maximum potential amount of future payments we could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, we would be entitled to seek recovery from the client from the underlying collateral, which can include commercial real estate, physical plant and property, inventory, receivables, cash and/or marketable securities. Our policies generally require that letter of credit arrangements contain security and debt covenants like those contained in loan agreements and our credit risk associated with issuing letters of credit is essentially the same as the risk involved in extending loan facilities to our customers.

We minimize our exposure to loss under letters of credit and credit commitments by subjecting them to the same credit approval and monitoring procedures as we do for on-balance sheet instruments. The effect on our revenue, expenses, cash flows and liquidity of the unused portions of these letters of credit commitments cannot be precisely predicted because there is no guarantee that the lines of credit will be used.

Commitments to extend credit are agreements to lend funds to a customer, if there is no violation of any condition established in the contract, for a specific purpose. Commitments generally have variable interest rates, fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn, the total commitment amounts disclosed above do not necessarily represent future cash requirements. We evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by us, upon extension of credit is based on management’s credit evaluation of the customer.

Interest Rate Sensitivity and Market Risk

As a financial institution, our primary component of market risk is interest rate volatility. Our Asset Liability Management Policy sets forth guidelines for effective funds management and establishes an approach for measuring and monitoring our net interest rate sensitivity.

Interest rate risk is the probability of an increase or decline in the value of an asset due to fluctuations in interest rates. These fluctuations have an impact on both the level of interest income and interest expense as well as the market value of all interest earning assets and interest bearing liabilities (excluding those with short-term maturities). The objective is to measure the impact that different interest rate scenarios have on net interest income and ensure that the results are within policy limits while maximizing income. The results can be reflected as a loss of future net interest income or a loss of current fair market value.

Exposure to interest rates is managed by structuring the balance sheet in a ‘business as usual’ or ‘base case’ scenario. We do not enter into instruments such as leveraged derivatives, financial options or financial future contracts for the purpose of reducing interest rate risk. We hedge interest rate risk by utilizing interest rate floors and interest rate caps. The interest rate floors hedge our cash and securities and the interest rate caps hedge our subordinated debentures. Based on the nature of our operations, we are not subject to foreign exchange or commodity price risk. We do not own any trading assets.

Exposure to interest rate risk is managed by the Bank’s Asset Liability Management Committee, or ALCO, in accordance with policies approved by the board of directors. The committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital under the current interest rate outlook, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans, and the maturities of investments and borrowings. Additionally, the committee reviews liquidity, cash flow flexibility, maturities of deposits, and consumer and commercial deposit activity. Management employs methodologies to manage interest rate risk that include an analysis of relationships between interest earning assets and interest-bearing liabilities as well as utilizing an interest rate simulation model where the rates are shocked.

The following table indicates that, for periods less than one year, rate-sensitive assets exceed rate-sensitive liabilities, resulting in an asset-sensitive position. For a bank with an asset-sensitive position, or positive gap, rising interest rates would generally be expected to have a positive effect on net interest income, and falling interest rates would generally be expected to have the opposite effect. Due to our significant asset sensitive position, we have hedged our interest rate risk in a decreasing rate environment by implementing our hedging strategy. For a discussion of our hedging strategy, see “—Financial Condition—Securities.”

INTEREST SENSITIVITY GAP

	Within One Month	After One Month Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Non -Sensitive	Total
June 30, 2019	(Dollars in thousands)
Assets
Interest earning assets
Loans(1)	$340,478	$52,923	$162,195	$555,596	$371,697	$927,293
Securities(2)	468,376	2,808	22,917	494,101	436,707	930,808
Interest earning deposits in other banks	338,147	—	1,178	339,325	—	339,325

Total earning assets	$1,147,001	$55,731	$186,290	$1,389,022	$808,404	$2,197,426

Liabilities
Interest bearing liabilities
Interest bearing deposits	$130,004	$—	$—	$130,004	$—	$130,004
Certificates of deposit	4,504	3,184	1,275	8,963	249,797	258,760

Total interest bearing deposits	134,508	3,184	1,275	138,967	249,797	388,764
Other borrowed funds	53,545	—	—	53,545	—	53,545

Total interest bearing liabilities	$188,053	$3,184	$1,275	$192,512	$249,797	$442,309

Period gap	$958,948	$52,547	$185,015	$1,196,510	$558,607	$1,755,117
Cumulative gap	$958,948	$1,011,495	$1,196,510	$1,196,510	$1,755,117
Ratio of cumulative gap to total earning assets	0.84%	0.84%	0.86%	0.86%	0.80%

(1)	Includes loans held-for-sale.
(2)	Includes FHLB and FRB stock.

We use quarterly Interest Rate Risk, or IRR, simulations to assess the impact of changing interest rates on our net interest income and net income under a variety of scenarios and time horizons. These simulations utilize both instantaneous and parallel changes in the level of interest rates, as well as non-parallel changes such as changing slopes and twists of the yield curve. Static simulation models are based on current exposures and assume a constant balance sheet with no new growth. Dynamic simulation models are also utilized that rely on detailed assumptions regarding changes in existing lines of business, new business, and changes in management and client behavior.

We also use economic value-based methodologies to measure the degree to which the economic values of the Bank’s positions change under different interest rate scenarios. The economic-value approach focuses on a longer-term time horizon and captures all future cash flows expected from existing assets and liabilities. The economic value model utilizes a static approach in that the analysis does not incorporate new business; rather, the analysis shows a snapshot in time of the risk inherent in the balance sheet.

Quantitative and Qualitative Disclosures about Market Risk

Many assumptions are used to calculate the impact of interest rate fluctuations on our net interest income, such as asset prepayments, non-maturity deposit price sensitivity and decay rates, and key rate drivers. Because of the inherent use of these estimates and assumptions in the model, our actual results may, and most likely will, differ from our static IRR results. In addition, static IRR results do not include actions that our management may undertake to manage the risks in response to anticipated changes in interest rates or client behavior. For example, as part of our asset/liability management strategy, management can increase asset duration and decrease liability duration to reduce asset sensitivity, or to decrease asset duration and increase liability duration in order to increase asset sensitivity.

The following table summarizes the results of our IRR analysis in simulating the change in net interest income and fair value of equity over a 12-month horizon as of June 30, 2019 and December 31, 2018:

IMPACT ON NET INTEREST INCOME UNDER A STATIC BALANCE SHEET, PARALLEL INTEREST RATE SHOCK

Earnings at Risk as of:	-100 bps	Flat	+100 bps		+200 bps		+300 bps
June 30, 2019	(5.33)%	0.00%	12.2	7%	25.7	3%	38.5	6%
December 31, 2018	(15.25)%	0.00%	17.2	3%	34.3	3%	51.4	3%

Utilizing an economic value of equity, or EVE, approach, we analyze the risk to capital from the effects of various interest rate scenarios through a long-term discounted cash flow model. This measures the difference between the economic value of our assets and the economic value of our liabilities, which is a proxy for our liquidation value. While this provides some value as a risk measurement tool, management believes IRR is more appropriate in accordance with the going concern principle.

The following table illustrates the results of our EVE analysis as of June 30, 2019 and December 31, 2018.

ECONOMIC VALUE OF EQUITY ANALYSIS UNDER A STATIC BALANCE SHEET, PARALLEL INTEREST RATE SHOCK

As of:	-100 bps	Flat	+100 bps		+200 bps		+300 bps
June 30, 2019	35.78%	0.00%	(6.9	6)%	(4.9	4)%	(4.6	8)%
December 31, 2018	(17.60)%	0.00%	12.1	9%	22.4	8%	31.8	6%

Critical Accounting Policies

The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and judgments that affect our reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under current circumstances, results of which form the basis for making judgments about the carrying value of certain assets and liabilities that are not readily available from other sources. We evaluate our estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

Accounting policies, as described in detail in the notes to our consolidated financial statements, included elsewhere in this prospectus, are an integral part of our financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial position. We believe that the critical accounting policies and estimates discussed below require us to make difficult, subjective or complex judgments about matters that are inherently uncertain. Changes in these estimates, which are likely to occur from period to period, or use of different estimates that we could have reasonably used in the current period, would have a material impact on our financial position, results of operations or liquidity.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loans that are deemed to be uncollectible are charged off and deducted from the allowance for loan losses. The provision for loan losses and recoveries on loans previously charged off are credited to the allowance for loan losses. The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered TDRs and classified as impaired.

The general component covers loans that are collectively evaluated for impairment and loans that are not individually identified for impairment evaluation. The general component is based on historical loss experience adjusted for current factors and includes actual loss history experienced since the beginning of 2007. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels and trends in delinquencies and impaired loans (including TDRs); levels and trends in charge-offs and recoveries, trends in volumes and terms of loans; migration of loans to the classification of special mention, substandard, or doubtful; effects of any change in risk selection and underwriting standards; other changes in lending policies and procedures; national and local economic trends and conditions; and effects of changes in credit concentrations.

Management estimates the allowance balance required using past loan loss experience, current economic conditions, the nature and volume of the portfolio, information about specific borrower situations, estimated collateral values and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Amounts are charged off when available information confirms that specific loans, or portions thereof, are uncollectible. This methodology for determining charge-offs is consistently applied to each group of loans. Management groups loans into different categories based on loan type to determine the appropriate allowance for each loan group.

A loan is considered impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature, such as residential mortgage loans, and on an individual loan basis for multifamily and commercial loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net of the present value of estimated future cash flows using the loan’s original effective rate or at the fair value of collateral less estimated costs to sell if repayment is expected solely from the collateral. Factors considered in determining impairment include payment status, collateral value and the probability of collecting all amounts when due. Large groups of smaller-balance homogeneous loans such as residential real estate loans are collectively evaluated for impairment and, accordingly, they are not separately identified for impairment disclosures. Loans that experience insignificant payment delays and payment shortfalls are generally not classified as impaired. Management considered the significance of payment delays on a case by case basis, taking into consideration all the circumstances of the loan and borrower, including the length of delay, the reasons for the delay, the borrower’s prior payment record, the amount of the shortfall in relation to principal and interest owed.

Loans are reported as TDRs when the Company grants concessions to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include forgiveness of principal or accrued interest, extending the maturity date, or providing a lower interest rate than would be normally available for a transaction of similar risk. Because of these concessions, restructured loans are impaired as the Company will not collect all amounts due, both principal and interest, in accordance with the terms of the original loan agreement. TDRs are individually evaluated for impairment and included in separately identified impairment disclosures. TDRs are measured at the present value of estimated cash flows using the loan’s effective rate at inception. If a TDR is determined to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For TDRs that subsequently default, the Company determined the amount of the allowance on the loan in accordance with the accounting policy for the allowance for loan losses on loans individually identified as impaired. The Company incorporates recent historical experience related to TDRs, including the performance of TDRs that subsequently defaulted, into the allowance calculation by loan portfolio segment.

See our consolidated financial statements included elsewhere in this prospectus and “—Financial Condition—Allowance for Loan Losses” for more information.

Fair Value Measurement. The Company measures and presents fair values in accordance with FASB ASC Topic 820, Fair Value Measurement, that defines fair value, establishes a framework for measuring fair value, and requires disclosures about fair value measurements. This standard establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This standard’s fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2—Significant observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3—Significant unobservable inputs that reflect a Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

See our consolidated financial statements included elsewhere in this prospectus for more information on our fair value measurements.

Income Taxes. Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the future tax amounts attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, computed using enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

See our annual consolidated financial statements included elsewhere in this prospectus for more information on our income taxes.

Impact of Inflation

Our consolidated financial statements and related notes included elsewhere in this prospectus have been prepared in accordance with GAAP. GAAP requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

Unlike many industrial companies, substantially all our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

Recently Issued Accounting Pronouncements

See our consolidated financial statements included elsewhere in this prospectus for a full description of recent accounting pronouncements, including the respective expected dates of adoption and anticipated effects on our results of operations and financial condition.

BUSINESS

Overview

Silvergate Capital Corporation is the holding company for our wholly-owned subsidiary, Silvergate Bank, which we believe is the leading provider of innovative financial infrastructure solutions and services to participants in the nascent and expanding digital currency industry. Instrumental to our leadership position and growth strategy is the SEN, our proprietary, virtually instantaneous payment network for participants in the digital currency industry which serves as a platform for the development of additional products and services. The SEN has a powerful network effect that makes it more valuable as participants and utilization increase, leading to 374% growth in SEN transaction volumes in the first six months of 2019 compared to the first six months of 2018. The SEN has enabled us to focus on significantly growing our noninterest bearing deposit product for digital currency industry participants, which has provided the majority of our funding over the last two years. This unique source of funding is a distinctive advantage over most traditional financial institutions and allows us to generate revenue from a conservative portfolio of investments in cash, short term securities and certain types of loans that we believe generate attractive risk-adjusted returns. In addition, use of the SEN has resulted in an increase in noninterest income that we believe will become a valuable source of additional future revenue as we develop and deploy fee-based solutions in connection with our digital currency initiative. We are also evaluating additional products or product enhancements specifically targeted at providing further financial infrastructure solutions to our customers and strengthening SEN network effects.

Our History

Historically, Silvergate Bank provided financial services including commercial banking, business lending, commercial and residential real estate lending and mortgage warehouse lending, all funded primarily by interest bearing deposits and borrowings. In 2013, we began pursuing digital currency customers and since that time, we believe we have effectively leveraged our traditional commercial bank platform and our development of the SEN to become the leader in the industry.

We intend to continue focusing on our digital currency initiative as the core of our future strategy and direction. Our leadership position in the digital currency industry as a result of the SEN has enabled us to establish a significant balance of noninterest bearing deposits from our growing digital currency customer base. Over the last six years, we have transitioned from a traditional asset based bank model focused on loan generation to a deposit and solutions based model focused on increasing noninterest bearing deposits and noninterest income. This emphasis on noninterest bearing deposits and noninterest income, primarily associated with our digital currency initiative, will likely result in a continued shift in our asset composition with a greater percentage consisting of liquid assets such as interest earning deposits in other banks and investment securities, and a corresponding decrease in the percentage of loans.

In furtherance of this strategy, in March 2019, the Company and the Bank completed the sale of the Bank’s retail branch located in San Marcos, California and business loan portfolio to HomeStreet Bank. This transaction generated a pre-tax gain on sale of $5.5 million and reduced total loans by $115.4 million and total deposits by $74.5 million. Further, on June 28, 2019, the Company consolidated its La Mesa Business Banking Center into its La Jolla headquarters branch office, resulting in the Company having only one branch location. We took these actions in order to further our focus on developing and delivering highly scalable and operationally efficient solutions for our digital currency customers.

Digital Currency Initiative

We leverage the SEN and our management team’s expertise in the digital currency industry to develop, implement and maintain critical financial infrastructure solutions and services for many of the largest U.S. digital currency exchanges and global investors, as well as other digital currency infrastructure providers that utilize the Company as a foundational layer for their products. The SEN is a central element of the operations of our digital currency related customers, which enables us to grow with our existing customers and to attract new customers who can benefit from our innovative solutions and services. We believe that our management team’s vision and our advanced approach to compliance complement the SEN and empower us to extend our leadership position in the industry by developing additional infrastructure solutions and services that will facilitate growth in our business.

We began exploring the digital currency industry in 2013 based on market dynamics which we believed were highly attractive:

•	Significant and Growing Industry: Digital currency presented a revolutionary model for executing financial transactions with substantial potential for growth.

•

Infrastructure Needs: In order to become widely adopted, digital currency would need to rely on many traditional elements of financial services, including those services that support funds transfers, customer account controls and other security measures.

•

Regulatory Complexity as a Barrier to Entry: Providing infrastructure solutions and services to the digital currency industry would require specialized compliance capabilities and a management team with a deep understanding of both the digital currency and the financial services industries.

These insights have been proven correct and we believe they remain true today. In fact, we believe that the market opportunity for digital currencies, the need for infrastructure solutions and services and the regulatory complexity have all expanded significantly since 2013. Our ability to address these market dynamics over the past six years has provided us with a first-mover advantage within the digital currency industry that is the cornerstone of our leadership position today.

The digital currency market has grown dramatically since 2013, with the aggregate value of the five largest digital currencies increasing from approximately $10 billion at December 31, 2013 to approximately $218.6 billion as of July 24, 2019. We believe that the total addressable market for digital currency-related financial services infrastructure solutions and services is significant and that this market will grow as the market for digital currencies grows. We also believe that existing solutions do not adequately address the infrastructure needs of industry participants, and that services enabling industry participants to efficiently and reliably transfer and hold U.S. dollar deposits are critical to the industry’s growth. We estimate that the addressable market for fiat currency deposits related to digital currencies alone is approximately $30 to $40 billion based on various industry sources as described under “Market and Industry Data.”

Silvergate Exchange Network

We designed the SEN as a network of digital currency exchanges and digital currency investors that enables the efficient movement of U.S. dollars between SEN participants 24 hours a day, 7 days a week, 365 days a year. In this respect, the SEN is a first-of-its-kind digital currency infrastructure solution. The SEN was developed and tested in 2017 with a limited number of Bank customers. The SEN was made available to all of the Bank’s digital currency related customers in early 2018, other than digital currency customers that only use their accounts for general operating account purposes. As of June 30, 2019, approximately 77% of our eligible digital currency related customers are enrolled in the SEN.

The core function of the SEN is to allow participants to make transfers of U.S. dollars from their SEN account at the Bank to the Bank account of another SEN participant with which a counterparty relationship has been established, and to view funds transfers received from their SEN counterparties. Counterparty relationships between parties effecting digital currency transactions are established on the SEN to facilitate U.S. dollar transfers associated with those transactions. The Bank provides digital currency investors that are prospective Silvergate clients with the identity of select participating digital currency exchanges and mutually agreed counterparties are identified as such during the Bank’s SEN enrollment process.

SEN transfers occur on a virtually instantaneous basis as compared to electronic funds transfers being sent outside of the Bank, such as wire transfers and ACH transactions, which can take from several hours to several days to complete. Our proprietary, cloud-based API combined with our online banking tools, allows customers to efficiently control their fiat currency, transact through the SEN and automate their interactions with our technology platform. Customers value this around-the-clock access to U.S. dollar transactions and further benefit from the SEN’s powerful network effects—as more users join the SEN, its value to existing digital currency exchanges and investor users increases dramatically. These compelling technology tools and the corresponding network effect have enabled us to attract many of the digital currency industry’s largest and most reputable market participants as customers. This growth has driven $12.7 billion of SEN transfers across the network in the first two quarters of 2019, an increase of 374% over the comparable period of 2018. We intend to continue developing scalable infrastructure technology solutions on top of the SEN to address the significant financial services opportunities that we believe exist in the digital currency market. By leveraging the network effects of the SEN in this way, we believe both that customer adoption of future products could be significant and that new customer acquisition costs will decrease.

Compliance

Our digital currency industry solutions and services are currently offered through our subsidiary, Silvergate Bank, a California-chartered commercial bank that is a member of the Federal Reserve System. Our solutions and services are built on our deep-rooted commitment and proprietary approach to regulatory compliance. When we began pursuing digital currency customers in 2013, many digital currency industry participants found it difficult to identify a reliable financial services partner due to the significant financial and human resources required to navigate the complex and underdeveloped regulatory regimes applicable to these digital currency customers. To address market demand, we took a deliberate approach to developing compliance policies, procedures and controls designed to specifically address the digital currency industry and to hiring capable personnel required to implement those controls, policies and procedures. Over the past six years we have further developed our proprietary compliance capabilities—which include ongoing monitoring of customer activities and evaluating a market participant’s ability to actively monitor the flow of funds of their own customers. We believe these capabilities are a distinct competitive advantage for us, and provide a meaningful barrier to entry against our potential competitors, as there is not currently a well-established and easily navigable regulatory roadmap for competitors to serve digital currency industry customers. For this reason, our long-term investment in developing and enhancing our highly specialized compliance capabilities will remain a strategic priority for us.

Financial Results

The success of our digital currency initiative has enabled Silvergate Bank to rapidly grow and maintain noninterest bearing deposits from digital currency customers. Silvergate Bank deploys deposits from its digital currency customers, as well as deposits from its branch in La Jolla, California, into interest earning deposits in other banks and investment securities, as well as into certain lending opportunities that provide attractive risk-adjusted returns. The Bank deploys deposits into lending opportunities across four categories: commercial real estate lending, mortgage warehouse lending, correspondent lending and commercial business lending. Silvergate Bank also generates an increasing amount of fee revenue from its digital currency customers related to transaction volume across its platform, foreign currency transactions, and fee income related to off-balance sheet deposits, along with fees from the mortgage warehouse division. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Six Months Ended June 30, 2019 compared to the Six Months Ended June 30, 2018—Noninterest Income” and “—Year Ended December 31, 2018 compared to the Year Ended December 31, 2017—Noninterest Income.”

Because of our focus on the digital currency industry in recent years and the unique value-add solutions and services we provide, we have achieved improvements in our deposit base and significant growth in key operating metrics:

	At June 30,		% Increase /(Decrease)
	2019	2018
	(Dollars in thousands)
Digital Currency Customers (#)	655	423	54.8%
Noninterest Bearing Deposits	$1,549,886	$1,274,466	21.6

	For the Six Months Ended June 30,		% Increase /(Decrease)
	2019	2018
	(Dollars in thousands)
SEN Transactions (#)	19,351	1,439	1,244.8%
Cost of Deposits(1)	0.18%	0.12%	50.0
Cost of Funds(1)	0.30	0.19	57.9
Net Interest Income	$36,884	$30,790	19.8
Noninterest Income(2)	10,025	3,388	195.9
Net Income(2)	14,592	8,034	81.6

(1)

Cost of deposits and cost of funds increased for the six months ended June 30, 2019 due to the cost of a hedging strategy. For the six months ended June 30, 2019, the hedging strategy increased the cost of deposits by 11 basis points due to the funding of the strategy with brokered CDs. For the six months ended June 30, 2019, the hedging strategy increased the cost of funds by 10 basis points due to the brokered CDs and by an additional 5 basis points due to the utilization of short-term repurchase agreements. For a further discussion of our hedging strategy, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Securities.”

(2)

In March 2019, the Bank completed the sale of its San Marcos branch and business loan portfolio which generated a pre-tax gain of $5.5 million and after tax gain of $3.9 million that, respectively, significantly positively impacted noninterest income and net income for the first six months of 2019.

Industry Background

Adoption and commercialization of digital currencies have significantly expanded since the creation of bitcoin in 2009. Digital currencies are recognized as an asset class with the prospect to act as a store of value, a currency with the ability to facilitate financial transactions, and a worldwide medium of exchange, performing each function in ways that differ meaningfully from traditional fiat currencies.

Investor interest has grown substantially as the potential uses and advantages of digital currencies have become better understood. Although the digital currency market consists of many individual digital currencies, it is currently concentrated among the five largest digital currencies by market capitalization. As of July 24, 2019, the market value of the five largest digital currencies was $218.6 billion, equal to approximately 0.64% of the global money supply.

We believe that institutional acceptance of the digital currency asset class will continue to grow as capital flows into institutional investment vehicles and other digital currency-based business ventures. Currently, there are over 700 cryptocurrency investment funds with aggregate estimated assets under management of over $14.3 billion. Over $8.3 billion has been invested in digital currency-related projects, excluding initial coin offering funding, since December 31, 2013. Approximately $1.3 billion in venture funding was raised in the digital currency and blockchain market in the 12 months ended June 30, 2018, which is the most recent date such information is available.

In response to the rapid growth in the industry and challenges faced by investors, we began developing technology solutions, including the SEN. While innovations, such as the SEN, have enabled increasing numbers of institutional investors to begin investing in digital currencies, many of the world’s largest investors remain unable to invest in the asset class due to the continuing limitations of existing infrastructure. We believe that additional industry innovation will address these infrastructure challenges, enabling increased and accelerated growth in the industry. Services such as digital currency borrowing facilities do not currently exist in a meaningful way, creating significant opportunities for us to facilitate growth in the industry and to extend our leadership position into other elements of digital currency infrastructure.

Digital Currency Customers

We have developed a diverse set of 655 established and emerging digital currency industry customers as of June 30, 2019. Our customer base has grown rapidly, as many customers proactively approach us due to our reputation as the leading provider of innovative financial infrastructure solutions and services to participants in the digital currency industry, which includes our unique technology solutions. As of June 30, 2019, we had 228 prospective digital currency customers in various stages of our customer onboarding process, which includes extensive regulatory compliance diligence and integrating of the customer’s technology stack for those new digital currency customers interested in using our API.

Our customers include some of the largest U.S. exchanges and global investors in the digital currency industry. These market participants generally hold either or both of two distinct types of funds: (i) those funds that market participants use for digital currency investment activities, which we refer to as investor funds, and (ii) those funds that market participants use for business operations, which we refer to as operating funds.

Our customer ecosystem also includes software developers, digital currency miners, custodians and general industry participants that need our solutions and services. These customers comprised 27.2% of our digital currency customers as of June 30, 2019 and we believe this group presents future growth opportunities as the digital currency industry landscape continues to develop.

We constantly strive to grow our customer ecosystem. By expanding and deepening our customer relationships, we intend to reinforce and enhance our leadership position in the industry and to increase the value of the SEN to all participants. Our relationships with the leaders of the digital currency industry are particularly important because these participants continue to inform us of the industry’s needs and enable us to continue advancing our product development to provide relevant solutions and services for the industry’s most pressing challenges and greatest opportunities.

Deepening our customer relationships through integration of our solutions with our customers’ processes and operating systems creates enhanced value and stronger, long-term relationships with them. We believe the SEN has become a key tool for many of our digital currency customers who need, and have come to rely on, the SEN for virtually real-time movement of their funds. Furthermore, digital currency exchanges that integrate our API into their technology infrastructure can attribute incoming client funds, at scale, without human involvement and in virtually real-time, typically within a matter of seconds. This solution enhances our value proposition, creating even closer relationships with our customers.

To maintain our position in the industry, we must remain highly selective in our customer onboarding process to ensure the integrity of the platform. Many customers choose us at least in part because of our long-term commitment to the industry and their belief in our platform’s longevity. Customers respect our onboarding and ongoing compliance processes, as they understand that all our digital currency customers must submit to initial and continued due diligence by us.

The following chart sets forth summary information regarding the types of market participants who are our primary customers (data as of June 30, 2019):

	Digital Currency Exchanges	Institutional Investors	Other Customers

Overview	Exchanges through which digital currencies are bought and sold; includes OTC, trading desks	Hedge funds, venture capital funds, private equity funds, family offices and traditional asset managers, which are investing in digital currencies as an asset class	Companies developing new protocols, platforms and applications; mining operations; and providers of other services

Typical Uses	• SEN to facilitate fiat transfers(1) • API to attribute fiat transfers(2) • Cash management • Deposit accounts to hold investor funds and operating funds	• SEN to transfer fiat to digital currency exchanges and traditional bank accounts(1) • Cash management • Deposit accounts to hold investor funds	• SEN to facilitate fiat transfers(1) • Cash management • Deposit accounts to hold operating funds

Noteworthy metrics	Silvergate’s customers include the 5 largest U.S. domiciled digital currency exchanges(3)	Silvergate’s customers have transferred on average approximately $10 billion in fiat quarterly since January 1, 2018(4)	Silvergate’s customers have raised over $1 billion through private placements

Number of Customers	51	426	178

$ SEN Transactions (1H 2019)	$5.6 billion	$6.9 billion	$0.2 billion

# SEN Transactions (1H 2019)	6,118	13,029	204

Total Deposits	$653.5 million	$567.8 million	$241.9 million

Select Customers

(1)	SEN transfers are funds transfers within the Bank’s deposit system from one SEN participant to another SEN participant.
(2)

This refers to the attribution of funds received by a SEN API user within its own platform on a programmatic basis without manual human interaction, based on the user’s integration of Silvergate’s API into the user’s own systems.

(3)	Based on data reflecting U.S. dollar 30 day trading volume as of June 30, 2019 from coinmarketcap.com.
(4)

Consists of $8.3 billion of U.S. dollar transfers on the SEN for the year ended December 31, 2018 and $28.1 billion of non-SEN transfers of U.S. dollars, primarily consisting of wire transfers, during the year ended December 31, 2018. For the six months ended June 30, 2019, U.S. dollar transfers on the SEN were $12.7 billion and non-SEN transfers were $11.2 billion.

Technology-Driven Solutions for Our Digital Currency Customers

We launched our digital currency initiative in response to unmet demand for U.S. dollar deposit accounts from many market participants. Our digital currency initiative solutions and services also address various infrastructure shortfalls for market participants, including liquidity and counterparty risk management as explained in more detail below. Currently, our digital currency initiative solutions and services are focused on the SEN, cash management solutions and other deposit account services:

Silvergate Exchange Network (SEN)—We believe that the SEN is an innovative, market leading solution and a key point of differentiation that increases in capability and value by generating a network effect as additional users join the platform. Since launching the SEN in early 2018, as of June 30, 2019, we already had approximately 77% of our eligible digital currency related customers are enrolled in the SEN. The SEN only transfers fiat U.S. dollars, is only available to commercial customers and is not enabled for customers who are individual investors. The SEN reduces industry friction and creates a compelling value proposition for market participants, whether they participate as a digital currency exchange, an investor or otherwise. SEN participants can efficiently move U.S. dollars 24 hours a day, 7 days a week, 365 days a year between their Bank accounts and other SEN participants’ Bank accounts, via our API or online banking system. Multiple steps are required to create, authorize and approve a SEN transfer, depending on the channel in which the SEN transfer is created (online banking system vs. API). Both channels follow a three step process by which the sender is authorized as a SEN participant, the receiver is validated as a SEN participant, and the transfer amount is confirmed to be available in the originating account. SEN transfers settle virtually instantly if all three conditions are met.

The ability to execute these types of transactions in virtually real-time is particularly valuable for digital currency investors and exchanges because digital currency trading occurs constantly on a global scale, with no fixed market hours. Consequently, the SEN enhances transaction execution speed, which meaningfully mitigates exposure to digital currency pricing fluctuations. In addition, SEN participants may spend a significant amount of time and resources developing customized applications that interface directly with our API in a manner that most effectively facilitates SEN participants’ business models. We believe that these dynamics not only strengthen our customer relationships, but also serve as an organic, viral marketing tool. Additional market participants are driven to the SEN as our customers urge their counterparties in digital currency transactions to join the SEN to facilitate efficient, predictable and timely transaction execution.

The following example highlights the benefits that the SEN provides to its participants with respect to liquidity and counterparty risk. A digital currency institutional investor maintains a deposit account with Silvergate Bank. The institutional investor wishes to move U.S. dollars from participating Exchange A to participating Exchange B. The institutional investor can execute the transaction in virtually real-time, outside of traditional banking hours via the SEN, if the institutional investor, Exchange A and Exchange B each maintain a deposit account at Silvergate Bank.

In contrast, if the institutional investor seeks to move funds from Exchange A to Exchange B without the SEN, the transaction would likely need to occur during traditional banking hours and could take several days to clear. This delay in transaction execution could limit the institutional investor’s ability to take advantage of digital currency market movements or require the institutional investor to keep additional funds at each exchange to take advantage of other transaction opportunities, resulting in reduced capital efficiency, reduced liquidity and/or increased counterparty risk.

The graphic below illustrates the various components of a transaction effected through the SEN as compared to a similar transaction effected through a traditional execution pathway. As reflected, transactions on the SEN process in virtually real time as opposed to legacy transactions that may take from several hours to several days. Legacy transactions are subject to a number of variables that impact timing such as the daily cut-off time for the Federal Reserve wire system as well as incomplete or inaccurate information or wire destinations (country or recipient) that may require further action to confirm or clear.

Cash Management Solutions—Our cash management solutions enable our customers to send, receive and manage payments in a timely, efficient and scalable manner using the SEN, wire transfers and ACH transactions. To receive the full benefits of our cash management solutions, customers invest significant time and resources using their own development resources to build customized gateways that integrate our API and other solutions into their technology infrastructure. The Bank offers a full suite of corporate cash management solutions from deposit, reporting and reconciliation (remote deposit capture, online banking, mobile banking, file / reporting automation, API, check reconciliation), liquidity management (positive pay, ACH positive pay, off balance sheet deposit sweeps), and payment solutions (domestic and foreign wire transfers and ACH origination and receipt transactions). The Bank has a dedicated team that works with its customers to expand its technology offerings in these areas and to solve problems for its customers.

Deposit Account Services—We are one of only a small group of institutions that currently open deposit accounts and provide ongoing services in a manner that is designed to be regulatory compliant for digital currency market participants. Our proprietary compliance procedures, developed over six years of serving the digital currency industry, are designed to enable us to prudently and efficiently establish deposit accounts for market participants. These deposit accounts do not consist of any digital currencies but may consist of investor funds or operating funds. Our deposit accounts offer a wide variety of features and security to market participants, including access to our cash management solutions, and other relevant business banking services.

The Company comprehensively investigates prospective customers according to the level it deems necessary and appropriate, based on whether the customer is an “administrator,” an “exchanger” or a “user” of virtual currencies, which terms are defined in March 2013 guidance by the Treasury Department (with recent interpretive guidance issued in May 2019). Under applicable regulations, administrators and exchangers are required to register with the Treasury Department’s FinCEN as a money service business and may also be subject to licensing as money transmitters under applicable state laws. The Company’s due diligence and onboarding processes include, at a minimum, detailed reviews of each customer’s ownership, management team, business activities and the geographies in which they operate. For customers such as exchanges which pose a higher degree of risk or have a higher degree of regulatory obligations, the Company’s processes are more extensive and incorporate reputational reviews, reviews of applicable licensing requirements, plans, and status, and reviews of customer policies and procedures regarding the BSA, consumer compliance, information security, Dodd-Frank Act prohibitions against unfair, deceptive or abusive acts or practices, as well as reviews of transaction monitoring systems and audit results. The differences in these processes results in a variation in the time necessary to complete the onboarding process, which can range from a matter of days to several weeks.

All regulatory compliance-related responsibilities involving onboarded customers are addressed in the Company’s core banking system or through various additional manual diligence and compliance review processes. No funds transfer transactions to accounts outside of the Bank occur on the SEN, which is simply the means by which internal account transfer transaction instructions are passed to the Bank’s core banking system through which they are executed. Since all SEN participants are required to be deposit customers of the Bank, the Bank satisfies its KYC obligations at the time of the customer’s account opening. Transaction instructions are passed to the core banking system via the SEN, are executed on the core banking system, and are subsequently monitored through the Bank’s automated BSA systems.

Our Competitive Advantages in the Digital Currency Industry

We believe our first-mover advantage serving the digital currency industry has led to numerous strategic advantages, many of which are significant barriers to entry for potential competitors. We expect that these advantages will enable us to maintain our leadership position in the industry:

Digital Currency-Focused Strategy—We believe we are the leading provider of innovative financial infrastructure solutions and services for the digital currency industry. We are one of the only financial services providers in the United States catering to our target customer base. These market participants have been underserved by the legacy financial services community due to a lack of vision and regulatory complexity associated with the digital currency industry, which we have been able to overcome because of the in-depth industry knowledge and strategic foresight of our management team and our robust risk management and regulatory compliance framework. Our commitment to, and relationship with, participants in the digital currency industry is highlighted by the fact that digital currency related investors own approximately 13.1% of the issued and outstanding common stock of the Company, as of June 30, 2019, before giving effect to this offering. The focus and mission of our talented team is to address this unique market opportunity.

Customer Base—Our first-mover advantage and expertise in the industry has allowed us to attract 655 digital currency customers, many of whom are the digital currency industry’s most notable participants. These respected and recognizable customers bolster our reputation and enhance our ability to attract new customers. Our customer network also enables us to receive feedback on challenges that the industry currently faces and anticipates facing in the future. Through active dialogue with our customers, we stay at the forefront of industry trends, identify opportunities early and create solutions to address challenges. As an example, the SEN was developed as a result of conversations with our early customers about pain points in the industry. We currently penetrate a small percentage of the market opportunity, and we foresee significant growth if we can execute on our relationship-building strategy with market participants.

SEN Network Effects—We believe the SEN is unique in the industry and its power grows with each new SEN participant, thereby attracting more customers and creating higher levels of customer retention and transaction activity. The Bank provides digital currency investors with the identities of participating exchanges that have authorized the Bank to identify them to new or prospective SEN participants. Customer attraction to the SEN can come from our explaining its advantages to a prospective participant or from encouragement from a customer’s digital currency exchange counterparty for the customer to enroll in the SEN to expedite funds transfers. Customer demand for the SEN is driven by its availability, ease of use, and instant settlement functionality. SEN benefits are quickly understood from the customer’s perspective and provide value to both sides of a SEN transfer. The SEN’s functionality saves time and reduces costs and risks to its users, as we described above.

API Integration—Our proprietary, internally-developed, cloud-based transactional API enables our customers to build direct access to the SEN and their deposit accounts into their technology infrastructure. We are one of only a small group of regulated financial institutions that has developed and deployed a transactional API, which is a more advanced tool than widely deployed informational APIs which merely enable the sharing of information. Customers who use our API commit significant time and valuable resources to integrate our API into their systems because of the increased functionality provided by our API connection. Once fully integrated, our API provides significant value for our customers via its direct interface to our core system. For example, our exchange customers using the API attribute client and counterparty funds programmatically and in virtually real time—a distinct advantage over traditional cash management systems which require human intervention to attribute such funds. Even if competitors were to develop competing solutions to our API and SEN, our customers would need to commit significant time, money and other resources to replace our solutions or adopt additional solutions.

While the Bank does not integrate into customer systems, the Bank provides tools for sophisticated customers to securely access and interact with their accounts’ functions over the Bank’s API. The movement toward application programming interfaces, or open banking, is an initiative that many U.S. banks have embraced. An application programming interface allows customers to automate manual processes, scale operations, or innovate on new product offerings by giving programmatic access to their account history, the ability to send payments, or the automated reconciliation of their accounts. It is the customer’s efforts to leverage these tools that may require significant time and resources on the customer’s part, depending on what the customer is trying to do. For instance, some of the Bank’s customers integrate the API with their systems within a day while other customers have created complex programs built on the API that were built over a period of months. Each customer’s use case and implementation is slightly different, but all are facilitated by the same basic APIs, documentation, developer portal, and Silvergate integration team. The SEN’s ability to permit a customer to make an internal transfer from their own account to another Silvergate customer’s account is one of the functionalities available through and supported by the Bank’s API.

Robust Risk Management and Compliance Framework—We have invested heavily in our risk management and compliance infrastructure. We have attracted a talented, dedicated compliance team with substantial experience in regulated financial institutions, including developing, implementing and monitoring systems to detect and prevent financial crimes. Our risk management and compliance team has developed a strong risk management and compliance framework that leverages technology for onboarding and monitoring market participants. See “Supervision and Regulation.”

Culture of Innovation—We have a culture of innovation that is driven by our CEO, Alan Lane, whose career in the financial services and technology industries spans over 38 years. In 2013, Mr. Lane began focusing our management team’s attention on the potential long-term impact of digital currencies. Under Mr. Lane’s leadership, we have developed a broad team of digital currency, technology and financial services professionals. This team helps leverage our experience and significant customer base to enable us to identify and respond to opportunities to innovate and add value to our current and future customers. Our team collaborated in the design and implementation of the SEN and coordinated and oversaw the development and deployment of our API to enable us to seamlessly address the needs of our digital currency customers. We expect our culture of product innovation will enable us to continue identifying, building and deploying new customer solutions, both within our digital currency initiative and other potential future initiatives that may be related to new innovations in the financial services industry.

Digital Currency Solutions and Services Drive Our Business Model

Our digital currency initiative has contributed significantly to an increase in our noninterest bearing deposits, which has driven the Bank’s funding costs to among the lowest in the U.S. banking industry. This has allowed us to generate attractive returns on lower risk assets through increased investments in interest earning deposits in other banks and securities, as well as funding limited loan growth. Our business model is described more fully below:

Prudently Leveraging Lower-Cost Core Deposit Base—Our lower-cost core deposit base is a key element of our financial success. We have increased our noninterest bearing deposits as a percentage of total deposits from 12.4% as of December 31, 2013 to 79.9% as of June 30, 2019, an increase that is largely attributable to our digital currency initiative. Our cost of total deposits was 0.18% and our cost of funds was 0.30% for the six months ended June 30, 2019 as compared to 0.78% and 1.00%, respectively, for the year ended December 31, 2013. This funding base allows us to manage our interest earning assets conservatively and we have transitioned from primarily deploying our funding into loans to deploying funds into assets such as interest earning deposits in other banks and securities that generate attractive risk-adjusted returns. For example, loans held-for-investment, net have decreased as a percentage of our total assets from 56.0% at December 31, 2013 to 30.5% at June 30, 2019 while the aggregate amount of interest earning deposits in other banks and securities available-for-sale have increased from 9.4% of total assets to 56.2% over the same time period.

(1)	Represents noninterest bearing deposits as a percentage of total deposits as of June 30, 2019.
(2)

Data represents median noninterest bearing deposits and average year to date cost of deposits for banks in the United States with total assets between $1.0 billion and $10.0 billion as of the most recent quarter reported.

We deploy our deposits into assets that generate attractive risk-adjusted returns. Our interest earning deposits in other banks and our securities portfolio have grown substantially as our noninterest bearing deposits attributable to our digital currency initiative have expanded.

We segment our deposits based on their potential volatility, which drives our choices regarding the assets we fund with such deposits. Deposits attributable to digital currency exchange customer funds and investor funds are assigned the highest potential volatility. These deposits amounted to $1.1 billion as of June 30, 2019, and we invest these funds primarily in interest earning deposits in other banks and adjustable rate securities available-for-sale.

As of June 30, 2019, our interest earning deposits in other banks totaled $339.3 million. Our average yield on these deposits was 2.37% for the six months ended June 30, 2019.

As of June 30, 2019, our portfolio of securities available-for-sale totaled $920.5 million, an increase of 157.7% from December 31, 2018. This portfolio is primarily composed of adjustable rate mortgage-backed securities, collateralized mortgage obligations and pools of government sponsored student loans. We view our available-for-sale securities as a conservatively managed portfolio which offers a source of additional interest income and provides liquidity management flexibility.

We have more flexibility in deciding how to deploy our deposits attributable to digital currency customer operating funds, which totaled $341.7 million as of June 30, 2019.

Conservative Lending and Niche Asset Growth—We also selectively deploy our funding into specialty lending businesses, including mortgage warehouse lending, commercial real estate lending, correspondent lending, and asset based lending. We have developed underwriting expertise across these asset classes and believe that these loans offer attractive risk-adjusted returns.

We use a portion of our deposits attributable to digital currency exchange and investor funds as the funding source for our mortgage warehouse lending activities. We are comfortable with this strategy because of the short-term nature of our mortgage warehouse assets and because we can access funding at the Federal Home Loan Bank should we experience heightened volatility in the deposit balances related to these digital currency exchange and investor funds.

We use a portion of our deposits attributable to operating funds to make loans across our other lending businesses. A significant portion of our portfolio consists of loans on residential real estate and both owner-occupied and non-owner-occupied commercial real estate. The properties securing these loans are located primarily throughout our markets and, with respect to commercial real estate loans, are generally diverse in terms of type.

As of June 30, 2019 we had net loans (including loans held-for-sale) of $920.2 million compared to $513.3 million as of December 31, 2013. Our yield on loans was 5.60% for the six months ended June 30, 2019 as compared to 4.84% for the year ended December 31, 2013. We believe there may be attractive opportunities to provide digital currency borrowing facilities to deepen our high quality customer relationships and further enhance our interest income.

Noninterest Income—For the six months ended June 30, 2019, we had noninterest income of $10.0 million compared to $3.4 million for the six months ended June 30, 2018. Our noninterest income for the 2019 period included a pre-tax gain on sale of $5.5 million for the Bank’s San Marcos branch and business loan portfolio, which was completed in March 2019. Our noninterest income excluding the gain on sale for the six months ended June 30, 2019 was $4.5 million. Our ratio of noninterest income to average assets excluding the gain was 0.46%. Our noninterest income is primarily driven by service fees related to our digital currency customers, mortgage warehouse fee income and other fees. We anticipate an increase in our noninterest income as our customers grow and their needs develop further, and as we continue to develop and deploy fee-based solutions in connection with our digital currency initiative.

Our Growth Strategy

We intend to extend our leadership position in the digital currency industry by combining our management team’s industry vision with our strategic focus, market position, and technology platform to grow our existing business lines and develop additional market-leading product offerings. Our strategies to achieve these goals include:

Monetization of the SEN as Platform Matures—The competitive advantage of operating on the SEN is crucial for exchanges and investors participating in the digital currency industry. We believe the SEN can grow to a critical mass of adoption and utilization across the digital currency industry via expansion of our customer base and an increase in the functionality of the SEN that may come as a result of our own internal technology development, strategic relationships, or potential acquisitions. As we continue to enhance the SEN and its customer ecosystem, we believe the value of the network will continue to increase, providing us with the opportunity to earn fees commensurate with the significant value we are providing to our customers.

Broaden Our Digital Currency-Related Customer Base—Our customer growth has primarily been driven by market participants proactively approaching us and by high-quality referrals from existing customers who value our sophisticated and flexible approach to addressing their industry-specific challenges. As of June 30, 2019, we had 655 digital currency customers and 228 prospective customers in various stages of our onboarding process. As we further build out our technology and brand awareness, we expect to more deeply penetrate the universe of existing digital currency-related businesses in need of banking services. By further extending the breadth of our services, we believe we will generate an increasing number of high-quality referrals.

Focus on High-Growth Customers—Our customers have experienced significant growth as the digital currency industry has rapidly expanded. We expect these customers to continue growing, generating additional deposit potential for us and new opportunities for innovation to address customer needs.

Develop New Solutions and Services for Our Customers—We are developing additional products and services to address the digital currency industry’s largest opportunities. We believe we are well positioned to capitalize on these opportunities because of our technology platform and competitive advantages. Our product roadmap includes:

•

Credit Products—We have identified significant demand from our customers and prospective customers for borrowing for the purposes of buying digital currency. This type of credit is a ubiquitous and financially attractive product in many established markets that is largely absent from the nascent and evolving digital currency industry. For example, unlike in the traditional equity markets, digital currency investors must have funds custodied on the exchange in order to trade on exchange. We believe the SEN could provide the foundational infrastructure for this product in the digital currency industry, creating deeper relationships with our clients and an attractive source of revenue growth.

In the contemplated structure, the borrower would provide digital currency or U.S. dollars as collateral in an amount significantly greater than the line of credit. The Bank would initially set a conservative aggregate lending amount to refine the product, and will develop a risk framework to minimize risk and further develop lending models over time.

The SEN would work synergistically with one or more of our exchange clients to implement this solution. For example, an exchange client could hold the digital currency collateral, we could use the SEN to initially fund the loan from our balance sheet, and in the event of a collateral deficiency, we could immediately sell the digital currency collateral through our exchange client and use the SEN to bring the resulting funds back to our balance sheet.

This solution provides greater capital efficiency for institutional investor clients that wish to transact without needing to move liquidity on and off different exchanges. Additionally, this will drive increased volumes through the SEN and reinforce Silvergate’s central role in our client’s operations. Offering lines of credit would also improve liquidity within the order book of our exchange clients, enabling additional trading on their platforms, potentially reducing pricing arbitrage across exchanges and improving the stability of digital currencies.

We estimate that demand for this product is significant, and we believe that we can utilize the Bank’s robust credit underwriting and approval process in order to evaluate existing institutional investor deposit clients as borrowers and be appropriately compensated for the risk, earning attractive risk adjusted returns. The Bank anticipates that it will offer this credit product to select institutional clients in the latter part of 2019.

•

Digital Asset Services—We have identified significant demand for the Bank to be involved in the custody and transfer of digital assets between customers. We continue to believe that the digital currency market lacks sufficient regulated custodians to securely store digital currency to meet the demand of many institutional investors . We believe we are well-positioned to capture market share in this emerging space given our existing investor relationships, our leading brand and reputation, and our ownership of a federally regulated bank. We estimate that there are digital asset services currently being sought with respect to several billions of dollars worth of digital currency-related assets, and that there are limited potential providers of these services because traditional banks, trust companies and broker-dealers lack the infrastructure and expertise to custody, settle and transfer digital currency. Our growth strategy contemplates the establishment of a qualified custodian entity as a Company subsidiary to address this market opportunity. This entity would seek to become a New York State licensed limited liability trust company through which digital currency activities would be conducted. The State of New York was strategically chosen due to its established track record of granting trust charters for digital currency related companies. An application for this new entity has been submitted and is under review. Establishment of a custodian to securely store digital currency could enhance our ability to offer borrowing facilities for our digital currency customers in the future (see “—Credit Products” above). The Bank does not currently have custody or provide settlement or transfer services of any digital currency assets.

•

Stablecoin Transaction Flows and Collateral—We believe that the continuing adoption of stablecoins, as well as our deep relationships with many of the leading developers of stablecoins, presents a large opportunity for our business in several ways. Stablecoins that are backed by U.S. dollars in a one-to-one ratio to their digital representations and that are offered by regulated institutions who agree to third-party audits. At scale, many believe fiat-backed stablecoins will be the catalyst for widespread adoption of digital currencies as a medium of exchange, allowing consumers to purchase goods and services using digital currency without the friction that exists today within the global banking environment and the volatility that exists in the digital currency markets. Additionally, institutional investors are looking for more efficient ways to move capital between global exchanges that are not currently part of the SEN. The Company does not have any direct involvement with stablecoin pricing, transactions or exchanges.

We participate in this market segment in several ways. We work with all of the U.S. regulated U.S. dollar backed stablecoin issuers, each of which uses the SEN in the issuance and redemption of their respective stablecoin tokens. In addition, we hold U.S. dollar deposits that back multiple stablecoins. In many cases, investors are moving fiat currency onto exchanges in order to buy stablecoins using the SEN, increasing the utility of the network and ultimately expanding the opportunity to earn fees commensurate with the value of our service. In the aggregate, we believe our stablecoin related activities represent growth opportunities that could further increase our deposits and revenue.

•

Expand Our International Customer Base—Due to the global nature of the digital currency industry and rapid adoption of digital currencies as an asset class, we believe we will have the opportunity to extend the reach of our franchise into international markets. As part of this opportunity, we expect to offer products and services to those markets, as well as to our U.S. customers wishing to access those markets, that will drive additional growth and strategic value in our business. For example, we work with correspondent banking partners, including a leading global investment bank to provide competitive foreign exchange alternatives to our clients.

•

Other Potential Fintech Opportunities—We carefully monitor events and emerging trends in the markets in which we operate to identify opportunities to further leverage our management team’s experience and technology-driven approach to developing additional fintech-related business opportunities to grow our deposits, earn additional fee income and generate attractive risk adjusted returns. These potential initiatives may include developing additional applications of our API architecture. We believe the API is an attractive platform to support business activities that involve frequent transfer transactions between parties, including, among others, escrow, property/cash exchanges, non-profit non-governmental organizations, marketplace firms such as marketplace lenders and other participants in the sharing economy, and dollar aggregators that facilitate micro investing and crowdfunding activities. In the pursuit of developing new solutions and services for our customers, we may from time to time evaluate potential acquisitions which enable the Company to generate revenues from proprietary technology which delivers best-in-class infrastructure to the digital currency industry.

Capitalize on our Unique Market Insights—Because of our management team’s vision and our status as a sought-after partner within the digital currency industry, we see potential opportunities that many legacy financial services providers as well as digital currency market participants may not be able to see in the near-term. We believe that this unique position within the market will enable us to continue developing next generation financial infrastructure solutions and services and extend our first-mover advantage. Capitalizing on these opportunities has the potential to significantly accelerate our growth beyond the drivers visible to most market participants today and help us grow our position as a leading provider of innovative financial services infrastructure solutions and services to the digital currency industry.

Lending Activities

Overview. We maintain a diversified loan portfolio in terms of the types of loan products it contains and customer characteristics, with a focus on variable rate, shorter term and higher yielding products. Our lending services cover commercial real estate loans, both on an owner and non-owner-occupied basis, multi-family real estate loans, construction loans, commercial and industrial loans, consumer loans and mortgage warehouse loans. Lending activities originate from the efforts of our bankers, with an emphasis on lending to individuals, professionals, small- to medium-sized businesses and commercial companies primarily located in our market areas. Although all lending involves a degree of risk, we believe that commercial and industrial loans, commercial real estate loans and multi-family loans present greater risks than other types of loans in our portfolio. We work to mitigate these risks through conservative underwriting policies and consistent monitoring of credit quality indicators.

The following table presents the composition of our total loan portfolio, by segment, as of June 30, 2019:

LOAN PORTFOLIO COMPOSITION

	Amount	Percentage of Total Gross Loans
	(Dollars in thousands)
Real estate:
One-to-four family	$203,885	29.6%
Multi-family	80,080	11.6
Commercial	331,034	48.1
Construction	3,137	0.5

Subtotal real estate	618,136	89.8
Commercial and industrial	10,658	1.6
Consumer and other	199	0.0
Reverse mortgage	1,686	0.2
Mortgage warehouse	57,923	8.4

Total gross loans held-for-investment	$688,602	100.0%

Total loans held-for-sale	$235,834

One-to-Four Family Real Estate Loans. Our one-to-four family real estate loans primarily consist of non-qualified, or QM, single-family residential, or SFR, mortgage loans and purchases of loan pools.

Prior to the January 2014 effective date for the Dodd-Frank Act mandated SFR Ability to Repay, or ATR, and QM Rule, the Bank devoted considerable time to determining how to best satisfy the ATR components of this rule. The Bank believed that following the rule’s effective date most banks would likely avoid Non-QM loans, which do not enjoy the presumptive compliance with ATR requirements that QM loans do. Given the rigorous ATR compliance processes the Bank built, we identified this loan category as a significant market opportunity and were among the first to offer an adjustable rate Non-QM SFR loan product to be purchased from originating mortgage lenders. The limited competition in this space resulted in the Bank being able to acquire Non-QM SFR Loans with yields above QM loans and with generally lower loan-to-value ratios. Our Non-QM SFR loans may either be held-for-investment or held-for-sale. At June 30, 2019, gross Non-QM SFR loans were approximately $177.7 million.

Loan pool purchase activity was launched by the Bank in 1999 and has focused on acquiring high quality SFR mortgage loans through secondary market purchases. The Bank has identified and negotiated the purchase of SFR loans originated by other financial institutions throughout the United States. This activity has been an element of the Bank’s risk-mitigation strategy, allowing the Bank to emphasize credit quality in portfolio loans, prioritizing geographic diversity, low loan-to-value ratios, and significant loan seasoning and payment histories. The Bank’s SFR lending activities are conducted pursuant to its Lending and Collection Policy and under the oversight of the Directors’ Loan Committee of the Bank’s board of directors, or DLC. At June 30, 2019, gross pool purchased SFR loans were approximately $34.8 million.

Multi-Family Real Estate Loans. We offer multi-family real estate loans for the purchase or refinancing of apartment properties located primarily in our Southern California market area. These loans are primarily made based on the identified cash flows of the borrower and secondarily, on the underlying real property collateral. Loan are generally extended for 10 years or less and amortize generally over 30 years or less, with interest rates being initially fixed for 5–7 years and adjusting annually thereafter, and we routinely charge an origination fee for our services.

Commercial Real Estate Loans. We originate, and periodically purchase, both owner-occupied and non-owner-occupied commercial real estate loans. These loans may be adversely affected by conditions in the real estate markets or in the general economy. Commercial loans that are secured by owner-occupied commercial real estate and primarily collateralized by operating cash flows are also included in this category of loans. As of June 30, 2019, we had approximately $2.4 million of owner-occupied commercial real estate loans, representing approximately 0.7% of our commercial real estate portfolio. Commercial real estate loans are generally extended for 10 years or less and amortize generally over 30 years or less. The interest rates on our commercial real estate loans generally have initial fixed rate terms for 5—7 years and adjust annually thereafter, and we routinely charge an origination fee for our services. We require a review of the principal owners’ personal financial statements and global debt service obligations and generally require personal guarantees from borrowers. The properties securing the portfolio are located primarily throughout our markets and are generally diverse in terms of type. This diversity helps reduce the exposure to adverse economic events that affect any single industry.

Construction Loans. Our construction loans are offered primarily within our Southern California operating area to builders for the construction of commercial or multi-family residential properties and single-family homes (generally in subdivisions). Our construction loans typically have terms of 12 to 18 months. According to our underwriting standards, the ratio of loan principal to collateral value, as established by an independent appraisal, cannot exceed 75% for investor-owned and 80% for owner-occupied properties. We closely monitor our borrowers’ progress in construction buildout and strictly enforce our original underwriting guidelines for construction milestones and completion timelines.

Commercial and Industrial Loans. Our commercial and industrial loans consist of loans and lines of credit to small and medium-sized businesses in a wide variety of industries, including distributors, manufacturers, software developers, business services companies and independent finance companies. Commercial and industrial loans are generally collateralized by accounts receivable, inventory, equipment, loan and lease receivables and other commercial assets, and may be supported by credit enhancements such as personal guarantees. Risk may arise from differences between expected and actual cash flows and/or liquidity levels of the borrowers, as well as the type of collateral securing these loans and the reliability of the conversion thereof to cash. Since the March 2019 sale of our business loan portfolio, commercial and industrial loans consist primarily of asset based loans.

Mortgage Warehouse Loans. Our mortgage warehouse lending division provides short-term interim funding for single-family residential mortgage loans originated by mortgage bankers or other lenders pending the sale of such loans in the secondary market. Our risk is mitigated by comprehensive policies, procedures, and controls governing this activity, partial loan funding by the originating lender, guarantees or additional monies pledged to the Company as security, and the short holding period of funded loans on the Company’s balance sheet. In addition, loss rates of this portfolio have historically been minimal, and these loans are all subject to written purchase commitments from takeout investors or are hedged. Our mortgage warehouse loans may either be held-for-investment or held-for-sale depending on the underlying contract. From the opening of the mortgage warehouse division in April 2009 through June 30, 2019 we purchased 107,256 individual loans in the total amount of $28.4 billion and have incurred no losses in 2019 and 2018. We sold approximately $100.6 million and $165.1 million of loans to participants during the six months ended June 30, 2019 and during the year ended December 31, 2018, respectively. At June 30, 2019, gross warehouse loans were approximately $281.8 million.

Credit Policies and Procedures

General. We adhere to what we believe are disciplined underwriting standards, but also remain cognizant of the need to serve the credit needs of customers in our primary market areas by offering flexible loan solutions in a responsive and timely manner. We maintain asset quality through an emphasis on market knowledge, long-term customer relationships, consistent and thorough underwriting for all loans and a conservative credit culture. We also seek to maintain a diversified loan portfolio. These components, together with active credit management, are the foundation of our credit culture, which we believe is critical to enhancing the long-term value of our organization to our customers, employees, shareholders and communities.

Credit Concentrations. We actively manage the composition of our loan portfolio, including credit concentrations. Our loan approval policies establish concentrations limits by loan product types and geographic locations to enhance portfolio diversification. The Bank’s concentration management program couples quantitative data with a thorough qualitative approach to provide an in-depth understanding of its loan portfolio concentrations. The Bank’s routine commercial real estate portfolio analysis includes concentration trends by portfolio product type, overall commercial real estate growth trends, pool correlations, risk rating trends, policy and/or underwriting exceptions, nonperforming asset trends, stress testing, market and submarket analysis and changing economic conditions. The portfolio concentration limits set forth in Bank’s Lending and Collection Policy are reviewed and approved by the Bank’s board of directors at least annually. Concentration levels are monitored by management and reported to the Bank’s board of directors at each of its meetings, generally quarterly or more frequently.

Loan Approval Process. As of June 30, 2019, the Bank had a legal lending limit of approximately $55.1 million for loans secured by cash, readily marketable collateral, or real estate collateral qualifying under the California Financial Code, or the Financial Code, and $33.0 million for loans without such collateral or any collateral. The Bank’s lending activities are governed by written underwriting policies and procedures that have been approved by the DLC. The policies provide several levels of delegated lending authority to subcommittees of the DLC and senior management of the Bank. The lending authority hierarchy varies depending on loan amount, collateral type and total borrower exposure. A multi-tiered group level approach based on experience, capability and management position dictates lending authorities for senior management. We believe that our credit approval process provides for thorough underwriting and efficient decision making.

Loan Reviews and Problem Loan Management. Our credit administration staff conducts meetings at least eight times a year to review asset quality and loan delinquencies. The Bank’s Lending and Collection Policy requires that we perform annual reviews of every loan of $250,000 or more not rated special mention or adversely classified. Individual loan reviews encompass a loan’s payment status and history, current and projected paying capacity of the borrower and/or guarantor(s), current condition and estimated value of any collateral, sufficiency of credit and collateral documentation, and compliance with Bank and regulatory lending standards. Loan reviewers assign an overall loan risk rating from one of the Bank’s loan rating categories and prepare a written report summarizing the review, with any work papers related to the review retained.

Once a loan is identified as a problem loan or a loan requiring a workout, the Bank makes an evaluation and develops a plan for handling the loan. In developing such a plan, management reviews all relevant information from the loan file and any loan review reports. We have a conversation with the borrower and update current and projected financial information (including borrower global cash flows when possible) and collateral valuation estimates. Following analysis of all available relevant information, management adopts an action plan from the following alternatives: (a) continuation of loan collection efforts on their existing terms, (b) a restructure of the loan’s terms, (c) a sale of the loan, (d) a charge off or partial charge off, (e) foreclosure on pledged collateral, or (f) acceptance of a deed in lieu of foreclosure.

Deposits

Our deposits serve as the primary funding source for lending, investing and other general banking purposes. We provide a full range of deposit products and services, including a variety of checking and savings accounts, certificates of deposit, money market accounts, remote deposit capture, online banking, mobile banking, e-Statements, bank-by-mail and direct deposit services.

Our digital currency initiative has enabled the Bank to rapidly grow deposits from digital currency customers. Because of our focus on the digital currency industry in recent years and the unique value-add solutions and services we provide, we have achieved substantial improvements in our deposit base, specifically an increase in our noninterest bearing deposits, which has driven the Bank’s funding costs to among the lowest in the U.S. banking industry.

Additionally, for businesses in Southern California, we also offer business accounts and cash management services, including business checking and savings accounts and treasury management services. We solicit deposits through our relationship-driven team of dedicated and accessible bankers and through community-focused marketing. We also selectively seek to cross-sell deposit products at loan origination.

Investments

We manage our securities portfolio and cash to maintain adequate liquidity and to ensure the safety and preservation of invested principal, with a secondary focus on yield and returns. Specific objectives of our investment policy and portfolio are as follows:

•

Ensure the Safety of Principal—Bank investments are generally limited to investment-grade instruments that fully comply with all applicable regulatory guidelines and limitations. Allowable non-investment-grade instruments must be approved by the board of directors.

•	Income Generation—The Bank’s investment portfolio is managed to maximize income on invested funds in a manner that is consistent with the Bank’s overall financial goals and risk considerations.

•	Provide Liquidity—The Bank’s investment portfolio is managed to remain sufficiently liquid to meet anticipated funding demands either through declines in deposits and/or increases in loan demand.

•	Mitigate Interest Rate Risk—Portfolio strategies are used to assist the Bank in managing its overall interest rate sensitivity position in accordance with goals and objectives approved by the ALCO.

Since we are required to maintain high levels of liquidity for our customers who operate in the digital currency industry, our investment portfolio is comprised primarily of mortgage-backed securities backed by government-sponsored entities, collateralized mortgage obligations and asset backed securities.

Our investment policy is reviewed and approved annually by our board of directors. Overall investment objectives are established by our board through our investment policy and monitored through our ALCO. Day-to-day activities pertaining to the securities portfolio are conducted under the supervision of the ALCO’s Securities Investment Subcommittee consisting of our Chairman, CEO, President, CFO, Chief Credit Officer, Finance Manager and Portfolio Manager. We actively monitor our investments on an ongoing basis to identify any material changes in our mix of securities. We also review our securities for potential impairment (other than temporary impairments) at least quarterly.

Competition

The banking and financial services industry is highly competitive, and we compete with a wide range of financial institutions within our markets, including local, regional and national commercial banks and credit unions. We also compete with brokerage firms, consumer finance companies, mutual funds, securities firms, insurance companies, fintech companies and other financial intermediaries for certain of our products and services. Some of our competitors are not currently subject to the regulatory restrictions and the level of regulatory supervision applicable to us.

We face direct competition from a handful of banks that are actively seeking relationships with our current and prospective digital currency customers. In addition, we compete with other infrastructure service providers primarily related to the digital currency industry. As adoption of digital currency grows, we expect additional banks, other financial institutions and other infrastructure service providers to enter into the digital currency industry and compete with us for our current and prospective digital currency customers. Additionally, some of our current digital currency customers are also licensed financial institutions that may attempt to compete with us in the future. The pace of innovation within the digital currency industry is rapid and may result in competitors or new competing business models that we are not aware of today.

Interest rates on loans and deposits, as well as prices on fee-based services, are typically significant competitive factors within the banking and financial services industry. Many of our competitors are much larger financial institutions that have greater financial resources than we do and compete aggressively for market share. These competitors attempt to gain market share through their financial product mix, pricing strategies and banking center locations.

Other important standard competitive factors in our industry and markets include office locations and hours, quality of customer service, community reputation, continuity of personnel and services, capacity and willingness to extend credit, and ability to offer sophisticated banking products and services. While we seek to remain competitive with respect to fees charged, interest rates and pricing, we believe that our broad and sophisticated commercial banking product suite, our high quality customer service culture, our positive reputation and long-standing community relationships will enable us to compete successfully within our markets and enhance our ability to attract and retain customers.

Our Employees

As of June 30, 2019, we employed 209 persons. None of our employees are represented by any collective bargaining unit or are parties to a collective bargaining agreement. We consider our relations with our employees to be good.

Our Properties

Our headquarters office is currently located at 4250 Executive Square, La Jolla, California 92037. The following table summarizes pertinent details of our leased office properties.

Location	Owned/ Leased	Lease Expiration	Type of Office
4250 Executive Square, Suite 300/400/420 La Jolla, CA 92037	Leased	10/31/2022	Headquarters
4250 Executive Square, Suite 100 La Jolla, CA 92037	Leased	10/31/2022	Branch
4225 Executive Square, Suite 1050 La Jolla, CA 92037	Leased	8/31/2019	Headquarters Support Facility(1)
8530 La Mesa Boulevard, Suites 300/304 La Mesa, CA 91942	Leased	1/31/2024	Leased Premises(2)

(1)	In April 2019, the headquarters support facility was consolidated into the headquarters office.
(2)	The Company consolidated the La Mesa branch with the La Jolla branch in the second quarter of 2019 and the branch was subleased to a third party.

We believe that the leases to which we are subject have terms that are generally consistent with prevailing market terms. None of the leases involve any of our directors, officers or beneficial owners of more than 5% of our voting securities or any affiliates of the foregoing. We believe that our facilities are in good condition and are adequate to meet our operating needs for the foreseeable future.

Legal Proceedings

We are not currently subject to any material legal proceedings. We are from time to time subject to claims and litigation arising in the ordinary course of business. These claims and litigation may include, among other things, allegations of violation of banking and other applicable regulations, competition law, labor laws and consumer protection laws, as well as claims or litigation relating to intellectual property, securities, breach of contract and tort. We intend to defend ourselves vigorously against any pending or future claims and litigation.

In the current opinion of management, the likelihood is remote that the impact of such proceedings, either individually or in the aggregate, would have a material adverse effect on our results of operations, financial condition or cash flows. However, one or more unfavorable outcomes in any claim or litigation against us could have a material adverse effect for the period in which they are resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management’s attention and may materially adversely affect our reputation, even if resolved in our favor.

MANAGEMENT

General

We have a seasoned executive management team and board of directors. Our executive management team has over 200 combined years of financial services experience, including extensive experience in the commercial banking industry.

Our board of directors is currently composed of nine members and is divided into three classes of directors serving staggered three-year terms. Elected directors hold office until their successors are elected and qualified or until such director’s earlier death, resignation or removal. Our executive officers are appointed by our board of directors and hold office until their successors are duly appointed and qualified or until their earlier death, resignation or removal.

Board of Directors

The following table sets forth certain information regarding our board directors, and positions they hold at the Bank, if any, as of August 15, 2019.

Name	Age	Position with the Company	Position with the Bank	Director Since	Director Class(1)
Dennis S. Frank	63	Chairman of the Board	Chairman of the Board	1996	I
Derek J. Eisele	54	Vice Chairman	Vice Chairman and President	1996	II
Alan J. Lane	57	President, Chief Executive Officer and Director	Chief Executive Officer and Director	2008	I
Karen F. Brassfield	71	Director	Director	2013	II
Robert C. Campbell	70	Lead Director	Lead Director	1996	I
Thomas C. Dircks	61	Director	Director	2013	III
Paul D. Colucci	45	Director	Director	2013	III
Martin S. Friedman	50	Director	Director	2019	III
Scott A. Reed	49	Director	Director	2015	II

(1)	Our board of directors is divided into three classes, the terms for which expire at our annual shareholder meetings in 2020 (Class II), 2021 (Class III) and 2022 (Class I).

A brief description of the background of each of our directors together with the experience, qualifications, attributes or skills that caused our board of directors to determine that the individual should serve as a director is set forth below. As discussed in greater detail below, our board of directors has affirmatively determined that six of our nine current directors qualify as independent directors based upon the rules of the New York Stock Exchange and the SEC. There are no current arrangements or understandings between any of the directors and any other person pursuant to which he or she was selected as a director.

Dennis S. Frank. Mr. Frank has been Chairman of the Board of both the Bank and the Company since November 1996 and served as Chief Executive Officer of the Company from November 1996 until December 2017. He also served as Chief Executive Officer of the Bank from November 1996 until July 2007. Mr. Frank is also President of DSF Management Corporation, Houston, Texas, a private investment company. From 1988 to 1993, Mr. Frank was a Managing Director and major shareholder of Coastal Banc SSB, Houston, Texas, and he served as director of Coastal Banc from 1988 until its sale to Hibernia Bancorp in May of 2004. From 1980 through 1987, Mr. Frank was a Vice President of Goldman, Sachs & Co. in New York. He has a Master of Business Administration and a Bachelor of Science degree in Business from New York University.

Derek J. Eisele. Since the recapitalization of the Bank in 1996, Mr. Eisele has served as an executive officer and director of the Bank and the Company. He holds the position of Vice Chairman of both organizations and is

President and Chief Credit Officer of the Bank. Mr. Eisele was also an active partner in DSF Management Corporation, a real estate investment and management company, from 1994-2000. From November 1989 to April 1994, Mr. Eisele was a Vice President of Coastal Realty Partners, Houston, Texas, where he was responsible for managing and disposing of real estate and real estate related assets on behalf of governmental agencies and private investors, and he oversaw asset resolutions from over 100 failed financial institutions through contract work for the Federal Deposit Insurance Corporation, Resolution Trust Corporation, and Federal and Savings Loan Insurance Corporation. Mr. Eisele has a Master of Business Administration from the University of Houston and a Bachelor of Science in Business Administration from the University of Delaware. Mr. Eisele is also a graduate of the American Bankers Association Stonier Graduate School of Banking at the University of Pennsylvania.

Alan J. Lane. Mr. Lane has been with the Company since December 2008. He is Director and Chief Executive Officer of the Bank and is Director, Chief Executive Officer and President of the Company. Mr. Lane has over 37 years of corporate and financial institution leadership experience. He formerly held the positions of Director, President and Chief Operating Officer of Southwest Community Bancorp; Vice-Chairman and Chief Executive Officer of Financial Data Solutions, Inc.; and Director and Chief Executive Officer of Business Bancorp. In addition to his financial institution experience, Mr. Lane has served as President/CEO or Chief Financial Officer of both manufacturing and retail companies. Mr. Lane serves on the Board of Directors of Natural Alternatives International, Inc. He earned his Bachelor of Arts in Economics from San Diego State University.

Karen F. Brassfield. Ms. Brassfield joined the Bank in March 2009 as Senior Vice President and Chief Financial Officer and served as Executive Vice President and Chief Banking Officer from September 2011 to December 2013. She previously was Chief Administrative Officer for San Diego National Bank. Prior to San Diego National Bank, Ms. Brassfield was Chief Financial Officer for Community National Bank, Escondido, California, and Chief Administrative Officer for First National Bank, San Diego. Ms. Brassfield received a Bachelor of Arts in Economics from Lawrence University, Appleton, Wisconsin. She is a graduate of LEAD San Diego.

Robert C. Campbell. Mr. Campbell is the owner of Hendron Holding Corporation, a merchant bank/investment holding company which utilizes its own funds to invest in and finance a wide range of businesses and real estate holdings. The firm has been in operation in Canada for over 40 years as a merchant bank/venture capital firm primarily involved in acquiring equity positions in private companies. Mr. Campbell holds a Bachelor of Arts degree from York University as well as a law degree from Osgood Hall Law School and practiced corporate commercial law in Toronto for 10 years until 1986.

Thomas C. Dircks. Mr. Dircks is a Managing Director of Charterhouse Strategic Partners, a provider of strategically focused investments in growth companies in the United States. Mr. Dircks was previously Managing Partner of Charterhouse Equity Partners and was responsible for managing and overseeing the investment of Charterhouse’s multi billion dollars of North America focused institutional private equity funds. Prior to joining Charterhouse, he was employed by PricewaterhouseCoopers as a certified public accountant. He holds a Bachelor of Science in Accounting and a Masters of Business Administration from Fordham University.

Paul D. Colucci. Mr. Colucci owns and operates a private real estate company focused on the investment, management, and development of real estate opportunities in Southern California. Portfolio asset types include multi-family, office, industrial and single-family housing. He previously worked for Goldman Sachs, Inc. in the real estate investment-banking group in New York City. He also worked for Batchelder and Partners, a boutique investment bank focusing on mergers and acquisitions and corporate finance advisory services. Mr. Colucci earned a Bachelor of Arts degree in Business Administration from the University of San Diego.

Martin S. Friedman. Mr. Friedman is co-founder and Managing Member of FJ Capital Management LLC, and is the portfolio manager for the flagship Financial Opportunity Fund. He is a member of the board of directors of TIG Bankcorp, Denver, Colorado, and has served on the boards of Anchor Bank in Madison, Wisconsin, Guaranty Savings Bank in Metairie, Louisiana, and Access National (ANCX) in Reston, Virginia. In February 2018, Mr. Friedman was granted an observer seat on Silvergate’s board and was elected to the Company’s and to the Bank’s boards of directors in February 2019. Mr. Friedman brings over 30 years of experience in and around the commercial and investment banking industries. He was previously Director of Research for Friedman, Billings, Ramsey Group, a research and securities trading firm, from 1998 to 2007. Prior to that, he was a securities analyst, focusing on the financial services industry with the same firm from 1992 to 1998. Mr. Friedman graduated from the University of Maryland with a Bachelor of Science in Finance.

Scott A. Reed. Mr. Reed is partner, director and co-founder of BankCap Partners. Mr. Reed is also President of LF Capital Acquisition Corp., a publicly-traded special purpose acquisition corporation. Mr. Reed’s previous positions include derivatives trader with Swiss Bank Corporation, a consultant with Bain & Company, an investment banker in the Bear Stearns Financial Institutions Group, and Senior Vice President, Director of Corporate Strategy and Planning for Carreker Corporation. In addition to serving on the board of the Company, he also serves as a director of Vista Bankshares, Inc., a Lubbock, Texas, based commercial bank and InBankshares Corp., a Raton, New Mexico, based commercial bank. Mr. Reed is a graduate of the University of Virginia with a Bachelor of Science in Commerce and a Bachelor of Arts in History. He received his Masters of Business Administration from the Amos Tuck School of Business at Dartmouth College, where he was an Edward Tuck Scholar.

Executive Officers

The following table sets forth certain information regarding the Company’s and the Bank’s executive officers, including their names, ages as of August 15, 2019, and positions:

Name	Age	Position with the Company	Position with the Bank
Alan J. Lane	57	President and Chief Executive Officer	Chief Executive Officer
Dennis S. Frank	63	Chairman of the Board	Chairman of the Board
Derek J. Eisele	54	Vice Chairman, Executive Vice President	Vice Chairman of the Board, President
Kellie VavRosky	54	Executive Vice President, Chief Administrative Officer and Interim Chief Financial Officer	Executive Vice President, Chief Administrative Officer and Interim Chief Financial Officer
Kathleen Fraher	40	Executive Vice President and Chief Operating Officer	Executive Vice President and Chief Operating Officer
John M. Bonino	70	Executive Vice President and Chief Legal Officer	Executive Vice President and Chief Legal Officer
W. Paul Simmons	57	Executive Vice President	Executive Vice President and Chief Credit Officer
Ben Reynolds	43	Executive Vice President	Executive Vice President and Director of Corporate Development

A brief description of the background of each of our executive officers, other than Messrs. Frank, Lane and Eisele who are discussed above, together with the experience, qualifications, attributes or skills that caused our board of directors to determine that the individual should serve as an executive officer is set forth below. Other than Messrs. Frank and Eisele who are siblings, no executive officer has any family relationship with any other executive officer or any of our current directors.

Kellie VavRosky. Ms. VavRosky joined the Bank in 2018 to provide finance and accounting expertise to the payments and foreign exchange initiatives and was named Executive Vice President and Chief Administrative Officer of the Company and the Bank in February 2019. The role of Interim Chief Financial Officer was added in

April 2019. Prior to joining Silvergate, Ms. VavRosky served as Chief Financial Officer at various venture and private equity backed technology companies from 2005 to 2018, managing companies from early stages to initial public offering; overseeing rapid growth, leading multiple capital raises and acquisitions as well as steering successful exits. She began her professional career with First Interstate Bank and then became corporate treasurer of a global, public company prior to becoming a CFO in industries such as software, hardware manufacturing, professional services and online web services with a focus on preparing companies for a successful exit or initial public offering. She holds a Bachelor of Arts in Business Administration with an emphasis in Economics from Oregon State University as well as a Master’s Degree in Business Administration with an International emphasis from Portland State University.

Kathleen Fraher. Ms. Fraher joined the Bank in 2006 as Vice President, Compliance and BSA Officer; she was named Senior Vice President / Enterprise Risk Manager in 2013, Executive Vice President in 2015, Chief Administrative Officer in 2016, and Executive Vice President and Chief Administrative Officer of the Company in 2018. In connection with a management realignment in 2018, Ms. Fraher was promoted to Chief Operating Officer of the Company and the Bank. Ms. Fraher’s broad-based banking background includes emphasis on managing regulatory relationships, examinations, and compliance with banking laws and regulations. Ms. Fraher’s previous positions include Operations Administrative Officer for Community National Bank, and Senior Compliance Risk Specialist for Imperial Capital Bank. Ms. Fraher holds a Bachelor of Science degree in Business Administration from Mount St. Mary’s College in Los Angeles, California and completed the ABA Graduate School of Compliance Management.

John M. Bonino. Mr. Bonino has been associated with the Bank and the Company as a consultant or employee since 1996. He was in a consultant capacity from 1996 to 2003, at which point he joined the Bank as President and Chief Operating Officer. In 2006 he went back to a consultant role, and then returned in 2009 as Senior Vice President of Corporate Development. He was then promoted to Executive Vice President in 2015, and Chief Operating Officer in 2016. In connection with a management realignment in 2018, Mr. Bonino became the Chief Legal Officer for both the Company and the Bank. Mr. Bonino’s prior positions include Executive Vice President, Chief Administrative and Financial Officer of Imperial Thrift and Loan, Senior Vice President of Wedbush, Noble, Cooke, Inc., Executive Vice President and Director of securities firm Bateman Eichler, Hill Richards, Inc., and Corporate Counsel of TransTechnology Corporation. Mr. Bonino is a graduate of the University of Southern California School of Business and Stanford Law School, and a member of the California State Bar.

W. Paul Simmons. Mr. Simmons joined the Bank in 2018 as Executive Vice President and Chief Credit Officer and as Executive Vice President of the Company. Mr. Simmons has 30 years of banking and financial services industry experience with firms including Citigroup, GE Capital, Apollo Real Estate Advisors, Zions Bancorporation (2011-2014), and the Hankey Group (2014-2015), and was most recently Executive Vice President and Chief Credit Officer of Banc of California from 2016-2018. He has also previously served as Chief Operating Officer, Chief Credit Administrator, Partner, Managing Director, and Risk Manager, with responsibilities in such positions for commercial real estate lending and investments, C&I, mortgage and consumer finance. Mr. Simmons holds a Bachelor of Science degree from Brigham Young University, and a Masters of Business Administration in Corporate Finance & Accounting from the University of Rochester, Simon School of Business.

Ben Reynolds. Mr. Reynolds joined the Bank in January 2016 and became an Executive Vice President of the Company and Executive Vice President and Director of Corporate Development of the Bank in February 2019. Mr. Reynolds is responsible for the Bank’s Fintech deposit business and his team is responsible for helping entrepreneurs within the digital currency, blockchain and Fintech ecosystem to realize their goals by providing banking, technology and consulting services that are on the cutting edge of the financial services industry. His clients include some of the most recognized and well-funded digital currency exchanges, institutional investors and software developers in Fintech. Over the past 15 years, Mr. Reynolds has developed expertise within product development, marketing, strategy, risk and accounting functions for both Fortune 100 firms and companies that he has founded. Prior to joining Silvergate, Mr. Reynolds served as the Chief Marketing Officer for Carsinia Software from 2014-2016, as Chief Financial Officer of Henry Clay Motors from 2009-2014, as Vice President of Marketing and Product Management at HSBC Auto Finance from 2006-2008, and as Senior Associate at KPMG from 1999 to 2002. Mr. Reynolds earned a Bachelor of Science in Accounting from San Diego State University, a Masters of Business Administration from Pepperdine University, and is a certified public accountant in California.

Corporate Governance Principles and Board Matters

Corporate Governance Guidelines. We are committed to sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. Our board of directors has adopted Corporate Governance Guidelines, which will become effective upon completion of this offering and set forth the framework within which our board of directors, assisted by the committees of our board of directors, directs the affairs of our organization. The Corporate Governance Guidelines address, among other things, the composition and functions of our board of directors, director independence, compensation of directors, management succession and review, committees of our board of directors and selection of new directors. Upon completion of this offering, our Corporate Governance Guidelines will be available on our website at www.silvergatebank.com under the “Investor Relations” tab.

Director Qualifications. We believe that our directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, government or banking. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on boards of other companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders. When considering potential director candidates, our board of directors also considers the candidate’s character, judgment, diversity, skill set, specific business background and global or international experience in the context of our needs and those of the board of directors.

Director Independence. Under the rules of the New York Stock Exchange, independent directors must comprise a majority of our board of directors within a specified period of time of this offering. The rules of the New York Stock Exchange, as well as those of the SEC, impose several other requirements with respect to the independence of our directors.

Our board of directors has evaluated the independence of its members based upon the rules of the New York Stock Exchange and the SEC. Applying these standards, our board of directors has affirmatively determined that Messrs. Campbell, Dircks, Colucci, Friedman and Reed and Ms. Brassfield are “independent directors” under the applicable rules of the New York Stock Exchange and the SEC. We have determined that Messrs. Frank, Lane and Eisele do not qualify as independent directors because each is or was an executive officer of both the Company and the Bank.

Election and Classification of Directors. In accordance with the terms of our Articles, our board of directors is divided into three classes of directors serving staggered three-year terms. One of the three classes of our board of directors is elected by our shareholders at each annual shareholders’ meeting for a term of three years, and the elected directors hold office until their successors are elected and qualified or until such director’s earlier death, resignation or removal. Our board of directors is divided as follows:

•	The Class I directors are Dennis S. Frank, Alan J. Lane and Robert C. Campbell.

•	The Class II directors are Derek J. Eisele, Karen F. Brassfield and Scott A. Reed.

•	The Class III directors are Thomas C. Dircks, Paul D. Colucci and Martin S. Friedman.

Leadership Structure. The boards of directors of the Company and the Bank have ten regularly scheduled meetings per year. Our board does not have a policy regarding the separation of the roles of Chief Executive

Officer and Chairman of the board of directors, as the board believes that it is in the best interests of our organization to make that determination from time to time based on the position and direction of our organization and the membership of our board.

Currently, Mr. Frank serves as Chairman of the board of directors of the Company and the Bank, while Mr. Lane is the Chief Executive Officer of both the Company and the Bank. We believe this structure (as opposed to combining the positions of chairman and chief executive officer) is appropriate for us for two primary reasons. First, having a separate board chairman allows Mr. Lane to completely focus on his primary responsibilities which are implementing our strategic plans and managing the day-to-day operations of the Company and the Bank. Second, we believe that having the board chairman position separate from the Chief Executive Officer position allows the boards of directors to more effectively fulfill their obligation to oversee the management of the Company and the Bank. In addition, due to our Chairman of the board of directors not being an independent director, we have a separate independent Lead Director, Robert C. Campbell. The Lead Director serves as a liaison between the Chairman and the independent directors and has the authority to call and chair meetings or executive sessions of the independent directors. The Lead Director also chairs full board of directors’ meetings in the absence of the Chairman.

Code of Business Conduct and Ethics. Our board of directors has adopted a Code of Business Conduct and Ethics, to become effective upon the closing of this offering, that will apply to all our directors and employees. This code provides fundamental ethical principles to which these individuals are expected to adhere and will operate as a tool to help our directors, officers and employees understand the high ethical standards required for employment by, or association with, our Company. Our Code of Business Conduct and Ethics, upon the completion of this offering, will be available on our website at www.silvergatebank.com under the “Investor Relations” tab. We expect that any amendments to our Code of Business Conduct and Ethics, or any waivers of its requirements, will be disclosed on our website, as well as by any other means required by New York Stock Exchange rules, including by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation. Upon completion of this offering, none of the members of our Compensation Committee will be or will have been one of our officers or employees. In addition, none of our executive officers serves or has served as a member of the compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Risk Management and Oversight. Our board of directors oversees our risk management process, which is a company-wide approach to risk management that is carried out by our management. Our full board of directors determines the appropriate risk for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While our full board of directors maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk within their specific area of concern. Our board of directors monitors capital adequacy in relation to risk. Pursuant to our board of directors’ instruction, management regularly reports on applicable risks to the relevant committee or the full board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our board of directors and its committees.

Board Committees

Our board of directors has established standing committees to assist the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Audit Committee. The members of our Audit Committee are Messrs. Campbell (Chairman), Dircks and Colucci. Our board of directors has evaluated the independence of each of the members of our Audit Committee and has affirmatively determined that (1) each of the members of our Audit Committee is an “independent director” under the New York Stock Exchange rules, (2) each of the members satisfies the additional independence standards under applicable SEC rules for audit committee service, and (3) each of the members can read and understand fundamental financial statements. In addition, our board of directors has determined that Mr. Campbell is a financial expert and has the financial sophistication required by the rules of the New York Stock Exchange due to his experience and background. Our board of directors has also determined that Mr. Campbell qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

The Audit Committee assists the board of directors in its oversight of the integrity of our financial statements, the selection, engagement, management and performance of our independent auditor that audits and reports on our consolidated financial statements, the performance of our internal audit function, the review of reports of bank regulatory agencies, monitoring management’s compliance with the recommendations contained in those reports and our compliance with legal and regulatory requirements related to our financial statements and reporting. Among other things, our Audit Committee has responsibility for:

•	selecting and reviewing the performance of our independent auditor and approving, in advance, all engagements and fee arrangements;

•

reviewing reports from the independent auditor regarding its internal quality control procedures and any material issues raised by the most recent internal quality-control or peer review or by governmental or professional authorities, and any steps taken to deal with such issues;

•

reviewing the independence of our independent auditor and setting policies for hiring employees or former employees of our independent auditor and for audit partner rotation and independent auditor rotation in accordance with applicable laws, rules and regulations;

•	resolving any disagreements regarding financial reporting between management and the independent auditor;

•	overseeing our internal audit function;

•

reviewing operating and control issues identified in internal audit reports, management letters, examination reports of regulatory agencies and monitoring management’s compliance with recommendations contained in those reports;

•	meeting with management and the independent auditor to review the effectiveness of our system of internal controls and internal audit procedures, and to address any deficiencies in such procedures;

•	monitoring management’s compliance with all applicable laws, rules and regulations;

•	reviewing our earnings releases and reports filed with the SEC;

•	preparing the Audit Committee report required to be included in our annual report by SEC rules;

•	reviewing the adequacy and effectiveness of our accounting and financial controls, including guidelines and policies for assessing and managing our risk exposure;

•

establishing and overseeing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

•	reviewing actions by management on recommendations of the independent auditors and internal auditors;

•	reviewing and approving or ratifying related party transactions; and

•	handling such other matters as are specifically delegated to the Audit Committee by our board of directors from time to time.

Our Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Audit Committee will be available on our website at www.silvergatebank.com under the “Investor Relations” tab upon completion of this offering.

Compensation Committee. The members of our Compensation Committee are Messrs. Campbell (Chairman), Colucci, Dircks and Reed. Our board of directors has evaluated the independence of each of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee meets the definition of an “independent director” under the New York Stock Exchange rules.

Our board has also determined that each of the members of the Compensation Committee qualifies as a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee assists the board of directors in its oversight of our overall compensation structure, policies and programs and assessing whether such structure meets our corporate objectives, the compensation of our named executive officers and the administration of our compensation and benefit plans.

Among other things, our Compensation Committee has responsibility for:

•

reviewing and determining, and recommending to the board of directors for its confirmation, the annual compensation, annual incentive compensation and any other matter relating to the compensation of our named executive officers; all employment agreements, severance or termination agreements, change in control agreements to be entered into between any executive officer and us; and modifications to our philosophy and compensation practices relating to compensation of our directors and management;

•

reviewing and determining, and recommending to the board of directors for its confirmation, the establishment of performance measures and the applicable performance targets for each performance-based cash and equity incentive award to be made under any benefit plan;

•	taking all actions required or permitted under the terms of our benefit plans, with separate but concurrent authority;

•	reviewing, approving and administering each of our benefit plans, and performing such other duties and responsibilities as may be assigned to the Compensation Committee under the terms of such plans;

•

reviewing with our Chief Executive Officer the compensation payable to employees other than the named executive officers, including equity and non-equity incentive compensation and other benefits and our total incentive compensation program envisioned for each fiscal year;

•

consulting with our Chief Executive Officer regarding a succession plan for our executive officers, including our Chief Executive Officer, and the review of our leadership development process for senior management positions;

•	reviewing the performance of our named executive officers;

•

reviewing and discussing with management any compensation discussion and analysis included in our annual meeting proxy statements and any other reports filed with the SEC and determining whether or not to recommend to our board of directors that such compensation discussion and analysis be so included;

•	preparing the Compensation Committee report required by SEC rules to be included in our annual report;

•

overseeing the administration of our equity plans and other incentive compensation plans and programs and preparing recommendations and periodic reports to our board of directors relating to these matters;

•	overseeing and making recommendations to the board of directors regarding the Company’s compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and golden parachute compensation and approval of equity compensation plans;

•	conducting an annual evaluation of the performance of the Compensation Committee and the adequacy of its charter and recommending to the board of directors any changes that it deems necessary; and

•	handling such other matters as are specifically delegated to the Compensation Committee by our board of directors from time to time.

Our Compensation Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Compensation Committee will be available on our website at www.silvergatebank.com upon completion of this offering.

Nominating and Corporate Governance Committee. The members of our Nominating and Corporate Governance Committee will be Messrs. Campbell (Chairman), Colucci and Dircks and Ms. Brassfield. Our board of directors has evaluated the independence of each of the members of our Nominating and Corporate Governance Committee and has affirmatively determined that each of the members of our Nominating and Corporate Governance Committee meets the definition of an “independent director” under the New York Stock Exchange rules.

The Nominating and Corporate Governance Committee will assist the board of directors in its oversight of identifying and recommending persons to be nominated for election as directors and to fill any vacancies on the board of directors of the Company and each of our subsidiaries, monitoring the composition and functioning of the standing committees of the board of directors of the Company and each of our subsidiaries, developing, reviewing and monitoring the corporate governance policies and practices of the Company and each of our subsidiaries.

Among other things, our Nominating and Corporate Governance Committee will have responsibility for:

•	reviewing the performance of our boards of directors of the Company and each of our subsidiaries;

•

identifying, assessing and determining the qualification, attributes and skills of, and recommending, persons to be nominated by our board of directors for election as directors and to fill any vacancies on the boards of directors of the Company and each of our subsidiaries;

•	reviewing the background, qualifications and independence of individuals being considered as director candidates, including persons proposed by our shareholders;

•

reviewing and recommending to our board of directors each director’s suitability for continued service as a director upon the expiration of his or her term and upon any material change in his or her status;

•

reviewing the size and composition of the board of directors of the Company and each of our subsidiaries and recommending any appropriate changes to reflect the appropriate balance of required independence, knowledge, experience, skills, expertise and diversity;

•	monitoring the function of our standing committees and recommending any changes, including the director assignments, creation or elimination of any committee;

•	developing, reviewing and monitoring compliance with our corporate governance guidelines and the corporate governance provisions of the federal securities laws and the listing rules applicable to us;

•

investigating any alleged violations of such guidelines and the applicable corporate governance provisions of federal securities laws and listing rules, and reporting such violations to our board of directors with recommended corrective actions;

•	reviewing our corporate governance practices in light of best corporate governance practices among our peers and determining whether any changes in our corporate governance practices are necessary;

•	considering any resignation tendered to our board of directors by a director and recommend the acceptance of such resignation if appropriate;

•	considering questions of possible conflicts of interest involving directors, including operations that could be considered competitive with our operations or otherwise present a conflict of interest;

•	overseeing our director orientation and continuing education programs for the board of directors;

•	reviewing its charter and recommending to our board of directors any modifications or changes; and

•	handling such other matters as are specifically delegated to the Nominating and Corporate Governance Committee by our board of directors from time to time.

Our Nominating and Corporate Governance Committee will adopt a written charter, which will set forth the committee’s duties and responsibilities. The charter of the Nominating and Corporate Governance Committee will be available on our website at www.silvergatebank.com under the “Investor Relations” tab upon completion of this offering.

In carrying out its functions, the Nominating and Corporate Governance Committee will develop qualification criteria for all potential nominees for election, including incumbent directors, board nominees and shareholder nominees to be included in the Company’s future proxy statements. These criteria may include the following attributes:

•	adherence to high ethical standards and high standards of integrity;

•

sufficient educational background, professional experience, business experience, service on other boards of directors and other experience, qualifications, diversity of viewpoints, attributes and skills that will allow the candidate to serve effectively on the board of directors and the specific committee for which he or she is being considered;

•	evidence of leadership, sound professional judgment and professional acumen;

•	evidence the nominee is well recognized in the community and has a demonstrated record of service to the community;

•	a willingness to abide by any published code of conduct or ethics for the Company and to objectively appraise management performance;

•	the ability and willingness to devote sufficient time to carrying out the duties and responsibilities required of a director;

•	any related party transaction in which the candidate has or may have a material direct or indirect interest and in which we participate; and

•

the fit of the individual’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial and responsive to the needs of the Company and the interests of our shareholders.

The Nominating and Corporate Governance Committee will also evaluate potential nominees for the Company’s board of directors to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with applicable SEC and New York Stock Exchange rules (to ensure that, at all times, at least a majority of our directors are independent). Although we do not have a separate diversity policy, the Nominating and Corporate Governance Committee will consider the diversity of the Company’s directors and nominees in terms of knowledge, experience, skills, expertise and other factors that may contribute to the effectiveness of the Company’s board of directors.

Prior to nominating or, if applicable, recommending an existing director for re-election to the Company’s board of directors, the Nominating and Corporate Governance Committee will consider and review the following attributes with respect to each sitting director:

•	attendance and performance at meetings of the Company’s board of directors and the committees on which such director serves;

•	length of service on the Company’s board of directors;

•	experience, skills and contributions that the sitting director brings to the Company’s board of directors;

•	independence and any conflicts of interest; and

•	any significant change in the director’s status, including with respect to the attributes considered for initial membership on the Company’s board of directors.

EXECUTIVE COMPENSATION

As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers.

Our executive compensation program is designed to attract, motivate and retain high quality leadership and incentivize our executive officers to achieve performance goals over the short- and long-term, which also aligns the interests of our executive officers with our shareholders.

Our named executive officers, which consist of our principal executive officer and our two other most highly compensated executive officers, are:

•	Alan J. Lane, President and Chief Executive Officer;

•	Dennis S. Frank, Chairman of the Board; and

•	Derek J. Eisele, Vice Chairman.

The position of Chairman of the Board is no longer an executive officer of the Company. Our board of directors determined that having a non-employee Chairman allows the boards of directors to more effectively fulfill their obligation to oversee the management of the Company and the Bank.

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by and paid to our named executive officers for the years ended December 31, 2018 and 2017. The compensation reported in the table below is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation framework to maintain a competitive total compensation package. As such, and upon our becoming a publicly traded company, our compensation program following this offering could vary from our historical practices.

SUMMARY COMPENSATION

Name and Principal Position	Year	Salary	Bonus	All Other Compensation(1)	Total
Alan J. Lane	2018	$411,540	$261,449	$43,543	$716,532
President and Chief Executive Officer	2017	387,027	163,487	41,351	591,865
Dennis S. Frank	2018	225,000	187,500	35,106	447,606
Chairman of the Board	2017	225,000	187,500	21,636	434,136
Derek J. Eisele	2018	335,005	135,182	53,258	523,445
Vice Chairman, Executive Vice President	2017	325,000	150,341	31,245	506,586

(1)	“All Other Compensation” for the named executive officers is further described below.

ALL OTHER COMPENSATION

Name	Year	401(k) Match	Health & Welfare	Other	Total
Alan J. Lane	2018	$4,125	$28,643	$10,775	$43,543
President and Chief Executive Officer	2017	4,050	25,471	11,830	41,351
Dennis S. Frank	2018	16,000	19,106	—	35,106
Chairman of the Board	2017	3,249	18,387	—	21,636
Derek J. Eisele	2018	24,500	24,883	3,875	53,258
Vice Chairman, Executive Vice President	2017	4,050	22,570	4,625	31,245

Narrative Discussion of Summary Compensation Table

General. We have compensated our named executive officers through a combination of base salary, cash bonuses, equity awards and other benefits, including certain perquisites. Each of our named executive officers has substantial responsibilities relating to our day-to-day operations.

Base Salary. The Compensation Committee reviews and approves base salaries of our named executive officers. In setting the base salary of each named executive officer for the periods presented above, the Compensation Committee relied on market data provided by our human resources department and survey data from industry resources. The Compensation Committee also retains independent consultants as it deems appropriate. Salary levels are typically considered annually as part of our regularly scheduled performance review process and otherwise upon a promotion or other change in job responsibility.

Cash Bonuses. Our named executive officers are also eligible to receive an annual cash bonus as a percentage of base salary based on our achievement of various metrics. Annual incentive awards are intended to recognize and reward those named executive officers who contribute meaningfully to our performance for the corresponding year. Our board of directors has discretion to determine whether and in what amounts any such bonuses will be paid in a given year.

Equity Awards. None of our named executive officers received any equity awards in 2017 or 2018. In June 2018, our board of directors and shareholders adopted the 2018 Plan, which permits the Compensation Committee, in its sole discretion, to grant various forms of incentive awards. Under the 2018 Plan, the Compensation Committee has the power to grant stock options, stock appreciation rights, or SARs, restricted stock and restricted stock units. We believe these awards to our executive officers help align the interests of management and our shareholders and reward our executive officers for improved Company performance.

Silvergate Capital Corporation 401(k) Plan. Our 401(k) Plan is designed to provide retirement benefits to all eligible full-time and part-time employees. The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. Our named executive officers may elect to participate in the 401(k) Plan on the same basis as all other employees. We have elected a safe harbor 401(k) Plan and, as such, make an elective matching contribution quarterly up to 25% of deferrals to a maximum of the first 6% of the employee’s compensation contributed to the plan. An employee does not have to contribute to receive the employer contribution.

Health and Welfare Benefits. Our named executive officers are eligible to participate in the same benefit plans designed for all our full-time employees, including health, dental, vision, disability and basic group life insurance coverage. The purpose of our employee benefit plans is to help us attract and retain quality employees, including executives, by offering benefit plans like those typically offered by our competitors.

Perquisites. We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program to enable us to attract and retain superior employees for key positions. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Based on these periodic reviews, perquisites are awarded or adjusted on an individual basis. The perquisites received by our named executive officers in 2018 and 2017 included use of a company-owned automobile and membership dues.

Agreements with Named Executive Officers

We have entered into an employment agreement with our President and Chief Executive Officer, Alan J. Lane. We have also entered into change in control severance agreements with our Chairman of the Board, Dennis S. Frank, and our Vice Chairman and Executive Vice President, Derek J. Eisele.

Employment Agreement with Alan J. Lane

Effective January 1, 2018, the Company and the Bank entered into an employment agreement with Mr. Lane pursuant to which he serves as President and Chief Executive Officer of the Company and as Chief Executive Officer of the Bank. The employment agreement provides for a term of three years. Under the employment agreement, Mr. Lane is entitled to an annual base salary of $400,000, which amount was increased to $450,000 in September 2018 and is subject to annual review by our board for increase, but not decrease. Mr. Lane is also eligible to receive an annual incentive bonus. The amount of the incentive bonus is based on the attainment of performance criteria established and evaluated by our board, provided that the target annual bonus is equal to 50% of his base salary, which incentive bonus shall be paid in cash. This target annual bonus was increased to 75% of his base salary for 2019. In addition, Mr. Lane is eligible for stock option awards, in such amounts as may be approved by our board of directors. Mr. Lane is eligible to receive benefits under any employee benefit plans made available by us to senior executives including, but not limited to, retirement plans, supplemental retirement plans, medical, dental, disability, life insurance plans, and any other employee benefit plan or arrangement made available by the Company or the Bank to its senior executives. Mr. Lane also receives use of a full-sized luxury automobile from the Company.

Mr. Lane’s employment agreement provides for certain severance benefits upon the involuntarily termination by the Company without “cause” during the term of the executive’s employment agreement or if Mr. Lane resigns for “good reason”, in each case as defined in his employment agreement. Following such event of termination or such resignation, in consideration for executing a mutual release, Mr. Lane would be entitled to his “accrued obligations” as defined in his employment agreement and a severance payment equal to twice his base salary as in effect on the date of termination, which severance is payable in 12 monthly payments in accordance with the Company’s normal payroll schedule. Additionally, the Company will continue to cover Mr. Lane and his legal dependents under its group healthcare coverage, which shall cease upon the earlier of 12 months or the date on which he becomes eligible to receive medical benefits under another group health plan.

The payment of all such severance amounts and benefits is contingent upon Mr. Lane’s timely execution, and non-revocation of, a release of all claims in a form provided by the Company, and the continued observance of all post-termination obligations contained in the employment agreement.

Long Term Bonus Agreement with Dennis S. Frank

On May 2, 2014, the Bank entered into a long term bonus agreement with Mr. Frank. Pursuant to the agreement, Mr. Frank was entitled to receive a cash bonus of $75,000 each year for a period of ten (10) years commencing in 2014 and ending in 2023, resulting in an aggregate potential payment of $750,000. On March 29, 2019, the board of directors of the Bank elected to accelerate the payment of unpaid bonus to Mr. Frank. On April 8, 2019, $375,000 was paid to Mr. Frank and the Long Term Bonus Agreement was terminated.

Change in Control Severance Agreement with Derek J. Eisele

On September 29, 2005, the Company and the Bank entered into a change in control severance agreement with Derek J. Eisele. Pursuant to the agreement, in the event the executive is terminated subsequent to a “change in control” of the Company, as defined in the agreement, by the Company without “cause” or by the executive for “good reason”, in each case as defined in his agreement, Mr. Eisele will be entitled to receive a lump sum amount equal to his monthly salary rate times the number of months remaining in the term of his agreement. Mr. Eisele’s monthly salary rate is to be determined based on his then current annual base salary divided by twelve (12). The term of his agreement runs from September 29, 2005 until two years after a change in control of the Company. As part of the change in control severance payment, Mr. Eisele is entitled to retain, at no cost to him, the Company vehicle provided to him as of the date of termination. In addition, the Company will continue to cover Mr. Eisele under its group healthcare coverage, life insurance, disability insurance and other similar types of employee benefit plans in which Mr. Eisele was entitled to participate immediately prior to the date of termination until the earlier of the expiration of the term of his agreement or the date of his full-time employment by another company. In the event that the Company is unable to provide such benefits due to Mr. Eisele’s change in employment status, the Company shall pay to Mr. Eisele in a lump sum payment the value of such benefits.

Silvergate Capital Corporation 2018 Equity Compensation Plan

General. The 2018 Plan was adopted by our board of directors on June 4, 2018 and approved by our shareholders on June 22, 2018. The 2018 Plan will terminate on June 22, 2028. The 2018 Plan was designed to ensure continued availability of equity awards that will assist the Company in attracting, retaining and rewarding key employees and directors. The purpose of the 2018 Plan is to promote the growth and profitability of the Company by providing key employees and directors with incentive compensation opportunities in the form of stock options, SARs, restricted stock and/or restricted stock units, thereby aligning their interests with those of the Company’s shareholders.

Shares Available for Awards. Up to 1,596,753 shares of common stock, which includes any shares of common stock underlying awards that expire or are otherwise terminated or forfeited at any time after the effective date of the 2018 Plan will be available for issuance to participants (including individuals who may become participants due to acquisitions) under the 2018 Plan. Shares of common stock issued pursuant to the exercise of an award or applied to the satisfaction of any tax withholding obligation shall not become available for re-grant under the 2018 Plan.

Administration. The Compensation Committee administers the 2018 Plan. Among other powers, the Compensation Committee has full and exclusive power to interpret the 2018 Plan, grant awards, and to determine the number of shares of common stock that will be subject to the awards. The Compensation Committee may delegate to one or more of the directors or officers of the Company certain administrative duties or powers, including execution of award agreements described below.

Eligibility for Participation. The 2018 Plan is available to all directors of the Company and its subsidiaries and all officers and employees of the Company and its subsidiaries. Subject to the provisions of the 2018 Plan, the Compensation Committee has the authority to select from all eligible individuals those to whom awards are granted and to determine the nature and amount of each award.

Types of Awards. The Compensation Committee, in its sole discretion, may grant various forms of incentive awards, including stock options, SARs, restricted stock and restricted stock units. Each award will be reflected in an agreement between the Company and the relevant recipient and will be subject to the terms of the 2018 Plan, together with any other terms or conditions contained therein that are consistent with the 2018 Plan and that the Compensation Committee deems appropriate.

Stock Options. The Compensation Committee may grant stock options intended to qualify as incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, or so-called “nonqualified stock options” that are not intended to so qualify as incentive stock options, or NQSOs, or any combination of ISOs and NQSOs.

The Compensation Committee will determine the term of each option and the exercise price per share for options on the date of grant, provided that the exercise price of any option granted under the 2018 Plan can never be less than the fair market value of the underlying shares of common stock on the date of grant. The Compensation Committee may impose in an award agreement such restrictions on the shares deliverable upon exercise of a stock option as it deems appropriate, including that such shares will constitute “restricted shares” subject to restrictions on transfer.

Stock Appreciation Rights. The Compensation Committee will determine the period when SARs vest and become exercisable, as well as the fair market value of the shares of common stock underlying the SARs on the date of grant and the date of exercise. The exercise price of any SAR that is intended to be an exempt stock right under Section 409A of the Internal Revenue Code can never be less than the fair market value of the underlying share of common stock on the date of grant. A SAR may only be exercised when the fair market value of the underlying share of common stock exceeds the fair market value of the share on the grant date. Upon exercise of a SAR, the participant will receive an amount equal to the excess of the fair market value of the underlying share on the date of exercise over the fair market value on the date of grant.

Restricted Stock. An award of restricted stock involves the immediate transfer by the Company to the participant of a specific number of shares of common stock which are subject to a risk of forfeiture and a restriction on transferability. This restriction will lapse following a stated period of time. The participant does not pay for the restricted stock and has all the rights of a holder of a share of common stock of the Company (except for the restriction on transferability), including the right to vote and receive dividends unless otherwise determined by the Compensation Committee and set forth in the award agreement. Except as provided otherwise in an award agreement, if a participant’s employment with the Company or its subsidiaries is terminated for any reason at any time during which any portion of an award of restricted stock remains subject to restrictions, that portion will automatically be forfeited and returned to the Company.

Restricted Stock Units. An award of a restricted stock unit is like a restricted stock award, except that no shares are issued at the time of the grant. In addition, holders of restricted stock units will have no voting rights, but they may be entitled, if so determined by the Compensation Committee, to receive dividend equivalents. Upon the lapse of the restrictions related to a restricted stock unit, the participant is entitled to receive, without any payment to the Company, an amount equal to the fair market value of the shares of common stock represented by the restricted stock unit on the date of exercise. Except as otherwise provided in an award agreement, if a participant’s employment with the Company or its subsidiaries terminates for any reason at any time during which any portion of an award of a restricted stock unit remains subject to restrictions, that portion will automatically be forfeited and returned to the Company.

Repricings and Substitutions of Awards. Without the prior consent of our shareholders, outstanding stock options and SARs cannot be repriced, directly or indirectly. Subject to applicable law and the terms of the 2018 Plan, the Compensation Committee may: (i) modify, extend and renew awards to modify the terms of an award agreement, provided that no modification, extension or renewal may have the effect of lowering the exercise price of any award except for adjustments related to capitalization and other corporate changes as described above; and/or (ii) accept the surrender of awards granted under the 2018 Plan or under any other equity compensation plan of the Company and replace them with new awards pursuant to the 2018 Plan, so long as the substituted awards do not specify a lower exercise price than the surrendered awards. However, substituted awards may be of a different type than the surrendered awards, may specify a longer term than the surrendered awards and may contain other terms authorized by the 2018 Plan.

Amendment and Termination. Our board of directors may, at any time and from time to time and in any respect, terminate, amend or modify the 2018 Plan, including to ensure that the 2018 Plan and each award granted under the 2018 Plan comply with applicable law, regulations and stock exchange rules provided that no amendment (other than a capital adjustment) may adversely affect any outstanding award, without the written consent of the participant holding such outstanding award. Such termination, amendment or modification may be without shareholder approval except to the extent that such approval is required by the Internal Revenue Code, pursuant to the rules under Section 16 of the Exchange Act or under any other applicable laws, rules or regulations.

Change in Control. Unless the Compensation Committee determines otherwise, if a change in control (as defined in the 2018 Plan) occurs in which the Company is not the surviving corporation (or the Company survives only as a subsidiary of another corporation), all outstanding awards that are not exercised or paid at the time of the change in control will be assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). The Compensation Committee will have the discretion to provide for full or partial vesting of awards upon a participant’s involuntary termination of employment or service that occurs due to a change in control, subject to the terms and conditions of a participant’s employment agreement, or if none, the award agreement. If the vesting of any such awards is based, in whole or in part, on the attainment of certain performance goals, the vesting of such awards may accelerate pro rata based on the portion of performance period completed as of the date of the termination or based on our actual performance based on a shortened performance period which extends through the end of the fiscal quarter immediately preceding the termination of employment or service.

In the event of a change in control, if all outstanding awards are not assumed by, or replaced with awards with comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Compensation Committee may take any of the following actions with respect to any or all outstanding awards, without the consent of any participant: (i) the Compensation Committee may determine that outstanding stock options and SARs will automatically accelerate and become fully exercisable, and the restrictions and conditions on outstanding stock awards, stock units, cash awards and dividend equivalents will immediately lapse; (ii) the Compensation Committee may determine that all or a portion of certain outstanding awards will terminate, upon notice to participants, and participants will receive a payment in settlement of awards in such amount and form as may be determined by the Compensation Committee; (iii) the Compensation Committee may require that participants surrender their outstanding stock options and SARs in exchange for a payment, in cash or stock as determined by the Compensation Committee, equal to the amount (if any) by which the fair market value of the shares of common stock subject to the unexercised stock option and SAR exceed the stock option exercise price or base price; and (iv) the Compensation Committee may terminate outstanding stock options and SARs after giving participants an opportunity to exercise the outstanding stock options and SARs. Such surrender, termination or payment will take place as of the date of the change in control or such other date as the Compensation Committee may specify. If the per share fair market value of our stock does not exceed the per share exercise price or base price, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or SAR.

Section 162(m) of the Internal Revenue Code. Under Section 162(m) of the Internal Revenue Code, the deduction for a publicly held corporation for otherwise deductible compensation to a “covered employee” is limited to $1 million per year. Previously, a covered employee included an employee who is either the chief executive officer or among the other three most highly compensated officers (other than the chief financial officer). However, because of a change to Section 162(m) of the Internal Revenue Code in the Tax Act, beginning in 2018 a covered employee includes any employee who was the chief executive officer or chief financial officer at any point during the applicable year, who was among the other three most highly compensated officers for the applicable year, or who was a covered employee in 2017 or any later year. In the case of a corporation that becomes a publicly held corporation through an initial public offering, the $1 million per year deduction limit does not apply during a limited “transition period” to any remuneration paid pursuant to a compensation plan that existed during the period in which the corporation was not publicly held, if the prospectus accompanying the initial public offering disclosed information concerning those plans that satisfied all applicable securities laws then in effect.

The Company intends to rely on the transition relief described in the immediately preceding paragraph for awards under our 2010 Equity Compensation Plan, or the 2010 Plan, and the 2018 Plan until the earliest of the four following events: (i) the expiration of the 2018 Plan; (ii) the material modification of the 2018 Plan; (iii) the issuance of all stock and other compensation that has been allocated under the 2018 Plan; or (iv) the first meeting of the Company’s shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering of the Company’s common stock occurs.

Silvergate Capital Corporation 2010 Equity Compensation Plan

Under the 2010 Plan, the Company is permitted to grant awards to eligible persons in the form of non-qualified stock options. The 2010 Plan reserved 730,784 shares of common stock for issuance and as of June 30, 2019, 655,616 shares were subject to outstanding options issued pursuant to the 2010 Plan.

Awards granted under the 2010 Plan will remain exercisable pursuant to the terms and conditions set forth in individual award agreements and the 2010 Plan. The full purchase price of each share of stock purchased upon the exercise of any option plus any additional federal and state income taxes must be paid at the time of exercise of an option. In addition, the Committee in its discretion may make arrangements for the purchase price of an option by means of a cashless exercise procedure, including by means of a net exercise whereby the Company issues net shares and the remaining balance of the shares to satisfy the participant’s tax withholding obligations, or in the form of unrestricted shares of Company common stock already owned by the participant. The 2010 Plan provides for acceleration of exercise privileges of grants upon occurrence of a change in control of the Company. If a participant’s job is terminated for any reason, then all unvested awards expire at the date of termination. The 2010 Plan will remain in effect if any awards under it are outstanding; provided, however, that no awards may be granted after the 10-year anniversary of the effective date of the 2010 Plan. The Company generally reserves the right to amend or terminate the 2010 Plan at any time provided that such amendment does not materially impair the rights of a participant with respect to outstanding awards without such participant’s consent.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth information relating to the unexercised options held by our named executive officers as of December 31, 2018. All the stock options shown in the table below were granted with a per share exercise price equal to the fair market value of our common stock on the grant date. Each of the stock options set forth below vested over a period of three years from the grant date.

	Options Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
Alan J. Lane	119,964	—	$4.02	1/28/2021
	172,363	—	4.20	1/27/2022
Dennis S. Frank	—	—	—
Derek J. Eisele	60,000	—	4.09	3/25/2021
	40,000	—	4.42	8/28/2022
	30,000	—	5.64	10/24/2024

2018 Option Exercises

The following table includes certain information with respect to stock option exercises for each of our named executive officers during the fiscal year ended December 31, 2018.

Options Awards
Name	Number of shares acquired on exercise	Value realized on exercise ($)
Alan J. Lane	66,617	$1,585,505
Dennis S. Frank	—	—
Derek J. Eisele	—	—

Compensation of Directors

The following table sets forth compensation paid or awarded to, or earned by, each of our directors (except for Messrs. Frank, Lane and Eisele, whose compensation is disclosed under “Summary Compensation Table” above and Mr. Friedman who became a director in February 2019) during 2018.

Name	Fees Earned or Paid in Cash
Karen Brassfield	$31,500
Robert Campbell	250,000
Paul D. Colucci	58,375
Thomas Dircks	29,500
Scott A. Reed	25,500

For the year ended December 31, 2018, our directors who are not also our employees or employees of our subsidiaries, referred to as “outside directors,” received an annual retainer fee of $24,000 per director for their service on the board the directors. The annual retainer is paid monthly in cash. No fees were paid for attending board meetings.

Mr. Campbell, as the Lead Director, receives a monthly retainer of $20,833 in lieu of the outside director’s annual retainer and all fees for his services on the committees of the board of directors.

The directors on the Company’s Audit Committee, other than the Lead Director, receive $500 in cash for each committee meeting attended. The directors on the Company’s Compensation Committee, other than the Lead Director, receive a quarterly retainer of $375 in cash.

The directors on the Bank’s Loan Committee, other than the Chairman of the Board, Lead Director, Chief Executive Officer and Vice Chairman, receive a monthly retainer of $2,500 in cash. The directors on the Bank’s ALCO Committee, other than the Chairman of the Board, Lead Director, Chief Executive Officer and Vice Chairman, receive a monthly retainer of $375 in cash. The directors on the Bank’s CRA/Compliance Committee, other than the Lead Director, Chief Executive Officer and Vice Chairman, receive a quarterly retainer of $375 in cash.

Following our Board’s determination to have a non-employee Chairman of the Board, the Board revised the director compensation program for 2019 to provide:

•	A retainer of $225,000 for the Chairman of the Board;

•	A retainer of $250,000 for the Lead Director;

•	A $40,000 retainer for each director;

•	A fee of $4,500 per quarter for each member of the Bank’s Loan Committee; and

•	A fee of $4,500 per quarter for each member of the Audit Committee.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table provides information regarding the beneficial ownership of our common stock as of June 30, 2019, and as adjusted to reflect the completion of the offering, for:

•	each shareholder known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers;

•	all our directors and executive officers as a group; and

•	each selling shareholder.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options that are currently exercisable or will become exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 16,647,040 shares of our Class A Common Stock outstanding as of June 30, 2019, 1,189,548 shares of our Class B Common Stock outstanding as of June 30, 2019, and              shares of Class A Common Stock and              shares of Class B Common Stock to be outstanding after the completion of this offering (or              shares of Class A Common Stock and              shares of Class B Common Stock if the underwriters exercise in full their option to purchase additional shares), in each case including stock options vested under our 2018 Plan and 2010 Plan. The table does not reflect any shares of common stock that may be purchased in this offering.

Except as otherwise indicated, the address for each shareholder listed in the table below is: Silvergate Capital Corporation, 4250 Executive Square, Suite 300, La Jolla, California 92037.

BENEFICIAL OWNERSHIP

	Beneficial Ownership Prior to the Offering					Beneficial Ownership After the Offering
						If Option is Not Exercised				If Option is Exercised in Full
Name of Beneficial Owner	Shares of Class A Common Stock		Shares of Class B Common Stock		Shares Offered Number	Shares of Class A Common Stock		Shares of Class B Common Stock		Shares of Class A Common Stock		Shares of Class B Common Stock
	Number	Percent	Number	Percent		Number	Percent	Number	Percent	Number	Percent	Number	Percent
5% shareholders and selling shareholders:
BankCap Partners Opportunity Fund, L.P.(1)	1,530,401	9.19%	147,820	12.43%
Partner Reinsurance Company Ltd.(2)	303,180	1.82%	828,639	69.66%
FJ Capital Management LLC(3)	1,400,000	8.41%	—	—
Park West Asset Management LLC(4)	1,170,000	7.03%	—	—
Senvest Master Fund, LP(5)	1,170,000	7.03%	—	—
Fintech Investment, LLC(6)	1,000,000	6.01%	—	—
EJF Sidecar Fund, Series LLC-Small Financial Equities Series(7)	833,350	5.01%	—	—
Company directors and named executive officers:
Dennis Frank(8)	922,586	5.54%	—	—
Derek J. Eisele(9)	254,969	1.53%	—	—
Alan J. Lane(10)	438,974	2.64%	—	—
Karen Brassfield(11)	60,000	*	—	—
Robert Campbell(12)	102,852	*	—	—
Paul D. Colucci(13)	157,142	*	—	—
Thomas Dircks(14)	215,117	1.29%	—	—
Martin S. Friedman(15)	1,400,000	8.42%
Scott A. Reed(16)	1,530,401	9.19%	147,820	12.43%

All directors and named executive officers, as a group (9 persons)	5,082,041	29.67%	147,820	12.43%
Other selling shareholders:
Total other selling shareholders

*	Denotes less than 1%
(1)	The business address for BankCap Partners Opportunity Fund, L.P., a Delaware limited partnership managed by BankCap Equity Fund, LLC, is 5910 N Central Expressway #1580, Dallas TX 75206.
(2)	The business address for Partners Reinsurance Company Ltd. is 200 First Stamford Place #400, Stamford CT 06902.
(3)

Includes 224,667 shares held by Financial Opportunity Fund LLC (“Financial Fund”), 25,333 shares held by Wilson Fund SPC Ltd—FJ Fund SP (“Wilson Fund”); and 1,150,000 shares held by Bridge Equities V, LLC (“Bridge”). The business address for FJ Capital Management LLC is 1313 Dolly Madison Blvd., Suite 306, Mclean VA 22101.

(4)

Includes 1,043,808 shares held by Park West Investors Master Fund, Ltd. and 126,192 shares held by Park West Partners International, Ltd. The business address for Park West Asset Management LLC is 900 Larkspur Landing Circle #165, Larkspur CA 94939.

(5)	The business address for Senvest Master Fund, LP is 540 Madison Ave 32nd Floor, New York NY 10022.
(6)	The business address for Fintech Investment, LLC is 1450 Brickell Ave #1490, Miami FL 33131.
(7)	The business address for EJF Sidecar Fund, Series LLC—Small Financial Equities Series is 2107 Wilson Blvd #410, Arlington VA 22201.
(8)	Includes 203,296 shares held by Dennis Frank IRA.
(9)

Includes 124,969 shares held in the name of the Eisele Family Trust and 130,000 shares of our common stock underlying options that are currently exercisable or are exercisable within 60 days of June 30, 2019.

(10)

Includes 146,647 shares held by the Lane Family Trust and Alan Lane IRA and 292,327 shares of our common stock underlying options that are currently exercisable or are exercisable within 60 days of June 30, 2019.

(11)	Includes 60,000 shares of our common stock underlying options that are currently exercisable or are exercisable within 60 days of June 30, 2019.
(12)	All shares held in the name of RCAMCORP.
(13)

Includes 127,764 shares held in benefit plan accounts for Paul and Maureen Colucci, and by Paul and Maureen Colucci as joint tenants, and 29,428 shares held by Paul Colucci as trustee for Tiber Partners Inc. Retirement Plan Trust.

(14)	Includes 69,217 shares held by Thomas and Annette Dircks as joint tenants and 145,900 shares held by Charter Digital LLC.
(15)

Mr. Friedman is the managing member of FJ Capital Management LLC, which is (i) the managing member of Financial Fund, which holds 224,667 of the shares of Issuer reported herein and (ii) the sub-investment advisor of Bridge, which holds 1,150,000 of the shares of the Issuer and (iii) the sub-investment advisor of Wilson Fund, which holds 25,333 of the shares of the Issuer (together with the shares held by Financial Fund, Bridge, and Wilson Fund the “Fund Shares”). As Managing Member of FJ Capital Management LLC, Mr. Friedman has voting and dispositive powers on the Fund Shares. Because of Mr. Friedman’s relationship to the Financial Fund, Bridge, and Wilson Fund, Mr. Friedman may be deemed to beneficially own the Fund Shares to the extent of the greater of his direct or indirect pecuniary interest in the profits or capital accounts of each of Financial Fund, Bridge, and Wilson Fund. Pursuant to Rule 16a-1(a)(4) under the Exchange Act, this filing shall not be deemed an admission that Mr. Friedman is, for purposes of Section 16 of the Exchange Act or otherwise, the beneficial owner of any Fund Shares.

(16)

Represents shares held by BankCap Partners Opportunity Fund, L.P. Director Scott Reed is a principal of the general partner of BankCap Partners Opportunity Fund, L.P. Mr. Reed disclaims beneficial ownership of such shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of transactions since January 1, 2017 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors (including nominees for election as directors), executive officers or beneficial holders of 5% or more of our capital stock, or their respective immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Policies and Procedures Regarding Related Party Transactions

We have adopted written policies to comply with regulatory requirements and restrictions applicable to us, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders).

In addition, our board of directors will adopt a written policy governing the approval of related party transactions that will comply with all applicable requirements of the SEC and the New York Stock Exchange concerning related party transactions. A related party transaction is a transaction, arrangement or relationship or a series of similar transactions, arrangements or relationships in which the amount involved exceeds $120,000, in which we or the Bank participate (whether or not we or the Bank are a direct party to the transaction), and in which a related party had, has or will have a direct or indirect material interest. Our related parties include our or any of the Bank’s directors (including nominees for election as directors), executive officers, beneficial owners of 5% or more of our voting securities and immediate family members of any of the foregoing or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest.

Our related party transaction policy will be administered by our Audit Committee. This policy will require the Audit Committee to ensure that we maintain an ongoing review process for all related party transactions for potential conflicts of interest and requires that our Audit Committee pre-approve any such transactions or, if for any reason pre-approval is not obtained, to review, ratify and approve or cause the termination of such transactions. Our Audit Committee will evaluate each related party transaction to determine whether the transaction is fair, reasonable and permitted to occur under our policy, and should be pre-approved or ratified. Relevant factors considered relating to any approval or ratification will include the benefits of the transaction to us, the terms of the transaction and whether the transaction will be or was on an arm’s-length basis and in the ordinary course of our business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. At least quarterly, management will provide our Audit Committee with information pertaining to related party transactions. Related party transactions entered into, but not approved or ratified as required by our policy concerning related party transactions, will be subject to termination by us or the Bank, if so directed by our Audit Committee or our board of directors, considering factors deemed appropriate and relevant.

Ordinary Banking Relationships

Certain of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have or have entered into transactions with us in the ordinary course of business. These transactions include deposits, loans and other financial services-related transactions. Related party transactions are entered into in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. Any loans we originate with officers, directors or principal shareholders, as well as their immediate family members and affiliates, are approved by our board of directors in accordance with the Bank’s regulatory requirements.

As of June 30, 2019, our officers and directors as well as their immediate families and affiliated companies, as a group, were indebted directly and indirectly to us in the amount of $4.7 million, while deposits from this group totaled $1.2 million as of such date. As of June 30, 2019, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal shareholders, as well as their immediate family members and affiliates.

Related Party Loan Agreements. On September 9, 2013 the Company entered into a loan agreement with Colco Enterprises LLC, which is in part owned by Paul Colucci, a director of the Company and the Bank, for a revolving line of credit in the maximum principal sum of $1,500,000. The maturity date of the loan is September 5, 2020 at which time the entire principal balance of the loan plus accrued interest is due and payable. The variable interest rate on the loan is 6.50% as of December 20, 2018. The amount of principal paid in the year ended December 31, 2018 was $300,000. The amount of interest paid in the year ended December 31, 2018 was $14,450. As of June 30, 2019, there have not been any principal or interest payments as a result of a gross loan receivable balance of zero since December 31, 2018.

On October 29, 2018 the Company entered into three multi-family real estate loan agreements with Colco LLC, Pacific Coast Holdings LLC and Tri Arch Properties LLC, which are in part owned by Paul Colucci. The combined total of all three loans was $4,700,000. The loan matures on November 5, 2025 and has a fixed interest rate of 4.25% as of February 25, 2019. For the year ended December 31, 2018, principal and interest paid on the loan was $6,415 and $21,689, respectively. For the six months ended June 30, 2019, principal and interest paid on the loans was $38,105 and $104,075, respectively.

The Company believes that the terms of the line of credit and multi-family real estate loans within the Paul Colucci relationship are comparable to the terms of lines of credit and loans which the Company would offer to non-affiliated third-party borrowers.

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares of our common stock offered in this offering for sale to certain of our directors, executive officers, employees and other related persons. We will offer these reserved shares to the extent permitted under applicable laws and regulations in the United States through a directed share program. See “Underwriting—Directed Share Program.”

Board Representation and Observer Rights

In February 2018, we completed a private placement of our common stock, or the 2018 private placement, in which we raised gross proceeds of $114.0 million. In our 2018 private placement, we entered into Stock Purchase Agreements, dated as of February 22, 2018, with each investor, including certain parties affiliated with FJ Capital Management LLC, or the FJ Capital parties. We also entered into a side letter agreement with the FJ Capital parties, dated as of February 22, 2018, pursuant to which we agreed, within one year of the closing of the 2018 private placement, to nominate one person designated by the FJ Capital parties to our board of directors and the Bank’s board of directors, subject to the satisfaction of the legal, regulatory and governance requirements regarding service as a member of our board of directors and the Bank’s board of directors and subject to the reasonable approval of our board of directors and the Bank’s board of directors. We have also agreed that we will use our reasonable best efforts to have the board representatives elected to our board of directors and will solicit proxies for the board representatives to the same extent as we do for any of our other board nominees. Until the FJ Capital parties’ board representative is elected or appointed to our board of directors, we have agreed, subject to limited exceptions, to invite one person designated by the FJ Capital parties to attend all meetings of our board of directors and all meetings of the board of directors of the Bank, including certain committee meetings. The above-described board representation and board observation rights will continue for so long as the FJ Capital parties continues to hold 5.0% or more of our issued and outstanding common stock on a fully converted basis. If the FJ Capital parties cease to hold the required ownership percentage, the FJ Capital parties will no longer have any further board representation or board observer rights. Pursuant to the side letter agreement, Martin S. Friedman was appointed to our board of directors and the Bank’s board of directors as the representative of the FJ Capital parties effective as of February 22, 2019.

In the 2018 private placement, we also entered into a Stock Purchase Agreement, dated as of February 22, 2018, with EJF Sidecar Fund, Series LLC—Small Financial Equities Series, or EJF. We also entered into a side letter agreement with EJF, dated as of February 22, 2018, pursuant to which we agreed, subject to limited exceptions, to invite one person designated by EJF to attend all meetings of our board of directors and all meetings of the board of directors of the Bank, including certain committee meetings. EJF’s board observation rights will continue for so long as EJF, together with its affiliates, continues to hold 5.0% or more of our issued and outstanding Class A Common Stock.

Pursuant to the terms of a Stock Purchase and Sale Agreement, dated as of August 20, 2014, among the Company, the Bank and BankCap Partners Opportunity Fund, L.P., or BankCap, we provided board representation rights to BankCap, which nominated Scott A. Reed as its board representative. Mr. Reed was elected to the boards of directors of the Company and the Bank on January 30, 2015. Pursuant to the Stock Purchase and Sale Agreement, BankCap’s board representation rights terminated when its common stock holdings fell below 10% of our issued and outstanding Class A Common Stock following of the 2018 private placement in February. Notwithstanding the termination of BankCap’s rights under the Stock Purchase and Sale Agreement, Mr. Reed remains a member of the board of directors of the Company, to which he was re-elected in 2016 to a term expiring in 2021, and the Bank, to which he was re-elected in 2019 to a term expiring in 2020.

Private Sales of Capital Stock

The following table summarizes the purchases of our common stock in private transactions conducted pursuant to applicable exemptions from the registration requirements of the Securities Act since January 1, 2016 by certain of our directors, executive officers, and beneficial holders of 5% or more of our common stock and their respective affiliates. All the transactions described below were made in connection with our 2018 private placement and were for the same purchase price per share paid by all other investors that participated in the offering.

Shareholder	Issue Date	Shares	Total Sales Price
FJ Capital Management LLC (5% holder)	February 2018	1,400,000	$16,800,000
Park West Asset Management LLC (5% holder)	February 2018	1,170,000	$14,040,000
Senvest Master Fund, LP (5% holder)	February 2018	1,170,000	$14,040,000
Fintech Investment, LLC (5% holder)	February 2018	1,000,000	$12,000,000
Thomas C. Dircks (director)	February 2018	145,900	$1,750,800

Repurchases of Common Stock

From January 1, 2016 through June 30, 2019, we repurchased 1,502,522 shares of our Class A and Class B Common Stock and paid approximately $14.9 million for such shares. As a private company, we have from time to time made stock repurchase offers in which we repurchased shares of our Class A and Class B Common Stock from our shareholders at a price per share determined by our board of directors based on the Company’s tangible book value per share as of a recent date, or the price per share of the stock we sold in the 2018 private placement. The following table summarizes the repurchases of our shares of Class A and Class B Common Stock from certain of our directors, executive officers and beneficial holders of 5% or more of our capital stock and their respective affiliates since January 1, 2016.

Shareholder	Repurchase Date	Class A Shares Sold	Class B Shares Sold	Funds Received
Dennis S. Frank (Chairman of the Board)	December 15, 2016	93,797	—	$650,013
Partner Reinsurance Company Ltd. (5% holder)	December 15, 2016	6,870	71,058	$540,041
Robert C. Campbell (director)	December 15, 2016	53,564	—	$371,199
Commerce Street Financial Partners, L.P. (5% holder)(1)	February 23, 2018	317,050	680,456	$11,371,568

(1)	As a result of such sale, Commerce Street Financial Partners, L.P. is no longer a beneficial holder of 5% or more of our capital stock.

Registration Rights

In connection with the 2018 private placement and private placements completed in 2015, 2014 and 2011, we entered into Investor Rights Agreements with each of the investors, including our President and Chief Executive Officer, Alan J. Lane, Director Thomas C. Dircks, and our 5% shareholders. The Investor Rights Agreement provides that after six months from the completion of our initial public offering, holders of at least 50.0% of the then outstanding shares of Registrable Securities (as defined in the Investor Rights Agreement) may require, subject to certain limitations, that we register their shares under and in accordance with the Securities Act, subject to such registration registering a number of shares reasonably expected to result in aggregate gross cash proceeds in excess of $10.0 million ($5.0 million with respect to the Investor Rights Agreements entered into in connection with the private placements in 2015, 2014 and 2011). We will be required to pay all registration expenses relating to such registrations.

The Investor Rights Agreement also provides certain “piggyback” registration rights. Subject to certain limitations, in the event that we register any of our equity securities under the Securities Act (other than through registration statements on Form S-4 or Form S-8, or a transaction to which Rule 145 or any other similar SEC regulation is applicable), we must give notice to the investors of our intention to effect such a registration and must include in the registration statement all registrable securities for which we have received a written request for inclusion. We will be required to pay for all piggyback registration expenses, even if the registration is not completed.

The demand and piggyback registration rights with respect to the shares of our common that are held by investors will terminate after those shares have been sold or transferred under an effective registration statement or in accordance with Rule 144 under the Securities Act, or if those shares cease to be outstanding.

DESCRIPTION OF CAPITAL STOCK

The following descriptions include summaries of the material terms of our Articles and our Bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, our Articles and our Bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

We are incorporated in the state of Maryland. The rights of our shareholders are generally covered by Maryland law and our Articles and Bylaws (each as amended and restated and in effect as of the completion of this offering). The terms of our capital stock are therefore subject to Maryland law, including the Maryland General Corporation Law, or the MGCL, and the common and constitutional law of Maryland.

Our Articles authorize us to issue up to (i) 125,000,000 shares of Class A Common Stock, par value $0.01 per share, (ii) 25,000,000 shares of Class B Common Stock, par value $0.01 per share, and (iii) 10,000,000 shares of Preferred Stock, par value $0.01 per share. The authorized but unissued shares of our capital stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.

Common Stock

Shares Outstanding. As of June 30, 2019, 16,647,040 shares of our Class A Common Stock and 1,189,548 shares of our Class B Common Stock were issued and outstanding and held by approximately 310 shareholders of record. As of the date hereof, no shares of our preferred stock are issued and outstanding. As of June 30, 2019, we had 109,500 shares available for issuance as share-based payment awards that may be granted under our 2018 Plan and 655,616 shares subject to outstanding options previously granted under the 2010 Plan.

Voting. Each holder of our Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of our preferred stock. The members of our board of directors are elected by a plurality of the votes cast. Our Articles expressly prohibit cumulative voting.

Class B Common Stock. Our Class B Common Stock is non-voting while held by the initial holder with certain limited exceptions. Each share of Class B Common Stock will automatically convert into a share of Class A Common Stock upon certain sales or transfers by the initial holder of such shares including to an unaffiliated third-party and in a widely dispersed public offering. If Class B Common Stock is sold or transferred to an affiliate of the initial holder, the Class B Common Stock would not convert into Class A Common Stock.

Dividends and Other Distributions. Subject to certain regulatory restrictions discussed in this prospectus and to the rights of holders of any preferred stock that we may issue, all shares of our Class A and Class B Common Stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by our board of directors. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, all shares of our Class A and Class B Common Stock would be entitled to share equally in all our remaining assets available for distribution to our shareholders after payment of creditors and subject to any prior distribution rights related to our preferred stock.

The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies such as the Company. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that we may pay in the future. In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company’s financial health, such as by borrowing. Our ability to pay dividends and make other distributions to our shareholders depends in part upon the receipt of dividends from the Bank and is limited by federal law. The Bank is a legal entity separate and distinct from the Company. As a depository institution, the deposits of the Bank are insured by the FDIC, which is the Bank’s primary federal regulator. Under certain circumstances the FDIC may determine that the payment of dividends or other distributions by a bank would be an unsafe or unsound practice and to prohibit that payment. The Federal Deposit Insurance Act, or the FDIA, and the FDIC regulations generally allow a bank to pay dividends on common stock only out of net income for the calendar year to date and retained earnings from the prior two calendar years. Additionally, the FDIA generally prohibits an insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be undercapitalized. See “Supervision and Regulation—Dividends.”

Preemptive Rights. Holders of our Class A and Class B Common Stock do not have preemptive or subscription rights to acquire any authorized but unissued shares of our capital stock upon any future issuance of shares.

Restrictions on Ownership. The BHC Act generally permits a company to acquire control of the Company with the prior approval of the Federal Reserve Board. However, any such company is restricted to banking activities, other activities closely related to the banking business as determined by the Federal Reserve Board and, for some companies, certain other financial activities. The BHC Act defines control in general as ownership of 25% or more of any class of voting securities, the authority to appoint a majority of the board of directors or other exercise of a controlling influence. Federal Reserve Board regulations provide that ownership of 5% or less of a class of voting securities is not control. As a policy matter, if a company owns more than 7.5% of a class of voting securities, the Federal Reserve Board expects the company to consult with the agency and in some cases will require the company to enter into passivity or anti-association commitments. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, such as the Company following the offering, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

Preferred Stock

Under our Articles, upon authorization of our board of directors, we may issue shares of one or more series of our preferred stock from time to time. Our board of directors may, without any action by holders of Class A and Class B Common Stock or, except as may be otherwise provided in the terms of any series of preferred stock of which there are shares outstanding, holders of preferred stock adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. Our board of directors has not designated or established any series of preferred stock. The rights of any series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

We may issue shares of, or rights to purchase shares of, one or more series of our preferred stock that have been designated from time to time, the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the Class A and Class B Common Stock or other series of preferred stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a business combination involving us.

The existence of shares of authorized undesignated preferred stock enables us to meet possible contingencies or opportunities in which the issuance of shares of preferred stock may be advisable, such as in the case of acquisition or financing transactions. Having shares of preferred stock available for issuance gives us flexibility in that it would allow us to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over our then market price.

Business Combinations under Silvergate’s Articles and Maryland Law

Amendment of the Articles. In general and except for increases or decreases to our authorized shares of Class A and Class B Common Stock and any class of capital stock, which may be approved by our board of directors without shareholder approval, our Articles may be amended upon the vote of holders of two-thirds of the shares of the Company entitled to vote generally in an election of directors, voting together as a single class, which is the minimum vote required under Maryland law.

Restrictions on Business Combinations with Interested Shareholders. Section 3-602 of the MGCL, as in effect on the date hereof, imposes conditions and restrictions on certain “business combinations” (including, among other transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation’s stock, or an interested shareholder. Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation’s board of directors, and (b) approved by the affirmative vote of at least (i) 80% of the corporation’s outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation’s common shareholders receive a “fair price” (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares.

Control Share Acquisition Statute. Under the MGCL’s control share acquisition law, as in effect on the date hereof, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 10%, 33 1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s charter or bylaws permit the acquisition of such shares prior to the acquiring person’s acquisition thereof. Unless a corporation’s charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at “fair value” if the voting rights are not approved or if the acquiring person does not deliver a “control share acquisition statement” to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder’s meeting to consider authorizing voting rights for control shares subject to meeting disclosure obligations and payment of costs set out in the statute. If voting rights are approved for more than 50% of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. Pursuant to the terms of our Bylaws, we have opted out from the operation of the control share acquisition law. As such, the above described control share acquisition statute will not be applicable to us and will not apply to shares of stock acquired by a shareholder subsequent to the adoption of the bylaw provision that opts-out of control share acquisition law.

Certain Provisions Potentially Having an Anti-Takeover Effect

Our Articles and Bylaws contain certain provisions that may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for our Class A and Class B Common Stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of our Class A and Class B Common Stock and the removal of our directors or management. These provisions:

•	empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;

•

empower our board of directors, without shareholder approval, to amend our Articles to increase or decrease our authorized shares of Class A and Class B Common Stock and any class of capital stock that we have the authority to issue;

•	divide our board of directors into five classes serving staggered five-year terms;

•	provide that directors may be removed from office for cause upon a majority shareholder vote and may be removed from office without cause only upon a 80% shareholder vote;

•	eliminate cumulative voting in elections of directors;

•	permit our board of directors to alter, amend or repeal our Bylaws or to adopt new bylaws;

•	require the request of holders of at least one-fifth of the outstanding shares of our capital stock entitled to vote at a meeting to call a special shareholders’ meeting;

•	prohibit shareholder action by less than unanimous written consent, thereby requiring virtually all actions to be taken at a meeting of the shareholders;

•

require shareholders that wish to bring business before our annual meeting of shareholders or nominate candidates for election as directors at our annual meeting of shareholders to provide timely notice of their intent in writing; and

•

enable our board of directors to increase, between annual meetings, the number of persons serving as directors and to fill vacancies created by such increase by a majority vote of the directors present at a meeting of directors.

Our Bylaws may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures for advance notice are not followed, or of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.

Limitation of Liability and Indemnification of Officers and Directors

Our Articles provide that our directors are not liable to the Company or our shareholders for monetary damages for an act or omission in their capacity as a director to the fullest extent provided by applicable Maryland law. A director may, however, be found liable for:

•	acts or omissions not in good faith;

•	acts or omissions that are the result of active and deliberate dishonesty;

•	any transaction from which the director receives an improper benefit; and

•	acts or omissions that the director has reasonable cause to believe are unlawful.

Our Articles also provide that we will indemnify our directors and officers, and may indemnify our employees and agents, to the fullest extent permitted by applicable Maryland law from any expenses, liabilities or other matters. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC serves as our transfer agent and registrar.

Listing and Trading

We have applied to list our common stock on the New York Stock Exchange under the symbol “SI.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no established public market for our common stock. Although we intend to apply to list our common stock on the New York Stock Exchange, we cannot assure you that a significant public market for our common stock will develop or be sustained. Actual or anticipated issuances or sales of substantial amounts of our common stock following this offering could cause the market price of our common stock to decline significantly and make it more difficult for us to sell equity or equity-related securities in the future at a time and on terms that we deem appropriate. The issuance of any shares of our Class A and Class B Common Stock in the future also would, and equity-related securities could, dilute the percentage ownership interest held by shareholders prior to such issuance.

Upon completion of this offering, we will have              shares of Class A Common Stock issued and outstanding (              shares if the underwriters exercise in full their option to purchase additional shares). Of these shares, the              shares sold in this offering (or              shares, if the underwriters exercise in full their option to purchase additional shares) will be freely tradable without further restriction or registration under the Securities Act, except that any shares purchased by our “affiliates” may generally only be resold in compliance with Rule 144 under the Securities Act, which is described below. The remaining              outstanding shares (or              outstanding shares, if the underwriters exercise in full their option to purchase additional shares) will be deemed to be “restricted securities” as that term is defined in Rule 144. Restricted securities may be resold in the U.S. only if they are registered for resale under the Securities Act or an exemption from registration is available.

Lock-Up Agreements

We, our executive officers and directors, the selling shareholders and each of our other equity and option holders who beneficially own at least         % of our outstanding common stock on a fully diluted basis have generally agreed not to sell or otherwise transfer our or their shares for a period of 180 days after the completion of this offering. These lock-up agreements are subject to certain limited exceptions. For additional information, see “Underwriting—Lock-Up Agreements.” Based on these contractual restrictions, shares of our common stock subject to lock-up agreements will not be eligible for sale until these agreements expire or the restrictions are waived by the representatives. The underwriters do not have any present intention or arrangement to release any shares of our common stock subject to lock-up agreements prior to the expiration of the 180-day lock-up period.

Rule 144

All shares of our common stock held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, generally may be sold in the public market only in compliance with Rule 144. Rule 144 defines an affiliate as any person who directly or indirectly controls, or is controlled by, or is under common control with, the issuer, which generally includes our directors, executive officers, 10% shareholders and certain other related persons. Upon the completion of this offering, we expect that approximately     % of our outstanding common stock (     % of our outstanding common stock if the underwriters exercise in full their option to purchase additional shares) will be held by “affiliates” (assuming such affiliates do not purchase any shares in this offering and taking into account              shares to be sold by the selling shareholders).

Under Rule 144, a person (or persons whose shares are aggregated) who is deemed to be, or to have been during the three months preceding the sale, an “affiliate” of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock, which would be approximately              shares of our common stock immediately after this offering, assuming the underwriters do not elect to exercise their option to purchase additional shares from us, or the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to a six-month holding period and requirements relating to manner of sale, the availability of current public information about us and the filing of a form in certain circumstances.

Rule 144 also provides that a person who is not deemed to be or to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to be or to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

Rule 701

Rule 701 under the Securities Act generally applies to stock options and restricted common stock granted by an issuer to its employees, directors, officers, consultants or advisors under a compensatory stock or option plan or other written agreement before the issuer becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than our “affiliates,” as defined in Rule 144, without compliance with its current public information and minimum holding period requirement of Rule 144 and by “affiliates” under Rule 144 without compliance with its minimum holding period requirement.

Stock Options and Shares Available for Issuance

As of June 30, 2019, 655,616 shares of common stock were subject to issuance upon exercise of issued and outstanding stock options under the 2010 Plan and 109,500 shares of common stock were subject to issuance upon exercise of issued and outstanding stock options under the 2018 Plan.

Registration Statement on Form S-8

Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act registering all of the shares of our common stock subject to outstanding options and all the shares of our common stock available for issuance pursuant to awards under the 2018 Plan and the 2010 Plan. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, beginning 90 days after the date of this prospectus, except to the extent that the shares are subject to vesting restrictions or the contractual restrictions described above.

Registration Rights

In connection with our private placements in 2018, 2015, 2014 and 2011, an aggregate of 12,534,062 shares of our common stock have certain registration rights. See “Certain Relationships and Related Party Transactions.” Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

SUPERVISION AND REGULATION

General

We are extensively regulated under both federal and state law. These laws restrict permissible activities and investments and require compliance with various consumer protection provisions applicable to lending, deposit, brokerage, and fiduciary activities. They also impose capital adequacy requirements and conditions on a BHC’s ability to pay dividends to its shareholders, to repurchase stock or to receive dividends from its subsidiary banks. As a BHC, the Company is subject to regulation and supervision by the Federal Reserve. We are required to file with the Federal Reserve quarterly and annual reports and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve conducts examinations of the Company and its subsidiaries. The Company is also a BHC within the meaning of the California Financial Code. As such, the Company and its subsidiaries are subject to examination by, and may be required to file reports with, the DBO. As a California state-chartered commercial bank that is a member of the Federal Reserve, the Bank is subject to supervision, periodic examination and regulation by the DBO and the Federal Reserve. The Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund, or the DIF. Based on of this deposit insurance function, the FDIC also has certain supervisory authority and powers over the Bank as well as all other FDIC insured institutions. As a California-chartered commercial bank, the Bank is also subject to certain provisions of California law. The Company’s and the Bank’s regulators generally have broad discretion to impose restrictions and limitations on our operations. Bank regulation is intended to protect depositors and consumers and not shareholders. This supervisory framework could materially impact the conduct and profitability of our activities.

To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the text of applicable statutory and regulatory provisions. Proposals to change the laws and regulations governing the banking industry are frequently raised at both the state and federal levels. The likelihood and timing of any changes in these laws and regulations, and the impact such changes may have on us, are difficult to ascertain. In addition to laws and regulations, bank regulatory agencies may issue policy statements, interpretive letters and similar written guidance applicable to the Company or the Bank. A change in applicable laws, regulations or regulatory guidance, or in the manner such laws, regulations or regulatory guidance are interpreted by regulatory agencies or courts, may have a material effect on our business, operations, and earnings.

Regulation of Silvergate Capital Corporation

We are registered as a BHC under the BHC Act and are subject to regulation and supervision by the Federal Reserve. The BHC Act and Home Owners’ Loan Act require us to secure the prior approval of the Federal Reserve before we own or control, directly or indirectly, more than 5% of the voting shares or substantially all the assets of any bank, thrift, bank holding company or thrift holding company, or merge or consolidate with another bank or thrift holding company. Further, under the BHC Act, our activities and those of any nonbank subsidiary are limited to: (i) those activities that the Federal Reserve determines to be so closely related to banking as to be a proper incident thereto, and (ii) investments in companies not engaged in activities closely related to banking, subject to quantitative limitations on the value of such investments. Prior approval of the Federal Reserve may be required before engaging in certain activities. In making such determinations, the Federal Reserve is required to weigh the expected benefits to the public, such as greater convenience, increased competition, and gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, and unsound banking practices.

Subject to various exceptions, the BHC Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a BHC, such as the Company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the BHC. With respect to the Change in Bank Control Act, a rebuttable presumption of control arises if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either: (i) the BHC has registered securities under Section 12 of the Securities Act; or (ii) no other person owns a greater percentage of that class of voting securities immediately after the transaction. The Federal Reserve Board may require an investor to enter into passivity and, if other companies are making similar investments, anti-association commitments.

The BHC Act was substantially amended by the Gramm-Leach-Bliley Act, or the GLBA, which, among other things, permits a “financial holding company” to engage in a broader range of nonbanking activities, and to engage on less restrictive terms in certain activities than were previously permitted. These expanded activities include securities underwriting and dealing, insurance underwriting and sales, and merchant banking activities. To become a financial holding company, a BHC must certify that it and all depository institutions that it controls are both “well capitalized” and “well managed” (as defined by federal law), and that all subsidiary depository institutions have at least a “satisfactory” CRA rating. To date we have not elected to become a financial holding company, nor do we expect to make such an election in the foreseeable future.

There are several restrictions imposed on us by law and regulatory policy that are designed to minimize potential loss to depositors and to the DIF in the event that a subsidiary depository institution should become insolvent. For example, federal law requires a BHC to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so in the absence of the rule. The Federal Reserve also has the authority under the BHC Act to require a BHC to terminate any activity or to relinquish control of a nonbank subsidiary upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the BHC.

Any capital loan by a BHC to a subsidiary depository institution is subordinate in right of payment to deposits and certain other indebtedness of the institution. In addition, in the event of the BHC’s bankruptcy, any commitment made by the BHC to a federal banking regulatory agency to maintain the capital of its subsidiary depository institution(s) will be assumed by the bankruptcy trustee and entitled to a priority of payment.

The FDIA provides that, in the event of the “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as a subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution, such as the Bank, fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including the institution’s holding company, with respect to any extensions of credit they have made to such insured depository institution.

Regulation of Silvergate Bank

The operations and investments of our Bank are subject to the supervision, examination, and reporting requirements of the DBO and the Federal Reserve and to federal banking statutes and regulations related to, among other things, the level of reserves that our Bank must maintain against deposits, restrictions on the types, amount, and terms and conditions of loans it may originate, and limits on the types of other activities in which our Bank may engage and the investments that it may make. Because our Bank’s deposits are insured by the FDIC to the maximum extent provided by law, it is also subject to certain FDIC regulations, and the FDIC has backup examination authority and some enforcement powers over our Bank. If, based on an examination of our Bank, the regulators should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of the Bank’s operations are unsatisfactory or that the Bank or our management is violating or has violated any law or regulation, various remedies are available to the regulators. Such remedies include the power to enjoin unsafe or unsound practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict growth, to assess civil monetary penalties, to remove officers and directors and ultimately to request the FDIC to terminate the Bank’s deposit insurance. As a California-chartered commercial bank, the Bank is also subject to certain provisions of California law.

Regulatory Relief Act

On May 24, 2018, President Trump signed into law the Regulatory Relief Act, which amends parts of the Dodd-Frank Act and other laws that involve regulation of the financial industry. While the Regulatory Relief Act keeps in place fundamental aspects of the Dodd-Frank Act’s regulatory framework, it does make regulatory changes that are favorable to depository institutions with assets under $10 billion, such as the Bank and to BHCs with total consolidated assets of less than $10 billion, such as the Company. The Regulatory Relief Act also makes changes to consumer mortgage and credit reporting regulations and to the authorities of the agencies that regulate the financial industry. Certain provisions of the Regulatory Relief Act favorable to the Company and the Bank require the federal banking agencies to either promulgate regulations or amend existing regulations, and it will likely take some time for these agencies to implement the necessary regulations.

Provisions That Are Favorable to Community Banks. There are several provisions in the Regulatory Relief Act that will have a favorable impact on community banks such as the Bank. These are briefly referenced below.

Increase in Small Bank Holding Company Policy Threshold. The Regulatory Relief Act directs the Federal Reserve to increase the asset threshold for qualifying for the Federal Reserve’s “Small Bank Holding Company Policy Statement”, or the Policy, from $1 billion to $3 billion. The Federal Reserve’s revisions to the Policy took effect on August 30, 2018. Small BHCs or SLHCs are excluded from the Policy if they are engaged in significant nonbanking activities, engaged in significant off-balance sheet activities, or have a material amount of debt or equity registered with the SEC. The Federal Reserve also retains the authority to exclude any BHC or SLHC from the Policy if such action is warranted for supervisory purposes. The Policy allows covered holding companies to operate with higher levels of debt than would normally be permitted, subject to certain restrictions on dividends and the expectation that the holding company will reduce its reliance on debt over time. Also, holding companies that are subject to the Policy are exempt from the Federal Reserve’s consolidated risk-based and leverage capital rules implementing Basel III and are instead subject to the capital requirements that had been in place before the U.S. implementation of the Basel III standards, which are generally less onerous. Holding companies subject to the Policy also have less extensive regulatory reporting requirements than larger organizations filing reports on a semi-annual rather than quarterly basis. Despite the increase in the Policy asset threshold, the Policy will not apply to the Company as it will not be eligible for the Policy upon the issuance of the equity securities that are the subject of this registration statement.

Increase in Asset Threshold for Qualifying for an 18-Month Examination Cycle. The Regulatory Relief Act increases the asset threshold for institutions qualifying for an 18-month on-site examination cycle from $1 billion to $3 billion in total consolidated assets.

Short Form Call Reports. The Regulatory Relief Act requires the federal banking agencies to promulgate regulations allowing an insured depository institution with less than $5 billion in total consolidated assets (and that satisfies such other criteria as determined to be appropriate by the agencies) to submit a short-form call report for its first and third quarters.

Transactions with Affiliates and Insiders

We are subject to federal laws, such as Sections 23A and 23B of the Federal Reserve Act, or the FRA, that limit the size, number and terms of the transactions that depository institutions may engage in with their affiliates. Under these provisions, covered transactions by a bank with nonbank affiliates (such as loans to or investments in an affiliate by the bank) must be on arms-length terms and generally be limited to 10% of the bank’s capital and surplus for all covered transactions with any one affiliate, and 20% of capital and surplus for all covered transactions with all affiliates. Any extensions of credit to affiliates, with limited exceptions, must be secured by eligible collateral in specified amounts. Banks are also prohibited from purchasing any “low quality” assets from an affiliate. The Dodd-Frank Act generally enhanced the restrictions on transactions with affiliates under Section 23A and 23B of the FRA, including an expansion of the definition of “covered transactions” to include derivatives transactions, repurchase agreements, reverse repurchase agreements and securities lending or borrowing transactions and an increase in the period of time during which collateral requirements regarding covered credit transactions must be satisfied. The Federal Reserve has promulgated Regulation W, which codifies prior interpretations under Sections 23A and 23B of the FRA and provides interpretive guidance with respect to affiliate transactions. Affiliates of a bank include, among other entities, a bank’s BHC parent and companies that are under common control with the bank. We are considered to be an affiliate of the Bank.

We are also subject to restrictions on extensions of credit to our executive officers, directors, shareholders who own more than 10% of our Class A and Class B Common Stock, and their related interests. These extensions of credit must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and must not involve more than the normal risk of repayment or present other unfavorable features. Loans to such persons and certain affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, may not exceed, together with all other outstanding loans to such person and affiliated entities, the institution’s loans-to-one-borrower limit as discussed under “Loans to One Borrower.” Federal regulations also prohibit loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and shareholders who own more than 10% of an institution, and their respective affiliates, unless such loans are approved in advance by a majority of the board of directors of the institution. Any “interested” director may not participate in the voting. The proscribed loan amount, which includes all other outstanding loans to such person, as to which such prior board of director approval is required, is the greater of $25,000 or 5% of capital and surplus up to $500,000. Furthermore, we are prohibited from engaging in asset purchases or sales transactions with our officers, directors, or principal shareowners unless the transaction is on market terms and, if the transaction represents greater than 10% of the capital and surplus of the bank, a majority of the bank’s disinterested directors has approved the transaction.

Indemnification payments to any director, officer or employee of either a bank or a BHC are subject to certain constraints imposed by the FDIC.

Incentive Compensation

Federal banking agencies have issued guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide incentives that appropriately balance risk and rewards in a manner that does not encourage imprudent risk taking, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. In accordance with the Dodd-Frank Act, the federal banking agencies prohibit incentive-based compensation arrangements that encourage inappropriate risk taking by covered financial institutions (generally institutions that have over $1 billion in assets) and are deemed to be excessive, or that may lead to material losses.

The Federal Reserve will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of banking organizations, such as the Company, that are not “large, complex banking organizations.” These reviews will be tailored to each organization based on the scope and complexity of the organization’s activities and the prevalence of incentive compensation arrangements. The findings of the supervisory initiatives will be included in reports of examination. Deficiencies will be incorporated into the organization’s supervisory ratings, which can affect the organization’s ability to make acquisitions and take other actions. Enforcement actions may be taken against a banking organization if its incentive compensation arrangements, or related risk-management control or governance processes, pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

The scope and content of the U.S. banking regulators’ policies on executive compensation may continue to evolve in the future. It presently cannot be determined whether compliance with such policies will adversely affect the Company’s ability to hire, retain and motivate its key employees.

Loans to One Borrower

Under California law, our ability to make aggregate secured and unsecured loans-to-one-borrower is limited to 25% and 15%, respectively, of unimpaired capital and surplus. At June 30, 2019, the Bank’s limit on aggregate secured loans-to-one-borrower was approximately $55.1 million for loans secured by cash, readily marketable collateral, or real estate collateral qualifying under the California Financial Code, and $33.0 million for loans without such collateral or any collateral.

Deposit Insurance

Our deposits are insured up to applicable limits by the DIF of the FDIC. The DIF is the successor to the Bank Insurance Fund and the Savings Association Insurance Fund, which were merged in 2006. Deposit insurance is mandatory. We are required to pay assessments to the FDIC on a quarterly basis. The assessment amount is the product of multiplying the assessment base by the assessment amount.

The assessment base against which the assessment rate is applied to determine the total assessment due for a given period is the depository institution’s average total consolidated assets during the assessment period less average tangible equity during that assessment period. Tangible equity is defined in the assessment rule as Tier 1 Capital and is calculated monthly, unless the insured depository institution has less than $1 billion in assets, in which case the insured depository institution calculates Tier 1 Capital on an end-of-quarter basis. Parents or holding companies of other insured depository institutions are required to report separately from their subsidiary depository institutions.

The FDIC’s methodology for setting assessments for individual banks has changed over time, although the broad policy is that lower-risk institutions should pay lower assessments than higher-risk institutions. The FDIC now uses a methodology, known as the “financial ratios method,” that began to apply on July 1, 2016, in order to meet requirements of the Dodd-Frank Act. The statute established a minimum designated reserve ratio, or the DRR, for the DIF of 1.35% of the estimated insured deposits and required the FDIC to adopt a restoration plan should the reserve ratio fall below 1.35%. The financial ratios took effect when the DRR exceeded 1.15%. The FDIC declared that the DIF reserve ratio exceeded 1.15% by the end of the second quarter of 2016. Accordingly, beginning July 1, 2016, the FDIC began to use the financial ratios method. This methodology assigns a specific assessment rate to each institution based on the institution’s leverage capital, supervisory ratings, and information from the institution’s call report. Under this methodology, the assessment rate schedules used to determine assessments due from insured depository institutions become progressively lower when the reserve ratio in the DIF exceeds 2% and 2.5%.

In addition to the assessment for deposit insurance, insured depository institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. This payment is established quarterly and, for the third quarter in calendar year 2018, equaled 32 basis points on assessable deposits.

The Dodd-Frank Act also raised the limit for federal deposit insurance to $250,000 for most deposit accounts and increased the cash limit of Securities Investor Protection Corporation protection from $100,000 to $250,000.

The FDIC has authority to increase insurance assessments. A significant increase in insurance assessments would likely have an adverse effect on our operating expenses and results of operations. We cannot predict what insurance assessment rates will be in the future. Furthermore, deposit insurance may be terminated by the FDIC upon a finding that an insured depository institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

Dividends

It is the Federal Reserve’s policy that BHCs, such as the Company, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also the Federal Reserve’s policy that BHCs should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries. Additionally, in consideration of the current financial and economic environment, the Federal Reserve has indicated that BHCs should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong. It is our policy to retain earnings, if any, to provide funds for use in our business. We have never declared or paid dividends on our Class A and Class B Common Stock.

The Bank’s ability to pay dividends to the Company is subject to restrictions set forth in the Financial Code. The Financial Code provides that a bank may not make a cash distribution to its shareholders exceeding the lesser of a bank’s (1) retained earnings; or (2) net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. However, a bank may, with the approval of the DBO, make a distribution to its shareholders in an amount not exceeding the greatest of (a) its retained earnings; (b) its net income for its last fiscal year; or (c) its net income for its current fiscal year. If bank regulators determine that the shareholders’ equity of a bank is inadequate or that the making of a distribution by the bank would be unsafe or unsound, the regulators may order the bank to refrain from making a proposed distribution. The payment of dividends could, depending on the financial condition of a bank, be deemed to constitute an unsafe or unsound practice. Under the foregoing provision of the Financial Code, the amount available for distribution from the Bank to the Company was approximately $48.0 million at June 30, 2019.

Approval of the Federal Reserve is required for payment of any dividend by a state chartered bank that is a member of the Federal Reserve, such as the Bank, if the total of all dividends declared by the bank in any calendar year would exceed the total of its retained net income for that year combined with its retained net income for the preceding two years. In addition, a state member bank may not pay a dividend in an amount greater than its undivided profits without regulatory and shareholder approval. The Bank is also prohibited under federal law from paying any dividend that would cause it to become undercapitalized.

Capital Adequacy Guidelines

In December 2010, the Basel Committee on Banking Supervision released its final framework for strengthening international capital and liquidity regulation, or Basel III. Basel III requires banks to maintain a higher level of capital than previously required, with a greater emphasis on common equity. The Dodd-Frank Act imposed generally applicable capital requirements with respect to BHCs and their bank subsidiaries and mandated that the federal banking regulatory agencies adopt rules and regulations to implement the Basel III requirements.

In July 2013, the federal banking agencies adopted a final rule, or the Basel III Final Rule, implementing these standards. Under the Basel III Final Rule, trust preferred securities are excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by a BHC with less than $15 billion in assets, subject to certain limits. The trust preferred securities issued by our unconsolidated subsidiary capital trusts qualify as Tier 1 capital. The Dodd-Frank Act additionally provides for countercyclical capital requirements so that the required amount of capital increases in times of economic expansion and decreases in times of economic contraction, consistent with safety and soundness. Under the Basel III Final Rule, which implements this concept, banks must maintain a capital conservation buffer consisting of additional common equity Tier 1 capital equal to 2.5% of risk-weighted assets above each of the required minimum capital levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying certain discretionary bonuses. This new capital conservation buffer requirement began to be phased in beginning in January 2016 at 0.625% of risk-weighted assets and increased by this amount each year until it became fully implemented at 2.5% in January 2019.

For purposes of calculating risk-weighted assets, the Basel III Final Rule is designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks, to account for off-balance sheet exposures, and to minimize disincentives for holding liquid assets. Under this rule, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets, which reflect on- and off-balance sheet items.

For this purpose, certain off-balance sheet items are assigned certain credit conversion factors to convert them to asset-equivalent amounts to which an appropriate risk-weighting will apply. Those computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for performing first mortgage loans fully secured by residential property, which carry a 50% risk weighting. Most investment securities (including, primarily, general obligation claims of states or other political subdivisions of the United States) are assigned to the 20% category. Exceptions include municipal or state revenue bonds, which have a 50% risk weighting, and direct obligations of the United States Treasury or obligations backed by the full faith and credit of the United States government, which have a 0% risk weighting. In converting off-balance sheet items, direct credit substitutes, including general guarantees and standby letters of credit backing financial obligations, are assigned a 100% credit conversion factor. Transaction-related contingencies such as bid bonds, standby letters of credit backing non-financial obligations, and undrawn commitments (including commercial credit lines with an initial maturity of more than one year) are assigned a 50% credit conversion factor. Short-term commercial letters of credit are assigned a 20% credit conversion factor, and certain short-term unconditionally cancelable commitments are assigned a 0% credit conversion factor.

Minimum capital standards under the Basel III Final Rule for banks of our size took effect on January 1, 2015 with a phase-in period that generally extended through January 1, 2019 for certain of the changes. As discussed under “—Prompt Corrective Action,” depository institutions and depository holding companies with less than $10 billion in total consolidated assets, such as the Company and the Bank, will be deemed to satisfy both the leverage and risk-based capital requirements, provided they satisfy a new “Community Bank Leverage Ratio” required to be promulgated by the Federal Banking agencies.

Under the Basel III Final Rule, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. While there was previously no required ratio of “Common Equity Tier 1 Capital,” or CET1 (which generally consists of common stock, retained earnings, certain qualifying capital instruments issued by consolidated subsidiaries, and Accumulated Other Comprehensive Income, subject to certain adjustments and deductions for items such as goodwill, other intangible assets, reciprocal holdings of other banking organizations’ capital instruments, investments in unconsolidated subsidiaries and any other deductions as determined by the appropriate regulator) to risk-weighted assets, a required minimum ratio of 4.5% became effective on January 1, 2015 as well. The required ratio of “Tier 1 Capital” (consisting generally of CET1 and qualifying preferred stock) to risk-weighted assets is 6%. The remainder of total capital, or Tier 2 Capital, may consist of (a) the allowance for loan losses of up to 1.25% of risk-weighted assets, (b) preferred stock not qualifying as Tier 1 Capital, (c) hybrid capital instruments, (d) perpetual debt, (e) mandatory convertible securities, and (f) certain subordinated debt and intermediate-term preferred stock up to 50% of Tier 1 Capital. Total Capital is the sum of Tier 1 Capital and Tier 2 Capital.

As of January 1, 2019, the Bank is required to maintain a minimum Tier 1 leverage ratio of 4.0%, a minimum CET1 to risk-weighted assets ratio of 7%, a Tier 1 capital to risk-weighted assets ratio of 8.5% and a minimum total capital to risk-weighted assets ratio of 10.5%.

The Basel III Final Rule also includes minimum leverage ratio requirements for banking organizations, calculated as the ratio of Tier 1 Capital to adjusted average consolidated assets. Prior to the effective date of the Basel III Final Rule, banks and BHCs meeting certain specified criteria, including having the highest regulatory rating and not experiencing significant growth or expansion, were permitted to maintain a minimum leverage ratio of Tier 1 Capital to adjusted average quarterly assets equal to 3%. Other banks and BHCs generally were required to maintain a minimum leverage ratio between 4% and 5%. Under the Basel III Final Rule, as of January 1, 2015, the required minimum leverage ratio for all banks is 4%.

As an additional means of identifying problems in the financial management of depository institutions, the federal banking regulatory agencies have established certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure, and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

The requirements of the Dodd-Frank Act are still in the process of being implemented over time and most will be subject to regulations implemented over the course of several years. In addition, the Regulatory Relief Act modifies several provisions in the Dodd-Frank Act, but are subject to implementing regulations. Given the uncertainty associated with the how the provisions of the Dodd-Frank Act and the Regulatory Relief Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear. On September 27, 2017, the federal banking agencies proposed a rule intended to reduce the regulatory compliance burden, particularly on community banking organizations, by simplifying several requirements in the Basel III-based capital rules. Specifically, the proposed rule simplifies the capital treatment for certain acquisition, development, and construction loans, mortgage servicing assets, certain deferred tax assets, investments in the capital instruments of unconsolidated financial institutions, and minority interest. In 2017, the federal banking agencies adopted an extension of the transition period for application of the Basel III-based capital rules to certain investments, effectively freezing the capital treatment of affected investments until the changes proposed in the September 2017 proposal are finalized and effective. In addition, the Regulatory Relief Bill addressed the capital treatment of certain acquisition, development and construction loans. See “—Commercial Real Estate Construction Guidelines.”

In December 2017, the Basel Committee published standards that it described as the finalization of the Basel III post-crisis regulatory reforms, which standards are commonly referred to as Basel IV. Among other things, these standards revise the Basel Committee’s standardized approach for credit risk (including the recalibration of the risk weights and the introduction of new capital requirements for certain “unconditionally cancellable commitments,” such as unused credit card lines of credit) and provides a new standardized approach for operational risk capital. Under the Basel framework, these standards will generally be effective on January 1, 2022, with an aggregate output floor phasing in through January 1, 2027. Under the current U.S. capital rules, operational risk capital requirements and a capital floor apply only to advanced approaches institutions, and not to the Bank. The impact of Basel IV on us will depend on how it is implemented by the federal bank regulators.

Commercial Real Estate Concentration Guidelines

In December 2006, the federal banking regulators issued guidance entitled “Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices” to address increased concentrations in commercial real estate loans. In addition, in December 2015, the federal bank agencies issued additional guidance entitled “Statement on Prudent Risk Management for Commercial Real Estate Lending.” Together, these guidelines describe the criteria the agencies will use as indicators to identify institutions potentially exposed to CRE concentration risk. An institution that has (i) experienced rapid growth in CRE lending, (ii) notable exposure to a specific type of CRE, (iii) total reported loans for construction, land development, and other land representing 100% or more of the institution’s capital, or (iv) total non-owner-occupied CRE (including construction) loans representing 300% or more of the institution’s capital, and the outstanding balance of the institutions CRE portfolio has increased by 50% or more in the prior 36 months, may be identified for further supervisory analysis of the level and nature of its CRE concentration risk.

At June 30, 2019, the Bank’s ratio of construction loans to total capital was 1.4%, its ratio of total non-owner occupied commercial real estate loans to total capital ratio was 149.4% and, therefore, was under the 100% and 300% regulatory guideline thresholds set forth in clauses (iii) and (iv) above. As a result, we are not deemed to have a concentration in commercial real estate lending under applicable regulatory guidelines.

Currently, loans categorized as “high-volatility commercial real estate” loans, or HVCRE loans, are required to be assigned a 150% risk weighting, and require additional capital support. HVCRE loans are defined to include any credit facility that finances or has financed the acquisition, development or construction of real property, unless it finances: 1-4 family residential properties; certain community development investments; agricultural land used or usable for, and whose value is based on, agricultural use; or commercial real estate projects in which: (i) the loan to value is less than the applicable maximum supervisory loan to value ratio established by the bank regulatory agencies; (ii) the borrower has contributed cash or unencumbered readily marketable assets, or has paid development expenses out of pocket, equal to at least 15% of the appraised “as completed” value; (iii) the borrower contributes its 15% before the bank advances any funds; and (iv) the capital contributed by the borrower, and any funds internally generated by the project, is contractually required to remain in the project until the facility is converted to permanent financing, sold or paid in full.

The Regulatory Relief Act prohibits federal banking agencies from assigning heightened risk weights to HVCRE exposures, unless the exposures are classified as HVCRE acquisition, development, and construction loans. The Federal banking agencies issued a proposal in September 2017 to simplify the treatment of HVCRE and to create a new category of commercial real estate loans—“high-volatility acquisition, development or construction,” or HVADC exposures—with a lower risk weight of 130%. A significant difference between the Regulatory Relief Act and the agencies’ HVADC proposal arises from the Regulatory Relief Act’s preservation of the exemption for projects where the borrower has contributed at least 15% of the real property’s appraised “as completed” value.

Prompt Corrective Action

In addition to the required minimum capital levels described above, federal law establishes a system of “prompt corrective actions” that federal banking agencies are required to take, and certain actions that they have discretion to take, based upon the capital category into which a federally regulated depository institution falls. Regulations set forth detailed procedures and criteria for implementing prompt corrective action in the case of any institution which is not adequately capitalized. Under the prompt corrective action rules, an institution is deemed “well capitalized” if its leverage ratio, Common Equity Tier 1 ratio, Tier 1 Capital ratio, and Total Capital ratio meet or exceed 5%, 6.5%, 8%, and 10%, respectively. An institution is deemed to be “adequately capitalized” or better if its leverage, Common Equity Tier 1, Tier 1, and Total Capital ratios meet or exceed the minimum federal regulatory capital requirements set forth in the Basel III Final Rule. An institution is “undercapitalized” if it fails to meet the minimum capital requirements. An institution is “significantly undercapitalized” if any one of its leverage, Common Equity Tier 1, Tier 1, and Total Capital ratios falls below 3%, 3%, 4%, and 6%, respectively, and “critically undercapitalized” if the institution has a ratio of tangible equity to total assets that is equal to or less than 2%.

The Regulatory Relief Act requires the federal banking agencies to promulgate a rule establishing a new “Community Bank Leverage Ratio” of 8% to 10% for depository institutions and depository institution holding companies, including banks and BHCs, with less than $10 billion in total consolidated assets, such as the Company and the Bank. If such a depository institution or holding company maintains tangible equity in excess of this leverage ratio, it would be deemed in compliance with all other capital and leverage requirements: (1) the leverage and risk-based capital requirements promulgated by the federal banking agencies; (2) in the case of a depository institution, the capital ratio requirements to be considered “well capitalized” under the federal banking agencies’ “prompt corrective action” regime; and (3) any other capital or leverage requirements to which the depository institution or holding company is subject, in each case, unless the appropriate federal banking agency determines otherwise based on the particular institution’s risk profile.

The prompt corrective action rules require an undercapitalized institution to file a written capital restoration plan, along with a performance guaranty by its holding company or a third party. In addition, an undercapitalized institution becomes subject to certain automatic restrictions, including a prohibition on payment of dividends and a limitation on asset growth and expansion in certain cases, a limitation on the payment of bonuses or raises to senior executive officers, and a prohibition on the payment of certain “management fees” to any “controlling person.” Institutions that are classified as undercapitalized are also subject to certain additional supervisory actions, including increased reporting burdens and regulatory monitoring; limitations on the institution’s ability to make acquisitions, open new branch offices, or engage in new lines of business; obligations to raise additional capital; restrictions on transactions with affiliates; and restrictions on interest rates paid by the institution on deposits. In certain cases, banking regulatory agencies may require replacement of senior executive officers or directors, or sale of the institution to a willing purchaser. If an institution is deemed to be “critically undercapitalized” and continues in that category for 90 days, the statute requires, with certain narrowly limited exceptions, that the institution be placed in receivership.

An insured depository institution’s capital level may have consequences outside the prompt corrective action regime. For example, only well-capitalized institutions may accept brokered deposits without restrictions on rates, while adequately capitalized institutions must seek a waiver from the FDIC to accept such deposits and are subject to rate restrictions. Well-capitalized institutions may be eligible for expedited treatment of certain applications, an advantage not available to other institutions.

As noted above, Basel III integrates the new capital requirements into the prompt corrective action category definitions. The following capital requirements applied to the Company as of January 1, 2018; however, following the Federal Reserve’s revisions to the Small Bank Holding Company Policy Statement to raise the total consolidated asset limit in the Policy from $1 billion to $3 billion, the Company is exempt from the consolidated capital requirements at June 30, 2019. Furthermore, despite the increase in the Small Bank Holding Company Policy Statement asset threshold, the Small Bank Holding Company Policy Statement will not apply to the Company as it will not be eligible for the Small Bank Holding Company Policy Statement upon the issuance of the equity securities that are the subject of this registration statement.

Capital Category	Total Risk- Based Capital Ratio	Tier 1 Risk- Based Capital Ratio	Common Equity Tier 1 (CET1) Capital Ratio	Leverage Ratio	Tangible Equity to Assets	Supplemental Leverage Ratio
Well Capitalized	10% or greater	8% or greater	6.5% or greater	5% or greater	n/a	n/a
Adequately Capitalized	8% or greater	6% or greater	4.5% or greater	4% or greater	n/a	3% or greater
Undercapitalized	Less than 8%	Less than 6%	Less than 4.5%	Less than 4%	n/a	Less than 3%
Significantly Undercapitalized	Less than 6%	Less than 4%	Less than 3%	Less than 3%	n/a	n/a
Critically Undercapitalized	n/a	n/a	n/a	n/a	Less than 2%	n/a

As of June 30, 2019, the Bank was “well capitalized” according to the guidelines as generally discussed above. As of June 30, 2019, the Company had a consolidated ratio of 26.57% of total capital to risk-weighted assets, a consolidated ratio of 25.75% of Tier 1 capital to risk-weighted assets, and a consolidated ratio of 23.96% of common equity Tier 1 capital, and the Bank had a ratio of 25.49% of total capital to risk-weighted assets, a ratio of 24.66% of Tier 1 capital to risk-weighted assets, and a ratio of 24.66% of common equity Tier 1 capital.

Safety and Soundness Standards

The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) asset growth; (v) earnings; and (vi) compensation, fees and benefits.

In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and for evaluating and monitoring earnings to ensure that earnings are sufficient for the maintenance of adequate capital and reserves. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should: (i) conduct periodic asset quality reviews to identify problem assets; (ii) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses; (iii) compare problem asset totals to capital; (iv) take appropriate corrective action to resolve problem assets; (v) consider the size and potential risks of material asset concentrations; and (vi) provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk.

Community Reinvestment Act

The CRA requires the federal banking regulatory agencies to assess all financial institutions that they regulate to determine whether these institutions are meeting the credit needs of the communities they serve, including their assessment area(s) (as established for these purposes in accordance with applicable regulations based principally on the location of branch offices). In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities. Under the CRA, institutions are assigned a rating of “outstanding,” “satisfactory,” “needs to improve,” or “unsatisfactory.” An institution’s record in meeting the requirements of the CRA is based on a performance-based evaluation system, and is made publicly available and is taken into consideration in evaluating any applications it files with federal regulators to engage in certain activities, including approval of a branch or other deposit facility, mergers and acquisitions, office relocations, or expansions into nonbanking activities. Our Bank received a “satisfactory” rating in its most recent CRA evaluation.

Anti-Terrorism, Money Laundering Legislation and OFAC

The Bank is subject to the Bank Secrecy Act and USA Patriot Act. These statutes and related rules and regulations impose requirements and limitations on specified financial transactions and accounts and other relationships intended to guard against money laundering and terrorism financing. The principal requirements for an insured depository institution include (i) establishment of an anti-money laundering program that includes training and audit components, (ii) establishment of a “know your customer” program involving due diligence to confirm the identities of persons seeking to open accounts and to deny accounts to those persons unable to demonstrate their identities, (iii) the filing of currency transaction reports for deposits and withdrawals of large amounts of cash and suspicious activities reports for activity that might signify money laundering, tax evasion, or other criminal activities, (iv) additional precautions for accounts sought and managed for non-U.S. persons and (v) verification and certification of money laundering risk with respect to private banking and foreign correspondent banking relationships. For many of these tasks a bank must keep records to be made available to its primary federal regulator. Anti-money laundering rules and policies are developed by a bureau within FinCEN, but compliance by individual institutions is overseen by its primary federal regulator.

The Bank has established appropriate anti-money laundering and customer identification programs. The Bank also maintains records of cash purchases of negotiable instruments, files reports of certain cash transactions exceeding $10,000 (daily aggregate amount), and reports suspicious activity that might signify money laundering, tax evasion, or other criminal activities pursuant to the Bank Secrecy Act. The Bank otherwise has implemented policies and procedures to comply with the foregoing requirements.

The Treasury Department’s Office of Foreign Assets Control, or OFAC, administers and enforces economic and trade sanctions against targeted foreign countries and persons, as defined by various Executive Orders and Acts of Congress. OFAC publishes lists of persons that are the target of sanctions, including the List of Specially Designated Nationals and Blocked Persons. Financial institutions are responsible for, among other things, blocking accounts of and transactions with sanctioned persons and countries, prohibiting unlicensed trade and financial transactions with them and reporting blocked and rejected transactions after their occurrence. If the Company or the Bank finds a name or other information on any transaction, account or wire transfer that is on an OFAC list or that otherwise indicates that the transaction involves a target of sanctions, the Company or the Bank generally must freeze or block such account or transaction, file a suspicious activity report, and notify the appropriate authorities. Banking regulators examine banks for compliance with the economic sanctions regulations administered by OFAC.

The Bank has implemented policies and procedures to comply with the foregoing requirements.

Data Privacy and Cybersecurity

The GLBA and the implementing regulations issued by federal regulatory agencies require financial institutions (including banks, insurance agencies, and broker/dealers) to adopt policies and procedures regarding the disclosure of nonpublic personal information about their customers to non-affiliated third parties. In general, financial institutions are required to explain to customers their policies and procedures regarding the disclosure of such nonpublic personal information and, unless otherwise required or permitted by law, financial institutions are prohibited from disclosing such information except as provided in their policies and procedures. Specifically, the GLBA established certain information security guidelines that require each financial institution, under the supervision and ongoing oversight of its board of directors or an appropriate committee thereof, to develop, implement, and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information, to protect against anticipated threats or hazards to the security or integrity of such information, and to protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer.

Recent cyber-attacks against banks and other financial institutions that resulted in unauthorized access to confidential customer information have prompted the federal banking regulators to issue extensive guidance on cybersecurity. Among other things, financial institutions are expected to design multiple layers of security controls to establish lines of defense and ensure that their risk management processes address the risks posed by compromised customer credentials, including security measures to authenticate customers accessing internet-based services. A financial institution also should have a robust business continuity program to recover from a cyberattack and procedures for monitoring the security of third-party service providers that may have access to nonpublic data at the institution.

The Consumer Financial Protection Bureau

The Dodd-Frank Act created the CFPB, which is an independent bureau with broad authority to regulate the consumer finance industry, including regulated financial institutions, nonbanks and others involved in extending credit to consumers. The CFPB has authority through rulemaking, orders, policy statements, guidance, and enforcement actions to administer and enforce federal consumer financial laws, to oversee several entities and market segments not previously under the supervision of a federal regulator, and to impose its own regulations and pursue enforcement actions when it determines that a practice is unfair, deceptive, or abusive. The federal consumer financial laws and all the functions and responsibilities associated with them, many of which were previously enforced by other federal regulatory agencies, were transferred to the CFPB on July 21, 2011. While the CFPB has the power to interpret, administer, and enforce federal consumer financial laws, the Dodd-Frank Act provides that the federal banking regulatory agencies continue to have examination and enforcement powers over the financial institutions that they supervise relating to the matters within the jurisdiction of the CFPB if such institutions have less than $10 billion in assets. The Dodd-Frank Act also gives state attorneys general the ability to enforce federal consumer protection laws.

Mortgage Loan Origination

The Dodd-Frank Act authorizes the CFPB to establish certain minimum standards for the origination of residential mortgages, including a determination of the borrower’s ability to repay. Under the Dodd-Frank Act and the implementing final rule adopted by the CFPB, or the ATR/QM Rule, a financial institution may not make a residential mortgage loan to a consumer unless it first makes a “reasonable and good faith determination” that the consumer has a “reasonable ability” to repay the loan. In addition, the ATR/QM Rule limits prepayment penalties and permits borrowers to raise certain defenses to foreclosure if they receive any loan other than a “qualified mortgage,” as defined by the CFPB. For this purpose, the ATR/QM Rule defines a “qualified mortgage” to include a loan with a borrower debt-to-income ratio of less than or equal to 43% or, alternatively, a loan eligible for purchase by Fannie Mae or Freddie Mac while they operate under federal conservatorship or receivership, and loans eligible for insurance or guarantee by the Federal Housing Administration, Veterans Administration, or United States Department of Agriculture. Additionally, a qualified mortgage may not: (i) contain excess upfront points and fees; (ii) have a term greater than 30 years; or (iii) include interest only or negative amortization payments. The ATR/QM Rule specifies the types of income and assets that may be considered in the ability-to-repay determination, the permissible sources for verification, and the required methods of calculating the loan’s monthly payments. The ATR/QM Rule became effective in January 2014.

The Regulatory Relief Act provides that for certain insured depository institutions and insured credit unions with less than $10 billion in total consolidated assets, mortgage loans that are originated and retained in portfolio will automatically be deemed to satisfy the “ability to repay” requirement. To qualify for this, the insured depository institutions and credit unions must meet conditions relating to prepayment penalties, points and fees, negative amortization, interest-only features and documentation.

The Regulatory Relief Act directs Federal banking agencies to issue regulations exempting certain insured depository institutions and insured credit unions with assets of $10 billion or less from the requirement to establish escrow accounts for certain residential mortgage loans.

Insured depository institutions and insured credit unions that originated fewer than 500 closed-end mortgage loans or 500 open-end lines of credit in each of the two preceding years are exempt from a subset of disclosure requirements (recently imposed by the CFPB) under the Home Mortgage Disclosure Act, or HMDA, provided they have received certain minimum CRA ratings in their most recent examinations.

The Regulatory Relief Act also directs the Comptroller of the Currency to conduct a study assessing the effect of the exemption described above on the amount of HMDA data available at the national and local level.

In addition, Section 941 of the Dodd-Frank Act amended the Exchange Act to require sponsors of asset-backed securities (“ABS”) to retain at least 5% of the credit risk of the assets underlying the securities and generally prohibits sponsors from transferring or hedging that credit risk. In October 2014, the federal banking regulatory agencies adopted a final rule to implement this requirement (the “Risk Retention Rule”). Among other things, the Risk Retention Rule requires a securitizer to retain not less than 5% of the credit risk of any asset that the securitizer, through the issuance of an ABS, transfers, sells, or conveys to a third party; and prohibits a securitizer from directly or indirectly hedging or otherwise transferring the credit risk that the securitizer is required to retain. In certain situations, the final rule allows securitizers to allocate a portion of the risk retention requirement to the originator(s) of the securitized assets, if an originator contributes at least 20% of the assets in the securitization. The Risk Retention Rule also provides an exemption to the risk retention requirements for an ABS collateralized exclusively by Qualified Residential Mortgages, or QRMs, and ties the definition of a QRM to the definition of a “qualified mortgage” established by the CFPB for purposes of evaluating a consumer’s ability to repay a mortgage loan. The federal banking agencies have agreed to review the definition of QRMs in 2019, following the CFPB’s own review of its “qualified mortgage” regulation. For purposes of residential mortgage securitizations, the Risk Retention Rule took effect on December 24, 2015. For all other securitizations, the rule took effect on December 24, 2016.

The Volcker Rule

In December, 2013, five federal financial regulatory agencies, including the Federal Reserve, adopted final rules implementing the so-called “Volcker Rule” embodied in Section 13 of the BHC Act, which was added by the Dodd-Frank Act. In general, the Volcker Rule prohibits banking entities from (1) engaging in short-term proprietary trading for their own accounts, and (2) having certain ownership interests in, and relationships with, hedge funds or private equity funds, or covered funds. The Volcker Rule is intended to provide greater clarity with respect to both the extent of those primary prohibitions and the related exemptions and exclusions.

The Regulatory Relief Act creates an exemption from prohibitions on propriety trading, and relationships with certain investment funds for banking entities with (i) less than $10 billion in total consolidated assets, and (ii) trading assets and trading liabilities less than 5% of its total consolidated assets. Currently, all banks are subject to these prohibitions pursuant to the Dodd-Frank Act. Any insured depository institution that is controlled by a company that itself exceeds these $10 billion and 5% thresholds would not qualify the exemption. In addition, the Regulatory Relief Act eases certain Volcker Rule restrictions on all bank entities, regardless of size, for simply sharing a name with hedge funds and private equity funds they organize. While the Company would be exempt from the prohibition on proprietary trading pursuant to the Regulatory Relief Act, currently, the Company does not have any ownership interest in, or relationships with, hedge funds or private equity funds, or covered funds, or engage in any activities that would have previously subjected it to the Volcker Rule.

Other Provisions of the Dodd-Frank Act

The Dodd-Frank Act implements far-reaching changes across the financial regulatory landscape. In addition to the reforms previously mentioned, the Dodd-Frank Act also:

•

requires BHCs and banks to be both well capitalized and well managed in order to acquire banks located outside their home state and requires any BHC electing to be treated as a financial holding company to be both well managed and well capitalized;

•

eliminates all remaining restrictions on interstate banking by authorizing national and state banks to establish de novo branches in any state that would permit a bank chartered in that state to open a branch at that location; and

•	repeals Regulation Q, the federal prohibition on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts.

Although a significant number of the rules and regulations mandated by the Dodd-Frank Act have been finalized, many of the requirements called for have yet to be implemented and will likely be subject to implementing regulations over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various agencies, the full extent of the impact such requirements will have on financial institutions’ operations is unclear.

Federal Home Loan Bank Membership

The Bank is a member of the FHLB. Each member of the FHLB is required to maintain a minimum investment in the Class B stock of the FHLB. The Board of Directors of the FHLB can increase the minimum investment requirements in the event it has concluded that additional capital is required to allow it to meet its own regulatory capital requirements. Any increase in the minimum investment requirements outside of specified ranges requires the approval of the Federal Housing Finance Agency. Because the extent of any obligation to increase the level of investment in the FHLB depends entirely upon the occurrence of a future event, we presently are unable to determine the extent of future required potential payments to the FHLB. Additionally, if a member financial institution fails, the right of the FHLB to seek repayment of funds loaned to that institution will take priority (a super lien) over the rights of all other creditors.

The Tax Act

In December 2017, the Tax Act was signed into law. The Tax Act includes a number of provisions that impact us, including the following:

•

Tax Rate. The Tax Act replaces the graduated corporate tax rates applicable under prior law, which imposed a maximum tax rate of 35%, with a reduced 21% flat tax rate. Although the reduced tax rate is generally favorable to us by resulting in increased earnings and capital, it decreased the value of our existing deferred tax assets. GAAP requires that the impact of the provisions of the Tax Act be accounted for in the period of enactment. As a result, we recorded net income tax expense of $1.2 million in 2017 related to this revaluation.

•

Employee Compensation. A “publicly held corporation” is not permitted to deduct compensation in excess of $1 million per year paid to certain employees. The Tax Act eliminates certain exceptions to the $1 million limit applicable under prior to law related to performance-based compensation, such as equity grants and cash bonuses that are paid only on the attainment of performance goals.

•

Business Asset Expensing. The Tax Act allows taxpayers immediately to expense the entire cost (instead of only 50%, as under prior law) of certain depreciable tangible property and real property improvements acquired and placed in service after September 27, 2017 and before January 1, 2023 (with an additional year for certain property). This 100% “bonus” depreciation is phased out proportionately for property placed in service on or after January 1, 2023 and before January 1, 2027 (with an additional year for certain property).

•

Interest Expense. The Tax Act limits a taxpayer’s annual deduction of business interest expense to the sum of (i) business interest income and (ii) 30% of “adjusted taxable income,” defined as a business’s taxable income without considering business interest income or expense, net operating losses, and, for 2018 through 2021, depreciation, amortization and depletion.

Other Laws and Regulations

Our operations are subject to several additional laws, some of which are specific to banking and others of which are applicable to commercial operations generally. For example, with respect to our lending practices, we are subject to the following laws and regulations, among several others:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

HMDA, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•

Fair Credit Reporting Act of 1978, as amended by the Fair and Accurate Credit Transactions Act, governing the use and provision of information to credit reporting agencies, certain identity theft protections, and certain credit and other disclosures;

•	Fair Debt Collection Practices Act, governing how consumer debts may be collected by collection agencies;

•

Real Estate Settlement Procedures Act, requiring certain disclosures concerning loan closing costs and escrows, and governing transfers of loan servicing and the amounts of escrows for loans secured by one-to-four family residential properties;

•	Rules and regulations established by the National Flood Insurance Program;

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

Our deposit operations are subject to federal laws applicable to depository accounts, including:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Truth-In-Savings Act, requiring certain disclosures for consumer deposit accounts;

•

Electronic Funds Transfer Act and Regulation E of the Federal Reserve, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

We are also subject to a variety of laws and regulations that are not limited to banking organizations. For example, in lending to commercial and consumer borrowers, and in owning and operating our own property, we are subject to regulations and potential liabilities under state and federal environmental laws. In addition, we must comply with privacy and data security laws and regulations at both the federal and state level.

We are heavily regulated by regulatory agencies at the federal and state levels. Like most of our competitors, we have faced and expect to continue to face increased regulation and regulatory and political scrutiny, which creates significant uncertainty for us, as well as for the financial services industry in general.

Enforcement Powers

The federal regulatory agencies have substantial penalties available to use against depository institutions and certain “institution-affiliated parties.” Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants, such as attorneys, accountants, and others who participate in the conduct of the financial institution’s affairs. An institution can be subject to an enforcement action due to the failure to timely file required reports, the filing of false or misleading information, or the submission of inaccurate reports, or engaging in other unsafe or unsound banking practices. Civil penalties may be as high as $1,924,589 per day for violations.

The Financial Institution Reform Recovery and Enforcement Act provided regulators with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties and to terminate an institution’s deposit insurance. It also expanded the power of banking regulatory agencies to issue regulatory orders. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification, or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate. The Dodd-Frank Act increases regulatory oversight, supervision and examination of banks, BHCs, and their respective subsidiaries by the appropriate regulatory agency.

Future Legislation and Regulation

Regulators have increased their focus on the regulation of the financial services industry in recent years, leading in many cases to greater uncertainty and compliance costs for regulated entities. Proposals that could substantially intensify the regulation of the financial services industry have been and may be expected to continue to be introduced in the United States Congress, in state legislatures, and by applicable regulatory authorities. These proposals may change banking statutes and regulations and our operating environment in substantial and unpredictable ways. If enacted, these proposals could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. We cannot predict whether any of these proposals will be enacted and, if enacted, the effect that these proposals, or any implementing regulations, would have on our business, results of operations, or financial condition.

CERTAIN MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock relevant to “Non-U.S. Holders,” as defined below, who acquire our common stock in this offering and hold it as a capital asset. This summary is based on the provisions of the Internal Revenue Code and applicable Treasury Regulations thereunder, judicial rulings, administrative pronouncements and decisions as of the date of this prospectus, all of which are subject to change or may be subject to differing interpretations at any time with possible retroactive effect. We have not sought and do not plan to seek any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and we cannot assure you that the IRS or a court will agree with our statements and conclusions.

This summary is for general information purposes and does not address all U.S. federal income and estate tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” (as defined in the Internal Revenue Code);

•

persons in special situations, such as those that have elected to mark securities to market or that hold our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	investment funds, brokers, dealers or traders in securities;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code; and

•

tax-qualified retirement plans, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Internal Revenue Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This summary is limited to Non-U.S. Holders who will hold our common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code and does not discuss any tax considerations other than U.S. federal income tax and certain U.S. federal estate tax considerations. Each potential Non-U.S. Holder should consult its own tax advisor regarding the application of U.S. federal income and estate tax laws and the consequences of state, local, foreign and any other tax consequences of the purchase, ownership and disposition of our common stock.

Non-U.S. Holder Defined

For purposes of this summary, a “Non-U.S. Holder” is any beneficial owner of our common stock that is:

•	a non-resident alien individual;

•	a foreign corporation (or other entity taxable as a foreign corporation);

•	a foreign estate, the income of which is not subject to U.S. federal income taxation regardless of its source; or

•

a trust that does not have in effect a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person and either (i) no court within the United States is able to exercise primary supervision over the trust’s administration or (ii) no U.S. persons have the authority to control all substantial decisions of that trust.

Distributions

As discussed above, we do not currently expect to pay dividends. If we do make a distribution of cash or property (other than certain stock distributions) with respect to our common stock, any such distribution generally will be treated as a dividend to the extent of our current and accumulated earnings and profits as determined under United States federal income tax principles. To the extent any such distributions exceed both our current and accumulated earnings and profits, they will first constitute a tax-free return of the Non-U.S. Holder’s investment, on a share-by-share basis that is applied against and reduces, but not below zero, such Non-U.S. Holder’s adjusted tax basis in the common stock of such person. Any remaining excess will be treated as capital gain realized from the sale or exchange of our common stock as described below under “—Gain on Disposition of Common Stock.”

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Accounts” and the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. In order to receive a reduced treaty withholding tax rate and to avoid backup withholding, as described below, a Non-U.S. Holder must furnish a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) prior to the payment of the dividend certifying under penalties of perjury that the Non-U.S. Holder is entitled to a reduction in withholding under an applicable income tax treaty. A Non-U.S. Holder that holds our common stock through a financial institution or other agent will be required to provide appropriate documentation to the financial institution or other agent, which then will be required to provide certification to us or our paying agent either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced income tax treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying under penalties of perjury that the dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so provides, attributable to a permanent establishment or fixed base maintained in the United States).

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates that also apply to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale, exchange or other taxable disposition of our common stock (including a redemption treated as a sale or exchange rather than a distribution for United States federal income tax purposes) unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

we are or have been a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period for our common stock, or the relevant period, and the Non-U.S. Holder (i) disposes of our common stock during a calendar year when our common stock is not regularly traded on an established securities market or (ii) owned (directly, indirectly, and constructively) more than 5% of our common stock at any time during the relevant period.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates that also apply to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder, provided the Non-U.S. Holder timely files a U.S. federal income tax returns with respect to such losses.

Gain from a disposition of our common stock described in the third bullet point above will be subject to tax generally as if the gain were effectively connected with the conduct of a trade or business in the United States, except that the “branch profits tax” will not apply. We believe we currently are not, and we do not anticipate becoming, a USRPHC; however, there can be no assurance that we currently are not a USRPHC or will not become one in the future. Generally, a corporation is a USRPHC only if the fair market value of its United States real property interests (as defined in the Internal Revenue Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends and the payment of the proceeds from the sale of shares or our common stock effected at a U.S. office of a broker on our common stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with Treasury regulations, or otherwise establishes an exemption.

However, we are required to file information returns with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Internal Revenue Code (commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of dividends on our common stock, or gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019 to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Internal Revenue Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Internal Revenue Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Internal Revenue Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

U.S. Federal Estate Tax

The estate of a nonresident alien individual decedent is generally subject to U.S. federal estate tax on property having a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent at the time of the decedent’s death, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. An estate tax credit is available to reduce the net tax liability of a nonresident alien’s estate, but the estate tax credit for a nonresident alien is generally much smaller than the applicable credit for computing the estate tax of a U.S. resident. Nonresident aliens should consult their personal tax advisors regarding the U.S. federal estate tax consequences of owning our common stock.

THIS DISCUSSION IS NOT INTENDED TO BE, AND DOES NOT CONSTITUTE, TAX ADVICE. NON-U.S. HOLDER’S SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

UNDERWRITING

Barclays Capital Inc. and Keefe, Bruyette & Woods, Inc. are acting as representatives of the underwriters and joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us and the selling shareholders the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.
Keefe, Bruyette & Woods, Inc.

Total

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•

the obligation to purchase all the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us and the selling shareholders to the underwriters are true;

•	there is no material change in our business or the financial markets; shareholders

•	we and the selling shareholders deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we and the selling shareholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us and the selling shareholders for the shares.

	Us		Selling Shareholders
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per Share	$	$	$	$
Total	$	$	$	$

The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $             per share. If all the shares are not sold at the initial public offering price following the initial offering, the representatives may change the offering price and other selling terms.

The expenses of the offering that are payable by us and the selling shareholders are estimated to be approximately $              (excluding the underwriting discount). We have agreed to reimburse the underwriters for expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority up to $            .

Option to Purchase Additional Shares

We and the selling shareholders have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an additional              shares from

us and              shares from the selling shareholders at the public offering price less underwriting discounts and commissions. This option may be exercised to the extent the underwriters sell more than              shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We, our executive officers and directors, the selling shareholders and each of our other equity and option holders who beneficially own at least         % of our outstanding common stock on a fully diluted basis have agreed that, for a period of 180 days after the date of this prospectus, subject to certain limited exceptions as described below, we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock (other than the common stock being sold in the offering or stock and shares issued pursuant to employee benefit plans, qualified stock option plans, or other employee compensation plans existing on the date of this prospectus), or sell or grant options, rights or warrants with respect to any shares of common stock or securities convertible into or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be confidentially submitted or filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable into common stock or any of our other securities (other than any registration statement on Form S-8), or (4) publicly disclose the intention to do any of the foregoing for a period commencing on the date of the prospectus related to the offering and ending on the 180th day after such date (such period, the lock-up period).

The restrictions above do not apply to: (a) transactions relating to shares of common stock or other securities acquired in the open market after the completion of the offering, (b) bona fide gifts, sales or other dispositions of shares of any class of the Company’s capital stock, in each case that are made exclusively between and among the holder or members of the holder’s family, or affiliates of the holder, including its partners (if a partnership) or members (if a limited liability company); provided that it shall be a condition to any transfer pursuant to this clause (b) that (i) the transferee/donee agrees to be bound by the terms set forth above (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto, (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act, as amended), and the Exchange Act, as amended to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the lock-up period, and (iii) the holder notifies Barclays Capital Inc. and Keefe, Bruyette & Woods, Inc. at least two business days prior to the proposed transfer or disposition, (c) the exercise of warrants or the exercise of stock options granted pursuant to the Company’s stock option/incentive plans or otherwise outstanding on the date hereof; provided, that the restrictions shall apply to shares of Common Stock issued upon such exercise or conversion, (d) the establishment of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1, or a Rule 10b5-1 Plan, under the Exchange Act; provided, however, that no sales of common stock or securities convertible into, or exchangeable or exercisable for, common stock, shall be made pursuant to a Rule 10b5-1 Plan prior to the expiration of the lock-up period (as the same may be extended); provided further, that the Company is not required to report the establishment of such Rule 10b5-1 Plan in any public report or filing with the Commission under the Exchange Act during the lock-up period and does not otherwise voluntarily effect any such public filing or report regarding such Rule 10b5-1 Plan, and (e) any demands or requests for, exercise any right with respect to, or take any action in preparation of, the registration by the Company under the Securities Act of the holder’s shares of common stock, provided that no transfer of the holder’s shares of common stock registered pursuant to the exercise of any such right and no registration statement shall be filed under the Securities Act with respect to any of the holder’s shares of common stock during the lock-up period.

If the holder is an officer or director of the Company, the holder agrees that the foregoing provisions shall be equally applicable to any issuer-directed stock, as referred to in FINRA Rule 5131(d)(2)(A) that the holder may purchase in the offering pursuant to an allocation of common stock that is directed in writing by the Company.

Barclays Capital Inc. and Keefe, Bruyette & Woods, Inc., in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether to release common stock and other securities from lock-up agreements, Barclays Capital Inc. and Keefe, Bruyette & Woods, Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time. At least three business days before the effectiveness of any release or waiver of any of the restrictions described above with respect to an officer or director of the Company, will notify us of the impending release or waiver and we have agreed to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver, except where the release or waiver is effected solely to permit a transfer of common stock that is not for consideration and where the transferee has agreed in writing to be bound by the same terms as the lock-up agreements described above to the extent and for the duration that such terms remain in effect at the time of transfer.

Offering Price Determination

Prior to this offering, there has been no public market for our common stock. The initial public offering price was negotiated between the representatives and us. In determining the initial public offering price of our common stock, the representatives considered:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies

Indemnification

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares of our common stock offered in this offering for sale to certain of our officers, directors, employees and certain other persons associated with us. The number of shares available for sale to the public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the public on the same basis as the other shares offered hereby. Any participants in this program shall be prohibited from selling, pledging or assigning any shares sold to them pursuant to this program for a period of 180 days after the date of this prospectus. This 180-day lock up period shall be extended with respect to our issuance of an earnings release or if a material news or a material event relating to us occurs, in the same manner as described above under “Lock-Up Agreements.”

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares exceeding the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters exceeding the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing on the New York Stock Exchange

We have applied to have our common stock approved for listing on the New York Stock Exchange under the symbol “SI”.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses. In addition, Barclays Capital Inc. acted as our financial advisor in connection with the sale of our business lending division and retail branch, which closed in March 2019. Barclays Capital Inc. received customary fees and expenses in connection with the transaction. See “Prospectus Summary—Our History.”

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of common stock or possession or distribution of this prospectus or any other offering or publicity material relating to the shares of common stock in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any shares of common stock or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of shares of common stock by it will be made on the same terms.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for details of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, no offer of shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

•	(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

•	(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares referred to in (a) to (c) above shall result in a requirement for Focus or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares is made or who receives any communication in respect of an offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with each representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the representatives have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. This document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents relating to Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Holland & Knight LLP, Washington, D.C. Davis Polk & Wardwell LLP, New York, New York, is acting as counsel for the underwriters in this offering.

As of June 30, 2019, attorneys employed by Holland & Knight owned approximately 38,902 shares of our common stock.

EXPERTS

The consolidated financial statements of Silvergate Capital Corporation and its subsidiaries as of and for the years ended December 31, 2018 and 2017 have been included herein in reliance upon the report of Crowe LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of a registration statement on Form S-1 filed with the SEC, does not contain all the information set forth in the registration statement and the related exhibits and schedules. Some items are omitted in accordance with the rules and regulations of the SEC. Accordingly, we refer you to the complete registration statement, including its exhibits and schedules, for further information about us and the shares of our common stock to be sold in this offering. Statements or summaries in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is filed as an exhibit to the registration statement, each statement or summary is qualified in all respects by reference to the exhibit to which the reference relates. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings with the SEC, including the registration statement, are also available to you for free on the SEC’s website at www.sec.gov.

Upon completion of this offering, we will become subject to the informational and reporting requirements of the Exchange Act and, in accordance with those requirements, will file reports and proxy and information statements with the SEC. You will be able to inspect and obtain copies of these reports and proxy and information statements and other information at the physical and Internet addresses set forth above. We intend to furnish to our shareholders our annual reports containing our audited consolidated financial statements certified by an independent registered public accounting firm.

We also maintain a website at www.silvergatebank.com. On our website we will make available our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on, or accessible through, our website or any other website cited in this prospectus is not part of, or incorporated by reference into, this prospectus.

SILVERGATE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In Thousands, Except Par Value Amounts)

(Unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Cash and due from banks	$2,036	$4,177
Interest earning deposits in other banks	339,325	670,243

Cash and cash equivalents	341,361	674,420
Securities available-for-sale, at fair value	920,481	357,178
Securities held-to-maturity, at amortized cost (fair value of $63 and $72 as of June 30, 2019 and December 31, 2018, respectively)	63	73
Loans held-for-investment, net of allowance for loan losses of $7,049 and $6,723 at June 30, 2019 and December 31, 2018, respectively	684,410	592,781
Loans held-for-sale, at lower of cost or fair value	235,834	350,636
Federal home loan and federal reserve bank stock, at cost	10,264	9,660
Accrued interest receivable	6,296	5,770
Other real estate owned, net	112	31
Premises and equipment, net	3,276	3,656
Operating lease right-of-use assets	5,280	—
Derivative assets	25,698	999
Low income housing tax credit investment	1,008	1,044
Deferred tax assets	—	3,329
Other assets	7,951	4,741

Total assets	$2,242,034	$2,004,318

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand accounts	$1,549,886	$1,525,922
Interest bearing accounts	388,764	152,911
Deposits held-for-sale	—	104,172

Total deposits	1,938,650	1,783,005
Other borrowings	53,545	—
Notes payable	4,286	4,857
Subordinated debentures, net	15,809	15,802
Operating lease liabilities	5,581	—
Accrued expenses and other liabilities	9,415	9,408

Total liabilities	2,027,286	1,813,072
Commitments and contingencies
Preferred stock, $0.01 par value—authorized 10,000 shares; no shares issued or outstanding at June 30, 2019 and December 31, 2018	—	—
Class A common stock, $0.01 par value—authorized 125,000 shares; 16,647 and 16,629 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	166	166
Class B non-voting common stock, $0.01 par value—authorized 25,000 shares; 1,190 and 1,190 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	12	12
Additional paid-in capital	125,599	125,665
Retained earnings	82,056	67,464
Accumulated other comprehensive income (loss)	6,915	(2,061)

Total shareholders’ equity	214,748	191,246

Total liabilities and shareholders’ equity	$2,242,034	$2,004,318

See accompanying notes to unaudited consolidated financial statements

SILVERGATE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

(Unaudited)

	Six Months Ended June 30,
	2019	2018
Interest income
Loans, including fees	$24,795	$22,631
Securities	7,534	3,075
Other interest earning assets	6,855	6,465
Dividends and other	351	273

Total interest income	39,535	32,444
Interest expense
Deposits	1,535	986
Federal home loan bank advances	—	19
Notes payable and other	585	217
Subordinated debentures	531	432

Total interest expense	2,651	1,654

Net interest income before provision for loan losses	36,884	30,790
Provision for loan losses	419	148

Net interest income after provision for loan losses	36,465	30,642
Noninterest income
Mortgage warehouse fee income	712	759
Service fees related to off-balance sheet deposits	1,171	1,110
Deposit related fees	2,158	967
Gain on sale of loans	345	283
Gain on sale of branch, net	5,509	—
Other income	130	269

Total noninterest income	10,025	3,388
Noninterest expense
Salaries and employee benefits	16,847	14,076
Occupancy and equipment	1,885	1,509
Communications and data processing	2,160	1,446
Professional services	2,518	2,411
Federal deposit insurance	343	864
Correspondent bank charges	580	674
Other loan expense	243	141
Other real estate owned expense	5	52
Other general and administrative	1,626	1,756

Total noninterest expense	26,207	22,929

Income before income taxes	20,283	11,101
Income tax expense	5,691	3,067

Net income	$14,592	$8,034

Basic earnings per share	$0.82	$0.53

Diluted earnings per share	$0.80	$0.51

Weighted average shares outstanding:
Basic	17,837	15,252
Diluted	18,267	15,769

See accompanying notes to unaudited consolidated financial statements

SILVERGATE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2019	2018
Net income	$14,592	$8,034
Other comprehensive income (loss):
Change in net unrealized gain (loss) on available-for-sale securities	8,169	(1,736)
Income tax effect	(2,335)	480

Unrealized gain (loss) on available-for-sale securities, net of tax	5,834	(1,256)
Change in net unrealized gain on derivative assets	4,398	384
Income tax effect	(1,256)	(120)

Unrealized gain on derivative instruments, net of tax	3,142	264

Other comprehensive income (loss)	8,976	(992)

Total comprehensive income	$23,568	$7,042

See accompanying notes to unaudited consolidated financial statements

SILVERGATE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In Thousands, Except Share Data)

(Unaudited)

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2018	6,189,206	$62	3,035,004	$30	$29,794	$45,131	$(1,217)	$73,800
Total comprehensive income, net of tax	—	—	—	—	—	3,543	(840)	2,703
Net proceeds from stock issuance	9,500,000	95	—	—	107,789	—	—	107,884
Repurchase of common stock	(317,050)	(3)	(680,456)	(7)	(11,361)	—	—	(11,371)
Shareholder exchanges of Class A common stock for Class B common stock	1,165,000	11	(1,165,000)	(11)		—	—	—
Stock-based compensation	—	—	—	—	2	—	—	2
Exercise of stock options, net of shares withheld for employee taxes	10,000	—	—	—	41	—	—	41

Balance at March 31, 2018	16,547,156	165	1,189,548	12	126,265	48,674	(2,057)	173,059

Total comprehensive income, net of tax	—	—	—	—	—	4,491	(152)	4,339
Stock-based compensation	—	—	—	—	78	—	—	78
Exercise of stock options, net of shares withheld for employee taxes	69,285	1	—	—	(768)	—	—	(767)

Balance at June 30, 2018	16,616,441	$166	1,189,548	$12	$125,575	$53,165	$(2,209)	$176,709

Balance at January 1, 2019	16,628,941	$166	1,189,548	$12	$125,665	$67,464	$(2,061)	$191,246
Total comprehensive income, net of tax	—	—	—	—	—	9,436	436	9,872
Stock-based compensation	—	—	—	—	19	—	—	19

Balance at March 31, 2019	16,628,941	166	1,189,548	12	125,684	76,900	(1,625)	201,137

Total comprehensive income, net of tax	—	—	—	—	—	5,156	8,540	13,696
Stock-based compensation	—	—	—	—	30	—	—	30
Exercise of stock options, net of shares withheld for employee taxes	18,099	—	—	—	(115)	—	—	(115)

Balance at June 30, 2019	16,647,040	$166	1,189,548	$12	$125,599	$82,056	$6,915	$214,748

See accompanying notes to unaudited consolidated financial statements

SILVERGATE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities
Net income	$14,592	$8,034
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	496	549
Amortization of securities premiums and discounts, net	549	200
Amortization of loan premiums and discounts and deferred loan origination fees and costs, net	(364)	507
Stock-based compensation	49	80
Deferred income tax expense (benefit)	162	(437)
Provision for loan losses	419	148
Gain on sale of loans	(345)	(283)
Originations/purchases of loans held-for-sale	(1,321,014)	(1,404,664)
Proceeds from sales of loans held-for-sale	1,315,212	1,411,127
Gain on sale of branch, net	(5,509)	—
Other, net	903	(32)
Changes in operating assets and liabilities:
Accrued interest receivable	(85)	(147)
Other assets	13,126	(1,315)
Accrued expenses and other liabilities	(1,834)	1,973

Net cash provided by operating activities	16,357	15,740

Cash flows from investing activities
Proceeds from paydowns and maturities of securities available-for-sale	12,453	8,548
Purchases of securities available-for-sale	(568,889)	(75,189)
Loan originations and payments, net	(108,269)	(17,951)
Proceeds from sale of loans held-for-sale previously classified as held-for-investment	21,948	—
Purchase of federal home loan and federal reserve bank stock, net	(603)	(2,308)
Proceeds from sale of other real estate owned	62	2,323
Purchase of premises and equipment	(757)	(1,024)
Proceeds from sale of branch, net of cash	32,555	—
Purchases of derivative contracts, net of proceeds	(20,800)	—
Other, net	9	28

Net cash used in investing activities	(632,291)	(85,573)

Cash flows from financing activities
Net change in noninterest bearing deposits	10,798	(189,688)
Net change in interest bearing deposits	219,298	(67,305)
Net change in federal home loan bank advances	—	(15,000)
Net change in other borrowings	53,545	—
Payments made on notes payable	(571)	(571)
Proceeds from common stock issuance, net	—	107,884
Payment of deferred offering costs	(239)	—
Repurchase of common stock	—	(11,371)
Proceeds from stock option exercise	—	77
Taxes paid related to net share settlement of equity awards	(115)	(803)
Other, net	159	—

Net cash provided by (used in) financing activities	282,875	(176,777)

Net decrease in cash and cash equivalents	(333,059)	(246,610)
Cash and cash equivalents, beginning of year	674,420	797,668

Cash and cash equivalents, end of year	$341,361	$551,058

See accompanying notes to unaudited consolidated financial statements

SILVERGATE CAPITAL CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of Business and Summary of Significant Accounting Policies

Nature of Business

The accompanying consolidated financial statements include the accounts of Silvergate Capital Corporation, a Maryland corporation and its wholly-owned subsidiary, Silvergate Bank (the “Bank”), collectively referred to as (the “Company”).

The Bank was incorporated in 1987 and commenced business in 1988 under the California Financial Code as an industrial bank. In February 2009 the Bank converted its charter to a California commercial bank, which gave it the added authority to accept demand deposits. At the same time, the Company also became a registered bank holding company under the federal Bank Holding Company Act. The Bank became a member of the Federal Reserve System in December 2012. The Bank is subject to regulation by the California Department of Business Oversight (“DBO”), and the Federal Reserve Bank of San Francisco (“FRB”), and its deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to applicable legal limits.

On November 15, 2018, the Company and the Bank entered into a purchase and assumption agreement to sell the Bank’s retail branch located in San Marcos, California and business loan portfolio to HomeStreet Bank. The Company completed the sale in March 2019, which included the reduction of $115.4 million in loans, $74.5 million in deposits and resulted in a pre-tax gain on sale of $5.5 million.

Financial Statement Preparation and Presentation

The accompanying interim consolidated financial statements have been prepared by the Company, without audit, in accordance with the instructions to the Form S-1, and Rule 10-01 of Regulation S-X promulgated by the United States Securities and Exchange Commission (the “SEC”) and, therefore, do not include all information and footnotes necessary for a fair presentation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”).

In the opinion of management, the unaudited financial information for the interim periods presented reflects all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the Company’s consolidated financial statements. These consolidated financial statements should be read in conjunction with the consolidated financial statements included in the Company’s Annual Report included in this prospectus for the fiscal year ended December 31, 2018. Operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company’s financial statements and the accompanying notes. Actual results could materially differ from those estimates.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and all other entities in which it has a controlling financial interest. All significant intercompany accounts and transactions have been eliminated in consolidation. Unless the context requires otherwise, all references to the Company include its wholly owned subsidiaries. The accounting and reporting policies of the Company are based upon GAAP and conform to predominant practices within the financial services industry.

Deferred Offering Costs

The Company capitalizes certain legal, accounting, and other third-party fees that are directly associated with in-process equity financings until such financings are consummated. After consummation of the equity financing, these costs are recorded in equity as a reduction from the proceeds of the offering. Should the equity financing for which those costs relate no longer be considered probable of being consummated, all deferred offering costs will be charged to operating expenses in the statement of operations. As of June 30, 2019 and December 31, 2018, the Company has recorded $1.9 million and $1.5 million, respectively of deferred offering costs within other assets in the accompanying consolidated statement of financial condition.

Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This guidance amended existing guidance that requires lessees recognize the following for all leases at the commencement date (1) A lease liability, which is a lessee’s obligation to make lease payments arising from a lease equal to the present value of lease payments; and (2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term, based upon the amount of the lease liability. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. In July 2018 the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases and ASU 2018-11, Leases (Topics 842) Targeted Improvements, that updated narrow aspects of ASU 2016-02, include an additional transition method for adoption that results in initial recognition of a cumulative effect adjustment to retained earnings in the year of adoption and a practical expedient for lessors. These amendments were effective for fiscal years beginning after December 15, 2018. The Company has operating leases for its headquarters and bank branches that fall under Topic 842. The Company elected certain practical expedients upon transition, including retaining the lease classification for any leases that existed prior to adoption of the standard, the transition method with the application date at the beginning of the adoption period, which was January 1, 2019, elected to separate non-lease components and not to recognize short term leases. The impact of the adoption was an increase in assets and liabilities of approximately $5.5 million on its consolidated statement of financial condition. See “Note 9—Commitments and Contingencies —Operating Leases” for more information.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force). This ASU requires that implementation costs incurred by customers in a cloud computing arrangement be deferred and recognized over the non-cancellable term of the cloud computing arrangements plus any optional renewal periods (1) that are reasonably certain to be exercised by the customer or (2) for which exercise of the renewal option is controlled by the cloud service provider, if those costs would have been capitalized in a software licensing arrangement under the internal-use software guidance under ASC 350-40. For public business entities, amendments in this update are effective for fiscal years ending after December 15, 2020. Early adoption is permitted, including adoption in any interim period, for all entities. The amendments in this update should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company adopted the guidance prospectively as of January 1, 2019. During the six months ended June 30, 2019 the Company deferred approximately $0.9 million under the new guidance.

Recently issued accounting pronouncements not yet effective

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326) to replace the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables, held to maturity debt securities, and reinsurance receivables. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor. These amendments are effective for fiscal years beginning after December 15, 2019 for SEC registrants and after December 15, 2020, for Public Business Entities, or PBEs. In July 2019, FASB voted to delay the effective date for smaller reporting companies, such as the Company, until fiscal years beginning after December 15, 2022, pending final approval. For debt securities with other than temporary impairment (OTTI), the guidance will be applied prospectively and for existing purchased credit impaired (PCI) assets will be grandfathered and classified as purchased credit deteriorated (PCD) assets at the date of adoption. The asset will be grossed up for the allowance for expected credit losses for all PCD assets at the date of adoption and will continue to recognize the noncredit discount in interest income based on the yield such assets as of the adoption date. Subsequent changes in expected credit losses will be recorded through the allowance. For all other assets with the scope of CECL, the cumulative effect adjustment will be recognized in retained earnings as of the beginning of the first reporting period in which the guidance is effective. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which clarify that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. The Company formed a CECL implementation committee in 2018 which prepared a project plan to migrate towards the adoption date. As part of the project plan, the Company contracted a third party vendor to assist in the application and analysis of ASU 2016-13 as well as a third party vendor to perform an independent model validation. As part of this process, the Company has determined preliminary loan pool segmentation under CECL, as well as evaluated the key economic loss drivers for each segment. The Company continues to work through the implementation plan and have made significant progress by performing data gap assessments, completed remediation efforts and established preliminary decisions regarding economic scenarios. The Company had an initial CECL model operational during the second quarter of 2019, and plan to run the new model alongside the current incurred loss methodology until the date of adoption. The Company expects to continually address any gaps in interpretations, methodology, data and operational processes based upon reviews and tests. The Company continues to evaluate the effects of ASU 2016-13 on its financial statements and disclosures.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The updated guidance improves the disclosure requirements on fair value measurements. The updated guidance if effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for any removed or modified disclosures. The Company is currently assessing the timing and impact of adopting the updated provisions.

With the exception of the updated standards discussed above, there have been no new accounting pronouncements not yet effective that have significance, or potential significance, to the Company’s consolidated financial statements.

Note 2—Securities

The fair value of available-for-sale securities and their related gross unrealized gains and losses at the dates indicated are as follows:

	Available-for-sale securities
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
June 30, 2019
Residential mortgage-backed securities:
Government agency mortgage-backed securities	$800	$30	$—	$830
Government agency collateralized mortgage obligation	238,118	341	(93)	238,366
Private-label collateralized mortgage obligation	28,595	326	(221)	28,700
Commercial mortgage-backed securities:
Government agency collateralized mortgage obligation	23,662	—	(163)	23,499
Private-label collateralized mortgage obligation	364,298	9,168	—	373,466
Asset backed securities:
Government sponsored student loan pools	259,336	—	(3,716)	255,620

	$914,809	$9,865	$(4,193)	$920,481

December 31, 2018
Residential mortgage-backed securities:
Government agency mortgage-backed securities	$932	$25	$—	$957
Government agency collateralized mortgage obligation	50,888	37	(625)	50,300
Private-label collateralized mortgage obligation	23,988	64	(107)	23,945
Commercial mortgage-backed securities:
Government agency collateralized mortgage obligation	23,817	—	(1,065)	22,752
Asset backed securities:
Government sponsored student loan pools	260,050	188	(1,014)	259,224

	$359,675	$314	$(2,811)	$357,178

The amortized cost, unrealized gains and losses, and fair value of securities held-to-maturity at the dates indicated are as follows:

	Held-to-maturity securities
	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
	(Dollars in thousands)
June 30, 2019
Collateralized mortgage obligations	$63	$—	$—	$63

December 31, 2018
Collateralized mortgage obligations	$73	$—	$(1)	$72

At June 30, 2019 and December 31, 2018, the Company had no private-label held-to-maturity CMOs.

At June 30, 2019, there were $60.1 million investment securities pledged for borrowings. There were no investment securities pledged for borrowings or for other purposes as required or permitted by law as of December 31, 2018.

At June 30, 2019, the total fair value of securities issued by five individual issuers, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity was $322.5 million.

Securities with unrealized losses as of the dates indicated, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Available-for-sale securities
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
June 30, 2019
Residential mortgage-backed securities:
Government agency collateralized mortgage obligation	11,916	(40)	12,468	(53)	24,384	(93)
Private-label collateralized mortgage obligation	—	—	16,905	(221)	16,905	(221)
Commercial mortgage-backed securities:
Government agency collateralized mortgage obligation	—	—	23,499	(163)	23,499	(163)
Asset backed securities:
Government sponsored student loan pools	174,379	(2,396)	81,241	(1,320)	255,620	(3,716)

	$186,295	$(2,436)	$134,113	$(1,757)	$320,408	$(4,193)

December 31, 2018
Residential mortgage-backed securities:
Government agency collateralized mortgage obligation	$9,952	$(58)	$29,450	$(567)	$39,402	$(625)
Private-label collateralized mortgage obligation	19,061	(80)	1,703	(27)	20,764	(107)
Commercial mortgage-backed securities:
Government agency collateralized mortgage obligation	—	—	22,752	(1,065)	22,752	(1,065)
Asset backed securities:
Government sponsored student loan pools	219,169	(1,014)	—	—	219,169	(1,014)

	$248,182	$(1,152)	$53,905	$(1,659)	$302,087	$(2,811)

As indicated in the tables above, as of June 30, 2019, the Company’s investment securities had gross unrealized losses totaling approximately $4.2 million, compared to approximately $2.8 million at December 31, 2018. The Company analyzed all of its securities with an unrealized loss position. For each security, the

Company analyzed the credit quality and performed a projected cash flow analysis. In analyzing the credit quality, management may consider whether the securities are issued by the federal government, its agencies or its sponsored entities, or non-governmental entities, whether downgrades by bond rating agencies have occurred, and if credit quality has deteriorated. In analyzing the issuer’s financial condition, management may consider whether the securities are issued by the federal government, its agencies or its sponsored entities, or non-governmental entities, whether downgrades by bond rating agencies have occurred, and the results of review of the issuer’s financial condition. When performing a cash flow analysis the Company uses models that project prepayments, default rates, and loss severities on the collateral supporting the security, based on underlying loan level borrower and loan characteristics and interest rate assumptions. In addition, the Company has contracted with third party companies to perform independent cash flow analyses of its securities portfolio as needed. Based on these analyses and reviews conducted by the Company, and assisted by independent third parties, the Company determined that none of its securities required an other-than-temporary impairment charge at June 30, 2019 or December 31, 2018. Management continues to expect to recover the adjusted amortized cost basis of these bonds.

As of June 30, 2019, the Company had 30 securities whose estimated fair value declined 1.29% from the Company’s amortized cost; at December 31, 2018, the Company had 32 securities whose estimated fair value declined 0.92% from the Company’s amortized cost. The unrealized losses relate principally to the general change in market interest rates since the purchase dates and such unrecognized losses will continue to vary with general market interest rate fluctuations in the future. Fair values are expected to recover as the securities approach their respective maturity dates and management believes it is not more likely than not it will be required to sell before recovery of the amortized cost basis.

There were no sales and calls of securities and no credit losses recognized in earnings for the six months ended June 30, 2019 and 2018.

Note 3—Loans

The following disclosure reports the Company’s loan portfolio segments and classes. Segments are groupings of similar loans at a level in which the Company has adopted systematic methods of documentation for determining its allowance for loan and credit losses. Classes are a disaggregation of the portfolio segments. The Company’s loan portfolio segments are:

Real estate loans. Real estate includes loans for which the Company holds one-to-four family, multi-family, commercial and construction real property as collateral. Commercial real estate lending activity is typically restricted to owner-occupied properties or to investor properties that are owned by customers with a current banking relationship. The primary risks of real estate mortgage loans include the borrower’s inability to pay, material decreases in the value of the real estate that is being held as collateral and significant increases in interest rates, which may make the real estate mortgage loan unprofitable. Real estate loans also may be adversely affected by conditions in the real estate markets or in the general economy.

Commercial and industrial. Commercial and industrial loans consist of loans and lines of credit to small and medium-sized businesses in a wide variety of industries, including distributors, manufacturers, software developers business services companies and independent finance companies. Commercial and industrial loans are generally collateralized by accounts receivable, inventory, equipment, loan and lease receivables, and other commercial assets, and may be supported by other credit enhancements such as personal guarantees. Risk may arise from differences between expected and actual cash flows and/or liquidity levels of the borrowers, as well as the type of collateral securing these loans and the reliability of the conversion thereof to cash. Since the March 2019 sale of our business loan portfolio, commercial and industrial loans consist primarily of asset based loans.

Consumer and other. Consumer loans consist of consumer loans and other loans secured by personal property.

Reverse mortgage. From 2012 to 2014, the Company purchased home equity conversion mortgage (“HECM”) loans (also known as reverse loans mortgage loans) which are a special type of home loan, for homeowners aged 62 years or older, that requires no monthly mortgage payments. Reverse mortgage loan insurance is provided by the U.S. Federal Housing Administration through the HECM program which protects lenders from losses due to non-repayment of the loans. In mid-2014, the Bank ceased purchases of reverse mortgage loans and, began selling its remaining loans in the secondary market. At June 30, 2019, the Bank owned $1.7 million of reverse mortgage loans.

Mortgage warehouse. The Company’s warehouse lending division provides short-term interim funding for single-family residential mortgage loans originated by mortgage bankers or other lenders pending the sale of such loans in the secondary market. The Company’s risk is mitigated by comprehensive policies, procedures, and controls governing this activity, partial loan funding by the originating lender, guaranties or additional monies pledged to the Company as security, the short holding period of funded loans on the Company’s balance sheet. In addition, the loss rates of this portfolio have historically been minimal, and these loans are all subject to written purchase commitments from takeout investors or are hedged. The Company’s mortgage warehouse loans may either be held-for-investment or held-for-sale depending on the underlying contract. The company sold approximately $100.6 million and $110.1 million loans to participants during the six months ended June 30, 2019 and 2018, respectively. At June 30, 2019 and December 31, 2018, gross warehouse loans were approximately $281.8 million and $252.6 million, respectively.

A summary of loans as of the periods presented are as follows:

	June 30, 2019	December 31, 2018
	(Dollars in thousands)
Real estate loans:
One-to-four family	$203,885	$190,885
Multi-family	80,080	40,584
Commercial	331,034	309,655
Construction	3,137	3,847
Commercial and industrial	10,658	8,586
Consumer and other	199	150
Reverse mortgage	1,686	1,742
Mortgage warehouse	57,923	41,586

Total gross loans held-for-investment	688,602	597,035
Deferred fees, net	2,857	2,469

Total loans held-for-investment	691,459	599,504

Allowance for loan losses	(7,049)	(6,723)

Total loans held-for-investment, net	$684,410	$592,781

Total loans held-for-sale	$235,834	$350,636

At June 30, 2019 and December 31, 2018, approximately $619.8 million and $546.7 million, respectively, of the Company’s loan portfolio were collateralized by various forms of real estate. A significant percentage of such loans are collateralized by properties located in California (71.4% and 69.7% as of June 30, 2019 and December 31, 2018, respectively), Arizona (7.6% and 7.3% as of June 30, 2019 and December 31, 2018, respectively), and Florida (2.5% and 3.4% as of June 30, 2019 and December 31, 2018, respectively) with no other state greater than 5%. The Company attempts to address and mitigate concentrations of credit risk by making loans that are diversified by collateral type, placing limits on the amounts of various categories of loans relative to total Company capital, and conducting quarterly reviews of its portfolio by collateral type, geography, and other characteristics. While management believes that the collateral presently securing its portfolio and the recorded allowance for loan losses are adequate to absorb potential losses, there can be no assurances that significant deterioration in the California, Florida and Arizona real estate markets would not expose the Company to significantly greater credit risk.

Recorded investment in loans excludes accrued interest receivable, loan origination fees, net and unamortized premium or discount, net due to immateriality. Accrued interest on loans held-for-investment totaled approximately $2.4 million and $2.1 million and deferred fees totaled approximately $2.9 million and $2.5 million at June 30, 2019 and December 31, 2018, respectively.

Allowance for Loan Losses

The following tables present the allocation of the allowance for loan losses, as well as the activity in the allowance by loan class, and recorded investment in loans held-for-investment as of and for the periods presented:

	Six Months Ended June 30, 2019
	One-to -Four Family	Multi- Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer and Other	Reverse Mortgage	Mortgage Warehouse	Total
	(Dollars in thousands)
Balance, December 31, 2018	$1,848	$483	$3,854	$98	$156	$1	$54	$229	$6,723
Charge-offs	(93)	—	—	—	—	—	—	—	(93)
Recoveries	—	—	—	—	—	—	—	—	—
Provision for loan losses	14	396	(93)	(19)	81	—	(18)	58	419

Balance, June 30, 2019	$1,769	$879	$3,761	$79	$237	$1	$36	$287	$7,049

	Six Months Ended June 30, 2018
	One-to -Four Family	Multi- Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer and Other	Reverse Mortgage	Mortgage Warehouse	Total
	(Dollars in thousands)
Balance, December 31, 2017	$1,991	$226	$4,711	$140	$677	$18	$41	$361	$8,165
Charge-offs	—	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	12	—	1	—	13
Provision for loan losses	(209)	(26)	(256)	(10)	735	(17)	4	(73)	148

Balance, June 30, 2018	$1,782	$200	$4,455	$130	$1,424	$1	$46	$288	$8,326

	June 30, 2019
	One-to -Four Family	Multi- Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer and Other	Reverse Mortgage	Mortgage Warehouse	Total
	(Dollars in thousands)
Amount of allowance attributed to:
Specifically evaluated impaired loans	$—	$—	$—	$—	$—	$—	$29	$—	$29
General portfolio allocation	1,769	879	3,761	79	237	1	7	287	7,020

Total allowance for loan losses	$1,769	$879	$3,761	$79	$237	$1	$36	$287	$7,049

Loans evaluated for impairment:
Specifically evaluated	$4,394	$—	$7,821	$—	$1,848	$—	$1,142	$—	$15,205
Collectively evaluated	199,491	80,080	323,213	3,137	8,810	199	544	57,923	673,397

Total gross loans held-for-investment	$203,885	$80,080	$331,034	$3,137	$10,658	$199	$1,686	$57,923	$688,602

	December 31, 2018
	One-to -Four Family	Multi- Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer and Other	Reverse Mortgage	Mortgage Warehouse	Total
	(Dollars in thousands)
Amount of allowance attributed to:
Specifically evaluated impaired loans	$—	$—	$—	$—	$—	$—	$47	$—	$47
General portfolio allocation	1,848	483	3,854	98	156	1	7	229	6,676

Total allowance for loan losses	$1,848	$483	$3,854	$98	$156	$1	$54	$229	$6,723

Loans evaluated for impairment:
Specifically evaluated	$3,342	$—	$7,946	$—	$3,596	$—	$1,223	$—	$16,107
Collectively evaluated	187,543	40,584	301,709	3,847	4,990	150	519	41,586	580,928

Total gross loans held-for-investment	$190,885	$40,584	$309,655	$3,847	$8,586	$150	$1,742	$41,586	$597,035

Impaired Loans

The following tables provide a summary of the Company’s investment in impaired loans as of and for the periods presented:

	June 30, 2019
	Unpaid Principal Balance	Recorded Investment	Related Allowance
	(Dollars in thousands)
With no related allowance recorded:
Real estate loans:
One-to-four family	$4,925	$4,394	$—
Commercial	8,154	7,821	—
Commercial and industrial	2,007	1,848	—
Reverse mortgage	885	811	—

	15,971	14,874	—
With an allowance recorded:
Reverse mortgage	358	331	29

	358	331	29

Total impaired loans	$16,329	$15,205	$29

	December 31, 2018
	Unpaid Principal Balance	Recorded Investment	Related Allowance
	(Dollars in thousands)
With no related allowance recorded:
Real estate loans:
One-to-four family	$3,739	$3,318	$—
Commercial	8,266	7,946	—
Commercial and industrial	3,754	3,596	—
Reverse mortgage	846	797	—

	16,605	15,657	—
With an allowance recorded:
Real estate loans:
One-to-four family	24	24	—
Reverse mortgage	454	426	47

	478	450	47

Total impaired loans	$17,083	$16,107	$47

	Six Months Ended June 30,
	2019		2018
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
With no related allowance recorded:
Real estate loans:
One-to-four family	$3,836	$129	$3,440	$53
Commercial	7,857	196	9,844	276
Commercial and industrial	2,407	70	1,623	127
Reverse mortgage	802	—	1,347	—

	14,902	395	16,254	456
With an allowance recorded:
Real estate loans:
One-to-four family	4	—	30	1
Commercial	—	—	1,945	96
Reverse mortgage	397	—	338	—

	401	—	2,313	97

Total impaired loans	$15,303	$395	$18,567	$553

For purposes of this disclosure, the unpaid principal balance is not reduced for partial charge-offs. Cash basis interest income is not materially different than interest income recognized.

Nonaccrual and Past Due Loans

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually evaluated impaired loans. Nonperforming loans consist of loans on nonaccrual status for which the accrual of interest has been discontinued and loans 90 days or more past due and still accruing interest.

There were no loans past due 90 days or more and still on accrual as of June 30, 2019 and December 31, 2018.

The following tables present by loan class the aging analysis based on contractual terms, nonaccrual loans, and the Company’s recorded investment in loans held-for-investment as of the periods presented:

	June 30, 2019
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total	Nonaccruing	Loans Receivable > 90 Days and Accruing
	(Dollars in thousands)
Real estate loans:
One-to-four family	$—	$591	$2,526	$3,117	$200,768	$203,885	$4,123	$—
Multi-family	—	—	—	—	80,080	80,080	—	—
Commercial	—	—	—	—	331,034	331,034	405	—
Construction	—	—	—	—	3,137	3,137	—	—
Commercial and industrial	—	—	—	—	10,658	10,658	1,848	—
Consumer and other	—	—	—	—	199	199	—	—
Reverse mortgage	—	—	—	—	1,686	1,686	1,142	—
Mortgage warehouse	—	—	—	—	57,923	57,923	—	—

Total gross loans held-for-investment	$—	$591	$2,526	$3,117	$685,485	$688,602	$7,518	$—

	December 31, 2018
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total	Nonaccruing	Loans Receivable > 90 Days and Accruing
	(Dollars in thousands)
Real estate loans:
One-to-four family	$—	$49	$2,991	$3,040	$187,845	$190,885	$3,062	$—
Multi-family	—	—	—	—	40,584	40,584	—	—
Commercial	—	—	—	—	309,655	309,655	422	—
Construction	—	—	—	—	3,847	3,847	—	—
Commercial and industrial	—	—	—	—	8,586	8,586	3,596	—
Consumer and other	—	—	—	—	150	150	—	—
Reverse mortgage	—	—	—	—	1,742	1,742	1,223	—
Mortgage warehouse	—	—	—	—	41,586	41,586	—	—

Total gross loans held-for-investment	$—	$49	$2,991	$3,040	$593,995	$597,035	$8,303	$—

Troubled Debt Restructurings

A loan is identified as a troubled debt restructuring (“TDR”) when a borrower is experiencing financial difficulties and, for economic or legal reasons related to these difficulties, the Company grants a concession to the borrower in the restructuring that it would not otherwise consider. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. The Company has granted a concession when, as a result of the restructuring, it does not expect to collect all amounts due or within the time periods originally due under the original contract, including one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a temporary forbearance with regard to the payment of principal or interest. All troubled debt restructurings are reviewed for potential impairment. Generally, a nonaccrual loan that is restructured remains on nonaccrual status for a minimum period of six months to demonstrate that the borrower can perform under the restructured terms. If the borrower’s performance under the new terms is not reasonably assured, the loan remains classified as a nonaccrual loan. Loans classified as TDRs are reported as impaired loans.

As of June 30, 2019 and December 31, 2018, the Company has a recorded investment in TDR’s of $1.9 million and $0.5 million, respectively. The Company has not allocated any amount of specific allowance for those loans at June 30, 2019 and has allocated a negligible amount of specific allowance for those loans at December 31, 2018. The Company has not committed to lend additional amounts to these TDRs. No loans were modified as TDRs during the six months ended June 30, 2018.

Modifications of loans classified as TDRs during the six months ended June 30, 2019, are as follows:

	Six Months Ended June 30, 2019
	Number of Loans	Pre- Modifications Outstanding Recorded Investment	Post- Modifications Outstanding Recorded Investment
	(Dollars in thousands)
Troubled debt restructurings:
Real estate loans:
One-to-four family	2	$1,047	$1,047
Commercial and industrial	1	470	471

Total	3	$1,517	$1,518

The TDR’s described above had a no impact the allowance for loan losses and charge-offs during the six months ended June 30, 2019.

A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms. There were no loans modified as TDRs for which there was a payment default within twelve months during the six months ended June 30, 2019 or 2018. There was no provision for loan loss or charge offs for TDR’s that subsequently defaulted during the six months ended June 30, 2019 or 2018.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. This analysis typically includes larger, nonhomogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. The Company uses the following definitions for risk ratings:

Pass:	Loans in all classes that are not adversely rated, are contractually current as to principal and interest, and are otherwise in compliance with the contractual terms of the loan agreement. Management believes that there is a low likelihood of loss related to those loans that are considered pass.

Special mention:	Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard:	Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful:	Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss:	Credits rated as loss are charged-off. Management has no expectation of the recovery of any payments in respect of credits rated as loss.

The following tables present by portfolio class the Company’s internal risk grading system as well as certain other information concerning the credit quality of the Company’s recorded investment in loans held-for-investment as of the periods presented. No assets were classified as loss or doubtful during the periods presented.

	Credit Risk Grades
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
June 30, 2019
Real estate loans:
One-to-four family	$199,762	$—	$4,123	$—	$203,885
Multi-family	80,080	—	—	—	80,080
Commercial	330,629	—	405	—	331,034
Construction	3,137	—	—	—	3,137
Commercial and industrial	8,810	—	1,848	—	10,658
Consumer and other	199	—	—	—	199
Reverse mortgage	369	175	1,142	—	1,686
Mortgage warehouse	57,923	—	—	—	57,923

Total gross loans held-for-investment	$680,909	$175	$7,518	$—	$688,602

	Credit Risk Grades
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
December 31, 2018
Real estate loans:
One-to-four family	$187,823	$—	$3,062	$—	$190,885
Multi-family	40,584	—	—	—	40,584
Commercial	309,233	—	422	—	309,655
Construction	3,847	—	—	—	3,847
Commercial and industrial	4,630	360	3,596	—	8,586
Consumer and other	150	—	—	—	150
Reverse mortgage	214	305	1,223	—	1,742
Mortgage warehouse	41,586	—	—	—	41,586

Total gross loans held-for-investment	$588,067	$665	$8,303	$—	$597,035

Related Party Loans

The Company had related party loans with an outstanding balance of $4.7 million and $5.0 million as of June 30, 2019 and December 31, 2018, respectively. During the six months ended June 30, 2019, the balance of related party loans decreased by $0.3 million due to changes in composition of related parties and received $39,000 million in principal payments.

Note 4—FHLB Advances and Other Borrowings

FHLB Advances

The following table sets forth certain information on our FHLB advances during the period presented:

Six Months Ended June 30, 2018
(Dollars in thousands)
Amount outstanding at period-end	$—
Weighted average interest rate at period-end	—%
Maximum month-end balance during the period	$15,000
Average balance outstanding during the period	$2,569
Weighted average interest rate during the period	1.49%

FHLB advances are secured with eligible collateral consisting of certain real estate loans. Advances from the FHLB are subject to the FHLB’s collateral and underwriting requirements, and as of June 30, 2019 and December 31, 2018, were limited in the aggregate to 35% of the Company’s total assets. Loans with carrying values of approximately $733.9 million and $625.3 million were pledged to the FHLB as of June 30, 2019 and December 31, 2018, respectively. Unused borrowing capacity based on the lesser of the percentage of total assets and pledged collateral was approximately $509.5 million and $472.3 million as of June 30, 2019 and December 31, 2018, respectively.

FRB Advances

The Company is also approved to borrow through the Discount Window of the Federal Reserve Bank of San Francisco on a collateralized basis without any fixed dollar limit. Loans with a carrying value of approximately $10.2 million and $19.0 million were pledged to the FRB at June 30, 2019 and December 31, 2018, respectively. The Company’s borrowing capacity under the Federal Reserve’s discount window program was $7.2 million as of June 30, 2019. At June 30, 2019 and December 31, 2018, there were no borrowings outstanding under any of these lines.

Repurchase Agreements

As of June 30, 2019, the Bank had repurchase agreements with brokers, accounted for as secured borrowings, totaling $53.5 million. The repurchase agreements were renewed in April 2019 and matured in July 2019. The securities pledged had a fair value of $60.1 million and a book value of $60.0 million.

Federal Funds Purchased

The Company may borrow up to an aggregate $32.0 million, overnight on an unsecured basis from three of its correspondent banks. Access to these funds is subject to liquidity availability, market conditions and any negative material change in the Company’s credit profile. As of June 30, 2019, the Company had no outstanding balance of federal funds purchased.

Note 5—Notes Payable

On January 29, 2016, the Company entered into a term loan with a commercial bank for a single principal advance of $8.0 million due to mature on January 29, 2021. Loan interest and principal is payable quarterly commencing April 2016 and accrues interest at an annual rate equal to 2.60% plus the greater of zero percent and the one-month LIBOR rate. The proceeds were used to redeem preferred stock and can be prepaid at any time. The outstanding principal balance at June 30, 2019 and December 31, 2018 was $4.3 million and $4.9 million respectively. Annual principal payments on outstanding borrowings are $1.1 million for years 2019 to 2020 and $2.6 million in 2021.

Note 6—Subordinated Debentures, Net

A trust formed by the Company issued $12.5 million of floating rate trust preferred securities in July 2001 as part of a pooled offering of such securities. The Company issued subordinated debentures to the trust in exchange for its proceeds from the offering. The debentures and related accrued interest represent substantially all of the assets of the trust. The subordinated debentures bear interest at six-month LIBOR plus 375 basis points, which adjusts every six months in January and July of each year. Interest is payable semiannually. At June 30, 2019, the interest rate for the Company’s next scheduled payment was 6.56%, based on six-month LIBOR of 2.81%. On any January 25 or July 25 the Company may redeem the 2001 subordinated debentures at 100% of principal amount plus accrued interest. The 2001 subordinated debentures mature on July 25, 2031.

A second trust formed by the Company issued $3.0 million of trust preferred securities in January 2005 as part of a pooled offering of such securities. The Company issued subordinated debentures to the trust in exchange for its proceeds from the offering. The debentures and related accrued interest represent substantially all of the assets of the trust. The subordinated debentures bear interest at three-month LIBOR plus 185 basis points, which adjusts every three months. Interest is payable quarterly. At June 30, 2019, the interest rate for the Company’s next scheduled payment was 4.26%, based on three-month LIBOR of 2.41%. On the 15th day of any March, June, September, or December, the Company may redeem the 2005 subordinated debentures at 100% of principal amount plus accrued interest. The 2005 subordinated debentures mature on March 15, 2035.

The Company also retained a 3% minority interest in each of these trusts which is included in subordinated debentures. The balance of the equity in the trusts is comprised of mandatorily redeemable preferred securities. The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The Company has the right to defer interest payments on the subordinated debentures from time to time for a period not to exceed five years.

Note 7—Derivative and Hedging Activities

The Company is exposed to certain risks relating to its ongoing business operations. The Company utilizes interest rate derivatives as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the derivative does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual derivative agreements. In accordance with accounting guidance, changes in the fair value of derivatives designated and that qualify as cash flow hedges are initially recorded in other comprehensive income, reclassified into earnings in the same period or periods during which the hedged transaction affects earnings and is presented in the same income statement line item as the earnings effect of the hedged item. The Company assesses the effectiveness of each hedging relationship by comparing the changes in cash flows of the derivative hedging instrument with the changes in cash flows of the designated hedged transactions. The initial fair value of hedge components excluded from the assessment of effectiveness is recognized in the statement of financial condition under a systematic and rational method over the life of the hedging instrument and is presented in the same income statement line item as the earnings effect of the hedged item. Any difference between the change in the fair value of the hedge components excluded from the assessment of effectiveness and the amounts recognized in earnings is recorded as a component of other comprehensive income.

Interest rate floor. In 2019, the Company entered into twenty interest rate floor agreements (the “Floor Agreements”) for a total notional amount of $400.0 million to hedge cash flow receipts on cash and securities or loans, if needed. The Floor Agreements expire on various dates in April 2024 and June 2029. The Company utilizes one-month LIBOR and three-month LIBOR interest rate floors as hedges against adverse changes in cash flows on the designated cash, securities or loans attributable to fluctuations in the fed funds rate or three-month LIBOR below 2.50% or 2.25%, as applicable. The Floor Agreements were determined to be fully effective during all periods presented and, as such, no amount of ineffectiveness has been included in net income. The upfront fee paid to the counterparty in entering into these Floor Agreements was approximately $20.8 million.

Interest rate cap. In 2012 the Company entered into a $12.5 million and a $3.0 million notional forward interest rate cap agreement (the “Cap Agreements”) to hedge its variable rate subordinated debentures. The Cap Agreements expire July 25, 2022 and March 15, 2022, respectively. The Company utilizes interest rate caps as hedges against adverse changes in cash flows on the designated preferred trusts attributable to fluctuations in three-month LIBOR beyond 0.50% for the $3.0 million subordinated debenture and six-month LIBOR beyond 0.75% for the $12.5 million subordinated debenture. The caps were determined to be fully effective during all periods presented and, as such, no amount of ineffectiveness has been included in net income. The upfront fee paid to the counterparty in entering into these Cap Agreements was approximately $2.5 million. The Company held approximately $0.7 million and $1.2 million of restricted cash at June 30, 2019 and December 31, 2018, respectively, which served as collateral for the expected payments under these Cap Agreements; such cash fluctuates based on the expected present value of the future payments and will be refunded to the counterparty upon termination or maturity of the Cap Agreements.

The table below presents the fair value of the Company’s derivative financial instruments as well as the classification within the consolidated balance sheets.

	June 30, 2019		December 31, 2018
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(Dollars in thousands)
Derivatives designated as hedging instruments:
Cash flow hedge interest rate floor	Derivative assets	$25,187	Derivative assets	$—
Cash flow hedge interest rate cap	Derivative assets	511	Derivative assets	999

The following table summarizes the effects of derivatives in cash flow hedging relationships designated as hedging instruments on the Company’s consolidated statements of operations for the periods presented.

	Amount of Gain (Loss) Recognized in OCI		Location of Gain (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income
	Six Months Ended June 30,			Six Months Ended June 30,
	2019	2018		2019	2018
	(Dollars in thousands)			(Dollars in thousands)
Derivatives designated as hedging instruments:
Cash flow hedge interest rate floor	$2,516	$—	Interest income—Other interest earning assets	$(191)	$—
Cash flow hedge interest rate floor	1,871	—	Interest income— Securities	(117)	—
Cash flow hedge interest rate cap	(393)	331	Interest expense— Subordinated debentures	(96)	(83)
Cash flow hedge interest rate swap	—	24	Interest expense— FHLB advances	—	54

The Company estimates that approximately $0.8 million of net derivative gain included in OCI will be reclassified into earnings within the next 12 months. No gain or loss was reclassified from OCI into earnings as a result of forecasted transactions that failed to occur during the periods presented.

Note 8—Income Taxes

Comparison of the federal statutory income tax rates to the Company’s effective income tax rates for the periods presented are as follows:

	Six Months Ended June 30,
	2019		2018
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Statutory federal tax	$4,260	21.0%	$2,331	21.0%
State tax, net of federal benefit	1,537	7.6%	828	7.5%
Tax credits	(85)	(0.4)%	(85)	(0.8)%
Excess tax benefit from stock-based compensation	(86)	(0.4)%	—	—
Other items, net	65	0.3%	(7)	(0.1)%

Actual tax expense	$5,691	28.1%	$3,067	27.6%

Income tax expense was $5.7 million for the six months ended June 30, 2019 compared to $3.1 million for the six months ended June 30, 2018. The increase was primarily related to increased pre-tax income. The effective tax rates for the six months ended June 30, 2019 and June 30, 2018 were 28.1% and 27.6%, respectively. The increase in the Company’s effective tax rate was primarily related to an increase in state blended tax rate and non-deductible tax treatment of noninterest expenses.

The deferred tax balance as of June 30, 2019 was a liability of $0.4 million compared to an asset of $3.3 million as of December 31, 2018. The primary change in balance was due to the increase in unrealized gains on available-for-sale securities and derivative assets.

Note 9—Commitments and Contingencies

Off-Balance Sheet Items

In the normal course of business, the Company enters into various transactions, which, in accordance with GAAP, are not included in our consolidated statements of financial condition. The Company enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and issue letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk exceeding the amounts recognized on the consolidated statements of financial condition. The Company’s exposure to credit loss is represented by the contractual amounts of these commitments. The same credit policies and procedures are used in making these commitments as for on-balance sheet instruments. The company is not aware of any accounting loss to be incurred by funding these commitments, however, an allowance for off-balance sheet credit risk is recorded in other liabilities on the statements of financial condition. The allowance for these commitments amounted to approximately $0.1 million as of June 30, 2019 and December 31, 2018.

The Company’s commitments associated with outstanding letters of credit and commitments to extend credit expiring by period as of the date indicated are summarized below. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements.

	June 30, 2019	December 31, 2018
	(Dollars in thousands)
Unfunded lines of credit	$38,605	$71,398
Letters of credit	257	10

Total credit extension commitments	$38,862	$71,408

Unfunded lines of credit represent unused credit facilities to the Company’s current borrowers that represent no change in credit risk that exist in the Company’s portfolio. Lines of credit generally have variable interest rates. Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. In the event of nonperformance by the customer in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, the Company would be entitled to seek recovery from the client from the underlying collateral, which can include commercial real estate, physical plant and property, inventory, receivables, cash and/or marketable securities. The Company’s policies generally require that letter of credit arrangements contain security and debt covenants like those contained in loan agreements and our credit risk associated with issuing letters of credit is essentially the same as the risk involved in extending loan facilities to our customers.

The Company minimizes its exposure to loss under letters of credit and credit commitments by subjecting them to the same credit approval and monitoring procedures used for on-balance sheet instruments. The effect on the Company’s revenue, expenses, cash flows and liquidity of the unused portions of these letters of credit commitments cannot be precisely predicted because there is no guarantee that the lines of credit will be used.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract, for a specific purpose. Commitments generally have variable interest rates, fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company is based on management’s credit evaluation of the customer.

Operating leases

The Company leases all of its office facilities under operating lease arrangements. The leases provide that the Company pays real estate taxes, insurance, and certain other operating expenses applicable to the leased premises in addition to the monthly minimum payments.

The weighted average remaining lease term and discount rate were as follows:

June 30, 2019
Weighted-average remaining lease term	3.5 years
Weighted-average discount rate	4.21%

The components of lease expense were as follows:

Six Months Ended June 30, 2019
(Dollars in thousands)
Operating lease cost	$758
Variable lease cost	19
Short-term lease cost(1)	126

Total lease cost	903

(1)	Short-term lease cost are for leases with a term of one year or less including terms of one month or less per accounting policy election.

Maturities of lease liabilities were as follows:

Operating leases	June 30, 2019
Period / Year Ending December 31,	(Dollars in thousands)
2019	$811
2020	1,676
2021	1,748
2022	1,548
2023	215
2024	26

Total lease payments	6,024
Less: imputed lease interest	(443)

Total lease liabilities	$5,581

As of June 30, 2019, the Company had no additional operating lease commitments for office facilities that have not yet commenced.

Supplemental cash flow and other information related to leases was as follows:

Six Months Ended June 30, 2019
(Dollars in thousands)
Cash paid for amounts included in the measurement of operating lease liabilities	$711
Right-of-use assets obtained in exchange for new operating lease liabilities	6,599

Litigation

The Company is involved in various matters of litigation which have arisen in the ordinary course of its business. In the opinion of management, the disposition of such pending litigation will not have a material effect on the Company’s financial statements.

Note 10—Stock-based Compensation

In June 2018, the Company adopted the 2018 Equity Compensation Plan, or 2018 Plan, that permits the Compensation Committee, in its sole discretion, to grant various forms of incentive awards. Under the 2018 Plan, the Compensation Committee has the power to grant stock options, stock appreciation rights, or SARs, restricted stock and restricted stock units. The number of shares that may be issued pursuant to awards under the 2018 Plan is 1,596,753.

In 2010, the Company adopted an equity compensation plan, or 2010 Plan, that provides for the grant of stock options to employees, directors, and other persons referred to in Rule 701 under the U.S. Securities Act of 1933. The number of shares that may be issued pursuant to awards under the 2010 Plan is 730,784. The Compensation Committee of the Company’s Board of Directors is responsible for administrating the 2010 Plan and determining the terms of all awards under it, including their vesting, except that in the case of a change in control of the Company all options granted under the 2010 Plan shall become 100% vested. As of June 30, 2019, there are no shares available for issuance under the 2010 Plan.

In accordance with authoritative guidance for stock-based compensation, compensation expense is recognized only for those shares expected to vest, based on the Company’s historical experience and future expectations. The Company has elected a policy of estimating expected forfeitures.

Total compensation cost charged against income was $49,000 and $80,000 for the six months ended June 30, 2019 and 2018, respectively.

A summary of stock option activity as of June 30, 2019 and changes during the six months ended is presented below.

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2019	816,616	$5.54
Exercised	(50,000)	5.36
Forfeited/Expired	(1,500)	12.00

Outstanding at June 30, 2019	765,116	$5.54	3.6 Years	$4,942

Exercisable at June 30, 2019	705,366	$5.03	3.2 Years	$4,918

Vested or Expected to Vest at June 30, 2019	759,721	$5.50	3.6 Years	$4,940

As of June 30, 2019, there was $0.1 million of total unrecognized compensation cost related to non-vested stock options which is expected to be recognized over a weighted-average period of 1.9 years.

Note 11—Regulatory Capital

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi- year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. As of January 1, 2019, the capital conservation buffer had fully phased in to 2.50%. Management believes as of June 30, 2019, the Company and Bank meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. For the periods presented, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Actual capital amounts and ratios for the Company and the Bank as of June 30, 2019 and December 31, 2018, are presented in the following table:

	Actual		Minimum capital adequacy		To be well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
June 30, 2019
The Company
Tier 1 leverage ratio (to average assets)	$223,333	11.11%	$80,386	4.00%	N/A	N/A
Common equity tier 1 capital ratio (to risk-weighted assets)	207,833	23.96%	39,035	4.50%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	223,333	25.75%	52,046	6.00%	N/A	N/A
Total capital ratio (to risk-weighted assets)	230,479	26.57%	69,395	8.00%	N/A	N/A
The Bank
Tier 1 leverage ratio (to average assets)	213,088	10.62%	80,223	4.00%	100,278	5.00%
Common equity tier 1 capital ratio (to risk-weighted assets)	213,088	24.66%	38,886	4.50%	56,169	6.50%
Tier 1 capital (to risk-weighted assets)	213,088	24.66%	51,849	6.00%	69,131	8.00%
Total capital ratio (to risk-weighted assets)	220,233	25.49%	69,131	8.00%	86,414	10.00%

December 31, 2018
The Company
Tier 1 leverage ratio (to average assets)	$208,807	9.00%	$92,812	4.00%	N/A	N/A
Common equity tier 1 capital ratio (to risk-weighted assets)	193,307	23.10%	37,650	4.50%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	208,807	24.96%	50,200	6.00%	N/A	N/A
Total capital ratio (to risk-weighted assets)	215,638	25.77%	66,933	8.00%	N/A	N/A
The Bank
Tier 1 leverage ratio (to average assets)	197,175	8.51%	92,637	4.00%	115,796	5.00%
Common equity tier 1 capital ratio (to risk-weighted assets)	197,175	23.68%	37,472	4.50%	54,127	6.50%
Tier 1 capital (to risk-weighted assets)	197,175	23.68%	49,963	6.00%	66,618	8.00%
Total capital ratio (to risk-weighted assets)	204,006	24.50%	66,618	8.00%	83,272	10.00%

The Bank is restricted as to the amount of dividends that it can pay to the Company. Dividends declared in excess of the lesser of the Bank’s undivided profits or the Bank’s net income for its last three fiscal years less the amount of any distribution made to the Bank’s shareholders during the same period must be approved by the California DBO. Also, the Bank may not pay dividends that would result in capital levels being reduced below the minimum requirements shown above. In addition, under the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (BASEL III rules), a new “capital conservation buffer” is being phased in through 2019 with different and generally higher limits than the well capitalized limits noted above. This may further restrict dividend and executive bonus distributions, should the Company’s capital ratios fall below the minimums required.

Note 12—Fair Value

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This standard’s fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2—Significant observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3—Significant unobservable inputs that reflect a Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Financial Instruments Required To Be Carried At Fair Value

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Investments. The fair values of securities available-for-sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1) or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2).

Derivatives. The Company’s derivative assets and liabilities are carried at fair value as required by GAAP. The estimated fair values of the derivative assets and liabilities are based on current market prices for similar instruments. Given the meaningful level of secondary market activity for derivative contracts, active pricing is available for similar assets and accordingly, the Company classifies its derivative assets and liabilities as Level 2.

Impaired loans (collateral-dependent). The Company does not record impaired loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect (1) partial write-downs, through charge-offs or specific allowances, that are based on the current appraised or market-quoted value of the underlying collateral or (2) the full charge-off of the loan carrying value. In some cases, the properties for which market quotes or appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable. Fair value estimates for collateral-dependent impaired loans are obtained from real estate brokers or other third-party consultants. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available and such adjustments are typically significant (Level 3). Impaired loans presented in the table below as of June 30, 2019 and December 31, 2018, include impaired loans with specific allowances as well as impaired loans that have been partially charged-off.

Other real estate owned. Fair value estimates for foreclosed real estate are obtained from real estate brokers or other third-party consultants (Level 3). When a current appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value as a result of known changes in the market or the collateral and there is no observable market price, such valuation inputs result in a fair value measurement that is categorized as a (Level 3) measurement. To the extent a negotiated sales price or reduced listing price represents a significant discount to an observable market price, such valuation input would result in a fair value measurement that is also considered a (Level 3) measurement.

The following tables provide the hierarchy and fair value for each class of assets and liabilities measured at fair value at June 30, 2019 and December 31, 2018. There were no transfers of assets between Level 1 and Level 2 of the fair value hierarchy for the periods presented.

As of June 30, 2019 and December 31, 2018, assets and liabilities measured at fair value on a recurring basis are as follows:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
June 30, 2019
Assets
Securities available-for-sale	$—	$920,481	$—	$920,481
Derivative assets	—	25,698	—	25,698

	$—	$946,179	$—	$946,179

December 31, 2018
Assets
Securities available-for-sale	$—	$357,178	$—	$357,178
Derivative assets	—	999	—	999

	$—	$358,177	$—	$358,177

As of June 30, 2019 and December 31, 2018, assets measured at fair value on a non-recurring basis are summarized as follows:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
June 30, 2019
Assets
Impaired loans:
Reverse mortgage	$—	$—	$302	$302
Other real estate owned	—	—	112	112

	$—	$—	$414	$414

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
December 31, 2018
Assets
Impaired loans:
Real estate:
One-to-four family	$—	$—	$24	$24
Reverse mortgage	—	—	379	379
Other real estate owned	—	—	31	31

	$—	$—	$434	$434

Financial Instruments Not Required To Be Carried At Fair Value

FASB ASC Topic 825, Financial Instruments, requires the disclosure of the estimated fair value of financial instruments. The Company’s estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Company could have realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The following tables present information about the Company’s assets and liabilities that are not measured at fair value in the consolidated statements of financial condition as of the dates presented:

	Carrying Amount	Fair Value Measurements Using
		Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
June 30, 2019
Financial assets:
Cash and due from banks	$2,036	$2,036	$—	$—	$2,036
Interest earning deposits	339,325	339,325	—	—	339,325
Securities held-to-maturity	63	—	63	—	63
Loans held-for-investment, net	684,410	—	—	691,490	691,490
Loans held-for-sale	235,834	—	236,145	—	236,145
FHLB and FRB stock	10,264	N/A	N/A	N/A	N/A
Accrued interest receivable	6,296	249	3,666	2,381	6,296

Financial liabilities:
Deposits	$1,938,650	$—	$1,946,400	$—	$1,946,400
Other borrowings	53,545	—	53,545	—	53,545
Notes payable	4,286	—	4,286	—	4,286
Subordinated debentures	15,809	—	15,123	—	15,123
Accrued interest payable	657	—	657	—	657

	Carrying Amount	Fair Value Measurements Using
		Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
December 31, 2018
Financial assets:
Cash and due from banks	$4,177	$4,177	$—	$—	$4,177
Interest earning deposits	670,243	670,243	—	—	670,243
Securities held-to-maturity	73	—	72	—	72
Loans held-for-investment, net	592,781	—	—	591,315	591,315
Loans held-for-sale	350,636	—	351,115	—	351,115
FHLB and FRB stock	9,660	N/A	N/A	N/A	N/A
Accrued interest receivable	5,770	571	1,430	3,769	5,770

Financial liabilities:
Deposits	$1,678,833	$—	$1,621,138	$—	$1,621,138
Deposits held-for-sale	104,172	—	95,215	—	95,215
Notes payable	4,857	—	4,857	—	4,857
Subordinated debentures	15,802	—	15,414	—	15,414
Accrued interest payable	451	—	451	—	451

Note 13—Earnings Per Share

The computation of basic and diluted earnings per share is shown below.

	Six Months Ended June 30,
	2019	2018
	(In thousands, except per share data)
Basic
Net income	$14,592	$8,034
Weighted average common shares outstanding	17,837	15,252

Basic earnings per common share	$0.82	$0.53

Diluted
Net income	$14,592	$8,034
Weighted average common shares outstanding for basic earnings per common share	17,837	15,252
Add: Dilutive effects of assumed exercise of stock options	430	517

Average shares and dilutive potential common shares	18,267	15,769

Dilutive earnings per common share	$0.80	$0.51

Stock options for 110,000 and 57,000 shares of common stock were not considered in computing diluted earnings per share for the six months ended June 30, 2019 and 2018, respectively, because they were anti-dilutive.

Note 14—Shareholders’ Equity

The Company’s Articles of Incorporation, as amended, or Articles authorize the Company to issue up to (i) 125,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), (ii) 25,000,000 shares of Class B Non-Voting Common Stock, par value $0.01 per share (“Class B Non-Voting Common Stock”), and (iii) 10,000,000 shares of Preferred Stock, par value $0.01 per share.

Preferred Stock

The Company, upon authorization of the board of directors, may issue shares of one or more series of preferred stock from time to time. The board of directors may, without any action by holders of Class A and Class B Common Stock or, except as may be otherwise provided in the terms of any series of preferred stock of which there are shares outstanding, holders of preferred stock adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. The board of directors has not designated or established any series of preferred stock. The rights of any series of preferred stock may include, among others, general or special voting rights; preferential liquidation or preemptive rights; preferential cumulative or noncumulative dividend rights; redemption or put rights; and conversion or exchange rights.

Common Stock

Voting. Each holder of Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of our preferred stock. The members of the Company’s board of directors are elected by a plurality of the votes cast. The Company’s Articles expressly prohibit cumulative voting.

Class B Non-Voting Common Stock. Class B Non-Voting Common Stock is non-voting while held by the initial holder with certain limited exceptions. Each share of Class B Non-Voting Common Stock will automatically convert into a share of Class A Common Stock upon certain sales or transfers by the initial holder of such shares including to an unaffiliated third-party and in a widely dispersed public offering. If Class B Non-Voting Common Stock is sold or transferred to an affiliate of the initial holder, the Class B Non-Voting Common Stock would not convert into Class A Common Stock.

On February 23, 2018, the Company completed a private placement of 9.5 million shares of the Company’s Class A common stock, generating gross proceeds of $114.0 million. Costs incurred with the private placement were $6.1 million. Proceeds from this placement funded a stock repurchase of 997,506 shares of Class A and Class B common stock for $11.4 million.

In March 2018, 1,165,000 shares of Class B common stock were sold by the Company’s shareholders and reissued as Class A common stock.

Crowe LLP

Independent Member Crowe Global

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors of Silvergate Capital Corporation

La Jolla, California

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial condition of Silvergate Capital Corporation (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Crowe LLP

We have served as the Company’s auditor since 2015.

Costa Mesa, California

March 8, 2019

SILVERGATE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In Thousands, Except Par Value Amounts)

	December 31,
	2018	2017
ASSETS
Cash and due from banks	$4,177	$3,951
Interest earning deposits in other banks	670,243	793,717

Cash and cash equivalents	674,420	797,668
Securities available-for-sale, at fair value	357,178	191,802
Securities held-to-maturity, at amortized cost (fair value of $72 and $119 as of December 31, 2018 and December 31, 2017, respectively)	73	119
Loans held-for-investment, net of allowance for loan losses of $6,723 and $8,165 at December 31, 2018 and December 31, 2017, respectively	592,781	689,303
Loans held-for-sale, at lower of cost or fair value	350,636	190,392
Federal home loan and federal reserve bank stock, at cost	9,660	7,352
Accrued interest receivable	5,770	3,910
Other real estate owned, net	31	2,308
Premises and equipment, net	3,656	1,753
Derivative assets	999	1,091
Low income housing tax credit investment	1,044	1,137
Deferred tax assets	3,329	2,840
Other assets	4,741	2,273

Total assets	$2,004,318	$1,891,948

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand accounts	$1,525,922	$1,464,154
Interest bearing accounts	152,911	310,992
Deposits held-for-sale	104,172	—

Total deposits	1,783,005	1,775,146
Federal home loan bank advances	—	15,000
Notes payable	4,857	6,000
Subordinated debentures, net	15,802	15,788
Accrued expenses and other liabilities	9,408	6,214

Total liabilities	1,813,072	1,818,148
Commitments and contingencies
Preferred stock, $0.01 par value—authorized 10,000 shares; $1,000 per share liquidation preference, no shares issued or outstanding at December 31, 2018 and 2017	—	—
Class A common stock, $0.01 par value—authorized 125,000 shares; 16,629 and 6,189 shares issued and outstanding at December 31, 2018 and 2017, respectively	166	62
Class B non-voting common stock, $0.01 par value—authorized 25,000 shares; 1,190 and 3,035 shares issued and outstanding at December 31, 2018 and 2017, respectively	12	30
Additional paid-in capital	125,665	29,794
Retained earnings	67,464	45,131
Accumulated other comprehensive loss	(2,061)	(1,217)

Total shareholders’ equity	191,246	73,800

Total liabilities and shareholders’ equity	$2,004,318	$1,891,948

See accompanying notes to consolidated financial statements

SILVERGATE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Year Ended December 31,
	2018	2017
Interest income
Loans, including fees	$48,100	$42,806
Securities	7,332	2,274
Other interest earning assets	16,606	2,678
Dividends and other	714	548

Total interest income	72,752	48,306
Interest expense
Deposits	1,787	4,361
Federal home loan bank advances	19	678
Notes payable and other	408	537
Subordinated debentures	915	779

Total interest expense	3,129	6,355

Net interest income before provision for loan losses	69,623	41,951
(Reversal of) provision for loan losses	(1,527)	262

Net interest income after provision for loan losses	71,150	41,689
Noninterest income
Mortgage warehouse fee income	1,505	1,732
Service fees related to off-balance sheet deposits	2,422	223
Deposit related fees	2,435	702
Gain on sale of loans	711	459
Other income	490	332

Total noninterest income	7,563	3,448
Noninterest expense
Salaries and employee benefits	29,898	20,168
Occupancy and equipment	3,091	2,397
Communications and data processing	3,088	1,920
Professional services	6,050	1,556
Federal deposit insurance	1,230	683
Correspondent bank charges	1,163	1,100
Other loan expense	419	270
Other real estate owned expense	27	22
Other general and administrative	3,348	2,590

Total noninterest expense	48,314	30,706

Income before income taxes	30,399	14,431
Income tax expense	8,066	6,788

Net income	$22,333	$7,643

Basic earnings per share	$1.35	$0.83

Diluted earnings per share	$1.31	$0.79

Weighted average shares outstanding:
Basic	16,543	9,224
Diluted	17,023	9,618

See accompanying notes to consolidated financial statements

SILVERGATE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In Thousands)

	Year Ended December 31,
	2018	2017
Net income	$22,333	$7,643
Other comprehensive (loss) income:
Change in net unrealized (loss) gain on available-for-sale securities	(1,441)	171
Income tax effect	412	(75)

Unrealized (loss) gain on available-for-sale securities, net of tax	(1,029)	96
Change in net unrealized gain on derivative assets	271	339
Income tax effect	(86)	(98)

Unrealized gain on derivative instruments, net of tax	185	241

Other comprehensive (loss) income	(844)	337

Total comprehensive income	$21,489	$7,980

See accompanying notes to consolidated financial statements

SILVERGATE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In Thousands, Except Share Data)

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2017	6,338,706	$63	2,885,504	$29	$29,781	$37,285	$(1,351)	$65,807
Total comprehensive income, net of tax	—	—	—	—	—	7,643	337	7,980
Reclassification of certain income tax effects	—	—	—	—	—	203	(203)	—
Shareholder exchanges of Class A common stock for Class B common stock	(149,500)	(1)	149,500	1	—	—	—	—
Stock-based compensation	—	—	—	—	21	—	—	21
Exercise of stock options, net of shares withheld for employee taxes	—	—	—	—	(8)	—	—	(8)

Balance at December 31, 2017	6,189,206	62	3,035,004	30	29,794	45,131	(1,217)	73,800
Total comprehensive income, net of tax	—	—	—	—	—	22,333	(844)	21,489
Net proceeds from stock issuance	9,500,000	95	—	—	107,789	—	—	107,884
Repurchase of common stock	(317,050)	(3)	(680,456)	(7)	(11,361)	—	—	(11,371)
Shareholder sale of Class B common stock and reissuance as Class A common stock	1,165,000	11	(1,165,000)	(11)	—	—	—	—
Stock-based compensation	—	—	—	—	112	—	—	112
Exercise of stock options, net of shares withheld for employee taxes	91,785	1	—	—	(669)	—	—	(668)

Balance at December 31, 2018	16,628,941	$166	1,189,548	$12	$125,665	$67,464	$(2,061)	$191,246

See accompanying notes to consolidated financial statements

SILVERGATE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities
Net income	$22,333	$7,643
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,178	1,103
Amortization (accretion) of securities premiums and discounts, net	385	(542)
Amortization of loan premiums and discounts and deferred loan origination fees and costs, net	(483)	(121)
Stock-based compensation	112	21
Deferred income tax (benefit) expense	(154)	1,559
(Reversal of) provision for loan losses	(1,527)	262
Gain on sale of loans	(711)	(459)
Originations/purchases of loans held-for-sale	(2,732,900)	(2,990,907)
Proceeds from sales of loans held-for-sale	2,708,161	2,967,921
Gain on sale of other real estate owned, net	(82)	(12)
Loss on sale of premises and equipment	15	78
Changes in operating assets and liabilities:
Accrued interest receivable	(1,299)	(986)
Other assets	(1,062)	(543)
Accrued expenses and other liabilities	2,967	(3,263)

Net cash used in operating activities	(3,067)	(18,246)

Cash flows from investing activities
Proceeds from paydowns and maturities of securities available-for-sale	18,217	19,431
Purchases of securities available-for-sale	(185,980)	(121,293)
Proceeds from paydowns and maturities of securities held-to-maturity	46	286
Loan originations and payments, net	(58,195)	(22,628)
Proceeds from sale of loans held-for-sale previously classified as held-for-investment	21,867	—
Purchase of federal home loan and federal reserve bank stock, net	(2,308)	(165)
Proceeds from sale of other real estate owned	2,390	625
Purchase of premises and equipment	(2,664)	(1,119)
Funding of low income tax credit investment	(6)	(5)

Net cash used in investing activities	(206,633)	(124,868)

Cash flows from financing activities
Net change in noninterest bearing deposits	117,659	1,297,667
Net change in interest bearing deposits	(109,800)	(290,383)
Net change in federal home loan bank advances	(15,000)	(100,000)
Payments made on notes payable	(1,143)	(1,143)
Proceeds from common stock issuance, net	107,884	—
Payment of deferred offering costs	(1,109)	—
Repurchase of common stock	(11,371)	—
Proceeds from stock option exercise	119	—
Taxes paid related to net share settlement of equity awards	(787)	(8)

Net cash provided by financing activities	86,452	906,133

Net (decrease) increase in cash and cash equivalents	(123,248)	763,019
Cash and cash equivalents, beginning of year	797,668	34,649

Cash and cash equivalents, end of year	$674,420	$797,668

See accompanying notes to consolidated financial statements

SILVERGATE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(In Thousands)

	Year Ended December 31,
	2018	2017
Supplemental disclosures of cash flow information
Cash paid for interest	$3,125	$6,379

Income taxes paid	8,705	5,445

Supplemental disclosures of noncash investing activities
Loans held-for-investment transferred to loans held-for-sale	$157,163	$—

Loans held-for-sale transferred to loans held-for-investment	—	39

Loans transferred to other real estate owned	65	2,359

Deposits transferred to held-for-sale	104,172	—

See accompanying notes to consolidated financial statements

SILVERGATE CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of Business and Summary of Significant Accounting Policies

Nature of Business

The accompanying consolidated financial statements include the accounts of Silvergate Capital Corporation, a Maryland corporation and its wholly-owned subsidiary, Silvergate Bank (the “Bank”), collectively referred to as (the “Company”).

The Bank was incorporated in 1987 and commenced business in 1988 under the California Financial Code as an industrial bank. In February 2009 the Bank converted its charter to a California commercial bank, which gave it the added authority to accept demand deposits. At the same time, the Company also became a registered bank holding company under the federal Bank Holding Company Act. The Bank became a member of the Federal Reserve System in December 2012. The Bank is subject to regulation by the California Department of Business Oversight (“DBO”), and the Federal Reserve Bank of San Francisco (“FRB”), and its deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to applicable legal limits.

The Bank provides financial services that include commercial banking, business lending, commercial and residential real estate lending, and mortgage warehouse lending. The Bank’s primary market is California, but it purchases and originates loans and solicits deposits throughout the Unites States. The lending of the Bank is concentrated in two primary niches: single-family residential real estate and commercial real estate (including multi-family residential properties). In the past, the Bank has also purchased reverse mortgage loans to individuals and has been approved by the Federal Housing Administration (“FHA”) to participate in its administered programs. In mid-2014, the Bank ceased purchases of reverse mortgage loans and, began selling its remaining loans in the secondary market.

The Bank currently has four locations in the San Diego area, with its headquarters and a branch office located in La Jolla and additional branch offices located in La Mesa and San Marcos, California. On November 15, 2018, the Company and the Bank entered into a purchase and assumption agreement to sell the Bank’s small business lending division and retail branch located in San Marcos, California. See Note 20—Business Lending Division and Branch Sale for more information.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and all other entities in which it has a controlling financial interest. All significant intercompany accounts and transactions have been eliminated in consolidation. Unless the context requires otherwise, all references to the Company include its wholly owned subsidiaries. The accounting and reporting policies of the Company are based upon Generally Accepted Accounting Principles (“GAAP”) and conform to predominant practices within the financial services industry. Significant accounting policies followed by the Company are presented below.

Reclassifications

Certain immaterial reclassifications have been made to the consolidated financial statements to conform to the current year’s presentation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions based on available information that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash equivalents consist of federal funds sold and other short-term investments with original maturities of three months or less. The Company maintains amounts due from Banks which exceed federally insured limits. The Company has not experienced any losses in such accounts. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions and fed funds sold.

Securities

Management determines the appropriate classification of securities at the time of purchase. Securities to be held for indefinite periods of time, but not necessarily to be held-to-maturity or on a long-term basis, are classified as available-for-sale and carried at fair value, with unrealized gains or losses, net of applicable deferred income taxes, reported as a separate component of shareholders’ equity in accumulated other comprehensive income. Interest income is recognized under the interest method and includes amortization of purchase premiums and accretion of purchase discounts. Premiums and discounts on securities are amortized on the level-yield method, without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Realized gains or losses on the sale of securities are determined using the specific identification method and are recorded on trade date. Securities classified as available-for-sale include securities that management intends to use as part of its asset / liability management strategy and may be sold to provide liquidity in response to changes in interest rates, prepayment risk, or other related factors. Securities classified as held-to-maturity are carried at amortized cost when management has the positive intent to hold the securities to maturity.

Management evaluates securities for other than temporary impairment (OTTI) on a quarterly basis, or more frequently when economic or market conditions warrant such an evaluation. Management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the Company’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value. Evidence evaluated includes, but is not limited to, the remaining payment terms of the instrument and economic factors that are relevant to the collectability of the instrument, such as: current prepayment speeds, the current financial condition of the issuer(s), industry analyst reports, credit ratings, credit default rates, interest rate trends, the quality of any credit enhancement and the value of any underlying collateral.

For each security in an unrealized loss position, the Company assesses whether it intends to sell the security or if it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis less any current-period credit losses. If the Company intends to sell the security or it is more likely than not the Company will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date is recognized in earnings.

For impaired securities that are not intended for sale and will not be required to be sold prior to recovery of the Company’s amortized cost basis, the Company determines if the impairment has a credit loss component. For both held-to-maturity and available-for-sale securities, if there is no credit loss, no further action is required. For both held-to-maturity and available-for-sale securities, if the amount or timing of cash flows expected to be collected are less than those at the last reporting date, an other-than-temporary impairment shall be considered to have occurred and the credit loss component is recognized in earnings as the present value of the change in expected future cash flows. In determining the present value of the expected cash flows the Company discounts the expected cash flows at the effective interest rate implicit in the security at the date of purchase. The remaining difference between the security’s fair value and the amortized basis is deemed to be due to factors that are not credit related and is recognized in other comprehensive income, net of applicable taxes.

The other-than-temporary impairment recognized in other comprehensive income for debt securities classified as held-to-maturity is accreted from other comprehensive income to the amortized cost of the debt security over the remaining life of the debt security in a prospective manner on the basis of the amount and timing of future estimated cash flows.

Loans held-for-investment

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees, unamortized premiums and discounts and an allowance for loan loss. Interest on loans is accrued using the effective interest method based on principal amounts outstanding.

Nonrefundable loan fees and certain direct costs associated with the origination of loans are deferred and recognized as an adjustment to interest income over the contractual life of the loans using the level yield method, without anticipating prepayments, or straight lined for loans with revolving features such as construction loans or lines of credit. The accretion of loan fees and costs is discontinued on nonaccrual loans.

In addition to originating loans, the Company purchases individual loans and groups of loans. For those purchased loans that management intends to hold for the foreseeable future or until maturity, the purchase premiums and discounts are amortized or accreted using the effective interest method over the remaining contractual life of the loan or straight-lined to their estimated termination for loans with revolving features such as reverse mortgages.

Nonaccrual loans

Loans are placed on nonaccrual status when, in the opinion of management, the full and timely collection of principal or interest is in doubt. Generally, the accrual of interest is discontinued when principal or interest payments become more than 90 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of the principal or interest is considered doubtful. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is reversed against current income. Subsequent collections of unpaid amounts on such a loan are applied to reduce principal when received, except when the ultimate collectability of principal is probable, in which case interest payments are credited to income. Nonaccrual loans may be restored to accrual status if and when principal and interest become current and full repayment is expected.

Allowance for loan losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loans that are deemed to be uncollectible are charged off and deducted from the allowance for loan losses. The provision for loan losses and recoveries on loans previously charged off are credited to the allowance for loan losses. The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (TDRs) and classified as impaired.

The general component covers loans that are collectively evaluated for impairment and loans that are not individually identified for impairment evaluation. The general component is based on historical loss experience adjusted for current factors and includes actual loss history experienced since the beginning of 2007. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels and trends in delinquencies and impaired loans (including TDRs); levels and trends in charge-offs and recoveries, trends in volumes and terms of loans; migration of loans to the classification of special mention, substandard, or doubtful; effects of any change in risk selection and underwriting standards; other changes in lending policies and procedures; national and local economic trends and conditions; and effects of changes in credit concentrations.

Management estimates the allowance balance required using past loan loss experience, current economic conditions, the nature and volume of the portfolio, information about specific borrower situations, estimated collateral values and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Amounts are charged off when available information confirms that specific loans, or portions thereof, are uncollectible. This methodology for determining charge-offs is consistently applied to each group of loans. Management groups loans into different categories based on loan type to determine the appropriate allowance for each loan group.

A loan is considered impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller- balance loans of similar nature, such as residential mortgage loans, and on an individual loan basis for multifamily and commercial loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net of the present value of estimated future cash flows using the loan’s original effective rate or at the fair value of collateral less estimated costs to sell if repayment is expected solely from the collateral. Factors considered in determining impairment include payment status, collateral value and the probability of collecting all amounts when due. Large groups of smaller-balance homogeneous loans such as residential real estate loans are collectively evaluated for impairment and, accordingly, they are not separately identified for impairment disclosures. Loans that experience insignificant payment delays and payment shortfalls are generally not classified as impaired. Management considered the significance of payment delays on a case by case basis, taking into consideration all the circumstances of the loan and borrower, including the length of delay, the reasons for the delay, the borrower’s prior payment record, the amount of the shortfall in relation to principal and interest owed.

Loans are reported as TDRs when the Company grants concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include forgiveness of principal or accrued interest, extending the maturity date, or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are impaired as the Company will not collect all amounts due, both principal and interest, in accordance with the terms of the original loan agreement. TDRs are individually evaluated for impairment and included in separately identified impairment disclosures. TDRs are measured at the present value of estimated cash flows using the loan’s effective rate at inception. If a TDR is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For TDRs that subsequently default, the Company determined the amount of the allowance on the loan in accordance with the accounting policy for the allowance for loan losses on loans individually identified as impaired. The Company incorporates recent historical experience related to TDRs, including the performance of TDRs that subsequently defaulted, into the allowance calculation by loan portfolio segment.

Loans held-for-sale

Certain loans originated or acquired and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate, as determined by outstanding commitments from investors. Net unrealized losses are recognized through a valuation allowance by charges to income. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold, adjusted for any servicing asset or liability. Gains and losses on sales of loans are included in noninterest income.

Transfers of loans are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control through an agreement to purchase them before their maturity.

In the event of a breach of representations and warranties, the Company may be required to repurchase a mortgage loan or indemnify the purchaser, and any subsequent loss on the mortgage loan may be borne by the Company. If there is no breach of a representation and warranty provision, the Company has no obligation to repurchase the loan or indemnify the investor against loss. In cases where the Company repurchases loans, it bears the subsequent credit loss on the loans. Repurchased loans are classified as held-for-sale and are initially recorded at fair value until disposition. The Company seeks to manage the risk of repurchase and associated credit exposure through our underwriting and quality assurance practices and by servicing mortgage loans to meet investor standards.

Federal Home Loan Bank “FHLB” and Federal Reserve Bank “FRB” stock

The Bank is a member of the FHLB of San Francisco and the FRB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. Investments in nonmarketable equity securities, such as FHLB stock and FRB stock, are recorded at cost, classified as a restricted security and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Other real estate owned

Real estate acquired through or in lieu of loan foreclosure is initially recorded at fair value less estimated costs to sell when acquired, establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through similar legal agreement. If fair value declines subsequent to acquisition, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Amortization of leasehold improvements is computed on a straight-line basis over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter. Depreciation of equipment, furniture, and automobiles is charged to operating expense over the estimated useful lives of the assets on a straight-line basis. The estimated useful lives of equipment, furniture, and automobiles range from three to ten years. Software is stated at cost less accumulated amortization. Amortization of software is computed on a straight-line basis over the estimated useful life of the software, and this period is typically three to five years.

Loan commitments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Derivative financial instruments

At inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intention and belief as the likely effectiveness as a hedge. These three types are (1) a hedge of fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand alone derivative”). For a fair value hedge, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same period during which the hedged transaction affects the earnings. For both types of hedges, changes in fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. The changes in fair value of derivatives that do not qualify for hedge accounting are reported in current earnings, as noninterest income.

Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the item being hedged. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the item being hedged.

The Company formally documents the relationship between the derivative and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking fair value of cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting the changes in fair values or cash flows of the hedged items. The Company discounts hedge accounting when it determines that the derivative is no longer effective in offsetting changes in fair values or cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended.

Low income housing tax credit investment

The Company has invested in a limited partnership that was formed to develop and operate several apartment complexes designed as high-quality affordable housing for lower income tenants throughout California. The investment is accounted for using the equity method of accounting. The partnership must meet the regulatory minimum requirements for affordable housing for a minimum 15-year compliance period to fully utilize the tax credits. If the partnership ceases to qualify during the compliance period, the credit may be denied for any period in which the project is not in compliance and a portion of the credit previously taken is subject to recapture with interest. At December 31, 2018 and 2017, the balance of the investment for qualified housing projects was $1.0 million and $1.1 million.

Deferred Offering Costs

The Company capitalizes certain legal, accounting, and other third-party fees that are directly associated with in-process equity financings until such financings are consummated. After consummation of the equity financing, these costs are recorded in equity as a reduction from the proceeds of the offering. Should the equity financing for which those costs relate no longer be considered probable of being consummated, all deferred offering costs will be charged to operating expenses in the statement of operations. As of December 31, 2018, the Company has recorded $1.5 million of deferred offering costs within other assets in the accompanying consolidated statement of financial condition.

Income taxes

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the future tax amounts attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, computed using enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

The Company accounts for uncertainty in tax positions taken or expected to be taken on a tax return in accordance with Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) Topic 740, Accounting for Income Taxes, and provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Management believes that all tax positions taken to date are highly certain and, accordingly, no accounting adjustment has been made to the financial statements. Interest and penalties, if any, related to uncertain tax positions are recorded as part of income tax expense.

Stock-based compensation

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, that generally requires entities to recognize the cost of employee services received in exchange for awards of stock options, or other equity instruments, based on the grant date fair value of those awards. Compensation cost is recognized for stock options issued to employees based on the fair value of these awards at the date of grant. A Black Scholes model is utilized to estimate the fair value of stock options. This cost is recognized over the period which an employee is required to provide services in exchange for the award, generally the vesting period.

Fair value measurement

The Company measures and presents fair values in accordance with FASB ASC Topic 820, Fair Value Measurement, that defines fair value, establishes a framework for measuring fair value, and requires disclosures about fair value measurements. This standard establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This standard’s fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2—Significant observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3—Significant unobservable inputs that reflect a Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

See Note 16 for more information and disclosures relating to the Company’s fair value measurements.

Operating Segments

While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating results are not reviewed by senior management to make resource allocation or performance decisions. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Earnings per share

Basic earnings per share is computed on the basis of the weighted-average number of common shares outstanding during the year. Diluted earnings per share is computed on the basis of the weighted-average number of common shares outstanding and any dilutive common equivalent shares resulting from stock options.

Comprehensive income

The Company presents comprehensive income in accordance with FASB ASC Topic 220, Comprehensive Income, that requires the disclosure of comprehensive income (loss) and its components. Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale and the change in the fair value of cash flow hedges, net of deferred tax effects, which are also recognized as a separate component of equity.

Adopted Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606” or “ASU 2014-09”). The objective of ASU 2014-09 is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. ASU 2014-09 supersedes most of the existing revenue recognition guidance, including industry-specific guidance. The core principle is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB’s ASC.

Revenue streams within the scope of and accounted under ASC 606 include: service charges and fees on deposit accounts, fees from other services the Company provides its customers, and gains and losses from the sale of other real estate owned (OREO) and property, premises and equipment. ASC 606 requires revenue to be recognized when the Company has satisfied the related performance obligations by the transferring of good or service to the customer. The recognition of revenue under ASC 606 requires the Company to apply the five-step process to first identify the contract with the customer, identify the performance obligations of the contract, determine the transaction price, allocate the transaction price to the performance obligations identified, and finally recognize revenue when performance obligations have been satisfied by the transfer of good or service to the customer. The majority of the Company’s revenue streams that are within the scope of ASC 606 are considered short-term in nature and can be cancelled at any time by the customer or the Company, such as a deposit account agreement. Other more significant revenue streams for the Company such as interest income on loans and investment securities are specifically excluded from the scope of ASC 606 and are accounted for under other applicable GAAP.

Service charges on deposit accounts and other service fee income consist of periodic service charges on deposit accounts and transaction based fees such as those related to overdrafts, ATM charges, wire transfer fees and warehouse fees. Performance obligations for periodic service charges are typically short-term in nature and are generally satisfied over a monthly period, while performance obligations for other transaction-based fees are typically satisfied at a point in time (which may consist of only a few moments to perform the service or transaction) with no further obligation beyond the completion of the service or transaction. Periodic service charges are generally collected directly from a customer’s deposit account on a monthly basis, at the end of a statement cycle, while transaction-based service charges are typically collected and earned at the time of or soon after the service is performed.

Other revenue streams that may be applicable to the Company include gains and losses from the sale of non-financial assets such as other real estate owned and property premises and equipment. The Company accounts for these revenue streams in accordance with ASC 610-20, which requires the Company to refer to guidance in ASC 606 in the application of certain measurement and recognition concepts. The Company records gains and losses on the sale of non-financial assets when control of the asset has been surrendered to the buyer, which generally occurs at a specific point in time.

The Company adopted the requirements of ASC 606 as of January 1, 2018, utilizing the modified retrospective method of transition. Prior periods were not restated. The cumulative effect of adopting this new standard had no impact to retained earnings. The impact of adopting ASC 606 on the Company’s revenue is not material to any of the periods presented.

In January 2016, the FASB issued ASU 2016-01, an amendment to Recognition and Measurement of Financial Assets and Financial Liabilities (Subtopic 825-10). The objectives of the ASU are to: (1) require equity investments to be measured at fair value, with changes in fair value recognized in net income, (2) simplify the impairment assessment of equity investments without readily determinable fair values, (3) eliminate the requirement to disclose methods and significant assumptions used to estimate fair value for financial instruments measured at amortized cost on the balance sheet, (4) require the use of the exit price notion when measuring the fair value of financial instruments, and (5) clarify the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. In February 2018, the FASB issued ASU 2018-03, Technical Corrections and Improvements to Financial Instruments - Overall - Recognition and Measurement of Financial Assets and Liabilities, an amendment to ASU 2016-01. The amendments clarify certain aspects of the guidance issued in ASU 2016-01. The amendments in these ASUs are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. ASU 2016-01 was effective for the Company on January 1, 2018 and did not have an impact on the Company’s consolidated financial statements. The Company measured the fair value of its loan portfolio using an exit price notion and amended applicable disclosures beginning in the first quarter of 2018.

Recently issued accounting pronouncements not yet effective

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This guidance amended existing guidance that requires lessees recognize the following for all leases at the commencement date (1) A lease liability, which is a lessee’s obligation to make lease payments arising from a lease equal to the present value of lease payments; and (2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term, based upon the amount of the lease liability. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. In July 2018 the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases and ASU 2018-11, Leases (Topics 842) Targeted Improvements, that updated narrow aspects of ASU 2016-02, include an additional transition method for adoption that results in initial recognition of a cumulative effect adjustment to retained earnings in the year of adoption and a practical expedient for lessors. These amendments were effective for fiscal years beginning after December 15, 2018. The Company has operating leases for its headquarters and bank branches that fall under Topic 842. The Company elected certain practical expedients upon transition, including retaining the lease classification for any leases that existed prior to adoption of the standard, the transition method with the application date at the beginning of the adoption period, which was January 1, 2019, and elected not to recognize short term leases. The impact of the adoption was an increase in assets and liabilities of approximately $5.4 million on its consolidated statement of financial condition.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326) to replace the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables, held to maturity debt securities, and reinsurance receivables. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor. These amendments are effective for fiscal years beginning after December 15, 2019 for SEC registrants and after December 15, 2020, for Public Business Entities, or PBEs. For debt securities with other than temporary impairment (OTTI), the guidance will be applied prospectively and for existing purchased credit impaired (PCI) assets will be grandfathered and classified as purchased credit deteriorated (PCD) assets at the date of adoption. The asset will be grossed up for the allowance for expected credit losses for all PCD assets at the date of adoption and will continue to recognize the noncredit discount in interest income based on the yield such assets as of the adoption date. Subsequent changes in expected credit losses will be recorded through the allowance. For all other assets with the scope of CECL, the cumulative effect adjustment will be recognized in retained earnings as of the beginning of the first reporting period in which the guidance is effective. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which clarify that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. The Company has formed a CECL implementation committee which has prepared a project plan to migrate towards the adoption date. The Company is currently evaluating the effects of ASU 2016-13 on its financial statements and disclosures.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815) to improve the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements. The amendments also simplify the application of the hedge accounting guidance. The amendments in this Update better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. The amendments expand and refine hedge accounting for both nonfinancial and financial risk components and align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. The amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The adoption of this standard did not have a material effect on the Company’s operating results or financial condition.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The updated guidance improves the disclosure requirements on fair value measurements. The updated guidance if effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for any removed or modified disclosures. The Company is currently assessing the timing and impact of adopting the updated provisions.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force). This ASU requires that implementation costs incurred by customers in a cloud computing arrangement be deferred and recognized over the non-cancellable term of the cloud computing arrangements plus any optional renewal periods (1) that are reasonably certain to be exercised by the customer or (2) for which exercise of the renewal option is controlled by the cloud service provider, if those costs would have been capitalized in a software licensing arrangement under the internal-use software guidance under ASC 350-40. For public business entities, amendments in this update are effective for fiscal years ending after December 15, 2020. Early adoption is permitted, including adoption in any interim period, for all entities. The amendments in this update should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company adopted the guidance prospectively as of January 1, 2019.

With the exception of the updated standards discussed above, there have been no new accounting pronouncements not yet effective that have significance, or potential significance, to the Company’s consolidated financial statements.

Note 2—Securities

The fair value of available-for-sale securities and their related gross unrealized gains and losses at the dates indicated are as follows:

	Available-for-sale securities
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
December 31, 2018
Mortgage-backed securities:
Residential	$932	$25	$—	$957
Commercial real-estate	19,141	—	(80)	19,061
Collateralized mortgage obligations	79,552	101	(1,717)	77,936
Asset backed securities	260,050	188	(1,014)	259,224

	$359,675	$314	$(2,811)	$357,178

December 31, 2017
Mortgage backed securities:
Residential	$1,075	$39	$—	$1,114
Commercial real-estate	24,549	1	—	24,550
Collateralized mortgage obligations	85,043	215	(1,220)	84,038
Asset backed securities	82,191	36	(127)	82,100

	$192,858	$291	$(1,347)	$191,802

At December 31, 2018 and 2017, $74.0 million and $77.2 million, respectively, of the fair value of the Company’s available-for-sale collateralized mortgage obligations (“CMOs”) and mortgage-backed securities consisted of government agency and government sponsored enterprise pass through securities and $23.9 million and $32.5 million, respectively, consisted of private-label residential securities.

At December 31, 2018 and 2017, $259.2 million and $82.1 million, respectively, of the fair value of the Company’s available-for-sale asset backed securities consisted of government sponsored student loan pools.

The amortized cost, unrealized gains and losses, and fair value of securities held-to-maturity at the dates indicated are as follows:

	Held-to-maturity securities
	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
	(Dollars in thousands)
December 31, 2018
Collateralized mortgage obligations	$73	$—	$(1)	$72

December 31, 2017
Collateralized mortgage obligations	$119	$—	$—	$119

At December 31, 2018 and 2017, the Company had no private-label held-to-maturity CMOs.

There were no investment securities pledged for borrowings or for other purposes as required or permitted by law as of December 31, 2018 and 2017.

Securities with unrealized losses as of the dates indicated, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Available-for-sale securities
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
December 31, 2018
Mortgage-backed securities:
Commercial real-estate	$19,061	$(80)	$—	$—	$19,061	$(80)
Collateralized mortgage obligations	9,952	(58)	53,905	(1,659)	63,857	(1,717)
Asset backed securities	219,169	(1,014)	—	—	219,169	(1,014)

	$248,182	$(1,152)	$53,905	$(1,659)	$302,087	$(2,811)

December 31, 2017
Mortgage-backed securities:
Collateralized mortgage obligations	$15,943	$(220)	$49,949	$(1,000)	$65,892	$(1,220)
Asset backed securities	52,701	(127)	—	—	52,701	(127)

	$68,644	$(347)	$49,949	$(1,000)	$118,593	$(1,347)

As indicated in the tables above, as of December 31, 2018, the Company’s investment securities had gross unrealized losses totaling approximately $2.8 million, compared to approximately $1.3 million at December 31, 2017. The Company analyzed all of its securities with an unrealized loss position. For each security, the Company analyzed the issuer’s financial condition and performed a projected cash flow analysis. In analyzing the issuer’s financial condition, management may consider whether the securities are issued by the federal government, its agencies or its sponsored entities, or non-governmental entities, whether downgrades by bond rating agencies have occurred, and the results of review of the issuer’s financial condition. When performing a cash flow analysis the Company uses models that project prepayments, default rates, and loss severities on the collateral supporting the security, based on underlying loan level borrower and loan characteristics and interest rate assumptions. In addition, the Company has contracted with third party companies to perform independent cash flow analyses of its securities portfolio as needed. Based on these analyses and reviews conducted by the Company, and assisted by independent third parties, the Company determined that none of its securities required an other-than-temporary impairment charge at December 31, 2018 or December 31, 2017. Management continues to expect to recover the adjusted amortized cost basis of these bonds.

As of December 31, 2018, the Company had 32 securities whose estimated fair value declined 0.92% from the Company’s amortized cost; at December 31, 2017, the Company had 23 securities whose estimated fair value declined 0.81% from the Company’s amortized cost. The unrealized losses relate principally to the general change in market interest rates since the purchase dates and such unrecognized losses will continue to vary with general market interest rate fluctuations in the future. Fair values are expected to recover as the securities approach their respective maturity dates and management believes it is not more likely than not it will be required to sell before recovery of the amortized cost basis.

There were no sales and calls of securities and no credit losses recognized in earnings for the year ended December 31, 2018 and 2017.

Note 3—Loans

The following disclosure reports the Company’s loan portfolio segments and classes. Segments are groupings of similar loans at a level in which the Company has adopted systematic methods of documentation for determining its allowance for loan and credit losses. Classes are a disaggregation of the portfolio segments. The Company’s loan portfolio segments are:

Real estate loans. Real estate includes loans for which the Company holds one-to-four family, multi-family, commercial and construction real property as collateral. Commercial real estate lending activity is typically restricted to owner-occupied properties or to investor properties that are owned by customers with a current banking relationship. The primary risks of real estate mortgage loans include the borrower’s inability to pay, material decreases in the value of the real estate that is being held as collateral and significant increases in interest rates, which may make the real estate mortgage loan unprofitable. Real estate loans also may be adversely affected by conditions in the real estate markets or in the general economy.

Commercial and industrial. Commercial loans consist of loans to small and medium-sized businesses in a wide variety of industries. The Company’s area of emphasis in commercial lending include, but are not limited to, loans to wholesalers, distributors, manufacturers, specialty businesses and business services companies. Commercial loans are generally collateralized by accounts receivable, inventory, equipment, real estate and other commercial assets, and may be supported by other credit enhancements such as personal guarantees. Risk arises primarily due to a difference between expected and actual cash flows of the borrowers. However, the recovery of the Company’s investment in these loans is also dependent on other factors primarily dictated by the type of collateral securing these loans. The fair value of the collateral securing these loans may fluctuate as market conditions change.

Consumer and other. Consumer loans consist of consumer loans and other loans secured by personal property.

Reverse mortgage. From 2012 to 2014, the Company purchased home equity conversion mortgage (“HECM”) loans (also known as reverse loans mortgage loans) which are a special type of home loan, for homeowners aged 62 years or older, that requires no monthly mortgage payments. Reverse mortgage loan insurance is provided by the U. S. Federal Housing Administration through the HECM program which protects lenders from losses due to non-repayment of the loans. In mid-2014, the Bank ceased purchases of reverse mortgage loans and, began selling its remaining loans in the secondary market. At December 31, 2018, the Bank owned $1.7 million of reverse mortgage loans.

Mortgage warehouse. The Company’s warehouse lending division provides short-term interim funding for single-family residential mortgage loans originated by mortgage bankers or other lenders pending the sale of such loans in the secondary market. The Company’s risk is mitigated by comprehensive policies, procedures, and controls governing this activity, partial loan funding by the originating lender, guaranties or additional monies pledged to the Company as security, the short holding period of funded loans on the Company’s balance sheet. In addition, the loss rates of this portfolio have historically been minimal, and these loans are all subject to written purchase commitments from takeout investors or are hedged. The Company’s mortgage warehouse loans may either be held-for-investment or held-for-sale depending on the underlying contract. The company sold approximately $165.1 million and $229.9 million loans to participants during the year ended December 31, 2018 and 2017, respectively. At December 31, 2018, gross warehouse loans were approximately $252.6 million.

A summary of loans as of the periods presented are as follows:

	December 31,
	2018	2017
	(Dollars in thousands)
Real estate loans:
One-to-four family	$190,885	$219,855
Multi-family	40,584	23,958
Commercial	309,655	346,227
Construction	3,847	5,171
Commercial and industrial	8,586	50,852
Consumer and other	150	1,262
Reverse mortgage	1,742	2,524
Mortgage warehouse	41,586	45,718

Total gross loans held-for-investment	597,035	695,567
Deferred fees, net	2,469	1,901

Total loans held-for-investment	599,504	697,468

Allowance for loan losses	(6,723)	(8,165)

Total loans held-for-investment, net	$592,781	$689,303

Total loans held-for-sale	$350,636	$190,392

Loans participated by the Company were approximately $4.1 million and $8.9 million at December 31, 2018 and 2017, respectively.

At December 31, 2018 and 2017, approximately $546.7 million and $597.7 million, respectively, of the Company’s loan portfolio were collateralized by various forms of real estate. A significant percentage of such loans are collateralized by properties located in California (69.7% and 69.6% as of December 31, 2018 and 2017, respectively), Arizona (7.3% and 4.8% as of December 31, 2018 and 2017, respectively), and Florida (3.4% and 6.6% as of December 31, 2018 and 2017, respectively) with no other state greater than 5%. The Company attempts to address and mitigate concentrations of credit risk by making loans that are diversified by collateral type, placing limits on the amounts of various categories of loans relative to total Company capital, and conducting quarterly reviews of its portfolio by collateral type, geography, and other characteristics. While management believes that the collateral presently securing its portfolio and the recorded allowance for loan losses are adequate to absorb potential losses, there can be no assurances that significant deterioration in the California, Florida and Arizona real estate markets would not expose the Company to significantly greater credit risk.

Recorded investment in loans excludes accrued interest receivable, loan origination fees, net and unamortized premium or discount, net due to immateriality. Accrued interest on loans held-for-investment totaled approximately $2.1 million and $2.6 million and deferred fees totaled approximately $2.5 million and $1.9 million at December 31, 2018 and 2017, respectively.

Allowance for Loan Losses

The following tables present the allocation of the allowance for loan losses, as well as the activity in the allowance by loan class, and recorded investment in loans held-for-investment as of and for the periods presented:

	Year Ended December 31, 2018
	One-to -Four Family	Multi- Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer and Other	Reverse Mortgage	Mortgage Warehouse	Total
	(Dollars in thousands)
Balance, December 31, 2017	$1,991	$226	$4,711	$140	$677	$18	$41	$361	$8,165
Charge-offs	(6)	—	—	—	—	—	—	—	(6)
Recoveries	10	—	—	—	80	—	1	—	91
Provision for loan losses	(147)	257	(857)	(42)	(601)	(17)	12	(132)	(1,527)

Balance, December 31, 2018	$1,848	$483	$3,854	$98	$156	$1	$54	$229	$6,723

	December 31, 2018
	One-to -Four Family	Multi- Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer and Other	Reverse Mortgage	Mortgage Warehouse	Total
	(Dollars in thousands)
Amount of allowance attributed to:
Specifically evaluated impaired loans	$—	$—	$—	$—	$—	$—	$47	$—	$47
General portfolio allocation	1,848	483	3,854	98	156	1	7	229	6,676

Total allowance for loan losses	$1,848	$483	$3,854	$98	$156	$1	$54	$229	$6,723

Loans evaluated for impairment:
Specifically evaluated	$3,342	$—	$7,946	$—	$3,596	$—	$1,223	$—	$16,107
Collectively evaluated	187,543	40,584	301,709	3,847	4,990	150	519	41,586	580,928

Total gross loans held-for-investment	$190,885	$40,584	$309,655	$3,847	$8,586	$150	$1,742	$41,586	$597,035

	Year Ended December 31, 2017
	One-to -Four Family	Multi- Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer and Other	Reverse Mortgage	Mortgage Warehouse	Total
	(Dollars in thousands)
Balance, December 31, 2016	$2,046	$271	$3,624	$1,082	$612	$18	$75	$316	$8,044
Charge-offs	(53)	—	—	—	(83)	—	—	(76)	(212)
Recoveries	49	—	—	—	6	—	1	15	71
Provision for loan losses	(51)	(45)	1,087	(942)	142	—	(35)	106	262

Balance, December 31, 2017	$1,991	$226	$4,711	$140	$677	$18	$41	$361	$8,165

	December 31, 2017
	One-to -Four Family	Multi- Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer and Other	Reverse Mortgage	Mortgage Warehouse	Total
	(Dollars in thousands)
Amount of allowance attributed to:
Specifically evaluated impaired loans	$—	$—	$441	$—	$—	$—	$29	$—	$470
General portfolio allocation	1,991	226	4,270	140	677	18	12	361	7,695

Total allowance for loan losses	$1,991	$226	$4,711	$140	$677	$18	$41	$361	$8,165

Loans evaluated for impairment:
Specifically evaluated	$3,204	$—	$11,544	$—	$716	$—	$1,858	$—	$17,322
Collectively evaluated	216,651	23,958	334,683	5,171	50,136	1,262	666	45,718	678,245

Total gross loans held-for-investment	$219,855	$23,958	$346,227	$5,171	$50,852	$1,262	$2,524	$45,718	$695,567

Impaired Loans

The following tables provide a summary of the Company’s investment in impaired loans as of and for the periods presented:

	December 31, 2018
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
With no related allowance recorded:
Real estate loans:
One-to-four family	$3,739	$3,318	$—	$3,575	$80
Commercial	8,266	7,946	—	9,303	439
Commercial and industrial	3,754	3,596	—	2,845	276
Reverse mortgage	846	797	—	1,110	—

	16,605	15,657	—	16,833	795
With an allowance recorded:
Real estate loans:
One-to-four family	24	24	—	26	2
Commercial	—	—	—	1,134	—
Reverse mortgage	454	426	47	363	—

	478	450	47	1,523	2

Total impaired loans	$17,083	$16,107	$47	$18,356	$797

	December 31, 2017
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
With no related allowance recorded:
Real estate loans:
One-to-four family	$3,604	$3,171	$—	$3,066	$324
Commercial	9,876	9,597	—	9,081	460
Consumer and other	951	716	—	460	24
Reverse mortgage	1,555	1,528	—	1,694	—

	15,986	15,012	—	14,301	808
With an allowance recorded:
Real estate loans:
One-to-four family	33	33	—	18	2
Commercial	1,947	1,947	441	1,972	135
Consumer and other	344	330	29	353	—

	2,324	2,310	470	2,343	137

Total impaired loans	$18,310	$17,322	$470	$16,644	$945

For purposes of this disclosure, the unpaid principal balance is not reduced for partial charge-offs. Cash basis interest income is not materially different than interest income recognized.

Nonaccrual and Past Due Loans

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually evaluated impaired loans. Nonperforming loans consist of loans on nonaccrual status for which the accrual of interest has been discontinued and loans 90 days or more past due and still accruing interest.

There were no loans past due 90 days or more and still on accrual as of December 31, 2018 and 2017.

The following tables present by loan class the aging analysis based on contractual terms, nonaccrual loans, and the Company’s recorded investment in loans held-for-investment as of the periods presented:

	December 31, 2018
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total	Nonaccruing	Loans Receivable > 90 Days and Accruing
	(Dollars in thousands)
Real estate loans:
One-to-four family	$—	$49	$2,991	$3,040	$187,845	$190,885	$3,062	$—
Multi-family	—	—	—	—	40,584	40,584	—	—
Commercial	—	—	—	—	309,655	309,655	422	—
Construction	—	—	—	—	3,847	3,847	—	—
Commercial and industrial	—	—	—	—	8,586	8,586	3,596	—
Consumer and other	—	—	—	—	150	150	—	—
Reverse mortgage	—	—	—	—	1,742	1,742	1,223	—
Mortgage warehouse	—	—	—	—	41,586	41,586	—	—

Total gross loans held-for-investment	$—	$49	$2,991	$3,040	$593,995	$597,035	$8,303	$—

	December 31, 2017
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total	Nonaccruing	Loans Receivable > 90 Days and Accruing
	(Dollars in thousands)
Real estate loans:
One-to-four family	$8,427	$900	$1,773	$11,100	$208,755	$219,855	$2,652	$—
Multi-family	—	—	—	—	23,958	23,958	—	—
Commercial	470	1,992	—	2,462	343,765	346,227	—	—
Construction	—	—	—	—	5,171	5,171	—	—
Commercial and industrial	462	—	—	462	50,390	50,852	—	—
Consumer and other	—	—	—	—	1,262	1,262	—	—
Reverse mortgage	—	—	—	—	2,524	2,524	1,858	—
Mortgage warehouse	—	—	—	—	45,718	45,718	—	—

Total gross loans held-for-investment	$9,359	$2,892	$1,773	$14,024	$681,543	$695,567	$4,510	$—

Troubled Debt Restructurings

A loan is identified as a troubled debt restructuring (“TDR”) when a borrower is experiencing financial difficulties and, for economic or legal reasons related to these difficulties, the Company grants a concession to the borrower in the restructuring that it would not otherwise consider. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. The Company has granted a concession when, as a result of the restructuring, it does not expect to collect all amounts due or within the time periods originally due under the original contract, including one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a temporary forbearance with regard to the payment of principal or interest. All troubled debt restructurings are reviewed for potential impairment. Generally, a nonaccrual loan that is restructured remains on nonaccrual status for a minimum period of six months to demonstrate that the borrower can perform under the restructured terms. If the borrower’s performance under the new terms is not reasonably assured, the loan remains classified as a nonaccrual loan. Loans classified as TDRs are reported as impaired loans.

As of December 31, 2018 and 2017, the Company has a recorded investment in TDR’s of $0.5 million and $0.6 million, respectively. The Company has allocated a negligible amount of specific allowance for those loans at December 31, 2018 and 2017, respectively and has not committed to lend additional amounts to these TDRs. No loans were modified as TDRs during the year ended December 31, 2018.

During the year ended December 31, 2017, the terms of certain loans were modified as TDRs. The modification of the terms of the loan included a reduction of the stated interest rate of the loan and an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk.

The following table presents a summary of the Company’s loans by class modified as TDR’s that occurred during the year ended December 31, 2017:

	Number of Loans	Pre- Modifications Outstanding Recorded Investment	Post- Modifications Outstanding Recorded Investment
	(Dollars in thousands)
Troubled debt restructurings:
December 31, 2017:
Real estate loans:
One-to-four family	1	$98	$149

The TDR’s described above had a negligible impact the allowance for loan losses and charge-offs during the year ending December 31, 2017.

A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms. There were no loans modified as TDRs for which there was a payment default within twelve months during the year ended December 31, 2018 or 2017. There was no provision for loan loss or charge offs for TDR’s that subsequently defaulted during the year ending December 31, 2018 or 2017.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. This analysis typically includes larger, nonhomogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. The Company uses the following definitions for risk ratings:

Pass:	Loans in all classes that are not adversely rated, are contractually current as to principal and interest, and are otherwise in compliance with the contractual terms of the loan agreement. Management believes that there is a low likelihood of loss related to those loans that are considered pass.

Special mention:	Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard:	Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful:	Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss:	Credits rated as loss are charged-off. Management has no expectation of the recovery of any payments in respect of credits rated as loss.

The following tables present by portfolio class the Company’s internal risk grading system as well as certain other information concerning the credit quality of the Company’s recorded investment in loans held-for-investment as of the periods presented.

	Credit Risk Grades
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
December 31, 2018
Real estate loans:
One-to-four family	$187,823	$—	$3,062	$—	$190,885
Multi-family	40,584	—	—	—	40,584
Commercial	309,233	—	422	—	309,655
Construction	3,847	—	—	—	3,847
Commercial and industrial	4,630	360	3,596	—	8,586
Consumer and other	150	—	—	—	150
Reverse mortgage	214	305	1,223	—	1,742
Mortgage warehouse	41,586	—	—	—	41,586

Total gross loans held-for-investment	$588,067	$665	$8,303	$—	$597,035

	Credit Risk Grades
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
December 31, 2017
Real estate loans:
One-to-four family	$217,203	$—	$2,652	$—	$219,855
Multi-family	23,958	—	—	—	23,958
Commercial	342,391	1,889	1,947	—	346,227
Construction	5,171	—	—	—	5,171
Commercial and industrial	50,136	716	—	—	50,852
Consumer and other	1,262	—	—	—	1,262
Reverse mortgage	156	510	1,858	—	2,524
Mortgage warehouse	45,718	—	—	—	45,718

Total gross loans held-for-investment	$685,995	$3,115	$6,457	$—	$695,567

The following table presents loans purchased and/or sold during the year by portfolio segment:

	Year Ended December 31,
	2018		2017
	Purchases	Sales	Purchases	Sales
	(Dollars in thousands)
Real estate loans:
One-to-four family	$91,395	$17,177	$100,541	$32,842
Multi-family	17,809	—	—	—
Commercial	12,500	1,118	10,612	—
Commercial and industrial	—	—	11,129	—
Reverse mortgage	—	—	—	865

	$121,704	$18,295	$122,282	$33,707

The Company had related-party loans with an outstanding balance of $5.0 million and $0.3 million as of December 31, 2018 and 2017, respectively. During the year ended December 31, 2018, the Company advanced $4.7 million in new loans, reclassified $0.3 million in loans as related party and received $0.3 million in principal payments.

Note 4—Other Real Estate Owned, Net

The following table provides a summary of the Company’s other real estate owned activity and balances for the periods presented.

	Year Ended December 31,
	2018	2017
	(Dollars in thousands)
Balance, beginning of period	$2,308	$562
Loans transferred to other real estate owned	65	2,359
Net change in valuation allowance	(34)	—
Proceeds from sale of other real estate owned	(2,390)	(625)
Gain on sale of REO	82	12

Balance, end of period	$31	$2,308

The Company’s remaining other real estate owned property consists of one single-family residential property.

For the years ended December 31, 2018 and 2017, real estate owned gain on sale were approximately $82,000 and $12,000 and other expenses related to foreclosed assets were $27,000 and $22,000, respectively. There was $34,000 recorded as a provision for unrealized losses at December 31, 2018. There was no recorded provision for unrealized losses at December 31, 2017. The Company had $2.9 million in consumer mortgage loans collateralized by residential real estate property for which formal foreclosure proceedings were in process as of December 31, 2018.

Note 5—Premises and Equipment, Net

Year-end premises and equipment were as follows:

	December 31,
	2018	2017
	(Dollars in thousands)
Equipment, furniture, and software	$4,613	$3,346
Leasehold improvements	1,795	1,232
Automobiles	202	203

	6,610	4,781
Accumulated depreciation and amortization	(2,954)	(3,028)

Total premises and equipment, net	$3,656	$1,753

Depreciation expense was $0.7 million and $0.6 million for years ended December 31, 2018 and 2017, respectively.

The Company leases all of its office facilities under operating lease arrangements. Rent expense totaled $1.4 million and $1.1 million in December 31, 2018 and 2017, respectively. The leases provide that the Company pays real estate taxes, insurance, and certain other operating expenses applicable to the leased premises in addition to the monthly minimum payments.

At December 31, 2018, aggregate minimum lease commitments under non-cancelable operating leases have the following obligations based on different ending terms of the leases. The following includes $0.8 million in lease payments for the San Marcos branch, which is expected to be sold in the first quarter of 2019. See Note 20—Business Lending Division and Branch Sale for more information.

Year Ending	Amount
(Dollars in thousands)
2019	$1,548
2020	1,533
2021	1,596
2022	1,436
2023	312
Thereafter	14

Total	$6,439

Note 6—Deposits

The following table presents the composition of our deposits as of the dates presented:

	December 31,
	2018	2017
	(Dollars in thousands)
Noninterest bearing demand accounts	$1,525,922	$1,464,154
Interest bearing accounts:
Interest bearing demand accounts	45,889	51,920
Money market and savings accounts	77,286	156,156
Certificates of deposit	29,736	102,916

Interest bearing accounts	152,911	310,992
Deposits held-for-sale:
Noninterest bearing demand accounts	55,891	—
Interest bearing accounts	48,281	—

Deposits held-for-sale	104,172	—

Total deposits	1,783,005	1,775,146

Certificates of deposit at December 31, 2018, are scheduled to mature as follows:

Year Ending	Amount
(Dollars in thousands)
2019	$30,972
2020	1,522
2021	503
2022	406
2023	—

Total	$33,403

Certificates of deposit that meet or exceed the FDIC insurance limit of $250,000 and over totaled approximately $1.6 million and $4.9 million at December 31, 2018 and 2017, respectively.

Deposits from officers, directors, and affiliates at December 31, 2018 and 2017, were approximately $1.3 million and $2.5 million, respectively.

The Company had no brokered certificates of deposit at December 31, 2018 and 2017.

Note 7—FHLB and Other Advances

The following table sets forth certain information on our FHLB advances during the periods presented:

	Year Ended December 31,
	2018	2017
	(Dollars in thousands)
Amount outstanding at period-end	$—	$15,000
Weighted average interest rate at period-end	—%	1.37%
Maximum month-end balance during the period	$15,000	$165,000
Average balance outstanding during the period	$1,274	$65,452
Weighted average interest rate during the period	1.49%	1.17%

FHLB advances are secured with eligible collateral consisting of certain real estate loans. Advances from the FHLB are subject to the FHLB’s collateral and underwriting requirements, and as of December 31, 2018 and 2017, were limited in the aggregate to 35% of the Company’s total assets. Loans with carrying values of approximately $625.3 million and $552.4 million were pledged to the FHLB as of December 31, 2018 and 2017, respectively. Unused borrowing capacity based on the lesser of the percentage of total assets and pledged collateral was approximately $472.3 million and $438.8 million as of December 31, 2018 and 2017, respectively. The Company’s FHLB advances as of December 31, 2017 totaling $15.0 million matured in 2018.

The Company is also approved to borrow through the Discount Window of the Federal Reserve Bank of San Francisco on a collateralized basis without any fixed dollar limit. Loans with a carrying value of approximately $19.0 million and $25.6 million were pledged to the FRB at December 31, 2018 and 2017, respectively. The Company’s borrowing capacity under the Federal Reserve’s discount window program was $10.7 million as of December 31, 2018. At December 31, 2018 and 2017, there were no borrowings outstanding under any of these lines.

As of December 31, 2018, the Company may borrow up to an aggregate $32.0 million, overnight on an unsecured basis from three of its correspondent banks. Access to these funds is subject to liquidity availability, market conditions and any negative material change in the Company’s credit profile.

Note 8—Notes Payable

On January 29, 2016, the Company entered into a term loan with a commercial bank for a single principal advance of $8.0 million due to mature on January 29, 2021. Loan interest and principal is payable quarterly commencing April 2016 and accrues interest at an annual rate equal to 2.60% plus the greater of zero percent and the one-month LIBOR rate. The proceeds were used to redeem preferred stock and can be prepaid at any time. The outstanding principal balance at December 31, 2018 and 2017 was $4.9 million and $6.0 million respectively. Annual principal payments on outstanding borrowings are $1.1 million for years 2019 to 2020 and $2.6 million in 2021.

Note 9—Subordinated Debentures, Net

A trust formed by the Company issued $12.5 million of floating rate trust preferred securities in July 2001 as part of a pooled offering of such securities. The Company issued subordinated debentures to the trust in exchange for its proceeds from the offering. The debentures and related accrued interest represent substantially all of the assets of the trust. The subordinated debentures bear interest at six-month LIBOR plus 375 basis points, which adjusts every six months in January and July of each year. Interest is payable semiannually. At December 31, 2018, the interest rate for the Company’s next scheduled payment was 6.28%, based on six-month

LIBOR of 2.53%. On any January 25 or July 25 the Company may redeem the 2001 subordinated debentures at 100% of principal amount plus accrued interest. The 2001 subordinated debentures mature on July 25, 2031.

A second trust formed by the Company issued $3.0 million of trust preferred securities in January 2005 as part of a pooled offering of such securities. The Company issued subordinated debentures to the trust in exchange for its proceeds from the offering. The debentures and related accrued interest represent substantially all of the assets of the trust. The subordinated debentures bear interest at three-month LIBOR plus 185 basis points, which adjusts every three months. Interest is payable quarterly. At December 31, 2018, the interest rate for the Company’s next scheduled payment was 4.64%, based on three-month LIBOR of 2.79%. On the 15th day of any March, June, September, or December, the Company may redeem the 2005 subordinated debentures at 100% of principal amount plus accrued interest. The 2005 subordinated debentures mature on March 15, 2035.

The Company also retained a 3% minority interest in each of these trusts which is included in subordinated debentures. The balance of the equity in the trusts is comprised of mandatorily redeemable preferred securities. The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The Company has the right to defer interest payments on the subordinated debentures from time to time for a period not to exceed five years.

Note 10—Derivative and Hedging Activities

The Company utilizes interest rate swap agreements as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements.

Interest rate cap. In 2012 the Company entered into a $12.5 million and a $3.0 million notional forward interest rate cap agreement (the “Cap Agreements”) to hedge its variable rate subordinated debentures. The Cap Agreements expire July 25, 2022 and March 15, 2022, respectively. The Company utilizes interest rate caps as hedges against adverse changes in cash flows on the designated preferred trusts attributable to fluctuations in three-month LIBOR beyond 0.50% for the $3.0 million subordinated debenture and six-month LIBOR beyond 0.75% for the $12.5 million subordinated debenture. The cap was determined to be fully effective during all periods presented and, as such, no amount of ineffectiveness has been included in net income. The upfront fee paid to the counterparty in entering into these Cap Agreements was approximately $2.5 million. The Company held approximately $1.2 million and $0.9 million of restricted cash at December 31, 2018 and 2017, respectively, which served as collateral for the expected payments under these Cap Agreements; such cash fluctuates based on the expected present value of the future payments and will be refunded to the counterparty upon termination or maturity of the Cap Agreements.

Interest rate swap. In 2014 the Company entered into a $15.0 million notional interest rate swap. The Company designated the interest rate swap (the hedging instrument) as a cash flow hedge of the risk of changes attributable to changes in the benchmark one-month LIBOR interest rate for the forecasted issuances of FHLB advances arising from a rollover strategy. The Company issued $15.0 million of fixed rate debt on April 1, 2014, which settled the same day and matured on May 1, 2014, using an FHLB advance as the debt instrument. The swap was determined to be fully effective during all periods presented and, as such, no amount of ineffectiveness has been included in net income. On February 1, 2018, the Company did not renew the $15.0 million FHLB advance and simultaneously de-designated the existing hedge relationship and terminated the interest rate swap on January 30, 2018.

The table below presents the fair value of the Company’s derivative financial instruments as well as the classification within the consolidated balance sheets.

	December 31,
	2018		2017
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(Dollars in thousands)
Derivatives designated as hedging instruments:
Cash flow hedge interest rate swap	Derivative assets	$—	Derivative assets	$30
Cash flow hedge interest rate cap	Derivative assets	999	Derivative assets	1,061

The following table summarizes the effects of derivatives in cash flow hedging relationships designated as hedging instruments on the Company’s consolidated statements of operations for the years ended December 31, 2018 and 2017.

	Amount of Gain (Loss) Recognized in OCI (Effective Portion)		Location of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
	2018	2017		2018	2017
	(Dollars in thousands)			(Dollars in thousands)
Derivatives designated as hedging instruments:
Cash flow hedge interest rate swap	$24	$59	Interest expense	$54	$(86)
Cash flow hedge interest rate cap	109	(67)	Interest expense	412	124

There were no ineffective gains (losses) reclassified from accumulated OCI into the consolidated statements of operations, as a component of noninterest income, net, for the aforementioned derivative instruments, for the periods indicated.

Note 11—Income Taxes

Income tax expense consists of the following for the periods presented:

	Year Ended December 31,
	2018	2017
	(Dollars in thousands)
Current provision
Federal	$5,298	$4,136
State	2,922	1,093
Tax impact of tax reform	—	37

	8,220	5,266
Federal deferred tax (benefit) expense	(117)	314
State deferred tax (benefit) expense	(37)	47
Tax impact of tax reform	—	1,161

	(154)	1,522
Income tax expense	$8,066	$6,788

Comparison of the federal statutory income tax rates to the Company’s effective income tax rates for the periods presented are as follows:

	Year Ended December 31,
	2018		2017
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Statutory federal tax	$6,384	21.0%	$4,907	34.0%
State tax, net of federal benefit	2,304	7.6%	899	6.2%
Tax impact of tax reform	—	—	1,198	8.3%
Tax credits	(170)	(0.6)%	(170)	(1.2)%
Excess tax benefit from stock-based compensation	(469)	(1.6)%	—	—
Other items, net	17	0.1%	(46)	(0.3)%

Actual tax expense	$8,066	26.5%	$6,788	47.0%

Income tax expense was $8.1 million for the year ended December 31, 2018 compared to $6.8 million for the year ended December 31, 2017. The increase was primarily related to increased pre-tax income. The effective tax rates for the year ended December 31, 2018 and 2017 were 26.5% and 47.0%, respectively. The decrease in the effective rate from 2017 to 2018 was primarily related to the change in the statutory federal rate as a result of the Tax Cuts and Jobs Act of 2017 (“Tax Act”), which includes a number of changes to existing U.S. tax laws that impact the Company, most notably a reduction of the U.S. corporate income tax rate to 21% for tax years beginning after December 31, 2017. Because of the reduction in the corporate income tax rate, a revaluation of our deferred tax assets resulted in a $1.2 million increase in tax expense for 2017. In addition, the effective tax rate was impacted due to the adoption of ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, effective January 1, 2017, which requires the Company to recognize all excess tax benefits or tax deficiencies through the income statement as income tax expense or benefit.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities included in other assets are as follows:

	December 31,
	2018	2017
	(Dollars in thousands)
Deferred tax assets
Allowance for loan losses	$1,921	$2,327
Investment write-down	—	13
Interest rate cap and available for sale securities	825	489
Accrued vacation pay	333	224
Accrued bonus	333	26
Nonaccrual loan interest	98	62
State taxes	552	255
Other	501	234

Deferred tax assets	4,563	3,630
Deferred tax liabilities
Basis difference in fixed assets	(367)	(72)
FHLB stock dividends	(100)	(100)
Deferred loan fees	(645)	(503)
Other	(122)	(115)

Deferred tax liabilities	(1,234)	(790)

Deferred tax asset, net	$3,329	$2,840

At each reporting date, the Company evaluates the positive and negative evidence used to determine the likelihood of realization of all its deferred tax assets. Based on this evaluation, management has concluded that deferred tax assets are more-likely-than-not to be realized and therefore no valuation allowance is required at December 31, 2018 and 2017.

The Company has no unrecognizable tax benefits recorded at December 31, 2018 and 2017 and does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. Additionally, the Company had no material interest or penalties paid or accrued related to income taxes reported in the income statement for the years ended December 31, 2018 and 2017.

The Company files United States federal and state income tax returns in jurisdictions with varying statues of limitations. The 2015 through 2018 tax years remain subject to examination by federal tax authorities, and 2014 through 2018 tax years remain subject to examination by various state tax authorities.

Note 12—Commitments and Contingencies

Off-Balance Sheet Items

In the normal course of business, the Company enters into various transactions, which, in accordance with GAAP, are not included in our consolidated statements of financial condition. The Company enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and issue letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk exceeding the amounts recognized on the consolidated statements of financial condition. The Company’s exposure to credit loss is represented by the contractual amounts of these commitments. The same credit policies and procedures are used in making these commitments as for on-balance sheet instruments. The company is not aware of any accounting loss to be incurred by funding these commitments, however, an allowance for off-balance sheet credit risk is recorded in other liabilities on the statements of financial condition. The allowance for these commitments amounted to approximately $0.1 million as of December 31, 2018, and $0.1 million as of December 31, 2017.

The Company’s commitments associated with outstanding letters of credit and commitments to extend credit expiring by period as of the date indicated are summarized below. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements.

	December 31,
	2018	2017
	(Dollars in thousands)
Unfunded lines of credit	$71,398	$58,180
Letters of credit	10	278

Total credit extension commitments	$71,408	$58,458

Unfunded lines of credit represent unused credit facilities to the Company’s current borrowers that represent no change in credit risk that exist in the Company’s portfolio. Lines of credit generally have variable interest rates. Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. In the event of nonperformance by the customer in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, the Company would be entitled to seek recovery from the client from the underlying collateral, which can include commercial real estate, physical plant and property, inventory, receivables, cash and/or marketable securities. The Company’s policies generally require that letter of credit arrangements contain security and debt covenants like those contained in loan agreements and our credit risk associated with issuing letters of credit is essentially the same as the risk involved in extending loan facilities to our customers.

The Company minimizes its exposure to loss under letters of credit and credit commitments by subjecting them to the same credit approval and monitoring procedures used for on-balance sheet instruments. The effect on the Company’s revenue, expenses, cash flows and liquidity of the unused portions of these letters of credit commitments cannot be precisely predicted because there is no guarantee that the lines of credit will be used.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract, for a specific purpose. Commitments generally have variable interest rates, fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company is based on management’s credit evaluation of the customer.

Litigation

The Company is involved in various matters of litigation which have arisen in the ordinary course of its business. In the opinion of management, the disposition of such pending litigation will not have a material effect on the Company’s financial statements.

Note 13—Stock-based Compensation

In June 2018, the Company adopted the 2018 Equity Compensation Plan, or 2018 Plan, that permits the Compensation Committee, in its sole discretion, to grant various forms of incentive awards. Under the 2018 Plan, the Compensation Committee has the power to grant stock options, stock appreciation rights, or SARs, restricted stock and restricted stock units. The number of shares that may be issued pursuant to awards under the 2018 Plan is 1,596,753.

In 2010, the Company adopted an equity compensation plan, or 2010 Plan, that provides for the grant of stock options to employees, directors, and other persons referred to in Rule 701 under the U.S. Securities Act of 1933. The number of shares that may be issued pursuant to awards under the 2010 Plan is 730,784. The Compensation Committee of the Company’s Board of Directors is responsible for administrating the 2010 Plan and determining the terms of all awards under it, including their vesting, except that in the case of a change in control of the Company all options granted under the 2010 Plan shall become 100% vested. As of December 31, 2018, there are no shares available for issuance under the 2010 Plan.

In 2009, the Company issued 186,530 non-qualified stock options to the Company’s chief executive officer pursuant to a Non-Plan Compensatory Stock Option Agreement in connection with the execution of his employment agreement. The stock options were not issued pursuant to any equity compensation plan, but the Non-Plan Compensatory Stock Option Agreement adopted the applicable provisions of the Company’s 1997 Stock Incentive Plan, which expired in October 2007. The options were granted with an exercise price equal to the estimated fair market value of the Company’s common stock on the date of the grant. The stock options vested immediately upon the date of grant and have a ten year term. As of December 31, 2017 there were 186,530 options outstanding and exercisable that were not issued pursuant to an equity compensation plan.

As of December 31, 2018 these options were fully exercised and there were no options outstanding that were not issued pursuant to an equity compensation plan.

In accordance with authoritative guidance for stock-based compensation, compensation expense is recognized only for those shares expected to vest, based on the Company’s historical experience and future expectations. The Company has elected a policy of estimating expected forfeitures.

Total compensation cost charged against income was $112,000 and $21,000 for the years ended December 31, 2018 and 2017, respectively. The total income tax benefit was $10,000 and $8,000, for the years ended December 31, 2018 and 2017, respectively.

Stock options issued under the 2018 Plan and 2010 Plan generally have terms of 10 years, with 25% of each grant vesting at date of grant and 25% at the end of each year over the following three years. Stock options are issued at an exercise price not less than 100% of the fair market value of a share of the Company’s common stock on the date of grant. Stock options are expensed on a straight-line basis over the grant vesting period, which is considered to be the requisite service period.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company’s common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options represents the period of time that options are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

The fair value of the option grants in 2018 and 2017 and were estimated on the date of the grant using the Black-Scholes option pricing model with the assumptions presented below:

	Year Ended December 31,
	2018	2017
Risk-free interest rate	2.82%	1.92%
Expected term	6.50 years	6.50 years
Expected stock price volatility	10.72%	3.14%
Dividend yield	0.00%	0.00%
Weighted-average grant date fair value	$2.44	$0.85

A summary of stock option activity as of December 31, 2018 and changes during the year then ended is presented below.

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2018	917,314	$4.32
Granted	114,000	12.00
Exercised	(211,698)	3.64
Forfeited/Expired	(3,000)	12.00

Outstanding at December 31, 2018	816,616	$5.54	4.2 Years	$5,274

Vested or Expected to Vest at December 31, 2018	808,156	$5.48	4.1 Years	$5,271

Exercisable at December 31, 2018	717,501	$4.76	3.5 Years	$5,195

The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the book value of the Company’s common stock as of the reporting date. The intrinsic value of options exercised was approximately $1.8 million and zero for the years ended December 31, 2018 and 2017, respectively. The tax benefit from option exercises was approximately $0.5 million and zero, for the years ended December 31, 2018 and 2017, respectively.

As of December 31, 2018, there was $0.2 million of total unrecognized compensation cost related to non-vested stock options which is expected to be recognized over a weighted-average period of 2.4 years.

Note 14—Employee Benefit Plan

The Company has a 401(k) plan in which approximately 83% of all employees participate. Employees may contribute a percentage of their compensation subject to certain limits based on Federal tax laws. During the years ended December 31, 2018 and 2017, the Company made an elective matching contribution quarterly up to 25% of deferrals to a maximum of the first 6% of the employee’s compensation contributed to the plan. Additionally, the Company had the option to make an elective annual discretionary contribution as determined annually by management. For the years ended December 31, 2018 and 2017, contribution expense attributed to the plan amounted to approximately $0.2 million and $0.2 million, respectively.

Note 15—Regulatory Capital

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi- year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. As of January 1, 2018, the capital conservation buffer had phased in to 1.875%. Management believes as of December 31, 2018, the Company and Bank meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. For the periods presented, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Actual capital amounts and ratios for the Company and the Bank as of December 31, 2018 and 2017, are presented in the following table:

	Actual		Minimum capital adequacy		To be well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2018
The Company
Tier 1 leverage ratio (to average assets)	$208,807	9.00%	$92,812	4.00%	N/A	N/A
Common equity tier 1 capital ratio (to risk-weighted assets)	193,307	23.10%	37,650	4.50%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	208,807	24.96%	50,200	6.00%	N/A	N/A
Total capital ratio (to risk-weighted assets)	215,638	25.77%	66,933	8.00%	N/A	N/A
The Bank
Tier 1 leverage ratio (to average assets)	197,175	8.51%	92,637	4.00%	115,796	5.00%
Common equity tier 1 capital ratio (to risk-weighted assets)	197,175	23.68%	37,472	4.50%	54,127	6.50%
Tier 1 capital (to risk-weighted assets)	197,175	23.68%	49,963	6.00%	66,618	8.00%
Total capital ratio (to risk-weighted assets)	204,006	24.50%	66,618	8.00%	83,272	10.00%

December 31, 2017
The Company
Tier 1 leverage ratio (to average assets)	$90,507	6.15%	$58,866	4.00%	N/A	N/A
Common equity tier 1 capital ratio (to risk-weighted assets)	75,007	10.54%	32,024	4.50%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	90,507	12.72%	42,692	6.00%	N/A	N/A
Total capital ratio (to risk-weighted assets)	98,817	13.88%	56,955	8.00%	N/A	N/A
The Bank
Tier 1 leverage ratio (to average assets)	93,030	6.33%	58,787	4.00%	73,483	5.00%
Common equity tier 1 capital ratio (to risk-weighted assets)	93,030	13.11%	31,932	4.50%	46,125	6.50%
Tier 1 capital (to risk-weighted assets)	93,030	13.11%	42,577	6.00%	56,769	8.00%
Total capital ratio (to risk-weighted assets)	101,340	14.29%	56,733	8.00%	70,917	10.00%

The Bank is restricted as to the amount of dividends that it can pay to the Company. Dividends declared in excess of the lesser of the Bank’s undivided profits or the Bank’s net income for its last three fiscal years less the amount of any distribution made to the Bank’s shareholders during the same period must be approved by the California DBO. Also, the Bank may not pay dividends that would result in capital levels being reduced below the minimum requirements shown above. In addition, under the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (BASEL III rules), a new “capital conservation buffer” is being phased in through 2019 with different and generally higher limits than the well capitalized limits noted above. This may further restrict dividend and executive bonus distributions, should the Company’s capital ratios fall below the minimums required.

Note 16—Fair Value

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This standard’s fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2—Significant observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3—Significant unobservable inputs that reflect a Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Financial Instruments Required To Be Carried At Fair Value

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Investments. The fair values of securities available-for-sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1) or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2).

Derivatives. The Company’s derivative assets and liabilities are carried at fair value as required by GAAP. The estimated fair values of the derivative assets and liabilities are based on current market prices for similar instruments. The Company has entered into pay-fixed, receive-variable interest rate swap contracts with institutional counterparties to hedge against variability in cash flow attributable to interest rate risk caused by changes in the LIBOR benchmark interest rate on the Company’s fixed rate FHLB advances. The Company is also utilizing interest rate caps as hedges against adverse changes in cash flows on the designated preferred trusts attributable to fluctuations in three-month and six-month LIBOR. It is accounting for the swaps and caps as hedges under ASC 815. Given the meaningful level of secondary market activity for derivative contracts, active pricing is available for similar assets and accordingly, the Company classifies its derivative assets and liabilities as Level 2.

Impaired loans (collateral-dependent). The Company does not record impaired loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect (1) partial write-downs, through charge-offs or specific allowances, that are based on the current appraised or market-quoted value of the underlying collateral or (2) the full charge-off of the loan carrying value. In some cases, the properties for which market quotes or appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable. Fair value estimates for collateral-dependent impaired loans are obtained from real estate brokers or other third-party consultants. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available and such adjustments are typically significant (Level 3). Impaired loans presented in the table below as of December 31, 2018 and 2017, include impaired loans with specific allowances as well as impaired loans that have been partially charged-off.

Other real estate owned. Fair value estimates for foreclosed real estate are obtained from real estate brokers or other third-party consultants (Level 3). When a current appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value as a result of known changes in the market or the collateral and there is no observable market price, such valuation inputs result in a fair value measurement that is categorized as a (Level 3) measurement. To the extent a negotiated sales price or reduced listing price represents a significant discount to an observable market price, such valuation input would result in a fair value measurement that is also considered a (Level 3) measurement.

The following tables provide the hierarchy and fair value for each class of assets and liabilities measured at fair value at December 31, 2018 and 2017. There were no transfers of assets between Level 1 and Level 2 of the fair value hierarchy for the periods presented.

As of December 31, 2018 and 2017, assets and liabilities measured at fair value on a recurring basis are as follows:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
December 31, 2018
Assets
Securities available-for-sale	$—	$357,178	$—	$357,178
Derivative assets	—	999	—	999

	$—	$358,177	$—	$358,177

December 31, 2017
Assets
Securities available-for-sale	$—	$191,802	$—	$191,802
Derivative assets	—	1,091	—	1,091

	$—	$192,893	$—	$192,893

As of December 31, 2018 and 2017, assets measured at fair value on a non-recurring basis are summarized as follows:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
December 31, 2018
Assets
Impaired loans:
Real estate:
One-to-four family	$—	$—	$24	$24
Reverse mortgage	—	—	379	379
Other real estate owned	—	—	31	31

	$—	$—	$434	$434

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
December 31, 2017
Assets
Impaired loans:
Real estate:
One-to-four family	$—	$—	$33	$33
Commercial	—	—	1,506	1,506
Reverse mortgage	—	—	301	301
Other real estate owned	—	—	2,308	2,308

	$—	$—	$4,148	$4,148

Financial Instruments Not Required To Be Carried At Fair Value

FASB ASC Topic 825, Financial Instruments, requires the disclosure of the estimated fair value of financial instruments. The Company’s estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Company could have realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The following tables present information about the Company’s assets and liabilities that are not measured at fair value in the consolidated statements of financial condition as of the dates presented:

	Carrying Amount	Fair Value Measurements Using
		Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
December 31, 2018
Financial assets:
Cash and due from banks	$4,177	$4,177	$—	$—	$4,177
Interest earning deposits	670,243	670,243	—	—	670,243
Securities held-to-maturity	73	—	72	—	72
Loans held-for-investment, net	592,781	—	—	591,315	591,315
Loans held-for-sale	350,636	—	351,115	—	351,115
FHLB and FRB stock	9,660	N/A	N/A	N/A	N/A
Accrued interest receivable	5,770	571	1,430	3,769	5,770

Financial liabilities:
Deposits	$1,678,833	$—	$1,621,138	$—	$1,621,138
Deposits held-for-sale	104,172	—	95,215	—	95,215
Notes payable	4,857	—	4,857	—	4,857
Subordinated debentures	15,802	—	15,414	—	15,414
Accrued interest payable	451	—	451	—	451

	Carrying Amount	Fair Value Measurements Using
		Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
December 31, 2017
Financial assets:
Cash and due from banks	$3,951	$3,951	$—	$—	$3,951
Interest earning deposits	793,717	793,717	—	—	793,717
Securities held-to-maturity	119	—	119	—	119
Loans held-for-investment, net	689,303	—	—	692,025	692,025
Loans held-for-sale	190,392	—	190,392	—	190,392
FHLB and FRB stock	7,352	N/A	N/A	N/A	N/A
Accrued interest receivable	3,910	400	391	3,119	3,910

Financial liabilities:
Deposits	$1,775,146	$—	$1,732,108	$—	$1,732,108
FHLB advances and notes payable	21,000	—	21,000	—	21,000
Subordinated debentures	15,788	—	15,097	—	15,097
Accrued interest payable	447	—	447	—	447

Note 17—Earnings Per Share

The computation of basic and diluted earnings per share is shown below.

	Year Ended December 31,
	2018	2017
	(Dollars in thousands, except per share data)
Basic
Net income	$22,333	$7,643
Weighted average common shares outstanding	16,543	9,224

Basic earnings per common share	$1.35	$0.83

Diluted
Net income	$22,333	$7,643
Weighted average common shares outstanding for basic earnings per common share	16,543	9,224
Add: Dilutive effects of assumed exercise of stock options	480	394

Average shares and dilutive potential common shares	17,023	9,618

Dilutive earnings per common share	$1.31	$0.79

Stock options for 85,000 and 20,000 shares of common stock were not considered in computing diluted earnings per share for the years ended December 31, 2018 and 2017, respectively, because they were anti-dilutive.

Note 18—Shareholders’ Equity

The Company’s Articles of Incorporation, as amended, or Articles authorize the Company to issue up to (i) 125,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), (ii) 25,000,000 shares of Class B Non-Voting Common Stock, par value $0.01 per share (“Class B Non-Voting Common Stock”), and (iii) 10,000,000 shares of Preferred Stock, par value $0.01 per share.

Preferred Stock

The Company, upon authorization of the board of directors, may issue shares of one or more series of preferred stock from time to time. The board of directors may, without any action by holders of Class A and Class B Common Stock or, except as may be otherwise provided in the terms of any series of preferred stock of which there are shares outstanding, holders of preferred stock adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. The board of directors has not designated or established any series of preferred stock. The rights of any series of preferred stock may include, among others, general or special voting rights; preferential liquidation or preemptive rights; preferential cumulative or noncumulative dividend rights; redemption or put rights; and conversion or exchange rights.

Common Stock

Voting. Each holder of Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of our preferred stock. The members of the Company’s board of directors are elected by a plurality of the votes cast. The Company’s Articles expressly prohibit cumulative voting.

Class B Non-Voting Common Stock. Class B Non-Voting Common Stock is non-voting while held by the initial holder with certain limited exceptions. Each share of Class B Non-Voting Common Stock will automatically convert into a share of Class A Common Stock upon certain sales or transfers by the initial holder of such shares including to an unaffiliated third-party and in a widely dispersed public offering. If Class B Non-Voting Common Stock is sold or transferred to an affiliate of the initial holder, the Class B Non-Voting Common Stock would not convert into Class A Common Stock.

In January 2017, 149,500 shares of Class A Common Stock were exchanged by the Company’s shareholders for Class B Non-Voting Common Stock.

On February 23, 2018, the Company completed a private placement of 9.5 million shares of the Company’s Class A common stock, generating gross proceeds of $114.0 million. Costs incurred with the private placement were $6.1 million. Proceeds from this placement funded a stock repurchase of 997,506 shares of Class A and Class B common stock for $11.4 million.

In March 2018, 1,165,000 shares of Class B common stock were sold by the Company’s shareholders and reissued as Class A common stock.

Accumulated Other Comprehensive Income

The Company presents comprehensive income in accordance with FASB ASC Topic 220, Comprehensive Income, that requires the disclosure of comprehensive income or loss and its components. Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale and the change in the fair value of cash flow hedges, net of deferred tax effects, which are also recognized as a separate component of equity.

At December 31, 2017, the company early adopted ASU 2018-02 and reclassified out of accumulated other comprehensive income and into retained earnings $0.2 million of tax benefit that was recorded to income tax expense at December 22, 2017 due to re-measuring to 21% deferred taxes on securities available-for-sale and derivative assets.

The following table shows for the years ended December 31, 2018 and 2017, changes in the balances of each component of accumulated other comprehensive income:

	Unrealized Gains/ (Losses) on Available-for- Sale Securities	Derivative Asset/(Liability)	Accumulated Other Comprehensive Income/(Loss)
	(Dollars in thousands)
Beginning balance, January 1, 2017	$(734)	$(617)	$(1,351)
Current period other comprehensive income before reclassifications	102	235	337
Amounts reclassified to retained earnings from accumulated other comprehensive income	(124)	(79)	(203)

Ending balance, December 31, 2017	(756)	(461)	(1,217)

Current period other comprehensive (loss) income	(1,029)	185	(844)

Ending balance, December 31, 2018	$(1,785)	$(276)	$(2,061)

Note 19—Parent Company Financial Information

Condensed financial information for the Corporation (parent company only) is as follows:

Statements of Financial Condition

	December 31,
	2018	2017
	(Dollars in thousands)
ASSETS
Cash and due from banks	$15,355	$1,871
Interest earning deposits in other banks	—	860

Cash and cash equivalents	15,355	2,731
Investments in subsidiaries	195,872	92,786
Other assets	2,904	1,314

Total assets	$214,131	$96,831

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable	$4,857	$6,000
Subordinated debentures, net	15,802	15,788
Accrued expenses and other liabilities	2,226	1,243

Total liabilities	22,885	23,031
Commitments and contingencies
Preferred stock	—	—
Common stock	178	92
Additional paid-in capital	125,665	29,794
Retained earnings	67,464	45,131
Accumulated other comprehensive loss	(2,061)	(1,217)

Total shareholders’ equity	191,246	73,800

Total liabilities and shareholders’ equity	$214,131	$96,831

Statements of Operations

	Year Ended December 31,
	2018	2017
	(Dollars in thousands)
Total interest income	$27	$23
Interest expense
Notes payable and other	405	448
Subordinated debentures	915	779

Total interest expense	1,320	1,227

Dividends from subsidiaries	525	1,850
Noninterest expense
Salaries and employee benefits	652	398
Occupancy and equipment	61	40
Communications and data processing	89	47
Professional services	848	51
Other general and administrative	65	49

Total noninterest expense	1,715	585

Loss before income taxes and equity in undistributed earnings of subsidiaries	(2,483)	(1,789)
Income tax benefit	(793)	(690)
Equity in undistributed earnings of subsidiaries	24,023	6,892

Net income	$22,333	$5,793

Statements of Cash Flows

	Year Ended December 31,
	2018	2017
	(Dollars in thousands)
Cash flows from operating activities
Net income	$22,333	$7,643
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed earnings of subsidiaries	(24,023)	(6,892)
Other, net	370	339
Changes in operating assets and liabilities:
Other assets	(1,736)	35
Accrued expenses and other liabilities	918	(234)

Net cash (used in) provided by operating activities	(2,138)	891

Cash flows from investing activities
Investments in subsidiaries	(80,000)	—

Net cash used in investing activities	(80,000)	—

Cash flows from financing activities
Proceeds from advances from subsidiaries	12,473	11,551
Repayment of advances from subsidiaries	(12,473)	(11,725)
Payments made on notes payable	(1,143)	(1,143)
Proceeds from issuance of common stock	107,884	—
Payment to repurchase common stock	(11,371)	—
Other, net	(608)	15

Net cash provided by (used in) financing activities	94,762	(1,302)

Net increase (decrease) in cash and cash equivalents	12,624	(411)
Cash and cash equivalents, beginning of year	2,731	3,142

Cash and cash equivalents, end of year	$15,355	$2,731

Note 20—Business Lending Division and Branch Sale

On November 15, 2018, the Company and the Bank entered into a purchase and assumption agreement to sell the Bank’s business lending division and retail branch located in San Marcos, California to HomeStreet Bank. Under the purchase and assumption agreement, HomeStreet Bank has agreed to acquire approximately $123 million of business loans and assume approximately $124 million of deposits (both as of October 31, 2018). HomeStreet Bank has agreed to acquire the loans at par value, plus accrued interest, as of the closing date and will pay deposit premiums based on the deposit type and average deposit balances for the 30 day period up to and including the closing date. Changes in the amount of total deposits and the amount of deposits within each deposit classification may change the financial impact at closing. Furthermore, the amount of loans sold may increase or decrease before closing. At December 31, 2018 the Company had $125.2 million in loans held-for-sale, $0.2 million of fixed assets recorded in premises and equipment, net, $104.2 million in deposits held-for-sale and $0.1 million of deferred lease liability recorded in other liabilities on the statement of financial condition related to the business lending division and San Marcos branch that will be included as part of the sale. Subject to customary closing conditions, including all necessary regulatory approvals, the transaction is expected to be completed in the first quarter of 2019.

GLOSSARY

Application Programming Interface, or API: A packaged set of subroutine definitions, protocols and tools developed to assist our clients in building software that fluidly integrates with Silvergate.

Bitcoin (with capitalization): Bitcoin is used when describing the concept of the entire network. Bitcoin is a consensus network that enables a new payment system and a completely digital currency. It is the first decentralized peer-to-peer payment network that is powered by its users with no central authority, in which transactions are verified by nodes through cryptography and recorded in a public distributed ledger called a blockchain. The nodes are rewarded for validating transactions through the issuance of new units of the digital currency (bitcoin) and fees paid through the network.

bitcoin (without capitalization): bitcoin is used to describe bitcoin as the unit of account.

Blockchain: A digital ledger on which digital currency transactions are recorded chronologically and publicly for all included parties.

Digital currency: Payment method which exists only in electronic form and is not tangible, can only be transferred between entities or users with the help of technology like computers and the internet, and facilitates borderless transfer of ownership as well as instantaneous transactions.

Exchange: A business that allows customers to trade digital currencies or digital currencies for other assets, such as conventional fiat money, or different digital currencies.

Fiat currency: Paper money or coins made legal tender by a government.

Fintech: Refers to a variety of emerging technologies and innovative technology-based business models focused on the financial services industry.

Silvergate Exchange Network, or SEN: An innovative, market leading product that enables the movement of U.S. dollars in virtually real-time (24 hours a day, 7 days a week, 365 days a year) between Silvergate accounts and participating exchanges via our online banking system or our API.

Stablecoin: A digital currency that has a mechanism in place to minimize its price fluctuations. The most common method of achieving price stability is to peg the price of the digital currency to a more stable asset, such as the U.S. dollar, which is usually held as collateral for the digital currency. Stablecoins are typically used as a medium of exchange and as a price-stable store of value.

Wallet: A secure software program used to store, send, and receive digital currency.

A-1

             Shares

SILVERGATE CAPITAL CORPORATION

Class A Common Stock

Prospectus

                    , 2019

Barclays

Keefe, Bruyette & Woods

A Stifel Company

Through and including                 , 2019 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all costs and expenses, other than the underwriting discount, in connection with the sale of shares of our common stock being registered. We will pay for such costs and expenses. All amounts shown are estimates, except for the SEC registration fee, the FINRA filing fee and the New York Stock Exchange listing fee:

SEC registration fee		$6,060
FINRA filing fee		$8,000
New York Stock Exchange listing fees and expenses		$25,000
Transfer agent and registrar fees and expenses	$	*
Printing fees and expenses	$	*
Legal fees and expenses	$	*
Underwriter expenses	$	*
Accounting expenses	$	*
Miscellaneous expenses	$	*

Total	$	*

*	To be furnished by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 9 of the Articles of Incorporation, as amended, of Silvergate Capital Corporation, or the Corporation, sets forth the circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 9. Indemnification of Officers, Directors, Employees and Agents.

A. Personal Liability of Directors. A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director except to the extent that by law a director’s liability for monetary damages may not be limited.

B. Indemnification. The Corporation shall indemnify to the extent permitted under Maryland law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

C. Advancement of Expenses. Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding described in Section B of Article 9 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

D. Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 9 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

E. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of Article 9.

F. Security Fund. Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in Article 9.

G. Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in Article 9 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 9, and no amendment or termination of any trust or other fund created pursuant to Section F of this Article 9, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

H. Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision of Article 9, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervener or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.

The Maryland General Corporation Law provides, in pertinent part, as follows:

2-418 INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.—

(a) Definitions.

(1) In this section the following words have the meanings indicated.

(2) “Corporation” includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(3) “Director” means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, other enterprise, or employee benefit plan.

(4) “Expenses” include attorney’s fees.

(5) (i) “Official capacity” means:

1. When used with respect to a director, the office of director in the corporation; and

2. When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

(ii) “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

(6) “Party” includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(7) “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

(b) Permitted indemnification of a director.

(1) A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

(i) The act or omission of the director was material to the matter giving rise to the proceeding;

1. Was committed in bad faith; or

2. Was the result of active and deliberate dishonesty; or

(ii) The director actually received an improper personal benefit in money, property, or services; or

(iii) In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

(2) (i) Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses incurred by the director in connection with the proceeding.

(ii) However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

(3) (i) The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

(ii) The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttal presumption that the director did not meet that standard of conduct.

(4) A corporation may not indemnify a director or advance expenses under this section for a proceeding brought by that director against the corporation, except:

(i) For a proceeding brought to enforce indemnification under this section; or

(ii) If the charter or bylaws of the corporation, a resolution of the board of directors of the corporation, or an agreement approved by the board of directors of the corporation to which the corporation is a party expressly provide otherwise.

(c) No indemnification of director liable for improper personal benefit.—A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

(d) Required indemnification against expenses incurred in successful defense.—Unless limited by the charter:

(1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding, claim, issue, or matter in which the director has been successful.

(2) A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

(i) If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

(ii) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection

(b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

(3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director’s liability took place.

(e) Determination that indemnification is proper.—

(1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

(2) Such determination shall be made:

(i) By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

(ii) By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (I) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

(iii) By the shareholders.

(3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in paragraph (2)(ii) of this subsection for selection of such counsel.

(4) Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

(f) Payment of expenses in advance of final disposition of action.—

(1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

(i) A written affirmation by the director of the director’s good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

(ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(2) The undertaking required by paragraph (1)(ii) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

(3) Payments under this subsection shall be made as provided by the charter, bylaws or contract or as specified in subsection (e)(2) of this section.

(g) Validity of indemnification provision.—The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of shareholders of directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(h) Reimbursement of director’s expenses incurred while appearing as witness.—This section does not limit the corporation’s power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

(i) Director’s service to employee benefit plan.—For purposes of this section:

(1) The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director’s duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan:

(2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and

(3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director’s duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

(j) Officer, employee or agent.—Unless limited by the charter:

(1) An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d) of this section;

(2) A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

(3) A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors or contract.

(k) Insurance or similar protection.—

(1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

(2) A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.

(3) The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

(l) Report of indemnification to shareholders.—Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the shareholders with the notice of the next shareholders’ meeting or prior to the meeting.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended, or the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Within the past three years, the Corporation has engaged in the following transactions that were not registered under the Securities Act:

(1)

In the past three years, the Corporation has granted (i) a net total of 109,500 stock options pursuant to the Corporation’s 2018 Equity Compensation Plan, or the 2018 Plan (114,000 stock options granted; 4,500 options surrendered), and (ii) a net total of 30,000 stock options pursuant to the Corporation’s 2010 Equity Compensation Plan (30,000 stock options granted; no options surrendered), as of June 30, 2019. No underwriter or placement agent was involved in the issuance or sale of any of these securities, and no underwriting discounts or commissions were paid. The issuance and sale of the securities described above were made in reliance upon exemptions from registration requirements under Section 4(a)(2) of the Securities Act and pursuant to Rule 701 promulgated under the Securities Act as a transaction by an issuer not involving any public offering and pursuant to benefit plans and contracts relating to compensation.

(2)

On February 26, 2018, the Corporation issued 9,500,000 shares of the Corporation’s Class A Common Stock for a purchase price of $114 million in the aggregate. Keefe, Bruyette & Woods, A Stifel Company, and Compass Point Research & Trading, LLC acted as placement agents for this transaction. The aggregate commission for the placement agents for this transaction was $5,700,000. The securities issued in this transaction were issued under an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits: The list of exhibits set forth under “Exhibit Index” at the end of this registration statement is incorporated herein by reference.

(b)	Financial Statement Schedules: None.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

NUMBER	DESCRIPTION

1.1	Form of Underwriting Agreement*

3.1	Articles of Incorporation, as amended(1)

3.2	Amended and Restated Bylaws(1)

4.1	Specimen Class A Common Stock certificate(1)

4.2	Specimen Class B Non-Voting Common Stock certificate(1)

4.3	Form of Investor Rights Agreement, dated February 22, 2018(1)

4.4	Form of Investor Rights Agreement, dated February 23, 2015(1)

4.5	Form of Investor Rights Agreement, dated August 20, 2014(1)

4.6	Form of Investor Rights Agreement, dated September 7, 2011(1)

The other instruments defining the rights of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the SEC upon request.

5.1	Opinion of Holland & Knight LLP*

10.1	Silvergate Capital Corporation 2018 Equity Compensation Plan(1)(2)

10.2	Form of Restricted Stock Award Agreement under the Silvergate Capital Corporation 2018 Equity Compensation Plan(2)*

10.3	Form of Stock Option Award Agreement under the Silvergate Capital Corporation 2018 Equity Compensation Plan(2)*

10.4	Form of Stock Appreciation Right Award Agreement under the Silvergate Capital Corporation 2018 Equity Compensation Plan(2)*

10.5	Silvergate Capital Corporation 2010 Equity Compensation Plan(1)(2)

10.6	Form of Stock Option Award Agreement under the Silvergate Capital Corporation 2010 Equity Compensation Plan(1)(2)

10.7	Employment Agreement, effective January 1, 2018, by and among Silvergate Capital Corporation, Silvergate Bank and Alan J. Lane(1)(2)

10.8	Long Term Bonus Agreement, effective May 2, 2014, by and between Silvergate Bank and Dennis S. Frank(1)(2)

10.9	Change in Control Severance Agreement, dated September 29, 2005, by and among Silvergate Capital Corporation, Silvergate Bank and Derek J. Eisele(1)(2)

21.1	Subsidiaries of Silvergate Capital Corporation(1)

23.1	Consent of Holland & Knight LLP (contained in Exhibit 5.1)*

23.2	Consent of Crowe LLP

24.1	Power of attorney(1)

*	To be filed by amendment.
(1)	Previously filed.
(2)	Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in La Jolla, California, on the 15th day of August, 2019.

SILVERGATE CAPITAL CORPORATION

By:	/s/ Alan J. Lane
Alan J. Lane
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature		Title	Date
By:	/s/ Alan J. Lane Alan J. Lane	President, Chief Executive Officer and Director (Principal Executive Officer)	August 15, 2019

By:	/s/ Kellie VavRosky Kellie VavRosky	Executive Vice President and Interim Chief Financial Officer (Principal Financial and Accounting Officer)	August 15, 2019

By:	* Dennis S. Frank	Chairman of the Board of Directors	August 15, 2019

By:	* Robert C. Campbell	Director	August 15, 2019

By:	* Derek J. Eisele	Vice Chairman of the Board of Directors	August 15, 2019

By:	* Paul D. Colucci	Director	August 15, 2019

By:	* Karen F. Brassfield	Director	August 15, 2019

By:	* Scott A. Reed	Director	August 15, 2019

By:	* Thomas C. Dircks	Director	August 15, 2019

By:	* Martin S. Friedman	Director	August 15, 2019

By:	/s/ John M. Bonino John M. Bonino Attorney-In-Fact		August 15, 2019